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Filed pursuant to Rule 424(b)(3)
Registration No. 333-171381

February 25, 2011

Dear Shareholder:

                  On behalf of the Board of Directors (the "Alcon Board") of Alcon, Inc. ("Alcon"), we would like to invite you to the Annual General Meeting of Alcon Shareholders to be held at 3:30 p.m. Central European Time on April 7, 2011 to consider and vote upon, among other items described in the enclosed Notice of Annual General Meeting, a proposal to approve the merger agreement that Alcon signed with Novartis AG ("Novartis") on December 14, 2010. Following completion of the merger of Alcon with and into Novartis under art. 4 para. 1 lit. a of the Swiss Federal Act on Mergers, Demergers, Conversion and Transfer of Assets and Liabilities (the "Swiss Merger Act"), Alcon will become the new eye care division of Novartis.

                  As defined and described in more detail under "The Merger Agreement and the Merger—Merger Consideration" below, in the merger, each common share of Alcon, par value CHF 0.20 per share (an "Alcon share"), will be converted into the right to receive consideration valued at $168 in accordance with the provisions of the merger agreement, including up to 2.8 shares of Novartis, nominal value CHF 0.50 per share ("Novartis shares"). If 2.8 Novartis shares are valued at less than $168, each Alcon share will be converted into the right to receive (i) 2.8 Novartis shares, (ii) an additional number of Novartis shares equal to 2.8 multiplied by the lesser of (x) the amount of any cash dividend with respect to one Novartis share declared or paid after the date of the merger agreement and on or prior to completion and (y) the amount by which $60 exceeds the value of one Novartis share, in each case divided by the value of one Novartis share and (iii) a cash-settled non-transferable put option that, when exercised by the election and exchange agent on the completion date in accordance with the merger agreement, will entitle the holder of such Alcon share to receive an amount in cash equal to the amount by which $168 exceeds the value of the total number of Novartis shares to be delivered under (i) and (ii) in respect of an Alcon share. You may elect to receive Novartis shares or an equal number of Novartis ADSs. Each Novartis ADS represents one Novartis share. If you make no election and the registered address associated with your Alcon shares is in Switzerland, you will receive Novartis shares, provided that you furnish appropriate account details and transfer instructions to the election and exchange agent by 4:00 p.m. Eastern Time on March 31, 2011. If you make no election and the registered address associated with your Alcon shares is outside Switzerland or you do not furnish appropriate account details and transfer instructions to the election and exchange agent by 4:00 p.m. Eastern Time on March 31, 2011, you will receive Novartis ADSs in lieu of Novartis shares. The Novartis share value for the purpose of determining the composition of the Merger Consideration (as defined below under "The Merger Agreement and the Merger—Merger Consideration") will be determined in accordance with the provisions of the merger agreement by calculating the daily volume-weighted average Novartis share prices on the SIX Swiss Exchange (the "SIX") for each of the 10 trading days prior to the annual general meeting of Alcon shareholders, by converting such daily volume-weighted average prices from Swiss francs into US dollars at the prevailing US dollar/Swiss franc exchange rate on each such trading day (less, for any such trading day prior to the applicable ex-dividend date, the value in US dollars of any Novartis cash dividend declared or paid after the date of the merger agreement and on or prior to the effective time of the merger) and by using the resulting daily volume-weighted US dollar prices to calculate a volume-weighted average price for the Novartis shares. Novartis will deliver up to an aggregate of 215 million Novartis shares to Alcon shareholders in connection with the merger.

                  The Novartis shares are listed on the SIX under the symbol "NOVN". The Novartis ADSs are listed on the New York Stock Exchange (the "NYSE") under the symbol "NVS". The closing price of a Novartis ADS on the NYSE on February 23, 2011, the last practicable date prior to the filing with the Securities and Exchange Commission ("SEC") of the registration statement in which this prospectus is included, was $57.26. The Alcon shares are currently listed on the NYSE under the symbol "ACL". The Alcon shares will be delisted upon completion of the merger. The closing price of the Alcon shares on the NYSE on February 23, 2011 was $165.39.

                  The Alcon Board, by actions taken without the participation of two directors who recused themselves (Mr. Kevin Buehler, who recused himself because he has received an employment offer to be Head of the Novartis eye care division after completion of the proposed merger, and Dr. Daniel Vasella, who recused himself because of his status as Chairman of Novartis) and one director who had participated in the unanimous recommendation of the Independent Director Committee of the Alcon Board, has unanimously approved among the directors participating and declared advisable the merger agreement and the transactions contemplated thereby and has determined that the merger agreement and the transactions contemplated thereby are fair to and are advisable and in the best interests of the unaffiliated Alcon shareholders. The Alcon Board reached its conclusion after (i) consultation with its independent legal and financial advisors and (ii) receiving the unanimous recommendation of the Independent Director Committee of the Alcon Board. The Alcon Board therefore recommends by unanimous decision among directors participating that you vote "FOR" the approval of the merger agreement.

                  Approval of the merger agreement requires 2/3 of the votes represented at the annual general meeting of Alcon shareholders. Novartis currently owns approximately 78% of the outstanding Alcon shares and has agreed in the merger agreement, subject to certain conditions, to vote in favor of the approval of the merger agreement.

                  Approval of the proposed merger also requires 2/3 of the votes represented at a general meeting of shareholders of Novartis, which will be held on April 8, 2011.

                  This prospectus provides Alcon shareholders with detailed information about the annual general meeting of Alcon shareholders and the merger. You can also obtain information from publicly available documents filed with or furnished to the SEC by Novartis and Alcon. We encourage you to read this entire document carefully. In particular, you should carefully consider the section entitled "Risk Factors" beginning on page 96.

                  We look forward to the successful combination of Alcon and Novartis.

Very sincerely yours,

Alcon, Inc.

Dr. Daniel Vasella Chairman	Elaine Whitbeck, Esq. Corporate Secretary and General Counsel

                  Neither the SEC nor any state securities regulator has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This prospectus is dated February 25, 2011 and is expected to first be mailed to Alcon shareholders on March 7, 2011.

i

              THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT NOVARTIS AND ALCON FROM DOCUMENTS FILED WITH OR FURNISHED TO THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ("SEC") THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS.

              YOU CAN OBTAIN ANY OF THE DOCUMENTS FILED WITH OR FURNISHED TO THE SEC BY NOVARTIS OR ALCON, AS THE CASE MAY BE, AT NO COST FROM THE SEC'S WEBSITE AT WWW.SEC.GOV. YOU MAY ALSO REQUEST COPIES OF THESE DOCUMENTS,

INCLUDING DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, AT NO COST BY CONTACTING EITHER NOVARTIS OR ALCON, AS THE CASE MAY BE. PLEASE SEE "WHERE YOU CAN FIND MORE INFORMATION" AND "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" ON PAGE 163 AND 164, RESPECTIVELY, FOR MORE DETAILS.

              IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE ANNUAL GENERAL MEETING OF ALCON SHAREHOLDERS, YOU SHOULD MAKE YOUR REQUEST TO NOVARTIS OR ALCON, AS THE CASE MAY BE, NO LATER THAN MARCH 31, 2011, OR FIVE TRADING DAYS PRIOR TO THE ANNUAL GENERAL MEETING OF ALCON SHAREHOLDERS.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 7, 2011

              Notice is hereby given that the annual general meeting of the shareholders of Alcon, Inc., a company organized under the laws of Switzerland ("Alcon"), will be held on April 7, 2011, beginning at 3:30 p.m. Central European Time, at Institut für Finanzdienstleistungen Zug, Grafenauweg 10, CH-6304 Zug, Switzerland for the following purposes, as more fully described in this prospectus:

    1.
    To approve the merger agreement, dated as of December 14, 2010, entered into by and between Alcon and Novartis AG, a company organized under the laws of Switzerland.

    2.
    To approve the 2010 Business Report (Geschäftsbericht), including the operating review (Jahresbericht), the Swiss statutory financial statements of Alcon, Inc. (Jahresrechnung) and the consolidated financial statements of Alcon, Inc. and its subsidiaries (Konzernrechnung).

    3.
    To grant discharge to the current and former members of the Board of Directors of Alcon for their term of office from January 1, 2010 up to April 1, 2011.

    4.
    To re-elect KPMG AG, Zug, Switzerland as Auditors for the period between the annual general meeting of Alcon shareholders and the completion of the merger of Alcon with and into Novartis.

    5.
    To re-elect Dr. Daniel Vasella, Mr. Cary R. Rayment, Mr. Thomas G. Plaskett, Dr. Enrico Vanni and Mr. Norman Walker as members of the Alcon Board for the period between the annual general meeting of Alcon shareholders and the completion of the merger of Alcon with and into Novartis.

              You can vote your shares by marking your choices on the enclosed proxy card, and then signing, dating and mailing it in the enclosed envelope or by following the Internet or telephone voting instructions on the proxy card. Using any of these methods, you authorize Alcon as proxy holder to vote your shares as you specified. If you authorize Alcon to vote your shares without giving any instructions, your shares will be voted in accordance with the proposals of the Board of Directors of Alcon (the "Alcon Board") with regard to the agenda items listed on the agenda, including in favor of the approval of the merger agreement. If new proposals (other than those on the agenda) are put forth before the meeting, the Alcon representative will vote your shares in accordance with the position of the Alcon Board. Proxy forms must be sent to Alcon in the enclosed envelope, arriving no later than April 1, 2011.

              If you are a registered Alcon shareholder, you may also authorize the independent representative, Ms. Andrea Hodel, Attorney-At-Law, Zug, Switzerland, with full rights of substitution, to vote your shares on your behalf. Ms. Hodel's address is: Industriestrasse 13c, CH-6304 Zug, Switzerland. If you authorize the independent representative to vote your shares without giving instructions, your shares will be voted in accordance with the proposals of the Alcon Board with regard to the agenda items listed on the agenda, including in favor of the approval of the merger agreement. If new proposals (other than those on the agenda) are put forth before the meeting, the independent representative will abstain from voting your shares with regards to any such new proposals. Proxy cards authorizing the independent representative to vote your shares on your behalf must be sent to Alcon in the enclosed envelope or directly to the independent representative, arriving no later than April 1, 2011.

              Alternatively, if you are a registered Alcon shareholder, you may choose to attend the meeting and vote in person, or appoint a proxy of your choice to vote at the meeting for you. The proxy need not be an Alcon shareholder. If you choose to attend the meeting in person, or appoint a proxy to attend on your behalf, your shares can only be voted at the meeting. To select one of these options, please mark the appropriate box on the enclosed proxy card, sign it and return it to Alcon in the enclosed envelope, arriving no later than April 1, 2011.

              If you are a beneficial owner and hold your shares through a broker or custodian, you are requested to instruct your broker or custodian as to how to vote your shares using the instruction form provided to you by such custodian or broker. You may also instruct your broker or custodian to authorize the independent representative to vote your shares. Alternatively, if you wish to vote in person then you need to:

    a)
    obtain a proxy from your broker or other custodian authorizing you to vote the shares held for you by that broker or custodian, and request an admission card using the proxy; or

    b)
    become a registered Alcon shareholder no later than March 18, 2011, and request an admission card by that date.

              Each Alcon shareholder wishing to attend the meeting in person must present his/her admission card before 3:15 p.m. Central European Time on April 7, 2011, at one of the control offices at the meeting location for validation. Doors open at 2:30 p.m. Central European Time. Registered Alcon shareholders who have appointed Alcon or the independent representative as a proxy and beneficial owners who have not obtained a proxy from their broker or custodian may not attend the meeting in person or send an alternate proxy of their choice to represent them at the meeting.

              Please note that Alcon shareholders who have sold their shares before the date of the annual general meeting of Alcon shareholders are not entitled to vote or participate in the meeting.

QUESTIONS AND ANSWERS ABOUT THE MERGER

              The following are some questions that you may have regarding the merger and brief answers to those questions. Novartis urges you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the merger. Additional important information is also contained in the documents incorporated by reference into this prospectus. Please see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on page 163 and 164, respectively.

              References in this prospectus to "Alcon" refer to Alcon, Inc., a company organized under the laws of Switzerland, and, unless the context otherwise requires, to its affiliates (other than Novartis). References in this prospectus to "Novartis" refer to Novartis AG, a company organized under the laws of Switzerland, and, unless the context otherwise requires, to its affiliates (other than Alcon).

Q:
Why am I receiving this document and proxy card?

A:
You are receiving this document and the enclosed proxy card because, as of the relevant record date, you owned common shares of Alcon, par value CHF 0.20 per share ("Alcon shares"). Alcon has entered into a merger agreement with Novartis pursuant to which, if approved by the Alcon shareholders and the shareholders of Novartis, Alcon will merge with Novartis. This document describes a proposal to approve the merger agreement on which Alcon would like you to vote. This document also gives you information about Alcon and Novartis and other background information so that you can make an informed investment decision.

Q:
What will happen to Alcon as a result of the merger?

A:
If the merger is completed, Alcon will merge with and into Novartis and will cease to exist as a separate company. Following the completion of the merger, Alcon will become the new eye care division of Novartis.

Q:
What will I receive in the merger?

A:
As defined and described in more detail below under "The Merger Agreement and the Merger—Merger Consideration", in the merger, each Alcon share will be converted into the right to receive consideration valued at $168 in accordance with the provisions of the merger agreement, including up to 2.8 shares of Novartis, nominal value CHF 0.50 per share ("Novartis shares"). If 2.8 Novartis shares are valued at less than $168, each Alcon share will be converted into the right to receive (i) 2.8 Novartis shares, (ii) an additional number of Novartis shares equal to 2.8 multiplied by the lesser of (x) the amount of any cash dividend with respect to one Novartis share declared or paid after the date of the merger agreement and on or prior to completion and (y) the amount by which $60 exceeds the value of one Novartis share, in each case divided by the value of one Novartis share and (iii) a cash-settled non-transferable put option that, when exercised by the election and exchange agent on the completion date in accordance with the merger agreement, will entitle the holder of such Alcon share to receive an amount in cash equal to the amount by which $168 exceeds the value of the total number of Novartis shares to be delivered under (i) and (ii) in respect of an Alcon share. You may elect to receive Novartis shares or an equal number of Novartis ADSs. Each Novartis ADS represents one Novartis share. If you make no election and the registered address associated with your Alcon shares (which may be the address of a broker or custodian if you hold your shares through a brokerage or custodial account or a book-entry facility) is in Switzerland, you will receive Novartis shares, provided that you furnish appropriate account details and transfer instructions to the election and exchange agent by 4:00 p.m. Eastern Time on March 31, 2011. If you make no election and the registered address associated with your Alcon shares (which may be the address of a broker or custodian if you hold your shares through a brokerage or custodial account or a book-entry facility such as The Depository Trust

  Company "DTC") is outside of Switzerland or you do not furnish appropriate account details and transfer instructions to the election and exchange agent by 4:00 p.m. Eastern Time on March 31, 2011, you will receive Novartis ADSs in lieu of Novartis shares. The Novartis share value for the purpose of determining the composition of the Merger Consideration (as defined below under "The Merger Agreement and the Merger—Merger Consideration") will be determined in accordance with the provisions of the merger agreement by calculating the daily volume-weighted average Novartis share prices on the SIX Swiss Exchange (the "SIX") for each of the 10 days on which trading occurs on the SIX prior to the annual general meeting of Alcon shareholders, converting such daily volume-weighted average prices from Swiss francs into US dollars at the prevailing US dollar/Swiss franc exchange rate on each such trading day (less, for any such trading day prior to the applicable ex-dividend date, the value in US dollars of any Novartis cash dividend declared or paid after the date of the merger agreement and on or prior to the effective time of the merger) and by using the resulting daily volume-weighted US dollar prices to calculate a volume-weighted average price for the Novartis shares.

  The following table illustrates the hypothetical number of Novartis shares or Novartis ADSs and the hypothetical cash amount that shareholders of Alcon would receive under the terms of the merger agreement for each Alcon share based on a range of hypothetical Novartis share values:

Hypothetical Merger Consideration per Alcon Share

Hypothetical Novartis Share Value(1)	Base Number of Novartis Shares / Novartis ADSs(2)	Dividend Equivalent Number of Novartis Shares / Novartis ADSs(2)(3)		Total Number of Novartis Shares / Novartis ADSs(3)		Put Option Cash Value(4)	Maximum Number of Novartis Shares to be Delivered (millions)(5)
$56.00	2.8000	0.1162	(6)	2.9162	(6)	$4.69	224
$58.00	2.8000	0.0966	(6)(7)	2.8966	(6)(7)	$0.00	222
$60.00	2.8000	0.0000		2.8000		$0.00	215
$62.00	2.7097	0.0000		2.7097		$0.00	208
    (1)
    The "Novartis Share Value" is a volume-weighted average price calculated over a 10 trading day period ending on the last date prior to the annual general meeting of Alcon shareholders. It will be determined in accordance with the provisions of the merger agreement, as described under "The Merger Agreement and the Merger—Merger Consideration" below.
    (2)
    Does not reflect payment of cash consideration in lieu of fractional Novartis shares or Novartis ADSs.
    (3)
    If the Novartis Share Value is less than $60, a number of additional Novartis shares will be issued equal to 2.8 times the lesser of (x) the value of any dividends paid on Novartis shares after the date of the merger agreement and prior to completion of the merger or (y) $60 minus the Novartis Share Value, in each case divided by the Novartis Share Value. Please see "The Merger Agreement and the Merger—Merger Consideration" below. For example, if the Novartis Share Value is $56 and Novartis pays a dividend of $2.32 prior to completion of the merger, 2.8 × $2.32 / $56, or 0.1162 additional Novartis shares will be issued.
    (4)
    Upon exercise of cash-settled put options by the election and exchange agent, Alcon shareholders will receive an amount in cash equal to the amount by which $168 exceeds the value (based on the Novartis Share Value) of the total number of Novartis shares or Novartis ADSs to be delivered for each Alcon share listed under the column "Total Number of Novartis Shares / Novartis ADSs".
    (5)
    Reflects the total number of Novartis shares or Novartis ADSs to be delivered for each Alcon share listed under the column "Total Number of Novartis Shares / Novartis ADSs"

      multiplied by the estimated 76.8 million Alcon shares outstanding immediately prior to completion of the merger as described in "Notes to the unaudited IFRS pro forma Condensed Combined Income Statement—Adjustments arising from the merger—Impact related to consolidated equity".

    (6)
    Assumes that Novartis pays a dividend of $2.32 per Novartis share prior to completion of the merger, the US dollar value of the 2010 Novartis Annual Dividend of CHF 2.20 proposed by the Novartis board on January 27, 2011, converted into US dollars at a rate of CHF 1.00 = $1.0566, as quoted by Bloomberg on such date.
    (7)
    Because in this example $60 minus the Novartis Share Value is less than the assumed US dollar value of the 2010 Novartis Annual Dividend, the number of dividend equivalent shares is limited to 2.8 × $2 / $58.

The actual Novartis Share Value used to determine the Merger Consideration may be greater than or less than the values expressed in the table above. Please see also "Risk Factors—The consideration received by Alcon shareholders may be less than $168 because the market value of the Novartis shares to be delivered in the merger could fluctuate between the date of the annual general meeting of Alcon shareholders and the completion date of the merger" on page 96.

Q:
What is an American Depositary Share (ADS)?

A:
An American Depositary Share ("ADS") is an ownership interest in the securities of a non-US company deposited at a custodian bank. Each Novartis ADS represents one Novartis share. For a description of the Novartis ADSs, please see "Description of the Novartis American Depositary Shares" beginning on page 152.

Q:
How do I elect whether to receive Novartis shares or Novartis ADSs?

A:
If your Alcon shares are held in registered form, you will receive in a separate mailing an election form, which you should read carefully. You must send your completed and executed election form together with any share certificates, if applicable, as described in the instructions contained in the election form, to elect the form of merger consideration that you will receive.

DO NOT SEND YOUR ELECTION FORM OR YOUR STOCK CERTIFICATES WITH YOUR PROXY. IN ORDER TO BE CONSIDERED VALID, YOUR ELECTION FORM MUST BE RECEIVED BY THE ELECTION AND EXCHANGE AGENT BY 4:00 P.M. EASTERN TIME ON MARCH 31, 2011, THE DATE THAT IS FIVE TRADING DAYS PRIOR TO THE DATE OF THE ANNUAL GENERAL MEETING OF ALCON SHAREHOLDERS.

If your Alcon shares are held in a brokerage or other custodial account or through a book-entry facility such as DTC, you may not be able to make an election. In particular, you may automatically receive Novartis ADSs as part of your Merger Consideration if your Alcon shares are held through DTC. You will receive or should seek instructions from the institution holding your Alcon shares, advising you if you will be able to make an election and, if so, of the procedures for making your election and delivering your Alcon shares. Any instructions must be given to your broker or custodian sufficiently in advance of the election deadline for record holders in order to allow your broker or custodian sufficient time to cause the record holder of your Alcon shares to make an election as described above. For more information about the procedure for the exchange of your Alcon shares, please see "The Merger Agreement and the Merger—Exchange of Alcon Shares and Option to Receive Novartis ADSs" on page 110.

Q:
Can I still sell my Alcon shares after I have made an election?

A:
It depends. IF YOUR ALCON SHARES ARE REPRESENTED BY A PHYSICAL SHARE CERTIFICATE OR IF YOU HOLD YOUR ALCON SHARES THROUGH A BROKER OR CUSTODIAN, YOU MAY NOT BE ABLE TO SELL YOUR ALCON SHARES AFTER YOU HAVE MADE AN ELECTION AND MAY HAVE TO WAIT UNTIL YOU RECEIVE THE MERGER CONSIDERATION FOR YOUR ALCON SHARES.

Q:
Can I make one election for some of my Alcon shares and another election for the rest?

A:
No. You may not elect to receive a combination of Novartis shares and Novartis ADSs. You may only do one of the following:

•
elect to receive Novartis shares for all of the Alcon shares that you hold in an account;

•
elect to receive Novartis ADSs for all of the Alcon shares that you hold in an account; or

•
make no election for all of the Alcon shares that you hold in an account.

If your Alcon shares are held in a brokerage or other custodial account or through a book-entry facility such as DTC, you may not be able to make an election. In particular, you may automatically receive Novartis ADSs as part of your Merger Consideration if your Alcon shares are held through DTC. You will receive or should seek instructions from the institution holding your Alcon shares advising you if you will be able to make an election and, if so, of your options and of the procedures for making your election.

Q:
What happens if I don't make an election to receive either Novartis shares or Novartis ADSs?

A:
If you make no election and the registered address associated with your Alcon shares (which may be the address of a broker or custodian if you hold your Alcon shares through a brokerage or custodial account or a book-entry facility) is in Switzerland, your Alcon shares will be converted into Novartis shares, provided that you furnish appropriate account details and transfer instructions to the election and exchange agent by 4:00 p.m. Eastern Time on March 31, 2011. If you make no election and the registered address associated with your Alcon shares (which may be the address of a broker or custodian if you hold your Alcon shares through a brokerage or custodial account or a book-entry facility such as DTC) is outside Switzerland or you do not furnish appropriate account details and transfer instructions to the election and exchange agent by 4:00 p.m. Eastern Time on March 31, 2011, your Alcon shares will be converted into Novartis ADSs. If your Alcon shares are held in a brokerage or other custodial account, consult the broker or custodian associated with such account to determine the registered address associated with your Alcon shares.

Q:
Can I withdraw my election?

A:
NO. YOU MAY NOT WITHDRAW A VALID ELECTION.

Q:
How should I send in my Alcon share certificates?

A:
If your Alcon shares are held in certificated form and you do not make an election, then you must keep your Alcon share certificates until after the closing, when you will receive a letter of transmittal describing how you may exchange your Alcon share certificates for the Merger Consideration. If your Alcon shares are held in certificated form and you do make an election, you will be required to send your Alcon share certificates to the election and exchange agent as described in the instructions on the election form. DO NOT SEND YOUR ALCON SHARE CERTIFICATES OR ELECTION FORM WITH YOUR PROXY CARD. If your Alcon shares are held in a brokerage or other custodial account, you will receive instructions from the entity where your Alcon shares are so held, advising you of the procedures for delivering your Alcon shares.

Q:
If the merger is completed, will my Novartis shares or Novartis ADSs be "listed" for trading?

A:
Yes. The Novartis shares are listed on the SIX under the symbol "NOVN". The Novartis ADSs are listed on the New York Stock Exchange (the "NYSE") under the symbol "NVS".

Q:
When will I receive the Merger Consideration?

A:
Assuming the merger is completed, the election and exchange agent will deliver Novartis shares or Novartis ADSs (depending on your election or according to the registered address associated with your Alcon shares if you make no election) and any cash (upon the exercise of the put options or as consideration for fractional Novartis shares or Novartis ADSs), either (i) as promptly as practicable, if you hold your Alcon shares in book-entry form or have previously surrendered your Alcon share certificates in connection with a valid election, or (ii) after receipt by the election and exchange agent of your Alcon share certificate and properly completed letter of transmittal, if you hold your Alcon shares in certificated form and have not previously surrendered your Alcon share certificates in connection with a valid election. For more information about the procedure for the exchange of your Alcon shares, please see "The Merger Agreement and the Merger—Exchange of Alcon Shares and Option to Receive Novartis ADSs" on page 110.

Q:
Will I receive fractional interests in Novartis shares or Novartis ADSs?

A:
You will not receive fractional Novartis shares or fractional Novartis ADSs in connection with the merger if your Alcon shares are registered in your name. You will receive cash consideration to the extent you are entitled to fractions of Novartis shares or Novartis ADSs in exchange for your Alcon shares. Your fractional entitlement to Novartis shares or Novartis ADSs will be combined with those of the other Alcon shareholders and subsequently be sold on your behalf and on behalf of such other Alcon shareholders on the SIX, in the case of Novartis shares, or on the NYSE, in the case of Novartis ADSs. The sale of such fractional entitlements will occur within three trading days after the completion of the merger. You will receive cash consideration corresponding to the proceeds of the sale of your fractional entitlement to a Novartis share or Novartis ADS.

If you are a beneficial owner and your Alcon shares are held in "street name" by a broker or custodian, you should consult with your broker or custodian as to whether or not you may receive fractional interests in Novartis shares or Novartis ADSs.

Q:
Will I have to pay brokerage commissions?

A:
You will not have to pay brokerage commissions as a result of the exchange of your Alcon shares for Novartis shares or Novartis ADSs in the merger if your Alcon shares are registered in your name in the Alcon share register. If your Alcon shares are held through a bank or broker or a custodian linked to a stock exchange, you should consult with them as to whether or not they charge any transaction fee or service charges in connection with the merger.

Q:
Are Alcon shareholders able to exercise appraisal rights?

A:
Yes, if your Alcon shares are registered in your name, you can exercise your appraisal rights under Article 105 of the Swiss Merger Act by filing a suit against Novartis with a Swiss civil court either in the Swiss Canton of Zug (the place of incorporation of Alcon) or in the Swiss Canton of Basel-Stadt (the place of incorporation of Novartis). The suit must be filed within two months after the merger has been published in the Swiss Official Gazette of Commerce. An appraisal suit can be filed by shareholders who voted against the merger, who have abstained from voting, or who have not participated in the shareholders meeting approving the merger. A shareholder who has voted in favor of the approval of the merger agreement may not be able to file a suit. If such a suit is filed, the court will determine the amount of compensation, if any. If a claim by one or more shareholders of either company is successful, all of the shareholders of that company who held shares at the time of the completion of the merger would receive a payment. The filing of an appraisal suit does not prevent completion of the merger.

If you are a beneficial owner and your Alcon shares are held in "street name" by a broker or custodian, you should consult with your broker or custodian. For more information about appraisal rights, please see "Special Factors—Appraisal Rights" on page 93.

Q:
What are the consequences of voting against the merger in connection with the exercise of appraisal rights?

A:
None. Voting against the merger will have no negative consequences with respect to the exercise of appraisal rights by those Alcon shareholders voting against the merger. Alcon shareholders voting against the merger may file an appraisal suit against Novartis, but will receive the Merger Consideration for their Alcon shares at the same time as any other Alcon shareholders, irrespective of whether or not they exercise their appraisal rights under Article 105 of the Swiss Merger Act as described above.

Q:
When is the merger expected to be completed?

A:
The merger is currently expected to be completed in the first half of 2011; however, the merger will not be completed before the merger agreement is approved by 2/3 of the votes represented at the annual general meeting of Alcon shareholders as described in this prospectus and by 2/3 of the votes represented at an extraordinary general meeting of shareholders of Novartis to be held on April 8, 2011 and certain other conditions specified in the merger agreement are satisfied. Novartis currently owns approximately 78% of the outstanding Alcon shares and has agreed in the merger agreement, subject to certain conditions, to vote in favor of the approval of the merger agreement.

Q:
What are the Swiss and US federal income tax consequences of the merger to Alcon shareholders?

A:
The characterization of the merger from a US federal income tax perspective is not clear. The question essentially turns on whether the acquisition by Novartis from Nestlé of its initial 25% non-controlling interest in Alcon in 2008 and the subsequent acquisition of a 52% controlling majority interest in Alcon on August 25, 2010 for cash should be integrated with the merger as part of a single plan. If the transactions were integrated then there would not be sufficient "continuity of interest", and the merger could not qualify as a tax-free reorganization under Section 368(a) of the US Internal Revenue Code of 1986, as amended (the "Code"). Novartis acquired both its initial 25% interest in Alcon and the 52% controlling interest pursuant to a Purchase and Option Agreement (as defined below) between Novartis and Nestlé. As described in more detail under "Special Factors—Background of the Merger", Novartis acquired the 52% controlling interest in Alcon following exercise by Novartis, at the earliest possible date, of its call option under the Purchase and Option Agreement. The Purchase and Option Agreement also granted Nestlé an option to put its remaining 52% controlling interest in Alcon to Novartis, subject to the terms of the Purchase and Option Agreement. These facts, among other things, support integrating the acquisition transactions from a tax perspective. On the other hand, the acquisition by Novartis of the initial 25% interest in Alcon occurred in 2008, and there was no legal requirement that either Novartis or Nestlé exercise their respective options under the Purchase and Option Agreement. This could support an argument that the initial 25% interest of Novartis in Alcon should be treated as "old and cold". If it was so treated, that 25% interest, together with the Novartis shares to be delivered to the non-controlling minority Alcon shareholders in connection with the merger, should satisfy the "continuity of interest" requirement, and the merger should then qualify as a tax-free reorganization. While the matter is not free from doubt, Novartis intends to treat the merger as a taxable transaction.

From a Swiss tax perspective, although the merger has no direct tax consequences on the merging companies, the merger will result in a gain in nominal value, corresponding to the excess of the aggregate nominal value of Novartis shares issued to Alcon shareholders over the aggregate nominal value of the Alcon shares tendered. In the merger agreement, Novartis has agreed to pay and bear the Swiss withholding tax on such gain in nominal value. Payments made under the put option, if any, are also subject to Swiss withholding tax.

Because the tax consequences of the merger will depend in part on your particular facts and circumstances, you should consult your own tax advisor regarding the appropriate characterization of the merger and the specific tax consequences to you. For more information on the material US federal income tax consequences and the material Swiss income tax consequences of the merger, including information with respect to the possible availability of a refund of withholding taxes paid and related tax reclaim services provided by Globe Tax Services, Inc., please see "Special Factors—Tax Considerations" beginning on page 86.

Q:
What is the purpose of the discharge resolution?

A:
Under Swiss statutory law, the Alcon Board may seek discharge from the Alcon shareholders. If discharge is granted, the corporation and those Alcon shareholders who have voted in favor of discharge cannot assert any claims based on Swiss corporation law for directors' liability with respect to matters then known to the Alcon shareholders. The right to assert liability claims still exists, however, with respect to matters not known to the Alcon shareholders on the date on which discharge was granted. In other words, all Alcon shareholders—whether or not they voted in favor of discharge—can still assert claims against former directors if additional facts come to light (as a result of subsequent audits or otherwise) after the granting of discharge.

The Alcon Board proposes that discharge be granted to the current and former members of the Alcon Board for their term of office from January 1, 2010 up to April 1, 2011 (the last date on which Alcon shareholders may give voting instructions for the annual general meeting of Alcon shareholders).

Q:
Who can vote?

A:
Alcon shareholders who are registered in the Alcon share register on March 1, 2011, will receive the proxy card and admission card directly from the share registrar of Alcon. Beneficial owners of shares and Alcon shareholders registered in the Alcon share register as of March 1, 2011, are entitled to vote and may participate in the annual general meeting of Alcon shareholders unless they sell their Alcon shares before April 7, 2011. Persons who have ACQUIRED shares after March 1, 2011, but on or before March 18, 2011, will receive the proxy card and admission card shortly before the meeting. Alcon shareholders who have acquired Alcon shares after March 18, 2011 may not attend the annual general meeting of Alcon shareholders. Alcon shareholders who have SOLD their Alcon shares before April 7, 2011 are not entitled to vote or participate in the annual general meeting of Alcon shareholders.

Q:
How can I vote?

A:
You can vote your Alcon shares by marking your choices on the enclosed proxy card, and then signing, dating and mailing it in the enclosed envelope or by following the Internet or telephone voting instructions on the proxy card. Using any of these methods, you authorize Alcon to vote your Alcon shares as you specified. If you authorize Alcon to vote your Alcon shares without giving any instructions, your Alcon shares will be voted in accordance with the proposals of the Alcon Board with regard to the agenda items listed on the agenda for the annual general meeting of Alcon shareholders included in this prospectus, including in favor of the approval of the merger agreement. If new proposals (other than those on the agenda) are put forth before the annual general meeting of Alcon shareholders, the Alcon representative will vote your Alcon shares in accordance with the position of the Alcon Board. Proxy forms must be sent to Alcon in the enclosed envelope, arriving no later than April 1, 2011.

If you are a registered Alcon shareholder, you may also authorize the independent representative, Ms. Andrea Hodel, Attorney-At-Law, Zug, Switzerland, with full rights of substitution, to vote your Alcon shares on your behalf. Ms. Hodel's address is: Industriestrasse 13c, CH-6304 Zug, Switzerland. If you authorize the independent representative to vote your Alcon shares without giving instructions, your Alcon shares will be voted in accordance with the proposals of the Alcon Board with regard to the agenda items listed on the agenda for the annual general meeting of Alcon shareholders included in this prospectus, including in favor of the approval of the merger agreement. If new proposals (other than those on the agenda) are put forth before the annual general meeting of Alcon shareholders, the independent representative will abstain from voting your Alcon shares with regard to any such new proposals. Proxy cards authorizing the independent representative to vote your Alcon shares on your behalf must be sent to Alcon in the enclosed envelope or directly to the independent representative, arriving no later than April 1, 2011.

If you are a registered Alcon shareholder, you may also choose to attend the annual general meeting of Alcon shareholders and vote in person, or appoint a proxy of your choice to vote at the meeting for you. The proxy need not be an Alcon shareholder. If you choose to attend the annual general meeting of Alcon shareholders in person, or appoint a proxy to attend on your behalf, your Alcon shares can only be voted at the annual general meeting of Alcon shareholders. To select one of these options, please complete the attendance portion of the enclosed proxy card and return it to Alcon in the enclosed envelope, arriving no later than April 1, 2011.

Q:
If my Alcon shares are held in "street name" by my broker, will my broker vote my Alcon shares for me?

A:
If you are a beneficial owner and your Alcon shares are held in "street name" by a broker or custodian, you will receive or should seek instructions from the broker or custodian holding your Alcon shares concerning how to instruct your broker or custodian as to how to vote your Alcon shares. You may also instruct your broker or custodian to authorize the independent representative to vote your Alcon shares. Alternatively, if you wish to vote in person then you need to:

•
obtain a proxy from your broker or other custodian authorizing you to vote the Alcon shares held for you by that broker or custodian, and request an admission card using the proxy; or

•
become a registered Alcon shareholder no later than March 18, 2011, and request an admission card by that date.

Q:
What does it mean if I get more than one proxy card?

A:
It means you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards or vote all your Alcon shares online or by telephone to ensure that all your Alcon shares are voted.

Q:
How can I attend the annual general meeting of Alcon shareholders in person?

A:
The annual general meeting of Alcon shareholders will be held on April 7, 2011, beginning at 3:30 p.m. Central European Time, at Institut für Finanzdienstleistungen Zug, Grafenauweg 10, CH-6304 Zug, Switzerland. If you wish to attend the annual general meeting of Alcon shareholders in person you must present your admission card before 3:15 p.m. Central European Time on April 7, 2011, at one of the control offices at the meeting location for validation. Doors open at 2:30 p.m. Central European Time.

REGISTERED ALCON SHAREHOLDERS WHO HAVE APPOINTED ALCON OR THE INDEPENDENT REPRESENTATIVE AS A PROXY AND BENEFICIAL OWNERS WHO HAVE NOT OBTAINED A PROXY FROM THEIR BROKER OR CUSTODIAN MAY NOT ATTEND THE ANNUAL GENERAL MEETING OF ALCON SHAREHOLDERS IN PERSON OR SEND AN ALTERNATE PROXY OF THEIR CHOICE TO REPRESENT THEM AT THE ANNUAL GENERAL MEETING OF ALCON SHAREHOLDERS.

Q:
What happens if I do not indicate my preference for or against approval of the merger agreement?

A:
If you submit a proxy without specifying the manner in which you would like your Alcon shares to be voted, your Alcon shares will be voted in accordance with the proposal of the Alcon Board.

If you submit your proxy and specify to abstain from voting on the approval of the merger agreement by marking the respective box on the proxy, your instruction will have the same effect as a vote "AGAINST" the approval of the merger agreement.

Q:
What happens if I do not return a proxy card or otherwise vote?

A:
If you do not submit your proxy or instruct your broker or custodian to vote your Alcon shares, and you do not vote in person at the annual general meeting of Alcon shareholders, your Alcon shares will be left unvoted.

If your Alcon shares are held in "street name" by a broker or custodian, your broker or custodian will leave your Alcon shares unvoted unless you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your Alcon shares. This ensures that your Alcon shares will be voted at the annual general meeting of Alcon shareholders.

Q:
What shareholder approvals are required to approve the merger agreement?

A:
Approval of the merger agreement requires 2/3 of the votes represented at the annual general meeting of Alcon shareholders. Novartis currently owns approximately 78% of the outstanding Alcon shares and has agreed in the merger agreement, subject to certain conditions, to vote in favor of the approval of the merger agreement. Therefore, Novartis holds the voting power necessary to approve the merger agreement at the Alcon level without the support of any other Alcon shareholder.

In addition, the merger agreement must also be approved by 2/3 of the votes represented at an extraordinary meeting of the shareholders of Novartis to be held on April 8, 2011.

Q:
Does the Alcon Board recommend the approval of the merger agreement?

A:
Yes. The Alcon Board, by actions taken without the participation of two directors who recused themselves (Mr. Kevin Buehler, who recused himself because he has received an employment offer to be Head of the Novartis eye care division after completion of the proposed merger, and Dr. Daniel Vasella, who recused himself because of his status as Chairman of Novartis) and one director who had participated in the unanimous recommendation of the Independent Director Committee of the Alcon Board (the "Independent Director Committee"), has carefully considered the proposed merger and unanimously recommends that you vote in favor of the merger agreement.

For additional information regarding the factors and reasons considered by the Alcon Board and the board of directors of Novartis (the "Novartis Board") in approving the merger, the manner in which the Alcon Board and the Novartis Board made their decision, including the decision of certain members of the Alcon Board to abstain from voting and the interest of certain directors and their affiliates in the merger, please see "Special Factors" beginning on page 34.

Q:
What do I need to do now?

A:
VOTING: You are urged to carefully read this prospectus, including its annexes and the documents incorporated by reference into this prospectus. You may also want to review the documents referenced under "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on page 163 and 164, respectively, and consult with your accounting, legal and tax advisors. Once you have considered all relevant information, you are encouraged to vote by proxy so that your Alcon shares are represented at the annual general meeting of Alcon shareholders. You can vote your Alcon shares by marking your choices on the enclosed proxy card, and then signing, dating and mailing it in the enclosed envelope or by following the Internet or telephone voting instructions on the proxy card.

You should return your proxy card or vote online or by telephone whether or not you plan to attend the annual general meeting of Alcon Shareholders. If you plan to attend, you may revoke your proxy at any time before it is voted and vote in person if you wish.

If you hold your Alcon shares in "street name" through a broker or custodian, you must instruct your broker or custodian as to how to vote your Alcon shares using the instructions provided to you by your broker or custodian.

ELECTION: If you are a registered Alcon shareholder, you will receive in a separate mailing an election form. To make an election as to whether you would like to receive Novartis shares or Novartis ADSs, you must send in your completed election form together with any share certificates, if applicable, to the election and exchange agent by 4:00 p.m. Eastern Time on March 31, 2011, the date that is five trading days prior to the date of the annual meeting of Alcon shareholders. If your Alcon shares are held in a brokerage or custodial account or through a book-entry facility such as DTC, you may not be able to make an election. In particular, you may automatically receive Novartis ADSs as part of your Merger Consideration if your Alcon shares are held through DTC. You will receive or should seek instructions from the institution holding your Alcon shares, advising you if you will be able to make an election and, if so, of the procedures for making your election and delivering your Alcon shares. DO NOT SEND YOUR ELECTION FORM OR YOUR SHARE CERTIFICATES WITH YOUR PROXY.

Q:
Can I change my vote after I have mailed my signed proxy?

A:
Yes, you can change your vote at any time before April 1, 2011, the last date on which Alcon shareholders may give voting instructions for the annual general meeting of Alcon shareholders. Your final instructions must arrive at the address indicated below on that date. You can send a written notice stating that you would like to revoke your proxy, or you can complete and submit a new proxy bearing a later date. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to Alcon at Alcon, Inc., c/o BNY Mellon Shareowner Services, P.O. Box 3531, S. Hackensack, NJ 07606-9231. If you give proxy instructions by telephone or the Internet, these instructions must be given no later than 11:59 p.m. Eastern Time on March 31, 2011. Finally, you can attend the annual general meeting of Alcon shareholders and vote in person. Attendance at the annual general meeting of Alcon shareholders will not in and of itself constitute revocation of a proxy. PLEASE NOTE THAT IF YOU HAVE APPOINTED ALCON OR THE INDEPENDENT REPRESENTATIVE AS A PROXY AND IF YOU HAVE NOT REVOKED SUCH PROXY YOU MAY NOT ATTEND THE ANNUAL GENERAL MEETING OF ALCON SHAREHOLDERS IN PERSON OR SEND A PROXY OF YOUR CHOICE TO THE ANNUAL GENERAL MEETING OF ALCON SHAREHOLDERS.

Q:
Who can help answer my questions?

A:
If you have any further questions about the merger or if you need additional copies of this prospectus or the enclosed proxy card, you can contact:

    Alcon Laboratories, Inc.
    Investor Relations
    6201 South Freeway, MCT7-5
    Fort Worth, Texas 76134-2099
    USA
    Tel: +1 800 400 8599
    E-mail: investor.relations@alconlabs.com

    Novartis International AG
    Investor Relations
    P.O. Box
    CH-4002 Basel
    Switzerland
    Tel: +41 61 324 79 44
    Fax: +41 61 324 84 44
    E-mail: investor.relations@novartis.com

    Novartis Corporation
    Investor Relations
    One South Ridgedale Avenue
    East Hanover, NJ 07936
    USA
    Tel: +1 212 307 1122
    Fax: +1 212 830 2405
    E-mail: investor.relations@novartis.com

Q:
Where can I find more information about the companies?

A:
You can find more information about Novartis and Alcon in the documents described under "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on page 163 and 164, respectively.

SUMMARY

              This summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire prospectus and the other documents to which Novartis refers you, including in particular the copies of the merger agreement, the opinion of Credit Suisse AG ("Credit Suisse"), the opinion of Greenhill & Co., LLC ("Greenhill") and the opinion of Lazard Frères & Co. LLC ("Lazard") that are attached to this prospectus and incorporated by reference into this prospectus. Please see also "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on page 163 and 164, respectively. Novartis has included page references parenthetically to direct you to a more complete description of many of the topics presented in this summary.

Novartis AG

              Novartis AG was incorporated on February 29, 1996 under the laws of Switzerland as a stock corporation (Aktiengesellschaft) with an indefinite duration. On December 20, 1996, the predecessor companies of Novartis, Ciba-Geigy and Sandoz, merged into this new entity, creating Novartis. Novartis is domiciled in and governed by the laws of Switzerland. Its registered office is located at Lichtstrasse 35, 4056 Basel, Switzerland, and its telephone number is +41 61 324 1111.

              Novartis AG is a holding company which owns, directly or indirectly, all significant operating companies of the Novartis Group. The Novartis Group is a multinational group of companies specializing in the research, development, manufacturing and marketing of a broad range of healthcare products led by innovative pharmaceuticals and provides healthcare solutions that address the evolving needs of patients and societies worldwide. Its broad portfolio includes innovative medicines, preventive vaccines and diagnostic tools, generic pharmaceuticals and consumer health products.

              The Novartis Group's businesses are organized in four global operating divisions:

  •
  Pharmaceuticals: Innovative patent-protected prescription medicines

  •
  Vaccines and Diagnostics: Human vaccines and blood-testing diagnostics

  •
  Sandoz: Generic pharmaceuticals

  •
  Consumer Health: OTC (over-the-counter medicines), Animal Health and CIBA Vision (contact lenses and lens-care products)

              The Novartis shares are listed in Switzerland on the SIX under the symbol "NOVN" and the Novartis ADSs are listed on the NYSE under the symbol "NVS". Novartis employed 119,418 full-time equivalent associates, including 16,700 Alcon associates, as of December 31, 2010 and has operations in approximately 140 countries around the world.

Alcon, Inc.

              The entity that is now Alcon, Inc. was originally incorporated in Switzerland in 1971 as Société Fromagère Nestlé S.A., and, after a change of its name to Alcon Universal S.A. in 1978, was registered in the Commercial Register of the Canton of Zug on March 13, 1992. Effective on December 21, 2001, Alcon changed its name to Alcon, Inc. Alcon's principal executive offices are located at Bösch 69, P.O. Box 62, 6331, Hünenberg, Switzerland, and its telephone number is +41 41 785 8888. Alcon's principal United States offices are located at 6201 South Freeway, Fort Worth, Texas 76134-2099. The telephone number at those offices is +1 817 293 0450 and the fax number is +1 817 568 7111.

              Alcon is a research and development driven, global medical specialty company predominantly focused on eye care. Alcon develops, manufactures and markets pharmaceuticals, surgical equipment and devices and consumer eye care products to treat primarily diseases and disorders of the eye. Alcon's broad range of products represents one of the strongest portfolios in the ophthalmic industry.

              The Alcon shares are listed on the NYSE under the symbol "ACL". Alcon employed approximately 16,700 full-time employees as of December 31, 2010. Currently, Alcon's products are sold in over 180 countries.

Risk Factors (page 96)

              An investment in Novartis shares or Novartis ADSs involves risks, some of which are related to the merger. In considering the proposed merger, you should carefully consider the information about these risks set forth under "Risk Factors" beginning on page 96, together with the other information included or incorporated by reference in this prospectus.

The Annual General Meeting of Alcon Shareholders (page 100)

              The annual general meeting of Alcon shareholders will be held on April 7, 2011, beginning at 3:30 p.m. Central European Time. The purposes of the annual general meeting of Alcon shareholders are:

    1.
    To approve the merger agreement, dated as of December 14, 2010, entered into by and between Alcon and Novartis.

    2.
    To approve the 2010 Business Report (Geschäftsbericht), including the operating review (Jahresbericht), the Swiss statutory financial statements of Alcon, Inc. (Jahresrechnung) and the consolidated financial statements of Alcon, Inc. and its subsidiaries (Konzernrechnung).

    3.
    To grant discharge to the current and former members of the Alcon Board for their term of office from January 1, 2010 up to April 1, 2011.

    4.
    To re-elect KPMG AG, Zug, Switzerland as Auditors for the period between the annual general meeting of Alcon shareholders and the completion of the merger of Alcon with and into Novartis.

    5.
    To re-elect Dr. Daniel Vasella, Mr. Cary R. Rayment, Mr. Thomas G. Plaskett, Dr. Enrico Vanni and Mr. Norman Walker as members of the Alcon Board for the period between the annual general meeting of Alcon shareholders and the completion of the merger of Alcon with and into Novartis.

Item 1

              The Alcon Board, by actions taken without the participation of two directors who recused themselves (Mr. Kevin Buehler, who recused himself because he has received an employment offer to be Head of the Novartis eye care division after completion of the proposed merger, and Dr. Daniel Vasella, who recused himself because of his status as Chairman of Novartis) and one director who had participated in the unanimous recommendation of the Independent Director Committee, has unanimously approved the merger and unanimously recommends that Alcon shareholders vote "FOR" the approval of the merger agreement.

Item 2

              The Alcon Board proposes that the 2010 Business Report (Geschäftsbericht), including the operating review (Jahresbericht), the Swiss statutory financial statements of Alcon, Inc. (Jahresrechnung) and the consolidated financial statements of Alcon, Inc. and its subsidiaries (Konzernrechnung), be approved.

Item 3

              The Alcon Board proposes that discharge be granted to the current and former members of the Alcon Board for their term of office from January 1, 2010 up to April 1, 2011, the last date on which Alcon shareholders may give voting instructions for the annual general meeting of Alcon shareholders.

Item 4

              The Alcon Board proposes that KPMG AG, Zug, Switzerland ("KPMG AG"), be re-elected as Auditors for the period between the annual general meeting of Alcon shareholders and the completion of the merger of Alcon with and into Novartis.

Item 5

              The Alcon Board proposes that each of Dr. Daniel Vasella, Mr. Cary R. Rayment, Mr. Thomas G. Plaskett, Dr. Enrico Vanni and Mr. Norman Walker be re-elected to the Alcon Board for the period between the annual general meeting of Alcon shareholders and the completion of the merger of Alcon with and into Novartis.

Vote Required; Voting Agreements; Novartis Ownership

              Approval of the merger agreement requires 2/3 of the votes represented at the annual general meeting of Alcon shareholders. Novartis currently owns approximately 78% of the outstanding Alcon shares and has agreed in the merger agreement, subject to certain conditions, to vote in favor of the approval of the merger agreement and the grant of discharge. Approval of the Alcon 2010 Business Report, approval of the discharge, re-election of KPMG AG as Auditors and re-election of the members of the Alcon Board require a majority of the votes represented at the annual general meeting of Alcon shareholders.

Alcon Shareholders Entitled to Vote; Admission Cards/Voting Material

              Alcon shareholders who are registered in the Alcon share register on March 1, 2011, will receive the proxy and admission form (including the voting material) directly from the Alcon share registrar. Beneficial owners of Alcon shares held by a broker or custodian will receive an instruction form from their broker or custodian with directions on how to instruct the broker or custodian to vote their Alcon shares. Beneficial owners who wish to attend the annual general meeting of Alcon shareholders in person are requested to obtain a proxy from their broker or custodian that authorizes them to vote the Alcon shares held for them by the broker or custodian, and to request an admission card using the proxy.

              Beneficial owners of Alcon shares and Alcon shareholders registered in the Alcon share register as of March 1, 2011, are entitled to vote and may participate in the annual meeting of Alcon shareholders unless they sell their Alcon shares before the annual general meeting of Alcon shareholders takes place. Each Alcon share carries one vote. As of February 23, 2011, there were 302,371,030 Alcon shares outstanding and entitled to be voted upon at the annual general meeting of Alcon shareholders.

              Persons who have acquired Alcon shares after March 1, 2011, but on or before March 18, 2011, will receive the proxy card and admission card shortly before the annual general meeting of Alcon shareholders. Alcon shareholders who have acquired Alcon shares after March 18, 2011 may not attend the annual general meeting of Alcon shareholders. Alcon shareholders who have sold their Alcon shares before April 7, 2011 are not entitled to vote or participate in the annual general meeting of Alcon shareholders.

The Merger Agreement and the Merger (page 106)

              On December 14, 2010, Novartis and Alcon entered into the merger agreement, which provides for the merger of Alcon with and into Novartis, with Novartis continuing as the surviving corporation. A copy of the merger agreement is attached as Annex A to this prospectus. You are encouraged to read the entire merger agreement carefully because it is the principal legal document governing the merger.

Novartis Reasons for the Merger (page 50)

              The purpose of the merger is for Novartis to acquire the remaining outstanding Alcon shares that Novartis does not currently own. In unanimously approving the merger agreement and the merger, in addition to those discussed below, Novartis considered a variety of factors in favor of the merger. Among other things, Novartis believes that:

  •
  Alcon strategically complements the healthcare portfolio of Novartis, adding the additional growth platform of eye care.

  •
  The eye care sector offers significant growth opportunities underpinned by the increasing unmet needs of emerging markets and an aging population. The Alcon and Novartis eye care portfolios address a broad range of these unmet needs.

  •
  Novartis and Alcon have complementary pharmaceutical portfolios for diseases in the front and back areas of the eye as well as strong global brands in lens care. Alcon is a global leader in ophthalmic surgical products, while Novartis has a broad contact lens portfolio and advanced eye care technologies and an early pipeline of innovative ophthalmic medicines.

  •
  The merger is expected to provide a number of opportunities for Novartis and Alcon to create greater value for shareholders:

  •
  offer a more compelling product portfolio for patients around the world;

  •
  capitalize on strengthened R&D capabilities;

  •
  accelerate expansion into high-growth regions;

  •
  benefit from co-promotion opportunities; and

  •
  leverage combined and increased purchasing volume.

  •
  Alcon and Novartis have attractive global activities in eye care, each offering their own competitive positions in highly complementary segments. Aligning these strengths will result in offering even more products that make a difference for patients around the world. The new eye care division that Novartis intends to establish following completion of the merger will have enhanced opportunities to accelerate expansion in high-growth regions, generate greater value from combined product portfolios and capitalize on strengthened R&D capabilities.

  •
  Annual cost synergies following completion of full ownership are anticipated to be $300 million.

              The Novartis Board has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby and has determined that the merger agreement and the transactions contemplated thereby are fair to and are advisable and in the best interests of the shareholders of Novartis.

Opinion of Credit Suisse (page 51)

              Credit Suisse rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated December 14, 2010, to the Novartis Board, to the effect that, as of December 14, 2010 and based upon and subject to the factors and assumptions set forth in the written opinion, the Merger Consideration was fair to Novartis from a financial point of view. A copy of the full text of Credit Suisse's written opinion is attached to this document as Annex B. You are encouraged to read this opinion carefully in its entirety.

              Credit Suisse provided its opinion for the information of the Novartis Board in connection with its consideration of the merger, and Credit Suisse's opinion does not constitute advice or a recommendation to any shareholder of any party as to how such shareholder should vote or act on any matter relating to the merger or otherwise. Credit Suisse's opinion addresses only the fairness, from a financial point of view, to Novartis of the Merger Consideration and does not address any other aspect or implication of the merger, including, without limitation, the structure or implementation of the merger or the structure of the Merger Consideration, or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the Merger Consideration or otherwise.

Alcon Reasons for the Merger; Recommendation of the Alcon Board as to Fairness of the Merger (page 61)

              In reaching its decision to approve the merger agreement and the merger, the Alcon Board consulted with Alcon's management and legal and financial advisors regarding strategic, legal, operational and financial aspects of the transaction and received the unanimous recommendation of the Independent Director Committee. In the course of reaching its unanimous decision among directors participating to approve the merger agreement, the Alcon Board considered a variety of factors in favor of approving the merger agreement and the merger. Among other things, Alcon believes:

  •
  The merger agreement and the merger are fair and are advisable and in the best interests of the unaffiliated Alcon shareholders.

  •
  The merger will allow the unaffiliated Alcon shareholders to participate in future synergies resulting from the merger while holding shares in a company that is not controlled by a single shareholder.

  •
  The merger will end the speculation caused by the existing ownership structure regarding Novartis acquiring the Minority Shares (as defined below), which has been a distraction to the business and the employees of Alcon.

  •
  The merger will create a stronger eye care business with broader commercial reach and enhanced capabilities to develop more new and innovative eye care products that address unmet clinical needs in eye care.

  •
  The merger is expected to yield a number of benefits to Alcon and its employees and customers, including:

  •
  increased commercial capability to accelerate sales growth and support for Alcon's customers;

  •
  expanded ability to develop innovative eye care products that reach the market faster;

  •
  greater patient and market access to advanced technologies;

    •
    enhanced product development and branding opportunities in contact lenses and solutions; and

    •
    cost efficiencies that can be reinvested in research and other growth opportunities.

  •
  The merger will allow Alcon to benefit from the global commercial capabilities of Novartis across multiple healthcare product categories. This includes reimbursement and market access capabilities that can be leveraged to accelerate Alcon's growth around the world, such as enhanced market access for advanced technology intraocular lenses in Europe. Alcon and Novartis together will also be better positioned to capture growth and market share in numerous geographic markets, especially in emerging markets where there is high growth potential.

  •
  The new eye care division that Novartis proposes to create following completion of the merger will combine Alcon's in-depth scientific knowledge of eye disease and clinical experience with the broad-based research capabilities and resources of Novartis. This will allow for an expanded commitment to research and development activities in eye care with the goal of increasing new product discovery and development productivity to generate differentiated products to sustain and accelerate growth. This is expected to translate into more new products for eye care professionals and their patients and increased opportunities for market penetration in key market segments.

  •
  Following completion of the merger, the combined company will be better positioned to capitalize on commercial opportunities to develop and brand contact lenses collaboratively with contact lens solutions, with the goal of capturing new patients and increasing the number of patients that use contact lenses to correct their vision.

              The Alcon Board, by actions taken without the participation of two directors who recused themselves (Mr. Kevin Buehler, who recused himself because he has received an employment offer to be Head of the Novartis eye care division after completion of the proposed merger, and Dr. Daniel Vasella, who recused himself because of his status as Chairman of Novartis) and one director who had participated in the unanimous recommendation of the Independent Director Committee, and after receiving the unanimous recommendation of the Independent Director Committee, has approved and declared advisable the merger agreement and the transactions contemplated thereby and has determined that the merger agreement and the transactions contemplated thereby are fair to and are advisable and in the best interests of the unaffiliated Alcon shareholders, in each case, by a unanimous decision of the directors participating. The Independent Director Committee and the Alcon Board each reached their conclusion after consultation with their own respective independent legal and financial advisors. The Alcon Board therefore recommends by unanimous decision among directors participating that you vote "FOR" the approval of the merger agreement.

              For additional information regarding the factors and reasons considered by the Alcon Board and the Novartis Board in approving the merger, the manner in which the Alcon Board and the Novartis Board made their decision, including the decisions of certain members of the Alcon Board to abstain from voting and the interest of certain directors and their affiliates in the merger, please see "Special Factors" beginning on page 34.

Opinions of Alcon's Financial Advisors

Opinion of Lazard Frères & Co. LLC (page 65)

              In connection with the merger, on December 14, 2010, Alcon's investment banker, Lazard, rendered its oral opinion to Alcon's board of directors, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the Merger Consideration (as defined in the merger agreement) to be paid to holders of Alcon shares (other than Alcon, Novartis and their respective affiliates) in the merger was fair, from a financial point of view, to such holders.

              The full text of Lazard's written opinion, dated December 14, 2010, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion is attached to this prospectus as Annex C and is incorporated into this prospectus by reference. We encourage you to read Lazard's opinion, and the section "Special Factors—Opinion of Lazard Frères & Co. LLC" beginning on page 65, carefully and in its entirety. Lazard's opinion was directed to Alcon's board of directors for the information and assistance of Alcon's board of directors in connection with its evaluation of the merger and only addressed the fairness, from a financial point of view, to the holders of Alcon shares (other than Alcon, Novartis and their respective affiliates) of the Merger Consideration to be paid to such holders in the merger as of the date of Lazard's opinion. Lazard's opinion did not address any other aspect of the merger and was not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any matter relating thereto.

Opinion of Greenhill (page 75)

              On December 14, 2010, Greenhill rendered its oral opinion to the Independent Director Committee, subsequently confirmed in writing, that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the Merger Consideration to be received by the holders of the Alcon shares (other than Novartis) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

              The full text of Greenhill's written opinion dated December 14, 2010, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this prospectus. We encourage you to read Greenhill's opinion, and the section "Special Factors—Opinion of Greenhill" beginning on page 75, carefully and in its entirety. The summary of Greenhill's opinion in this prospectus is qualified in its entirety by reference to the full text of the opinion. Greenhill's written opinion was addressed to the Independent Director Committee for the information of the Independent Director Committee in connection with its consideration of the merger agreement, and it was not a recommendation to the Independent Director Committee as to whether it should approve the merger or the merger agreement, nor does it constitute a recommendation as to whether the Alcon shareholders should approve the merger agreement or take any other action with respect to the merger at any meeting of the shareholders convened in connection with the merger. Greenhill was not requested to opine as to, and its opinion did not in any manner address, Alcon's underlying business decision to proceed with or effect the merger.

Merger Consideration (page 106)

              As defined and described in more detail under "The Merger Agreement and the Merger—Merger Consideration" below, in the merger, each Alcon share will be converted into the right to receive consideration valued at $168 in accordance with the provisions of the merger agreement, including up to 2.8 Novartis shares. If 2.8 Novartis shares are valued at less than $168, each Alcon share will be converted into the right to receive (i) 2.8 Novartis shares, (ii) an additional number of Novartis shares equal to 2.8 multiplied by the lesser of (x) the amount of any cash dividend with respect to one Novartis share declared or paid after the date of the merger agreement and on or prior to completion and (y) the amount by which $60 exceeds the value of one Novartis share, in each case divided by the value of one Novartis share and (iii) a cash-settled non-transferable put option that, when exercised by the election and exchange agent on the completion date in accordance with the merger agreement, will entitle the holder of such Alcon share to receive an amount in cash equal to the amount by which $168 exceeds the value of the total number of Novartis shares to be delivered under (i) and (ii) in respect of an Alcon share. Alcon shareholders may elect to receive Novartis shares or an equal number of Novartis ADSs. Each Novartis ADS represents one Novartis share. Alcon shareholders who make no election and whose registered address (which may be the address of a broker or custodian if the relevant Alcon shares are held through a brokerage or custodial account or a book-entry facility) is in Switzerland will receive Novartis shares, provided that such Alcon shareholders furnish appropriate account details and transfer instructions to the election and exchange agent by 4:00 p.m. Eastern Time on March 31, 2011. Alcon shareholders who make no election and whose registered address (which may be the address of a broker or custodian if such Alcon shares are held through a brokerage or custodial account or a book-entry facility such as DTC) is outside Switzerland or for which the election and exchange agent has not received appropriate account details or transfer instructions by 4:00 p.m. Eastern Time on March 31, 2011, will receive Novartis ADSs in lieu of Novartis shares. The Novartis share value for the purpose of determining the composition of the Merger Consideration will be determined in accordance with the provisions of the merger agreement by calculating the daily volume-weighted average Novartis share prices on the SIX for each of the 10 trading days prior to the annual general meeting of Alcon shareholders, by converting such daily volume-weighted average prices from Swiss francs into US dollars at the prevailing US dollar/Swiss franc exchange rate on each such trading day (less, for any such trading day prior to the applicable ex-dividend date, the value in US dollars of any Novartis cash dividend declared or paid after the date of the merger agreement and on or prior to the effective time of the merger) and by using the resulting daily volume-weighted US dollar prices to calculate a volume-weighted average price for the Novartis shares. Alcon shareholders will receive cash for any fractional Novartis shares or Novartis ADSs that they would otherwise receive in the merger. Assuming for the purposes of illustration that the Novartis Share Value is $60, then, following the merger, Alcon shareholders (other than Novartis) would own approximately 8% of Novartis on a fully diluted basis.

Conditions to the Completion of the Merger (page 116)

              Novartis and Alcon are obligated to complete the merger only if the following conditions are satisfied:

  •
  approval of the merger agreement and all related resolutions at the shareholder meetings of Alcon and Novartis;

  •
  the registration statement on Form F–4 containing this prospectus has been declared effective under the Securities Act of 1933, as amended (the "Securities Act") and the SEC has not taken any action to suspend effectiveness;

  •
  the SIX and the NYSE have approved the listing of any newly issued Novartis shares and Novartis ADSs, respectively, issued in connection with the merger; and

  •
  no order or injunction has been issued by any governmental authority or a competent court that (i) prohibits the consummation of the merger and (ii) is enforceable in Switzerland.

              Novartis and Alcon cannot assure you that all of the conditions to completing the merger will be satisfied or waived.

Termination of the Merger Agreement (page 116)

              Either Novartis (by decision of the Novartis Board) or Alcon (by decision of the Alcon Board) may terminate the merger agreement if the conditions described under "The Merger Agreement and the Merger—Conditions to the Completion of the Merger" on page 116 have not been satisfied by October 1, 2011, other than as a result of the fault of the party seeking termination.

Fees and Expenses/Costs (page 117)

              Novartis and Alcon shall bear their own costs (such as attorneys' and bankers' fees). Costs that are jointly incurred (such as the fees of Ernst & Young, as the joint auditor in connection with the Audit Report required in connection with the merger) will be evenly divided.

Appraisal Rights (page 93)

              Alcon or Novartis shareholders whose shares are registered in their names can exercise appraisal rights under Article 105 of the Swiss Merger Act by filing a suit against Novartis with a Swiss civil court either in the Swiss Canton of Zug (the place of incorporation of Alcon) or in the Swiss Canton of Basel-Stadt (the place of incorporation of Novartis). The suit must be filed within two months after the merger has been published in the Swiss Official Gazette of Commerce. An appraisal suit can be filed by shareholders who voted against the merger, who have abstained from voting, or who have not participated in the shareholders meeting approving the merger. A shareholder who has voted in favor of the approval of the merger agreement may not be able to file a suit. If such a suit is filed, the court will determine the amount of compensation, if any. If a claim by one or more shareholders of either company is successful, all of the shareholders of that company who held shares at the time of the completion of the merger would receive a payment. The filing of an appraisal suit does not prevent completion of the merger. Beneficial owners whose Alcon shares are held in "street name" should consult with their broker or custodian.

Interests of Alcon's Directors and Executive Officers in the Merger (page 140)

              In considering the recommendation of the Alcon Board that you vote for the approval of the merger agreement, you should be aware that members of the Alcon Board and Alcon's executive officers have agreements and arrangements that provide them with interests in the merger that may differ from, or be in addition to, the interests of other Alcon shareholders. These interests include the vesting of certain equity awards upon the change of control that occurred in connection with the Second Stage Acquisition (as defined in "Special Factors—Background of the Merger" beginning on page 34) or upon certain terminations following such change of control, the conversion of equity awards into Novartis equity awards upon completion of the merger, the payment of severance benefits upon certain terminations of employment following the merger, and the vesting and payment of certain deferred compensation and retirement benefits. The Alcon Board was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend that you vote to approve the merger agreement.

Regulatory Filings and Approvals Necessary to Complete the Merger (page 117)

              No further regulatory filings or approvals will be required for the completion of the merger.

Litigation (page 94)

              Beginning on January 7, 2010, shareholder class action complaints relating to the January 3, 2010 proposal of Novartis to enter into a merger with Alcon were filed against Novartis and others, including in certain cases Alcon and certain members of the Alcon Board, by minority shareholders of Alcon. Nine actions were filed in the United States District Courts in New York and Texas, and four actions were filed in various Texas state courts. One of the federal actions was dismissed voluntarily, and the remaining eight actions were consolidated in the United States District Court for the Southern District of New York. On May 24, 2010, that court dismissed the consolidated action based on the doctrine of forum non conveniens. On July 14, 2010, plaintiffs appealed the dismissal to the United States Court of Appeals for the Second Circuit. On January 5, 2011, plaintiffs-appellants moved to dismiss the appeal on grounds of mootness. The Second Circuit granted that motion for voluntary dismissal on January 6, 2011. On April 15, 2010, the actions pending in Texas state courts were consolidated in the District Court of Dallas County for pre-trial proceedings by the Texas Multidistrict Litigation Panel. On November 17, 2010, the court dismissed the consolidated Texas state court actions based on forum non conveniens without prejudice to re-filing in Switzerland. On December 17, 2010, plaintiffs appealed the dismissal to the Texas Fifth District Court of Appeals.

Financing of the Merger (page 95)

              The obligation of Novartis to complete the merger is not conditioned upon its ability to obtain financing for the merger. Novartis estimates that the total amount of funds necessary to fund the cash-settled put option component of the Merger Consideration will be approximately $1 billion, based on the market price of Novartis shares on the date of announcement of the merger. The actual amount of funds required (if any) will depend on the value of Novartis shares during the relevant measurement period as determined in accordance with the provisions of the merger agreement. Please see "The Merger Agreement and the Merger—Merger Consideration" beginning on page 106.

Accounting Treatment (page 86)

              Novartis prepares its consolidated financial statements using International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board ("IASB"). Novartis previously acquired approximately 77% of Alcon shares and therefore fully consolidates Alcon. In accordance with IFRS, the merger will be treated as a separate acquisition of the remaining non-controlling interests in Alcon that Novartis does not currently own and therefore will be accounted for as an equity transaction.

              As described in more detail under "The Merger Agreement and the Merger—Merger Consideration" beginning on page 106, Novartis will pay consideration valued at $168 per Alcon share for each Alcon share outstanding at the effective time of the merger (other than Alcon shares owned by Novartis). Based on an estimated maximum number of Alcon shares outstanding at the effective time of the merger (other than Alcon shares owned by Novartis), Novartis therefore expects to deliver total Merger Consideration valued at approximately $12.9 billion to the non-controlling minority Alcon shareholders in connection with the merger. In accordance with IFRS, Novartis has recorded the value of the outstanding non-controlling interests at December 31, 2010 at approximately $6.5 billion. Based on this value, Novartis will therefore record the resulting excess of the value of the Merger Consideration of approximately $6.4 billion over the value ascribed to the outstanding non-controlling interests as a corresponding reduction in the consolidated equity of Novartis. This reduction in consolidated equity will be offset by an increase in consolidated equity in an amount equal to the market value at the effective time of the merger of the Novartis shares or Novartis ADSs that Novartis will deliver as part of the Merger Consideration. To the extent Novartis will be required to also pay cash as part of the Merger Consideration (upon exercise of the put option), there will be no such offsetting increase in the consolidated equity of Novartis, which will be potentially reduced by an amount equal to such payments, if any.

              For more detail on the accounting treatment of the merger, please see "Unaudited IFRS Pro Forma Condensed Combined Income Statement—Notes to the Unaudited IFRS Pro Forma Condensed Combined Income Statement—4. Adjustments arising from the merger" on page 129.

Tax Considerations (page 86)

              The characterization of the merger from a US federal income tax perspective is not clear. The question essentially turns on whether the acquisition by Novartis from Nestlé of its initial 25% non-controlling interest in Alcon in 2008 and the subsequent acquisition of a 52% controlling majority interest in Alcon on August 25, 2010 for cash should be integrated with the merger as part of a single plan. If the transactions were integrated then there would not be sufficient "continuity of interest", and the merger could not qualify as a tax-free reorganization under Section 368(a) of the Code. Novartis acquired both its initial 25% interest in Alcon and the 52% controlling interest pursuant to a Purchase and Option Agreement (as defined below) between Novartis and Nestlé. As described in more detail under "Special Factors—Background of the Merger", Novartis acquired the 52% controlling interest in Alcon following exercise by Novartis, at the earliest possible date, of its call option under the Purchase and Option Agreement. The Purchase and Option Agreement also granted Nestlé an option to put its remaining 52% controlling interest in Alcon to Novartis, subject to the terms of the Purchase and Option Agreement. These facts, among other things, support integrating the acquisition transactions from a tax perspective. On the other hand, the acquisition by Novartis of the initial 25% interest in Alcon by Novartis occurred in 2008 and there was no legal requirement that either Novartis or Nestlé exercise their respective options under the Purchase and Option Agreement. This could support an argument that the initial 25% interest of Novartis in Alcon should be treated as "old and cold". If it was so treated, that 25% interest, together with the Novartis shares to be delivered to the non-controlling minority Alcon shareholders in connection with the merger, should satisfy the "continuity of interest" requirement, and the merger should then qualify as a tax-free reorganization. While the matter is not free from doubt, Novartis intends to treat the merger as a taxable transaction.

              Generally, from a Swiss tax perspective, although the merger has no direct tax consequences on the merging companies, the merger will result in an increase in nominal value, corresponding to the excess of the aggregate nominal value of Novartis shares issued to Alcon shareholders over the aggregate nominal value of the Alcon shares tendered. In the merger agreement, Novartis has agreed to pay and bear the Swiss withholding tax on such gain in nominal value. In addition, payments made under the put option, if any, are also subject to Swiss withholding tax.

              Because the tax consequences of the merger will depend in part on your particular facts and circumstances, you should consult your own tax advisor regarding the appropriate characterization of the merger and the specific tax consequences to you. For more information on the material US federal income tax consequences and the material Swiss income tax consequences of the merger, including information with respect to the possible availability of a refund of withholding taxes paid and related tax reclaim services provided by Globe Tax Services, Inc., please see "Special Factors—Tax Considerations" beginning on page 86.

Comparison of Rights of Novartis and Alcon Shareholders (page 162)

              As described in more detail under "The Merger Agreement and the Merger—Merger Consideration" beginning on page 106, as a result of the merger, your Alcon shares will be converted into the right to receive Novartis shares or Novartis ADSs as well as cash (upon exercise of the put option, if applicable, or as consideration for fractional Novartis shares or Novartis ADSs). While both Novartis and Alcon are companies organized under the laws of Switzerland, and accordingly their shareholder rights are both governed by Swiss law, there are certain differences between the rights of Alcon shareholders and the rights of holders of Novartis shares or Novartis ADSs, due to differences between the Articles of Association and Articles of Incorporation of Alcon and Novartis, respectively. For a discussion of these differences, please see "Comparison of Rights of Novartis and Alcon Shareholders" beginning on page 162. For descriptions of the rights of holders of Novartis shares and Novartis ADSs, please see "Description of the Novartis Shares" and "Description of the Novartis American Depositary Shares" beginning on page 148 and 152, respectively.

Selected Historical Financial Data

              The following financial information is being provided to you to aid you in your analysis of the financial aspects of the proposed merger. The selected historical consolidated financial data of Novartis and Alcon for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 have been derived from the respective audited historical consolidated financial statements of Novartis and Alcon. Each company's audited historical consolidated financial statements for the years ended December 31, 2010, 2009 and 2008 are incorporated by reference into this prospectus.

              This information is only a summary, and you should read it in conjunction with the audited historical consolidated financial statements of Novartis and Alcon and the related notes contained in the annual reports and the other information that each of Novartis and Alcon have previously filed with or furnished to the SEC and which is incorporated in this prospectus by reference, including the audited consolidated financial statements of Alcon for the year ended December 31, 2010 contained in the Report on Form 6–K of Alcon furnished to the SEC on February 2, 2011. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on page 163 and 164, respectively.

              The selected historical consolidated financial data for Novartis has been prepared in accordance with IFRS as issued by the IASB. The selected historical consolidated financial data for Alcon has been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP"). US GAAP differs in a number of significant respects from IFRS. For a general discussion of the relevant significant differences between US GAAP and IFRS, please see "Summary of Relevant Significant Differences between US GAAP and IFRS" on page 133.

Selected IFRS Historical Consolidated Financial Data of Novartis

              The following table sets forth the selected IFRS historical consolidated financial data of Novartis for each of the years in the five-year period ended December 31, 2010.

	Year Ended December 31,
IFRS	2010	2009	2008	2007	2006
	($ millions, except per share and ratio information)
INCOME STATEMENT DATA
Net sales from continuing operations	50,624	44,267	41,459	38,072	34,393

Gross profit from continuing operations	37,073	32,924	31,145	27,915	25,694
Operating income from continuing operations	11,526	9,982	8,964	6,781	7,642
Income from associated companies	804	293	441	412	264
Financial income	64	198	384	531	354
Interest expense	(692)	(551)	(290)	(237)	(266)

Income before taxes from continuing operations	11,702	9,922	9,499	7,487	7,994
Taxes	(1,733)	(1,468)	(1,336)	(947)	(1,169)

Net income from continuing operations	9,969	8,454	8,163	6,540	6,825
Net income from discontinued operations			70	5,428	377

Group net income	9,969	8,454	8,233	11,968	7,202

Attributable to:
Shareholders of Novartis AG	9,794	8,400	8,195	11,946	7,175
Non-controlling interests	175	54	38	22	27
Basic earnings per share ($):
—Continuing operations	4.28	3.70	3.59	2.81	2.90
—Discontinued operations			0.03	2.34	0.16
—Total	4.28	3.70	3.62	5.15	3.06
Diluted earnings per share ($):
—Continuing operations	4.26	3.69	3.56	2.80	2.88
—Discontinued operations			0.03	2.33	0.16
—Total	4.26	3.69	3.59	5.13	3.04
Cash dividends ($ millions)(1)	4,486	3,941	3,345	2,598	2,049
Cash dividends per share (CHF)(2)	2.20	2.10	2.00	1.60	1.35
Ratio of earnings to fixed charges(3)	15.2	16.3	24.0	21.4	21.7
(1)
Cash dividends represent cash payments in the applicable year that relate to earnings of the previous year.
(2)
Cash dividends per share represent dividends declared in the following year that relate to earnings of the applicable year.
(3)
For purposes of determining the ratio of earnings to fixed charges, earnings have been calculated by adding (i) income from continuing operations before taxes (after eliminating income from associated companies) (ii) fixed charges and (iii) dividends from associated companies. Fixed charges are defined as the total of (i) interest expense and (ii) an estimate of the interest within rental expense.

	As at December 31,
IFRS	2010	2009	2008	2007	2006
	($ millions, except share information)
BALANCE SHEET DATA
Cash, cash equivalents and marketable securities & derivative financial instruments	8,134	17,449	6,117	13,201	7,955
Inventories	6,093	5,830	5,792	5,455	4,498
Other current assets	12,458	10,412	8,972	8,774	8,215
Non-current assets	96,633	61,814	57,418	48,022	46,604
Assets held for sale related to discontinued operations					736

Total assets	123,318	95,505	78,299	75,452	68,008

Trade accounts payable	4,788	4,012	3,395	3,018	2,487
Other current liabilities	19,870	15,458	13,109	13,623	13,540
Non-current liabilities	28,891	18,573	11,358	9,415	10,480
Liabilities related to discontinued operations					207

Total liabilities	53,549	38,043	27,862	26,056	26,714

Issued share capital and reserves attributable to shareholders of Novartis AG	63,196	57,387	50,288	49,223	41,111
Non-controlling interests	6,573	75	149	173	183

Total equity	69,769	57,462	50,437	49,396	41,294

Total liabilities and equity	123,318	95,505	78,299	75,452	68,008

Net assets	69,769	57,462	50,437	49,396	41,294
Outstanding share capital	832	825	820	815	850
Total outstanding shares (millions)	2,289	2,274	2,265	2,264	2,348

Selected US GAAP Historical Consolidated Financial Data of Alcon

              The following table sets forth the selected US GAAP historical consolidated financial data of Alcon for each of the years in the five-year period ended December 31, 2010.

	Year Ended December 31,
US GAAP
	2010	2009	2008	2007	2006
	($ millions, except per share and ratio information)
INCOME STATEMENT DATA
Sales	7,179	6,499	6,294	5,599	4,897

Gross profit	5,504	4,885	4,822	4,201	3,682
Operating income	2,475	2,261	2,213	1,883	1,572
Interest income	29	46	76	69	74
Interest expense	(9)	(16)	(51)	(50)	(43)
Other, net	32	22	(155)	27	14

Earnings before income taxes	2,527	2,313	2,083	1,929	1,617
Income taxes	(317)	(306)	(36)	(343)	(269)

Net earnings	2,210	2,007	2,047	1,586	1,348

Basic earnings per common share ($)	7.34	6.72	6.86	5.32	4.43
Diluted earnings per common share ($)	7.27	6.66	6.79	5.25	4.37
Dividends paid on common shares ($ millions)(1)	1,037	1,048	750	613	417
Dividends paid per common share ($)(2)	3.44	3.50	2.50	2.04	1.38
Dividends paid per common share (CHF)(2)	3.95	3.95	2.63	2.50	1.68
Ratio of earnings to fixed charges(3)	77.6	61.9	28.1	28.6	27.5
(1)
Dividends paid on common shares represent cash payments in the applicable year that relate to earnings of the previous year.
(2)
Consistent with Alcon's past disclosure practice, dividends paid per common share represent dividends paid in the applicable year that relate to earnings of the previous year. Novartis, however, discloses dividends declared in the following year that relate to earnings of the applicable year.
(3)
For purposes of determining the ratio of earnings to fixed charges, earnings have been calculated by adding (i) income from continuing operations before taxes (after eliminating income from associated companies) (ii) fixed charges and (iii) dividends from associated companies. Fixed charges are defined as the total of (i) interest expense and (ii) an estimate of the interest within rental expense.

	As at December 31,
US GAAP
	2010	2009	2008	2007	2006
	($ millions, except share information)
BALANCE SHEET DATA
Cash, cash equivalents and short-term investments	3,414	3,486	3,013	2,804	1,810
Inventories	693	626	574	549	474
Other current assets	1,962	1,721	1,632	1,472	1,178
Non-current assets	4,004	2,853	2,332	2,191	1,965

Total assets	10,073	8,686	7,551	7,016	5,427

Accounts payable	370	321	199	209	169
Other current liabilities	1,421	1,654	1,991	2,653	1,832
Non-current liabilities	1,030	806	670	779	512

Total liabilities	2,821	2,781	2,860	3,641	2,513

Equity attributable to shareholders of Alcon, Inc.	7,252	5,905	4,691	3,375	2,914

Total equity	7,252	5,905	4,691	3,375	2,914

Total liabilities and equity	10,073	8,686	7,551	7,016	5,427

Net assets	7,252	5,905	4,691	3,375	2,914
Outstanding share capital	42	41	41	41	41
Total outstanding shares (millions)	302	300	299	298	301

Selected Unaudited IFRS Pro Forma Condensed Combined Income Statement Data

              The following selected unaudited IFRS pro forma condensed combined income statement data for the year ended December 31, 2010, has been derived from the unaudited IFRS pro forma condensed combined income statement presented beginning on page 118.

IFRS	Year Ended December 31, 2010
Pro Forma Combined ($ millions, except per share and ratio information)
INCOME STATEMENT DATA
Net sales	55,371

Gross profit	39,230
Operating income	12,011
Income from associated companies	371
Financial income	78
Interest expense	(806)

Income before taxes	11,654
Taxes	(1,860)

Net income	9,794

Attributable to:
Shareholders of Novartis AG	9,714
Non-controlling interests	80
Basic earnings per share ($)	3.91
Diluted earnings per share ($)	3.86
Ratio of earnings to fixed charges(1)	13.4
(1)
For purposes of determining the ratio of earnings to fixed charges, earnings have been calculated by adding (i) income from continuing operations before taxes (after eliminating income from associated companies) (ii) fixed charges and (iii) dividends from associated companies. Fixed charges are defined as the total of (i) interest expense and (ii) an estimate of the interest within rental expense.

Historical and Pro Forma Per Share Data

              The table on the following page presents, for the year ended December 31, 2010, selected historical per share data of Novartis and Alcon, as well as similar information reflecting the combination of Novartis and Alcon as if the acquisition of the 52% interest in Alcon, resulting in the change of majority ownership, and the proposed merger had occurred on January 1, 2010 and as a result was effective for the period presented, which we refer to as "pro forma combined" information. The pro forma combined Alcon equivalent per share data presented below is calculated by multiplying the pro forma combined amounts for the combined company by an exchange ratio of 2.8 Novartis shares or Novartis ADSs for each Alcon share.

              The pro forma combined information is provided for informational purposes only and is not necessarily an indication of the results that would have been achieved had the proposed merger been completed as of the date indicated or that may be achieved by the combined company in the future. The selected comparative per share information of Novartis and Alcon set forth below has been derived from the respective audited historical consolidated financial statements of Novartis and Alcon for the year ended December 31, 2010. You should read the information in this section along with the respective audited historical consolidated financial statements and accompanying notes of Novartis and Alcon for the year ended December 31, 2010, which are included in the documents described under "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 163 and 164, respectively. You should also read the unaudited IFRS pro forma condensed combined income statement information and accompanying discussion and notes included in this prospectus beginning on page 118.

              The audited historical consolidated financial statements for Alcon have been prepared in accordance with US GAAP. US GAAP differs in a number of significant respects from IFRS. For a general discussion of the relevant significant differences between US GAAP and IFRS, please see "Summary of Relevant Significant Differences between US GAAP and IFRS" beginning on page 133.

              The historical consolidated financial statements for Novartis, the unaudited IFRS pro forma combined income statement information and the hypothetical Alcon equivalent information have been prepared, where applicable, in accordance with IFRS as adopted by Novartis.

Year Ended December 31, 2010
Basic earnings per share / ADS
Novartis historical (IFRS)	$ 4.28
Alcon historical (US GAAP)	$ 7.34
Pro forma combined (IFRS)	$ 3.91
Pro forma combined (IFRS) Alcon equivalent(1)	$ 10.95
Diluted earnings per share / ADS
Novartis historical (IFRS)	$ 4.26
Alcon historical (US GAAP)	$ 7.27
Pro forma combined (IFRS)	$ 3.86
Pro forma combined (IFRS) Alcon equivalent(1)	$ 10.81
Dividends per share / ADS
Novartis historical	CHF 2.20
Alcon historical	CHF 3.95
Pro forma combined(2)	CHF 2.20
Pro forma combined Alcon equivalent(1)	CHF 6.16
Book value per share / ADS at period end
Novartis historical (IFRS)	$ 27.60
Alcon historical (US GAAP)	$ 24.01
Pro forma combined (IFRS)	$ —
Pro forma combined (IFRS) Alcon equivalent(1)	$ —
(1)
Alcon equivalent figures represent Novartis pro forma combined figures multiplied by 2.8, which is the maximum number of Novartis shares per Alcon share (assuming that the Dividend Adjustment Factor is inapplicable) that Novartis will deliver to Alcon shareholders in connection with the merger.
(2)
For purposes of determining the pro forma combined dividend per share, Novartis assumed that its dividend policy would not change because of the merger. As a result, the pro forma combined dividend per share amounts are identical to the Novartis historical dividend per share amounts.

Comparative Market Price and Dividend Information

              The Novartis shares are listed on the SIX under the symbol "NOVN". The Novartis ADSs are listed on the NYSE under the symbol "NVS". The Alcon shares are currently listed on the NYSE under the symbol "ACL".

              The table below sets forth, for the periods indicated, the per share high and low closing sales prices for the Novartis shares, the Novartis ADSs, and the Alcon shares as well as any dividends paid by Novartis or Alcon in the relevant periods. The share price data for Novartis shares were taken from the SIX and the share price data for Novartis ADSs and Alcon shares were taken from Bloomberg. Unless otherwise noted, cash dividends paid by Novartis were translated into US dollars at the Reuters Market System Rate on the payment date. Cash dividends paid by Alcon were translated into US dollars at the exchange rate at 11:00 a.m. two days prior to the payment date as published by the New York Federal Reserve Bank for payments prior to December 31, 2008, and by Citibank as its benchmark rate for payments thereafter.

	Novartis shares (in CHF)			Novartis ADSs (in $)			Alcon shares (in $ for shares)
	High	Low	Dividend	High	Low	Dividend	High	Low	Dividend
Annual information for the past five years
2006	76.80	64.20	1.35	61.24	51.90	1.09	138.12	93.24	1.38
2007	74.60	58.05	1.60	59.70	51.60	1.53	153.91	109.80	2.04
2008	65.45	46.14	2.00	61.06	43.85	1.72	175.47	67.98	2.53
2009	56.90	39.64	2.10	56.16	33.96	2.04	166.00	76.34	3.64
2010	60.25	50.55	2.20 (1)	59.77	43.78	2.32 (2)	170.18	135.00	N/A
Quarterly information for the past two years and subsequent quarters 2009, quarter ended
March 31	54.05	39.64	N/A	49.62	33.96	N/A	95.14	76.34	N/A
June 30	45.48	41.50	N/A	42.22	35.42	N/A	117.74	86.28	N/A
September 30	51.85	42.56	N/A	50.38	39.22	N/A	143.53	112.50	N/A
December 31	56.90	51.20	N/A	56.16	49.50	N/A	166.00	136.23	N/A
2010, quarter ended
March 31	60.25	53.50	N/A	55.52	51.91	N/A	163.27	152.51	N/A
June 30	56.90	50.75	N/A	53.83	43.78	N/A	161.38	135.00	N/A
September 30	56.90	50.55	N/A	58.09	47.85	N/A	168.21	148.54	N/A
December 31	57.35	53.10	N/A	59.77	53.41	N/A	170.18	157.25	N/A
Monthly information for the most recent six months
August 2010	53.85	51.60	N/A	52.49	49.70	N/A	162.20	155.90	N/A
September 2010	56.90	53.70	N/A	58.09	53.00	N/A	168.21	162.98	N/A
October 2010	57.35	55.50	N/A	59.77	57.05	N/A	170.18	166.60	N/A
November 2010	57.30	53.25	N/A	59.05	53.41	N/A	168.00	157.25	N/A
December 2010	56.80	53.10	N/A	59.17	54.50	N/A	164.10	160.38	N/A
January 2011	55.80	52.55	N/A	59.24	55.86	N/A	163.70	162.28	N/A
February 2011(3)	54.40	53.15	N/A	57.31	55.75	N/A	165.40	163.82	N/A
(1)
2010 Novartis Annual Dividend of CHF 2.20 approved by the Novartis Board and announced on January 27, 2011.

(2)
Assumes that Novartis pays a dividend of $2.32 per Novartis share prior to completion of the merger, the US dollar value of the 2010 Novartis Annual Dividend of CHF 2.20 approved by the Novartis board and announced on January 27, 2011, converted into US dollars at a rate of CHF 1.00 = $1.0566, as quoted by Bloomberg on such date.

(3)
Through February 23, 2011.

              Fluctuations in the exchange rate between the Swiss franc and the US dollar will affect any comparisons of Swiss Novartis share prices and US Novartis ADS prices.

              The following table presents the last reported closing sale price per share of the Novartis shares on the SIX and of the Novartis ADSs and Alcon shares on the NYSE (i) on December 31, 2009, the last full trading day prior to the public announcement by Novartis of its intention to acquire a majority stake in Alcon from Nestlé, (ii) on December 14, 2010, the last full trading day prior to the public announcement by Novartis and Alcon of the execution of the merger agreement, and (iii) February 23, 2011, the last trading day for which this information could be calculated prior to the filing of this prospectus.

	Novartis shares	Novartis ADSs(2)	Alcon shares	Equivalent(3) Value per Alcon share
	(CHF)	($)	($)	Per Novartis share ($)

December 31, 2009(1)	56.50	54.43	164.35	168.00
December 14, 2010	53.60	55.83	162.43	168.00
February 23, 2011	53.80	57.26	165.39	168.00
    (1)
    The Novartis share price is as of December 30, 2009, as Novartis shares did not trade on December 31, 2009 due to a Swiss market holiday.
    (2)
    Each Novartis ADS represents one Novartis share.
    (3)
    Because the Merger Consideration includes a cash-settled non-transferable put option that, when exercised by the Exchange Agent in accordance with the merger agreement, will entitle Alcon shareholders to receive an amount in cash equal to the amount by which $168 exceeds the value of the total number of Novartis shares to be delivered in accordance with the merger agreement, the equivalent value as determined under the merger agreement of the Merger Consideration per Alcon share is $168 notwithstanding the Novartis share price.

              Alcon shareholders will not receive the Merger Consideration until the proposed merger is completed, which may be a substantial period of time after the annual general meeting of Alcon shareholders to which this prospectus relates. There can be no assurance as to the trading prices of the Novartis shares or Novartis ADSs at the time of the closing of the proposed merger. The market prices of Novartis shares, Novartis ADSs and Alcon shares and the US dollar/Swiss franc exchange rate are likely to fluctuate prior to consummation of the merger and cannot be predicted. Novartis urges you to obtain current market information regarding Novartis shares, Novartis ADSs, Alcon shares and the US dollar/Swiss franc exchange rate.

Exchange Rates

              The following table shows, for the years and dates indicated, certain information concerning the rate of exchange of US dollar per Swiss franc based on exchange rate information found on Reuters Market System. The exchange rate in effect on February 23, 2011, as found on Reuters Market System, was CHF 1.00 = $1.07.

Year ended December 31, ($ per CHF)	Period End	Average(1)	Low	High
2006	0.82	0.80	0.76	0.84
2007	0.88	0.83	0.80	0.91
2008	0.94	0.93	0.82	1.02
2009	0.97	0.92	0.84	1.00
2010	1.07	0.96	0.86	1.07

Month end,	Low	High
August 2010	0.94	0.99
September 2010	0.98	1.02
October 2010	1.01	1.05
November 2010	1.00	1.04
December 2010	1.00	1.07
January 2011	1.03	1.07
February 2011(2)	1.03	1.07
(1)
Represents the average of the exchange rates on the last day of each full month during the year.

(2)
Through February 23, 2011.

SPECIAL FACTORS

Background of the Merger

              On April 6, 2008, Novartis and Nestlé S.A. ("Nestlé") entered into a Purchase and Option Agreement (the "Purchase and Option Agreement"), under which Novartis agreed to purchase approximately 25% of the then outstanding Alcon shares from Nestlé and obtained the right to acquire the remainder of Nestlé's majority stake in Alcon. Subject to, and in accordance with, the terms and conditions of the Purchase and Option Agreement, Nestlé agreed to sell to Novartis, and Novartis agreed to purchase, 74,061,237 Alcon shares (the "First Stage Shares" and the acquisition of such First Stage Shares, the "First Stage Acquisition") from Nestlé for an aggregate purchase price of $10,603,962,009, or $143.18 per Alcon share, minus an amount equal to any dividends paid or declared by Alcon with respect to the First Stage Shares between April 6, 2008 and completion of the First Stage Acquisition. On May 22, 2008, Alcon paid a dividend of CHF 2.63 per Alcon share, which resulted in an aggregate purchase price of $10,416,238,992. On July 7, 2008, Novartis acquired the First Stage Shares and became a minority Alcon shareholder with approximately 25% of the then outstanding Alcon shares, while Nestlé remained Alcon's majority shareholder with 156,076,263 Alcon shares, or approximately 52% of the then outstanding Alcon shares.

              The Purchase and Option Agreement also contained put and call option rights with regard to all the remaining Alcon shares owned by Nestlé at the time of the exercise of the options (the "Second Stage Shares"). Either party had the right to exercise its option right on any business day between January 1, 2010 and July 31, 2011 as follows: (i) Novartis had the right to exercise a call option (the "Novartis Call Option") to acquire all but 4,088,485 of the Second Stage Shares at a fixed price of $181.00 per Alcon share and 4,088,485 Alcon shares at the First Stage Acquisition purchase price of $143.18 per Alcon share, and (ii) Nestlé had the right to exercise a put option (the "Nestlé Put Option") to sell all but 4,088,485 of the Second Stage Shares to Novartis at the lesser of (x) $181.00 per Alcon share or (y) a 20.47% premium above the volume-weighted average market price of Alcon shares during the week preceding the exercise date of the Nestlé Put Option, with the balance of 4,088,485 Alcon shares to be sold at the First Stage Acquisition purchase price of $143.18 per Alcon share ("Second Stage Acquisition"). The Second Stage Acquisition purchase price was to be adjusted to reflect any extraordinary dividends (as defined in the Purchase and Option Agreement) paid after April 6, 2008. Under the Purchase and Option Agreement, Novartis and Nestlé also agreed not to sell or buy any Alcon shares until the completion of the Second Stage Acquisition. The First Stage Acquisition and the Second Stage Acquisition were subject to customary closing conditions and regulatory approvals. In addition, the First Stage Acquisition was conditioned on the election of two additional members to the Alcon Board, with one of the additional members to be nominated by Novartis and one to be nominated by Nestlé. At the annual general meeting of Alcon shareholders held on May 6, 2008, Mr. James Singh, executive vice president and chief financial officer of Nestlé, and Dr. Daniel Vasella, chairman of the Novartis Board, were elected to the Alcon Board for a three-year term of office.

              The Purchase and Option Agreement is attached as Exhibit 4.5 to Novartis AG's Annual Report on Form 20–F for the year ended December 31, 2008, as filed with the SEC on January 28, 2009, and incorporated herein by reference. The discussion of the Purchase and Option Agreement above is qualified in its entirety by reference to the full text of Purchase and Option Agreement.

              In December 2008, the Alcon Board established the Independent Director Committee as a standing committee of the Alcon Board consisting solely of three independent directors to serve as a disinterested body with respect to transactions that relate to Alcon, to Alcon shares or to related party transactions involving one or more major shareholders of Alcon, with a view to protect the interests of both Alcon and the minority Alcon shareholders (the "Minority Shareholders").

              On December 1, 2009, the Novartis Board (including Dr. Vasella) discussed the investment of Novartis in Alcon and certain strategic options in light of the fact that the Novartis Call Option would become exercisable (and Novartis could become subject to the Nestlé Put Option) in January 2010. Each member of the Novartis Board, with the exception of Mr. Alexandre Jetzer-Chung, was in attendance. In addition, Raymund Breu, then the Chief Financial Officer of Novartis, Jon Symonds, then the Deputy Chief Financial Officer of Novartis, and Thomas Werlen, the General Counsel of Novartis, were present by invitation.

              Messrs. Breu, Symonds and Werlen (along with Dr. Vasella) presented to the Novartis Board the key steps and options available to it with respect to Alcon, including, if the Novartis Call Option were to be exercised, whether or not to seek 100% ownership either at the time of exercise of the Novartis Call Option or at the time of consummation of the Second Stage Acquisition.

              The Novartis Board, in considering its strategic options with respect to Alcon, discussed the fact that acquiring 100% ownership was the option that offered increased strategic flexibility and greater synergies. The Novartis Board also assessed the pros and cons of announcing an intention to seek 100% ownership at the time of the exercise of the Novartis Call Option as opposed to after completion of the Second Stage Acquisition. The Novartis Board considered that announcing an intention at the time of exercise would result in greater certainty and less speculation with respect to Alcon shares. On the other hand, the Novartis Board considered the risk that the timing and progress of the merger discussions prior to the closing of the Second Stage Acquisition would be uncertain.

              Following the December 1, 2009 meeting, Dr. Breu and Mr. Symonds analyzed the exchange ratio to be proposed if Novartis were to seek 100% ownership of Alcon. Dr. Breu recommended the exchange ratio of 2.8 to the Novartis Board in materials provided to the Novartis Board in connection with the approval of the exercise of the Novartis Call Option and merger proposal that was sought from the Novartis Board on January 2. The recommendation of a 2.8 exchange ratio provided an implied price per Alcon share of $153, amounting to a premium of 12% to the unaffected Alcon share price (which Novartis determined to be $137 based on a number of methodologies disclosed in the January 3 Proposal (as defined below)). This recommendation was based upon the Novartis analysis of historical and current exchange ratios of Novartis and Alcon share prices, the unaffected share price of Alcon (as determined by Novartis), the cost of acquiring Nestlé's 77% stake, and the economic interests of Novartis shareholders.

              On January 2, 2010, acting without a meeting by written consent, the Novartis Board (including Dr. Vasella) approved the exercise of the Novartis Call Option and the proposal to acquire the remaining approximately 23% of the Alcon shares being publicly traded (the "Minority Shares") through an all-share direct merger under the Swiss Merger Act with an exchange ratio of 2.8 Novartis shares for each Alcon share. The Novartis Board (including Dr. Vasella) based its approval on the analysis underlying the assessment as set forth in the preceding paragraph, including the Novartis analysis of historical and current exchange ratios of Novartis and Alcon share prices, the unaffected share price of Alcon (as determined by Novartis), the cost of acquiring Nestlé's 77% stake, and the economic interests of Novartis shareholders. In making this determination on January 2, the Novartis Board (including Dr. Vasella) did not consider proposing—and did not discuss—an exchange ratio greater than 2.8. The materials provided to the directors in connection with the January 2 action by written consent included, for the directors' reference, a calculation of the merger consideration at various exchange ratios, some of which were higher than and some of which were lower than 2.8, but these were for information purposes only.

              Following the Novartis Board meeting, Dr. Vasella called Mr. Buehler and informed him that Novartis intended to exercise the Novartis Call Option and propose a merger. Dr. Vasella and Mr. Buehler agreed that Novartis would announce that Mr. Buehler would lead a new eye care division at Novartis if the proposed transaction were consummated. No terms of employment for the position were discussed during this call or at any time thereafter; the terms of employment have not yet been determined, and Novartis is not currently in a position to speculate as to such terms. Following this discussion, Mr. Buehler recused himself from deliberating and voting on the merger at subsequent meetings of the Alcon Board and did not participate in the merger negotiations.

              On January 3, 2010, Novartis exercised the Novartis Call Option to acquire the Second Stage Shares. Pursuant to the Purchase and Option Agreement, the Second Stage Acquisition was subject to customary closing conditions and regulatory approvals and to the election of five new members to the Alcon Board to be nominated by Novartis, replacing the current board members nominated by Nestlé. Following completion of the Second Stage Acquisition, Novartis would own approximately 77% of the outstanding Alcon shares.

              The Novartis Call Option was exercised on the earliest date possible under the terms of the Purchase and Option Agreement, the date on which both the Novartis Call Option and the Nestlé Put Option became exercisable. The Novartis Board (including Dr. Vasella) believed that the occasion of the exercise of the Novartis Call Option was the most opportune time to seek full ownership of Alcon, as otherwise the situation would result in unending speculation and uncertainty as to whether or when Novartis would move to acquire the Minority Shares. Novartis believed that this speculation would be a distraction for management, employees and customers with potentially adverse effects on the business. For example, if employees were distracted by speculation about the intentions of Novartis, the result could be less time spent focusing on executing the Alcon business strategy. In fact, market speculation about whether Novartis would acquire the Minority Shares had already begun, including in various publications and media outlets.

              Accordingly, the Novartis Board (including Dr. Vasella) had come to the view that the existing ownership structure of Alcon with Minority Shares being publicly traded was suboptimal for Alcon's business and employees and the Minority Shareholders. In addition, 100% ownership would provide incremental operational efficiency and simplicity, capital markets and customer clarity and elimination of the duplicative costs associated with Alcon remaining a public reporting company. After careful consideration, the Novartis Board (including Dr. Vasella) concluded that it was in the best interest of all stakeholders — the shareholders of Alcon and Novartis, their employees and the patients who benefit from their products — for Novartis to simplify Alcon's ownership structure by making a proposal to acquire the Minority Shares by way of an all-share direct merger of Alcon into Novartis under the Swiss Merger Act.

              The Novartis Board (including Dr. Vasella) chose an all-share direct merger of Alcon into Novartis under the Swiss Merger Act as the best method of acquiring the entire minority interest in Alcon at the same time as it decided to exercise the Novartis Call Option and propose to acquire the Minority Shares. It elected to proceed with an all-share direct merger because, given that Novartis had paid or would be paying a total of more than $39 billion in cash to Nestlé in connection with the First Stage Acquisition and the Second Stage Acquisition, it wanted to use equity as consideration in order to enable Novartis to maintain its credit rating, preserve its financial foundation and provide strategic flexibility for future growth.

              The decision to propose an exchange ratio of 2.8 Novartis shares for every Alcon share was made after considering a variety of valuation methodologies and data points, including the weighted average price of $168 per share that Novartis would be paying Nestlé for its entire 77% stake after giving effect to the exercise of the Novartis Call Option, an analysis of what the "unaffected" market price of Alcon would have been in the absence of takeover speculation, incremental cost synergies provided by the merger, an analysis of the premia paid to unaffected market prices in certain precedent transactions and the economic interests of the shareholders of Novartis.

              On January 3, 2010, Novartis delivered the following letter to Mr. Cary Rayment, then Chairman of the Alcon Board (the "January 3 Proposal"):

Board of Directors Alcon Inc. Bösch 69 CH-6331 Hünenberg Switzerland
Attention: Mr. Cary Rayment, Chairman of the Board
January 3, 2010
Dear Cary,

I am now able to confirm that Nestlé and Novartis have formally agreed to complete the agreement we reached in April 2008, whereby Novartis will exercise its call option to acquire Nestlé's remaining 52% stake in Alcon and bring our total interest to 77%.

First, I want to express how delighted I am that Novartis will increase its ownership position in Alcon and can welcome you to our company as a majority-owned subsidiary. This will end a period of uncertainty for all stakeholders. Alcon will quickly become an important contributor to our strategic portfolio focused on growth-oriented healthcare businesses.

My colleagues and I have long admired what Alcon has achieved to become a trusted leader in ophthalmics through your consistent focus on the eye care needs of patients. I personally believe Alcon can become an even stronger business by drawing on the global operations, expertise and resources of Novartis, especially our research capabilities.

The Novartis Board of Directors has discussed the position of the Alcon minority shareholders. Although we believe more than USD 200 million of the USD 300 million in total potential pre-tax annual cost synergies are available through our 77% majority ownership, our view is that the existing ownership structure is suboptimal for the business, employees and minority shareholders. Retaining a minority stake means it will take longer to achieve the full potential of our combined operations. This situation will remain a distraction, resulting in unending speculation as to whether or when Novartis will move to acquire the minority stake. In the end, this benefits no one.
Our proposal

After careful consideration, the Novartis Board of Directors believes it is in the best interest of all stakeholders – the shareholders of Alcon and Novartis, their employees and the patients who benefit from their products – for Novartis to simplify Alcon's ownership structure by making a proposal to acquire the remaining 23% minority stake.

To attain full ownership, we propose an all-share direct merger of Alcon into Novartis AG under the Swiss Merger Act. Novartis proposes a fixed exchange ratio of 2.80 Novartis shares for each outstanding Alcon share. Alcon's shareholders would have the choice of receiving Novartis American Depositary Shares (ADSs) as merger consideration. Providing equity as consideration to Alcon's minority shareholders enables Novartis to maintain its strong credit rating, preserving its firm financial foundation and providing strategic flexibility for future growth.

Based on the Novartis closing share price of CHF 56.50 on December 30, 2009 (last trading day before this letter) and an exchange rate of CHF 1.04 = USD 1.00, our proposal represents an implied price per Alcon share of USD 153. This amounts to a 12% premium to our determination of Alcon's unaffected publicly-traded share price.

The merger would be conditional on the closing of the 52% stake acquisition from Nestlé and would require approval by the Boards of Directors of Novartis and Alcon. The merger would also require two-thirds approval by the shareholders of Novartis and Alcon voting at their respective meetings. Our proposal does not include a due diligence condition.

In arriving at this proposal, we have considered a number of important factors, including: our assessment of the fundamental value of Alcon; the underlying Alcon share price as adjusted for speculation regarding our intentions; the total per-share price of acquiring Nestlé's 77% majority stake and the governance rights afforded under Swiss law; the lower earnings expectations for Alcon since April 2008; incremental cost synergies provided by the merger; appropriately comparable premiums typically applied to unaffected share prices for acquiring a minority stake; and, of course, the economic interests of our own shareholders.
Fair proposal in the best interest of Alcon and Novartis shareholders

I believe our proposal for a 12% premium to acquire the minority stake is fair to Alcon. This proposal is also in the best interest of our own shareholders as full ownership will enable a more rapid realization of synergies. This premium for a minority stake compares favorably to the 17% premium we paid to acquire the 77% Alcon majority stake at an average share price of USD 168, which conferred control under Swiss law.

Our proposal is based on what we consider to be Alcon's unaffected share price. Employing a variety of objective measures using relevant benchmarks, we have sought to determine the underlying Alcon share price unaffected by the uncertainty as to whether the second step of the Nestlé transaction would be completed or whether Novartis would make an offer for the minority shares. Since the time of the Nestlé agreement in April 2008, Alcon's business and share price have encountered considerable volatility due to economic and business-specific factors that have included deteriorating equity market indices and reduced earnings expectations. As a result of our analysis, we have concluded that Alcon's unaffected share price is USD 137.
Many benefits to Alcon shareholders and employees
We believe our proposal is highly attractive to Alcon's minority shareholders for the following reasons:
•	12% premium to the unaffected share price represents a value unobtainable by Alcon on a stand-alone basis or from any other purchaser;
•	12% premium to the unaffected share price compares favorably to the 17% premium paid to Nestlé, recognizing the rights conferred to Novartis through the majority stake;
•	Highly accretive on a pro-forma basis to both Alcon's shareholders' earnings per share (on both a book and adjusted basis) and dividends per share;
•	Offers greater liquidity through Novartis shares with much reduced volatility than historically provided by Alcon shares;
•	Opportunity to own shares in Novartis, a global healthcare company with a solid product pipeline and attractive growth prospects; and
•	Participation in all synergies created between Novartis and Alcon.
We also believe our proposal is highly attractive to Alcon's employees:
•	Alcon will be an important component to our growth-oriented healthcare businesses;
•	Alcon will benefit from access to the global operations, expertise and resources of Novartis;

• Attaining 100% ownership avoids speculation and enables us to move faster to achieve the full potential of the combined business; and
• Alcon and its employees will constitute the major part of a new eye care division that will also include CIBA Vision and some of our ophthalmic medicines in the Pharmaceuticals division.
Conclusion

I understand that you and our fellow members of the Alcon Board of Directors will take your responsibilities very seriously. I hope that the Board will see, as I do, that this proposal is in the best interest of all stakeholders and fair to the Alcon minority shareholders given the considerable degree of control and majority of synergies already contained in our 77% stake. After you have had a chance to consult with the Board and consider our offer, we would very much welcome the opportunity to discuss our proposal.

As I am sure you will appreciate, and consistent with our obligations under the US Securities Exchange Act of 1934, as amended, this letter will become publicly available when we file it with our amended Schedule 13D.

I very much hope that you and your highly regarded management team will continue to play an active role in the future of Alcon. My wish is that we can meet as soon as regulatory restrictions allow so that we can begin developing a shared vision of the future for our new eye care division, aligning our strengths to offer even more compelling products that will make a difference in the lives of patients around the world.
Very truly yours, Daniel Vasella, M.D.

              On January 3, 2010, the Independent Director Committee confirmed the retention of Greenhill as financial advisor, the law firms Pestalozzi Attorneys at Law AG ("Pestalozzi") and Sullivan & Cromwell LLP ("Sullivan & Cromwell") as legal advisors and a communications advisor.

              On January 4, 2010, the Independent Director Committee issued the following press release in response to the January 3 Proposal:

ALCON INDEPENDENT DIRECTOR COMMITTEE RESPONDS TO NOVARTIS

HUENENBERG, Switzerland – January 04, 2010 – The Alcon, Inc. (NYSE: ACL) Independent Director Committee, in response to comments made today by Novartis AG (NYSE: NVS), stated its belief that Alcon has established certain important protections for the benefit of Alcon's minority shareholders against a coercive takeover bid and is disappointed that Novartis is attempting to circumvent those protections and corporate governance best practices.

Alcon, a majority-controlled entity since it became a public company in 2002, established certain protections in its governing documents for the benefit of its minority shareholders. For example, Article V, Section 5 of Alcon's Organizational Regulations requires approval by a committee of independent directors (as defined under the New York Stock Exchange rules) in connection with a number of transactions, including any proposed merger with a majority shareholder. The full Organizational Regulations are available on Alcon's website at www.alcon.com/en/investors-media/ (click through Corporate Governance).

Following Novartis' initial purchase from Nestlé of an approximately 25 percent stake in Alcon, the Alcon Board of Directors recognized the need for the establishment of a standing committee of independent directors whose stated purpose is to protect the minority shareholders in connection with a number of transactions, including related party transactions between Alcon and major shareholders of Alcon. This action was approved by the full Alcon Board of Directors in December 2008.

Novartis appears to be attempting to circumvent the minority protection principles embodied in the actions noted above by claiming that the Alcon minority shareholders are neither accorded minority protections under the Swiss Takeover Code nor the rules under the NYSE.

Under any circumstance, Swiss corporate law requires any merger proposal to be approved by a majority of the Alcon Board of Directors with "interested" directors abstaining. Assuming that the Novartis and Nestlé board representatives along with the Alcon executive board representative abstain, approval by the independent directors comprising the Independent Director Committee would be required to approve a merger with Novartis.

On its investor conference call this morning, Novartis expressed its view that, if it were unable to obtain the required approval of the Alcon Board of Directors and the Independent Director Committee, Novartis would simply wait until it owned 77 percent of Alcon to then unilaterally impose the terms of the proposed merger on the minority shareholders. Such a unilateral action would clearly be inconsistent with the minority protection principles upon which Alcon established itself and Alcon shareholders rely.

While Novartis has expressed its view that the merger proposal is fair, the Independent Director Committee and its advisors will inform the Alcon shareholders of its formal position once the Committee and its advisors complete their evaluation.

              On January 20, 2010, the Independent Director Committee issued a press release and delivered the following letter to Novartis (to the attention of Dr. Vasella):

Novartis AG Lichtstrasse 35 4056 Basel Switzerland Attention: Dr. Daniel Vasella, Chairman and CEO
January 20, 2010
Dr. Vasella,

I am writing to you on behalf of the Independent Director Committee (the "Committee") of the Alcon, Inc. ("Alcon") Board of Directors in response to the January 4th proposal by Novartis AG ("Novartis") to attempt to squeeze-out Alcon's minority shareholders in a compulsory merger in which each Alcon share would be exchanged for 2.8 shares of Novartis stock (the "Novartis Merger Proposal"), which is currently valued at approximately US$151.43 per Alcon share in Novartis shares (as compared to the US$180 in cash that Novartis has agreed to pay Nestlé AG ("Nestlé")).
Response to Novartis Merger Proposal

After careful consideration with its independent financial and legal advisors, the Committee has determined that the Novartis Merger Proposal is grossly inadequate, that the analysis underlying the Novartis Merger Proposal is fundamentally flawed and that the Novartis Merger Proposal is not in the best interests of Alcon and its minority shareholders. For these reasons, as more fully explained below and in the attached "Summary of Financial Analysis" exhibit, the Committee rejects the Novartis Merger Proposal.

•	The Committee believes, based on the advice of its independent financial advisor, Greenhill & Co., that the fundamental value of Alcon on a standalone basis significantly exceeds the price that Novartis has offered.

•	The Committee believes that Alcon's "unaffected share price" is significantly greater than the US$137 share price asserted by Novartis and that the analysis that Novartis employs to support such assertion is fundamentally flawed.
•
As described in the attached Summary of Financial Analysis, Novartis' "Methodology 1" applies price-to-earnings ratios across inconsistent time periods. Correcting this misleading approach would produce a range of implied unaffected share prices that approximates the US$164.35 closing price of Alcon as of December 31, 2009.
•
Novartis' "Methodology 2" asserts that Alcon should trade in line with a number of broad healthcare stock indices, ignoring the fact that, since its IPO in 2002, Alcon has consistently outperformed every one of the 12 indices that Novartis cited (both through April 4, 2008 and since).
•
Novartis' "Methodology 3" selectively chooses comments from the equity analyst community in an attempt to demonstrate support for Novartis' viewpoint, highlighting three analysts (of 12 who cover Alcon) who refer to an unaffected share price that approximates US$137. While not all analysts covering Alcon comment on unaffected share price, seven of the eight analysts (including the three cited by Novartis) who express a view of the expected Novartis squeeze-out price cite prices of US$181 or greater.
•
Based on input from Alcon's management, the Committee believes that Novartis has understated achievable synergies in the transaction, by failing to quantify the significant revenue synergies that exist. Additionally, Novartis has overstated its ability to realize cost synergies absent a full combination and Novartis does not accord the minority shareholders any synergy value.
•	The Committee disagrees with Novartis' assertion that a 12% premium to the unaffected share price is "very much in line with what minority shareholders in similar transactions have received."
•
A review of the approximately 250 squeeze-out transactions (of US$100 million in size or greater) that were announced over the past decade shows that the final premium paid for the minority shares over the share price one week and one month prior to announcement were 27% and 30% on average, respectively, with median values of 18% and 21%, respectively.
•
Indeed, Novartis itself set a precedent in 2005 when it paid a premium of approximately 25% to the unaffected share price to squeeze-out the minority shareholders of Eon Labs, which also represented a premium of 9% to the price paid for the majority stake.
•	In addition to undervaluing Alcon's minority shares, the Committee notes the compulsory nature of Novartis' proposal.
•
Due to the uncertainties in value inherent in using equity (as opposed to cash) as transaction currency, the Committee views Novartis' proposal to exchange its shares for Alcon shares as inferior to the terms offered to Nestlé.

    In summary, the Committee, after careful consideration with its independent financial advisor, has concluded that Novartis has dramatically understated Alcon's "unaffected share price" and that the premium that should be applied to such share price is significantly higher than the 12% proposed by Novartis.

    Role of, and Effect on, the Alcon Employees

    Alcon's employees are its greatest asset and it is only through their hard work and unparalleled talent that Alcon became the successful company that you praised when Novartis first acquired its stake in Alcon in April 2008 and again when Novartis exercised its call option to acquire Nestlé's remaining stake in Alcon at a price of US$180 in cash per Alcon share. These employees are extremely loyal to, and are highly invested in, Alcon, collectively owning millions of Alcon shares through various types of employee stock ownership plans, making the Alcon employees one of the largest minority shareholders. These employees can observe that Novartis' proposal inequitably and unfairly distributes the value created by such employees over time to Alcon's two largest shareholders, at the expense of all minority shareholders.

    Role of the Independent Director Committee

    As a member of the Alcon Board of Directors that approved our Committee's formation and charter in December 2008, you are well aware that the Committee's stated purpose is to act as a disinterested body with respect to related party transactions involving major shareholders of Alcon (such as Novartis) and to protect the interests of Alcon and the minority shareholders of Alcon in this type of transaction.

    Our review and analysis over the past few weeks confirms the view expressed in the Committee's January 4th press release that the Novartis Merger Proposal amounts to an attempt to circumvent the minority shareholder protections accorded by Swiss law and embodied in Alcon's Organizational Regulations. After further review with our legal advisors, the Committee has reached the determination that Novartis cannot unilaterally impose the terms of the Novartis Merger Proposal on the minority shareholders without the approval of a disinterested body of directors [emphasis omitted]. By operation of Article VIII of the Organizational Regulations and relevant provisions of Swiss law, including Article 717 of the Code of Obligations, any conflicted directors, which would include the non-independent directors appointed by Novartis, would be required to abstain from voting with respect to matters relating to the Novartis Merger Proposal. This fundamental protection was implemented to protect minority shareholders against potential coercive actions that could be taken by controlling shareholders, and the Committee is disappointed that Novartis appears to be attempting to flout such protections so brazenly.

    You and the Novartis management team appear to have publicly implied that Novartis will simply replace the members of the Committee once Novartis consummates its purchase of Nestlé's remaining Alcon shares if we do not agree with Novartis' assessment of the fairness of the Novartis Merger Proposal to the minority shareholders. Obviously, we do not believe that this strategy works, and note that any attempted actions to effect it (such as replacing the members of the Committee, changing the Committee's composition or otherwise stripping protections for the minority shareholders in the Organizational Regulations) would result in the same conflict of interest noted above in respect of the Novartis Merger Proposal and, as such, the conflicted directors would be required to abstain from voting with respect to such actions.

    It is important that you understand that the Committee's response today is only the first of potentially many steps that the Committee may take in the fulfillment of its obligations to defend Alcon and the minority shareholders pursuant to Alcon's organizational documents and Swiss law.

    In response to the feedback and questions that we have received from myriad shareholders, the Committee has prepared responses to Frequently Asked Questions, which detail the legal hurdles that Novartis faces in any attempt to unilaterally impose the terms of the Novartis Merger Proposal on the minority shareholders, even after the point at which this becomes a "different game," to use your words.

    Conclusion

    As I am sure you will appreciate, the Committee has committed to make its views with respect to the Novartis Merger Proposal known to all of the minority shareholders, and is therefore including this letter in the materials that it is making publicly available today. We believe that it is in everyone's interests to resolve this matter in an expeditious and equitable manner.

    Sincerely,

    Thomas G. Plaskett

              On February 12, 2010, the Independent Director Committee issued a press release, reiterating its opposition to the January 3 Proposal in view of Alcon's financial results for fiscal year 2009, which Alcon released on February 11, 2010.

              On February 16, 2010, at the direction of Novartis and the Independent Director Committee, respectively, representatives of Goldman Sachs International ("Goldman Sachs"), the financial advisor to Novartis, met with representatives of Greenhill. At the meeting with Goldman Sachs, in order to support the negotiating position of the Independent Director Committee, Greenhill provided discussion materials explaining why the Independent Director Committee rejected the January 3 Proposal. The discussion materials also addressed, among other things, the Independent Director Committee's view with respect to the unaffected trading price of Alcon shares and data based on various financial analyses, including a discounted cash flow analysis of Alcon on a standalone basis based on Alcon management's preliminary 2010 strategic plan, an analysis of premia paid in selected minority buy-out transactions, and a review of announced synergies in selected transactions in the pharmaceutical and biotechnology sectors. The representatives of Greenhill expressed the view on behalf of the Independent Director Committee that the financial analyses supported a price substantially in excess of the January 3 Proposal and that the proposal of Novartis should be in the mid-$190s per Alcon share. A copy of the discussion materials delivered by Greenhill to Goldman Sachs in connection with the February 16, 2010 meeting has been filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger. Please see "Where You Can Find More Information" on page 163. Such materials were prepared by Greenhill for the purpose of supporting the Independent Director Committee's negotiating position and neither represent reports or opinions of Greenhill as to the fairness from a financial point of view of the consideration to be received by the Minority Shareholders in the merger or any other aspect of the merger to the Independent Director Committee, Alcon, Novartis or their respective affiliates, nor represent any opinion or appraisal as to the value of Novartis, Alcon or the combined company or any other opinion. Goldman Sachs did not use written materials at this meeting.

              On March 8, 2010, the Independent Director Committee retained Professor Hans Caspar von der Crone of the law firm von der Crone Rechtsanwälte AG ("von der Crone") as special counsel to the Independent Director Committee with respect to Swiss law and corporate governance standards. The Independent Director Committee retained von der Crone based on its qualifications and expertise in providing legal advice and on the reputation of Professor von der Crone in Switzerland, particularly with respect to matters relating to corporate governance standards. During the two years preceding the date of von der Crone's retention, von der Crone had not been engaged by, performed any services for or received any compensation from, any party to the merger. Under the terms of von der Crone's engagement letter with the Independent Director Committee, von der Crone received legal fees and reimbursement of expenses from Alcon in connection with von der Crone's services.

              On March 24, 2010, at the direction of Novartis and the Independent Director Committee, representatives of Goldman Sachs and Greenhill had a follow-up meeting at which Goldman Sachs explained the position of Novartis and the background to the January 3 Proposal. Goldman Sachs explained the view of Novartis that the $168 blended price Novartis agreed to pay in April 2008 for Nestlé's entire 77% stake was a full price, and that, since the original transaction in 2008, there have been multiple adverse developments in the economic environment, market indices, relevant market valuation multiples and in Alcon's financial performance. Goldman Sachs noted the view of Novartis that, as a result of these changed circumstances, the value to be transferred to the Minority Shareholders, who, among other things, did not possess a controlling interest in Alcon, should be less than $168. At this meeting, Goldman Sachs verbally provided an updated review of its financial analyses of the proposed transaction. According to Goldman Sachs' financial analyses, Alcon's unaffected share price was $137. Goldman Sachs relayed the view of Novartis that the Alcon business plan was too aggressive, particularly in terms of pharmaceutical sales given scheduled patent expirations. Goldman Sachs communicated that Novartis would not support a transaction at the valuation levels suggested by Greenhill on February 16, 2010. Goldman Sachs did not use written materials at this meeting. At the meeting, in order to support the negotiating position of the Independent Director Committee, Greenhill provided discussion materials to Goldman Sachs, including additional data regarding Greenhill's analyses, data based on an updated discounted cash flow analysis of Alcon on a standalone basis based on Alcon management's 2010 operating plan, premia paid in selected precedent transactions and on estimates of potential cost and revenue synergies. Greenhill reiterated the view on behalf of the Independent Director Committee that the January 3 Proposal was inadequate. A copy of the discussion materials delivered by Greenhill to Goldman Sachs in connection with the March 24, 2010 meeting has been filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger. Please see "Where You Can Find More Information" on page 163. Such materials were prepared by Greenhill for the purpose of supporting the Independent Director Committee's negotiating position and neither represent reports or opinions of Greenhill as to the fairness from a financial point of view of the consideration to be received by the Minority Shareholders in the merger or any other aspect of the merger to the Independent Director Committee, Alcon, Novartis or their respective affiliates, nor represent any opinion or appraisal as to the value of Novartis, Alcon or the combined company or any other opinion.

              On April 22, 2010, Dr. Raymund Breu, on behalf of Novartis, proposed to Mr. Thomas Plaskett, on behalf of the Independent Director Committee, a meeting to discuss the January 3 Proposal and related valuations. However, the Independent Director Committee opted not to have this meeting because it decided that such a meeting was premature given the preliminary stage of discussions between Greenhill and Goldman Sachs regarding valuation of Alcon.

              On April 27, 2010, the Independent Director Committee issued a press release, reiterating its opposition to the January 3 Proposal in view of Alcon's financial results for the first quarter of fiscal year 2010, which Alcon released on April 26, 2010.

              On April 29, 2010, at the direction of Novartis and the Independent Director Committee, Goldman Sachs and Greenhill met to discuss the respective negotiation positions of the parties. At the meeting, in order to support the negotiating position of the Independent Director Committee, Greenhill provided discussion materials to Goldman Sachs that contained information and analyses previously provided by Greenhill to Goldman Sachs and compared that information and analyses to information and analyses orally presented by Goldman Sachs to Greenhill at their meeting on March 24, 2010. The discussion materials also contained a comparison of the respective viewpoints of Novartis and the Independent Director Committee concerning the First Stage Acquisition and Second Stage Acquisition and the purchase price that Novartis paid for control of Alcon in connection with such transactions, and a comparison of the respective viewpoints of Novartis and the Independent Director Committee with respect to synergy opportunities and certain projections prepared by Alcon's management. In addition, Greenhill reiterated the positions taken by the Independent Director Committee and made it clear that the Independent Director Committee believed that Alcon's intrinsic value exceeded the value provided by the January 3 Proposal and that the unaffected market price of Alcon was between approximately $150 and $164 per Alcon share. Greenhill also indicated that the Independent Director Committee disagreed with the assertion of Novartis that the price reflected in the Purchase and Option Agreement represented a full price for Alcon, asserting that the valuation agreed in 2008 represented then-current and projected 2010 market values and not a control premium and, furthermore, that the $181 price should not necessarily set a ceiling on valuation for the Minority Shareholders. Greenhill relayed the position of the Independent Director Committee that the patent expirations cited by Novartis would have a smaller effect than anticipated by Novartis because of the significant portion of Alcon sales that occur outside the US and Alcon's demonstrated ability to move patients to newer, differentiated and patent-protected products, which would offset some of the financial impact of loss of patent exclusivity, and reiterated its view that Alcon's intrinsic value was greater than the January 3 Proposal. A copy of the discussion materials delivered by Greenhill to Goldman Sachs in connection with the April 29, 2010 meeting has been filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger. Please see "Where You Can Find More Information" on page 163. Such materials were prepared by Greenhill for the purpose of supporting the Independent Director Committee's negotiating position and neither represent reports or opinions of Greenhill as to the fairness from a financial point of view of the consideration to be received by the Minority Shareholders in the merger or any other aspect of the merger to the Independent Director Committee, Alcon, Novartis or their respective affiliates, nor represent any opinion or appraisal as to the value of Novartis, Alcon or the combined company or any other opinion. Goldman Sachs did not use written materials at this meeting.

              On May 27, 2010, at the direction of Novartis and the Independent Director Committee, a representative of Goldman Sachs met with a representative of Greenhill to further articulate Novartis' rationale for the January 3 Proposal and provided written materials for the consideration of the Independent Director Committee and its advisors in order to support the negotiating position of Novartis. The Goldman Sachs presentation reviewed the context of Novartis' merger proposal, noting that the purchase of a 77% majority controlling stake of Alcon from Nestlé was a single negotiated transaction agreed in April 2008, structured as two integrated steps, and that the integrated transaction was effected at a price no greater than $168 per Alcon share in 2010 value terms. The Goldman Sachs presentation noted Novartis' view that in April 2008, the integrated price of $168 was considered a full price to pay for majority control, and given the multiple adverse developments since then, $168 had become a fuller price by May 27, 2010. Novartis believed that this value erosion, along with the fact that the merger would be equivalent to an acquisition of a minority, non-controlling block of Alcon stock, required that the merger proposal be at a lower value than $168. Further, Goldman Sachs indicated that Novartis was comfortable owning a majority 77% stake, as such stake provided control and full flexibility to effect 100% ownership. Goldman Sachs noted that the relevant standard for assessing an exchange ratio is the relative financial contribution of each company, absent synergy or premium considerations. Goldman Sachs also noted that the proposed merger was highly accretive to Alcon's minority shareholders. Goldman Sachs reviewed Alcon's management plan and noted that the management plan in Novartis' view was too aggressive, in particular with respect to Alcon's pharmaceutical sales in consideration of significant patent expiration and potential at-risk launches, consumer sales growth and increasing margins. Goldman Sachs observed the underlying relative value of Novartis and Alcon and the potential dilution to Novartis' fully synergized core earnings per share on a pro forma basis, restricted Novartis' ability to increase the exchange ratio. Finally, Goldman Sachs noted that Alcon shares, adjusted for dividends, were trading at $137 per share and had traded, on average, at a 5.5% premium to the January 3 Proposal since it had been announced. Goldman Sachs observed that the market anticipated a final merger agreement nearer to the Novartis proposal than to the Independent Director Committee's request as conveyed by Greenhill. A copy of the discussion materials delivered to Greenhill by Goldman Sachs in connection with the May 27, 2010 meeting has been filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger. Please see "Where You Can Find More Information" on page 163. Such materials were prepared by Goldman Sachs for the purpose of supporting the negotiating position of Novartis and neither represent reports or opinions of Goldman Sachs as to the fairness of the merger consideration to be offered in the merger or any other aspect of the merger to Novartis, Alcon or their respective affiliates, the holders of Alcon common stock and Novartis common stock or any other person nor represent any opinion or appraisal as to the value of Novartis, Alcon or the combined company or any other opinion. The representative of Greenhill noted that the Independent Director Committee had a fundamentally different perspective regarding the appropriate transaction context. Greenhill did not use written materials at this meeting.

              On June 21, 2010, in order to support the negotiating position of the Independent Director Committee, Greenhill provided Goldman Sachs with discussion materials that addressed the points that were set out in the materials that Goldman Sachs provided to Greenhill in the May 27, 2010 meeting. The discussion materials provided a summary of responses of, and supporting analyses to, the positions of the Independent Director Committee refuting the assertions and analyses contained in the materials that were provided to Greenhill by Goldman Sachs in connection with the May 27, 2010 meeting, including the Independent Director Committee's position that the relative value of Alcon and Novartis, and not their relative pro forma financial contribution, is the relevant standard for assessing an exchange ratio in a Swiss law merger context, that the merger proposal should not be at a value lower than $168 per Alcon share, that Novartis could not implement a merger without the approval of the Independent Director Committee and that any commercial arrangements between Alcon and Novartis (as a majority shareholder of Alcon) would have to be entered into pursuant to arm's-length negotiations followed by Independent Director Committee approval. A copy of the discussion materials delivered by Greenhill to Goldman Sachs on June 21, 2010 has been filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger. Please see "Where You Can Find More Information" on page 163. Such materials were prepared by Greenhill for the purpose of supporting the Independent Director Committee's negotiating position and neither represent reports or opinions of Greenhill as to the fairness from a financial point of view of the consideration to be received by the Minority Shareholders in the merger or any other aspect of the merger to the Independent Director Committee, Alcon, Novartis or their respective affiliates, nor represent any opinion or appraisal as to the value of Novartis, Alcon or the combined company or any other opinion. Goldman Sachs did not provide written materials to Greenhill on June 21, 2010.

              On June 28, 2010, the Independent Director Committee issued a press release and released the opinion of von der Crone, its special counsel with respect to Swiss law and corporate governance standards. In the opinion, von der Crone concluded that, under the circumstances, the Alcon Board would not be able to validly decide on a merger proposal from Novartis without the prior recommendation of that proposal by the Independent Director Committee. In reaching this conclusion, von der Crone reasoned that: (i) a board with a majority of its members appointed by the company's majority shareholder is conflicted with respect to a merger between the company and such majority shareholder; (ii) a merger agreement signed on the basis of the decision of a conflicted board will not be legally effective if the counterparty to the agreement was aware of the conflict of interests at the board level; (iii) a decision of a conflicted board will only be valid if the conflict of interests at the board level has been cured by implementing specific measures; (iv) by establishing the Independent Director Committee, the Alcon Board has chosen its system of mitigating such conflict of interests in its decision-making process with regard to a merger with a majority shareholder; and (v) good corporate governance practice requires that such choice should not be altered in the course of a specific transaction. A copy of the legal opinion delivered by von der Crone has been filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger. Please see "Where You Can Find More Information" on page 163. The foregoing summary of von der Crone's opinion is qualified in its entirety by reference to the full text of the opinion. Von der Crone's legal opinion neither represents a report or opinion as to the fairness of the merger to Novartis, Alcon or their respective affiliates, the holders of Alcon common stock and Novartis common stock or any other person, nor does von der Crone's legal opinion represent any opinion or appraisal as to the value of Novartis, Alcon or the combined company or any other opinion.

              On June 30, 2010, Alcon announced that Dr. Enrico Vanni, Mr. Norman Walker, Dr. Paul Choffat, Dr. Urs Bärlocher and Dr. Jacques Seydoux had been nominated by Novartis to replace the

Nestlé-nominated directors on the Alcon Board, conditioned on the closing of the Second Stage Acquisition, to be elected at an extraordinary general meeting of Alcon shareholders to be held on August 16, 2010.

              On July 1, 2010, Novartis retained Professor Dr. Peter Nobel of the law firm Nobel & Hug Rechtsanwälte ("Nobel & Hug") as special counsel to Novartis with respect to Swiss law and corporate governance standards. Novartis retained Nobel & Hug based on its qualifications and expertise in providing legal advice and on the reputation of Professor Dr. Nobel in Switzerland, particularly with respect to matters relating to corporate governance standards. During the past two years, Nobel & Hug's material relationships with Novartis and its affiliates consisted of the issuance of affidavits on behalf of Novartis concerning jurisdictional issues of the Swiss Merger Act. Nobel & Hug received legal fees and reimbursement of expenses from Novartis in connection with Nobel & Hug's engagement.

              On July 8, 2010, the Independent Director Committee issued a press release announcing the creation by the Alcon Board on July 7, 2010 of a litigation trust with funding from Alcon equal to $50 million and with the current members of the Independent Director Committee as trustees (the "Alcon Litigation Trust"), intended to provide the financial means to commence, defend or maintain litigation relating to any transaction between Alcon and a majority shareholder.

              On July 14, 2010, the Independent Director Committee and its advisors held a meeting with the Minority Shareholders in New York, New York to discuss aspects of the January 3 Proposal. At the meeting, the Independent Director Committee presented its view that the January 3 Proposal undervalued Alcon and that the effective price that Novartis had agreed to pay for its control position was approximately $182 as opposed to $168. In addition, the Independent Director Committee explained the Alcon Litigation Trust and its views regarding Swiss law issues relating to the Alcon Board's approval of the January 3 Proposal.

              On July 26, 2010, the Independent Director Committee issued a press release, reiterating its opposition to the January 3 Proposal in view of Alcon's financial results for the second quarter of fiscal year 2009, which Alcon released earlier that day.

              On August 9, 2010, Mr. Plaskett requested to meet with Novartis representatives at the extraordinary general meeting of Alcon shareholders to be held on August 16, 2010, in order to discuss the January 3 Proposal.

              On August 16, 2010, at an extraordinary general meeting of Alcon shareholders, the five directors nominated by Novartis were elected to the Alcon Board to replace five existing board members of Alcon (nominated by Nestlé), conditioned on the closing of the Second Stage Acquisition. On that same day, Mr. Joseph Jimenez and Dr. Breu, representatives of Novartis, met with Mr. Plaskett and Mr. Rayment. During the meeting, Mr. Plaskett indicated that the Independent Director Committee would be interested in recommending to the Alcon Board a transaction at a value level of $175 per Alcon share.

              On August 19, 2010, representatives of the Alcon Board (including the Independent Director Committee) and representatives of Novartis spoke again by telephone, but there were no new positions articulated by the parties.

              On August 25, 2010, Nestlé and Novartis consummated the Second Stage Acquisition and Novartis acquired the Second Stage Shares from Nestlé, thereby becoming a 77% shareholder of Alcon.

              Also on August 25, 2010 and in connection with the closing of the Second Stage Acquisition, the Novartis Board (including Dr. Vasella) discussed the status of the merger proposal, including the 7% decline of the implied value of the January 3 proposal (from $153 per Alcon share to $142 per Alcon share) and the counterproposal by the Independent Director Committee of $175 per Alcon share. Mr. Jimenez and Mr. Symonds presented a financial analysis, comparing the financial impact of a merger proposal at an implied value of $142 per Alcon share, $168 per Alcon share (the blended price paid to Nestle) and $175 per Alcon share (the counterproposal from the Independent Director Committee). However, these were illustrative examples only and there was no consideration given to increasing the offer based on these examples. Mr. Jimenez and Mr. Symonds also presented the impact of including cash in the offer and flowback considerations, but there was no proposal made based on this analysis and the purpose was informational only. Further, there was no discussion as to fairness to the unaffiliated Alcon shareholders. The Novartis Board (including Dr. Vasella) concluded that the merger proposal of January 3 should remain unchanged. Each member of the Novartis Board (including Dr. Vasella) was in attendance. In addition, Mr. Joseph Jimenez, Dr. Juergen Brokatzky-Geiger, Mr. David Epstein, Dr. Mark C. Fishman, Mr. Jeff George, Mr. George Gunn, Dr. Andrin Oswald, Mr. Jonathan Symonds, and Dr. Thomas Werlen were present by invitation.

              On September 30, 2010, Novartis issued a press release citing the legal analysis of Nobel & Hug in support of certain legal aspects of its merger proposal. Nobel & Hug confirmed the Novartis view that Novartis-nominated directors of Alcon were not conflicted, as neither Swiss law nor the Alcon Organizational Regulations provided a valid basis for considering board members conflicted solely by virtue of their being nominated by a majority shareholder. Nobel & Hug concluded that, under Swiss law, an Alcon Board that included Novartis-nominated directors could validly approve a merger with Novartis and Novartis could vote its Alcon shares in favor of the merger at a general meeting of Alcon shareholders. Nobel & Hug further concluded that the Independent Director Committee's assertions that a merger of Alcon with Novartis required its approval were inconsistent with well-accepted principles of Swiss law and that the approval of the merger must be subject to the vote of the full Alcon Board and not to a veto by a subset or committee of directors.

              Nobel & Hug also concluded that, were a conflict of interest to exist, there are various mechanisms contemplated by Swiss jurisprudence and legal doctrine to overcome it, such as to disclose the conflict of interest, to use an objective valuation (e.g. fairness opinion), to obtain approval of a body of the same or a higher level or by a combination of such measures. Nobel & Hug noted that fairness opinions have gained importance in mergers because they allow a board of directors to base its decision concerning the adequacy of the merger consideration on a third party evaluation. Finally, Nobel & Hug concluded that the view expressed in the von der Crone opinion that the established rules must be maintained once a transaction is envisaged is incorrect. Rather, a board of directors can select a different mechanism to overcome a conflict of interest while a merger proposal is pending.

              A copy of the legal opinion delivered by Nobel & Hug has been filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger. Please see "Where You Can Find More Information" on page 163. The opinion of Nobel & Hug does not represent a report or opinion of Nobel & Hug as to the fairness of the Merger Consideration to Novartis, Alcon or their respective affiliates, the holders of Alcon shares or Novartis shares or any other person nor represents any opinion or appraisal as to the value of Novartis, Alcon or the combined company or any other opinion.

              Also on September 30, 2010, the Independent Director Committee issued a press release reiterating its opposition to the assertions of Novartis regarding its legal position relating to the January 3 Proposal.

              On October 4, 2010, Alcon announced the appointment of Mr. Robert Karsunky, the former CFO of the Consumer Health Division of Novartis, as its new CFO, effective November 1.

              On October 20, 2010, Dr. Vasella and Mr. Lodewijk J.R. de Vink discussed a meeting to be attended by representatives of Novartis, Mr. de Vink and Mr. Rayment on October 26, 2010.

              On October 20, 2010, the Novartis Board (including Dr. Vasella) discussed the status of the merger proposal, including the potential introduction of a cash component as part of the merger consideration. It was decided that a cash alternative to the 2.8 exchange ratio could be proposed as part of the negotiations as a means to provide price certainty and to limit the dilution to Novartis shareholders. An exchange ratio in excess of 2.8 was not discussed or considered, nor was the topic of fairness to the unaffiliated Alcon shareholders reconsidered at this time. Each member of the Novartis Board (including Dr. Vasella) was in attendance, with the exception of Mr. Pierre Landolt and Ms. Marjorie Mun Tak Yang.

              On October 24, 2010, at the Alcon Board meeting, Dr. Vasella was elected as Chairman of Alcon, replacing Mr. Rayment (who was appointed Vice Chairman).

              On October 26, 2010, Dr. Vasella, Mr. Jimenez and Dr. Breu met with Mr. de Vink, Mr. Rayment and Mr. Plaskett to discuss alternative transaction structures and corresponding valuations. On November 1, there was a call among the aforementioned persons regarding the same.

              Following the October 26 meeting, representatives of Novartis considered various structural changes to the existing all-stock fixed exchange ratio merger proposal that would offer more certainty as to value to the Alcon shareholders, while offering Novartis certainty as to the maximum number of Novartis shares it would have to issue in the transaction. Accordingly, the Novartis representatives developed a transaction structure where the maximum number of Novartis shares to be issued would be capped but contingent cash consideration would be payable if necessary to protect Alcon shareholders against a decline in value of the Novartis shares prior to the closing.

              On November 9, 2010, Novartis proposed a revised merger consideration structure consisting of (i) a stock component with an exchange ratio of up to 2.8 Novartis shares (but that would be reduced accordingly if the Novartis share price increased above $60 per share) and (ii) a contingent cash amount to the extent necessary to provide downside protection.

              Thereafter, representatives of the Independent Director Committee informed representatives of Novartis that the Independent Director Committee would be interested in receiving a draft merger agreement that incorporated the structure proposed on November 9, 2010.

              On November 14, 2010, Novartis engaged Credit Suisse to undertake an analysis of the proposed merger consideration and render an opinion as to the fairness from a financial point of view to Novartis of the proposed merger consideration to be paid by Novartis.

              On November 15, 2010, Dr. Vasella updated the Alcon Board as to the status of the Novartis merger proposal negotiations between the Independent Director Committee and its representatives and Novartis and its representatives.

              On November 23, 2010, Novartis provided a draft merger agreement to Alcon.

              On November 25, 2010, Novartis received separate comments on the draft merger agreement from Alcon and the Independent Director Committee, which were consolidated by the Independent Director Committee and sent to Novartis on November 28, 2010. Mr. Buehler participated in internal discussions among Alcon management (but not the Alcon Board) regarding Alcon's comments to the merger agreement.

              On December 1, 2010, Dr. Vasella and Mr. Plaskett agreed to certain principles for a transaction that the Independent Director Committee would be able to recommend to the Alcon Board, including a guaranteed merger consideration of $168.

              On December 2, 2010, the Alcon Board resolved that it would retain its own financial advisor (with the Independent Director Committee retaining Greenhill). On that same date, the Alcon Board retained Lazard as its investment banker.

              On December 3, 2010, the parties' Swiss legal advisors met to negotiate the terms of the merger agreement. The negotiations encompassed, among other things, various technical issues of Swiss law (including Swiss withholding tax provisions), timing and logistical matters, mechanics for settlement and share issuances, treatment of equity awards under the Amended 2002 Alcon Incentive Plan, the provisions relating to the agreement by Novartis to vote Alcon shares owned by it in favor of the merger and related resolutions and the manner in which the recommendation of the Independent Director Committee would be reflected in the merger agreement. These representatives met again on December 6 to further negotiate the merger agreement, following receipt by Novartis of a revised draft of the merger agreement on December 5.

              On December 6, 2010, representatives of Credit Suisse participated in a due diligence investigation of Alcon. Lazard and Greenhill held a diligence call with Alcon management.

              On December 7, 2010, representatives of Lazard and Greenhill participated in a due diligence investigation of Novartis.

              Between December 7, 2010 and December 10, 2010, the parties finalized the terms of the merger agreement.

              On December 8, 2010, Lazard conducted due diligence on Alcon.

              Early on December 14, 2010, the Independent Director Committee met with Greenhill, Pestalozzi and Sullivan & Cromwell. At this meeting, Greenhill reviewed with the Independent Director Committee certain financial analyses in connection with the proposed transaction and rendered its oral opinion (subsequently confirmed in writing) that, as of the date of its written opinion and based upon and subject to the limitations and assumptions set forth therein, the Merger Consideration to be received by Alcon shareholders (other than Novartis) pursuant to the merger agreement was fair, from a financial point of view, to such Alcon shareholders. After receipt of advice from its legal and financial advisors at such meeting, the Independent Director Committee unanimously resolved to recommend to the Alcon Board that the Alcon Board approve the merger agreement in the form circulated on December 13, 2010.

              On December 14, 2010, the Alcon Board held a meeting with Lazard, its investment banker, and Homburger AG and Cravath, Swaine & Moore LLP, its legal advisors. The Independent Director Committee reported to the Alcon Board its earlier unanimous resolution to recommend to the Alcon Board that the Alcon Board approve the merger agreement in the form circulated on December 13, 2010. At this meeting, Lazard reviewed with the Alcon Board certain financial analyses in connection with the proposed transaction and rendered its oral opinion to the Alcon Board, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the Merger Consideration (as defined in the merger agreement) to be paid to Alcon shareholders (other than Alcon, Novartis and their respective affiliates) in the merger was fair, from a financial point of view, to such Alcon shareholders. Following the discussion, the Alcon Board attendees (Dr. Vasella, who is Chairman of the Novartis Board, recused himself from deliberations and voting of the Alcon Board with respect to the transaction, and Mr. Buehler, who has received an employment offer to be Head of the Novartis eye care division after completion of the proposed merger, also recused himself, and Dr. Joan W. Miller, who participated in the unanimous resolution of the Independent Director Committee to recommend to the Alcon Board that the Alcon Board approve the merger agreement, was not present) voted unanimously to approve the merger agreement and to execute the merger agreement.

              On December 14, 2010, the Novartis Board held a meeting. At this meeting, Credit Suisse reviewed with the Novartis Board certain financial analyses in connection with the proposed transaction and rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated December 14, 2010, to the Novartis Board, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth in the written opinion, the Merger Consideration was fair to Novartis from a financial point of view. Following the discussion, the Novartis Board attendees (including Dr. Vasella) voted unanimously to approve the merger agreement and to execute the merger agreement.

              On the morning of December 15, 2010, Novartis and Alcon announced the execution of the merger agreement. Novartis also announced its intention to reactivate its share buyback program, subject to applicable legal restrictions and market conditions.

Novartis Reasons for the Merger

              The purpose of the merger is for Novartis to acquire the remaining outstanding Alcon shares that Novartis does not currently own. In unanimously approving the merger agreement and the merger, in addition to those discussed above, Novartis considered a variety of factors in favor of the merger. Among other things, Novartis believes that:

  •
  Alcon strategically complements the healthcare portfolio of Novartis, adding the additional growth platform of eye care.

  •
  The eye care sector offers significant growth opportunities underpinned by the increasing, unmet needs of emerging markets and an aging population. The Alcon and Novartis eye care portfolios address a broad range of these unmet needs.

  •
  Novartis and Alcon have complementary pharmaceutical portfolios for diseases in the front and back areas of the eye as well as strong global brands in lens care. Alcon is a global leader in ophthalmic surgical products, while Novartis has a broad contact lens portfolio and advanced eye care technologies and an early pipeline of innovative ophthalmic medicines.

  •
  The merger is expected to provide a number of opportunities for Novartis and Alcon to create greater value for shareholders:

  •
  offer a more compelling product portfolio for patients around the world;

  •
  capitalize on strengthened R&D capabilities;

  •
  accelerate expansion into high-growth regions;

  •
  benefit from co-promotion opportunities; and

  •
  leverage combined and increased purchasing volume.

  •
  Alcon and Novartis have attractive global activities in eye care, each offering their own competitive positions in highly complementary segments. Aligning these strengths will result in offering even more products that make a difference for patients around the world. The new eye care division that Novartis intends to establish following completion of the merger will have enhanced opportunities to accelerate expansion in high-growth regions, generate greater value from combined product portfolios and capitalize on strengthened R&D capabilities.

  •
  Annual cost synergies following completion of full ownership are anticipated to be $300 million.

              The Novartis Board has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby and has determined that the merger agreement and the transactions contemplated thereby are fair to and are advisable and in the best interests of the shareholders of Novartis.

Opinion of Credit Suisse

              Novartis retained Credit Suisse to render an opinion to the Novartis Board with respect to the fairness of the Merger Consideration (as defined in the merger agreement) to Novartis from a financial point of view. On December 14, 2010, the Novartis Board met to review the merger and the terms of the merger agreement. During this meeting, Credit Suisse reviewed with the Novartis Board certain financial analyses with respect to the merger and rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated December 14, 2010, to the Novartis Board, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth in the written opinion, the Merger Consideration was fair to Novartis from a financial point of view.

              The full text of Credit Suisse's written opinion, dated December 14, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this prospectus and is incorporated herein by reference. You are encouraged to read the opinion carefully in its entirety. Credit Suisse provided its opinion for the information of the Novartis Board in connection with its consideration of the merger and Credit Suisse's opinion does not constitute advice or a recommendation to any shareholder of any party as to how such shareholder should vote or act on any matter relating to the merger or otherwise.

Credit Suisse's opinion addresses only the fairness, from a financial point of view, to Novartis of the Merger Consideration and does not address any other aspect or implication of the merger, including, without limitation, the structure or implementation of the merger or the structure of the Merger Consideration, or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the Merger Consideration or otherwise. The following is a summary of Credit Suisse's opinion and is qualified by reference to the full text of the opinion attached as Annex B to this prospectus.

              In arriving at its opinion, Credit Suisse, among other things:

  •
  reviewed the merger agreement;

  •
  reviewed certain publicly available business and financial information relating to Alcon and Novartis;

  •
  reviewed certain other information relating to Alcon, including financial forecasts relating to Alcon, provided to and discussed with Credit Suisse by Alcon and Novartis;

  •
  met with the managements of Alcon and Novartis to discuss the business and prospects of Alcon;

  •
  reviewed certain other information relating to Novartis, including financial forecasts relating to Novartis, provided to and discussed with Credit Suisse by Novartis;

  •
  met with the management of Novartis to discuss the business and prospects of Novartis;

  •
  considered certain financial and stock market data of Alcon and Novartis, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to those of Alcon and Novartis;

  •
  considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

  •
  considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

              In connection with its review, Credit Suisse did not independently verify any of the foregoing information and assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Alcon provided to Credit Suisse by Alcon and Novartis, the managements of Alcon and Novartis advised, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Alcon and Novartis as to the future financial performance of Alcon. With respect to the financial forecasts for Novartis provided to Credit Suisse by Novartis, the management of Novartis advised, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Novartis as to the future financial performance of Novartis. With respect to the estimates provided to Credit Suisse by the management of Novartis with respect to the cost savings and synergies anticipated to result from the merger, the management of Novartis advised, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Novartis as to such cost savings and synergies and will be realized in the amounts and the times indicated thereby.

              Credit Suisse also assumed, with the consent of the Novartis Board, that, in the course of obtaining any regulatory or third-party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Alcon, Novartis or the contemplated benefits of the merger and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Alcon, nor was Credit Suisse furnished with any such evaluations or appraisals.

              The issuance of Credit Suisse's opinion was approved by its authorized internal committee.

              Credit Suisse's opinion was necessarily based upon information made available to Credit Suisse as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on such date. Credit Suisse did not express any opinion as to what the value of Novartis shares actually will be when issued to Alcon shareholders pursuant to the merger or the prices at which the Novartis shares will trade at any time. Credit Suisse's opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Novartis, nor did it address the underlying business decision of Novartis to proceed with the merger.

              In preparing its opinion to the Novartis Board, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of the analyses described below is not a complete description of the analyses underlying Credit Suisse's opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assumed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

              In performing its analyses, Credit Suisse considered financial, economic, market and other conditions as they existed on, or could be evaluated as of, December 13, 2010. No company or business used in Credit Suisse's analyses for comparative purposes is identical to Novartis or Alcon, and no transaction used in Credit Suisse's analyses for comparative purposes is identical to the merger. An evaluation of the results of Credit Suisse's analyses is not entirely mathematical. Rather, Credit Suisse's analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other value of the companies, businesses or transactions analyzed. The estimates contained in Credit Suisse's analyses and the implied reference ranges indicated by Credit Suisse's analyses are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which the assets, businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Novartis, Alcon and Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse's analyses are inherently subject to substantial uncertainty.

              Credit Suisse's opinion and analyses were provided to the Novartis Board in connection with its evaluation of the fairness of the merger and were among many factors considered by the Novartis Board in evaluating the merger. Neither Credit Suisse's opinion nor its analyses were determinative of the value or composition of the Merger Consideration or of the views of the Novartis Board or the management of Novartis with respect to the merger or the value or composition of the Merger Consideration. The Merger Consideration was determined through arm's-length negotiations between Novartis and Alcon and was approved by the Novartis Board. Credit Suisse was not requested to recommend, and it did not recommend, any specific merger consideration to Novartis or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

              The following is a summary of the material financial analyses performed by Credit Suisse in connection with the preparation of its opinion and reviewed with the Novartis Board. The financial analyses use a per share value of the Merger Consideration of $168 for comparison purposes. The actual Merger Consideration is comprised of both Novartis shares and a put option in amounts determined in accordance with the terms of the merger agreement. Please see "The Merger Agreement and the Merger—Merger Consideration" on page 106 for a description of the components and value of the Merger Consideration. The analyses summarized below include information presented in a tabular format. To understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Credit Suisse's analyses.

Alcon Analysis

Historical Stock Price Analysis

              Credit Suisse reviewed the historical daily high and low trading prices of the Alcon shares for the 52 weeks ending December 13, 2010. This review indicated that the high and low trading prices of the Alcon shares for the 52 weeks ending December 13, 2010 were $170.18 and $135.00, respectively. Credit Suisse also reviewed the high and low research analyst target prices of the Alcon shares, which were $192.00 and $168.00, respectively. Some of the research analyst target prices reflect an expectation of Novartis acquiring the remaining publicly held Alcon shares.

Alcon Discounted Cash Flow Analysis

              Credit Suisse calculated the estimated present value of the unlevered, free cash flows that Alcon could generate during the period from September 30, 2010 to December 31, 2014, both before and after giving effect to potential cost savings and synergies anticipated by the management of Novartis to result from the proposed merger, based on the consolidated forecasts of Novartis for Alcon for calendar years 2010-2014, which were provided, reviewed and approved by the management of Novartis. The management of Novartis advised Credit Suisse that the consolidated forecasts for Alcon were based on publicly available consensus analyst projections as adjusted and approved by Novartis. Credit Suisse then calculated a range of terminal values by multiplying calendar year 2014 estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") by selected EBITDA multiples ranging from 11.0x to 14.0x. The estimated free cash flow and terminal values were then discounted to present value using discount rates from 7% to 9%. Based on this analysis, Credit Suisse derived an implied per share equity value reference range for the Alcon shares. Credit Suisse compared the results of this analysis to the $168 per share value of the Merger Consideration established pursuant to the merger agreement. Credit Suisse also calculated an implied per share equity value for the Alcon shares after giving effect to the potential cost savings and synergies anticipated by the management of Novartis to result from the merger. Credit Suisse calculated this implied per share equity value reference range by adding 100% of the net present value of the potential cost savings and associated restructuring costs (based on estimates provided by Novartis management and using discount ranges ranging from 7% to 9%) to the implied per share equity value reference range for the Alcon shares derived above. These analyses indicated the following implied per share equity reference ranges for the Alcon shares, as compared to the Merger Consideration:

Implied per Share Equity Reference Range for the Alcon shares (Excluding Synergies)	$141.07 - $180.40
Implied per Share Equity Reference Range for the Alcon shares (Including Synergies)	$142.90 - $182.22
Merger Consideration	$168.00

Alcon Selected Companies Trading Comparables Analysis

              Using publicly available information, Credit Suisse reviewed certain financial and stock market information for the following publicly traded companies in the pharmaceuticals, surgical and consumer industries:

              Pharmaceuticals

  •
  Novo Nordisk A/S

  •
  Celgene Corporation

  •
  Allergan, Inc.

  •
  Shire plc

  •
  Amgen Inc.

  •
  Gilead Sciences, Inc.

              Surgical

  •
  Varian Medical Systems, Inc.

  •
  Carl Zeiss Meditec AG

  •
  C. R. Bard, Inc.

  •
  St. Jude Medical, Inc.

  •
  Synthes, Inc.

  •
  Stryker Corporation

  •
  Smith & Nephew plc

  •
  CareFusion Corporation

              Consumer

  •
  Essilor International

  •
  The Cooper Companies, Inc.

              None of the companies utilized in the selected companies analysis is identical or directly comparable to Alcon. The selected companies were chosen because they are publicly traded companies that operate in, or have divisions or subsidiaries that operate in, similar industries to Alcon, or comparable divisions of Alcon, and they have lines of business and financial and operating characteristics similar to Alcon or to comparable divisions of Alcon. Credit Suisse determined using its professional judgment that these selected companies were the most appropriate for purposes of this analysis.

              With respect to the selected companies and Alcon, Credit Suisse reviewed, among other things, enterprise values as multiples of calendar year 2011 estimated EBITDA. Credit Suisse also reviewed per share equity values of the selected publicly traded companies and Alcon as a multiple of calendar year 2011 estimated earning per share ("EPS"). Credit Suisse calculated the multiples for the selected companies and Alcon using closing stock prices as of December 13, 2010, and information it obtained from public filings, publicly available consensus research analyst estimates and other publicly available information. Credit Suisse then compared these multiples derived for the selected publicly traded companies and Alcon to corresponding estimated data for Alcon, based on consolidated forecasts of Novartis for Alcon for calendar year 2011, which were provided, reviewed and approved by Novartis management. Novartis management advised Credit Suisse that the consolidated forecasts for Alcon were based on publicly available consensus analyst projections as adjusted and approved by Novartis. This analysis indicated the following implied high and low multiples for Alcon and the selected publicly traded companies:

	Implied Multiples for Selected Companies		Enterprise Value Range
	Low	High	Low	High

Enterprise Value as Multiple of 2011E EBITDA	10.5x	13.5x
Implied Value per Alcon Share			$116.93	$147.59
Closing Stock Price as Multiple of 2011E EPS	16.5x	20.0x
Implied Value per Alcon Share			$140.96	$170.86

Precedent Premia Paid Analysis

              Using publicly available information, Credit Suisse analyzed the premia offered in selected global and US transactions announced since January 1, 2006, in which (i) the acquiror held more than 50% of the target's capital prior to the transaction, (ii) more than $100 million was paid for the minority stake and (iii) the acquiror was seeking to obtain 100% ownership of the target upon consummation of the transaction.

              For each of these transactions, Credit Suisse calculated the premium represented by the implied merger consideration value over the closing share price one trading day, one week and one month prior to the public announcement of the transaction. The premia paid analysis indicated the following ranges of premia paid in the selected transactions:

	Global Transactions		US Transactions
Premium to Closing Price (%)	Mean	Median	Mean	Median
One Trading Day Prior to Announcement	17.1	14.8	17.9	15.9
One Week Prior to Announcement	19.3	16.3	21.0	16.8
One Month Prior to Announcement	22.4	18.9	22.7	18.3

              Credit Suisse then applied the midpoint of the foregoing premia range to the range of comparable companies set forth above to calculate the implied estimated range of takeover values for the Alcon shares, based on both enterprise value as a multiple of calendar year 2011 estimated EBITDA and share price as a multiple of calendar year 2011 estimated EPS and found that the $168 per share value of the Merger Consideration fell within the range in both cases.

Novartis Analysis

Historical Stock Price Analysis

              Credit Suisse reviewed the historical daily high and low trading prices of Novartis shares for the 52 weeks ending December 13, 2010. This review indicated that the high and low trading prices of Novartis shares for the 52 weeks ending December 13, 2010 were $62.27 and $52.25, respectively. Credit Suisse also reviewed the high and low research analyst target prices of Novartis shares, which were $77.52 and $49.61, respectively.

Novartis Discounted Cash Flow Analysis

              Credit Suisse calculated the estimated present value of the unlevered, free cash flows that Novartis could generate during the period from September 30, 2010 to December 31, 2014, based on both financial projections provided by Novartis management and consensus research analyst estimates. Credit Suisse then calculated a range of terminal values by multiplying calendar year 2014 estimated EBITDA by selected EBITDA multiples ranging from 7.0x to 9.0x. The estimated free cash flow and terminal values were then discounted to present value using discount rates from 7% to 9%. Based on this analysis, Credit Suisse derived an implied per share equity value reference range for Novartis shares. This analysis indicated the following implied per share equity reference ranges for Novartis:

Novartis Management Projections	$53.33 - $71.36
Consensus Research Analyst Estimates	$47.38 - $63.12

Novartis Selected Companies Trading Comparables Analysis

              Using publicly available information, Credit Suisse reviewed certain financial and stock market information for the following publicly traded corporations in the pharmaceuticals industry:

  •
  Johnson & Johnson

  •
  Abbott Laboratories

  •
  Roche Holding AG

  •
  Bayer AG

  •
  GlaxoSmithKline plc

  •
  Merck & Co., Inc.

  •
  Bristol-Myers Squibb Company

  •
  Sanofi-Aventis

  •
  Eli Lilly and Company

  •
  AstraZeneca PLC

  •
  Pfizer Inc.

              The selected companies were chosen because they are publicly traded companies that operate in similar industries to Novartis and have lines of business and financial and operating characteristics similar to Novartis. Credit Suisse determined using its professional judgment that these selected companies were the most appropriate for purposes of this analysis.

              With respect to the selected companies and Novartis, Credit Suisse reviewed, among other things, enterprise values as multiples of calendar year 2011 estimated EBITDA. Credit Suisse also reviewed per share equity values of the selected publicly traded companies and Novartis as a multiple of calendar year 2011 estimated EPS. Credit Suisse calculated the multiples for the selected companies and Novartis using closing stock prices as of December 13, 2010, and information it obtained from public filings, publicly available consensus research analyst estimates and other publicly available information. Credit Suisse then compared these multiples derived for the selected publicly traded companies and Novartis to corresponding estimated data for Novartis, based on Novartis management projections for calendar years 2010-2014. This analysis indicated the following implied high and low multiples for Novartis and the selected publicly traded companies:

	Implied Multiples for Selected Companies		Enterprise Value Range
	Low	High	Low	High

Enterprise Value as Multiple of 2011E EBITDA	7.5x	9.0x
Implied Value per Novartis Share			$ 46.01	$ 57.16
Closing Stock Price as Multiple of 2011E EPS	9.5x	12.0x
Implied Value per Novartis Share			$ 54.60	$ 68.97

Miscellaneous

              Novartis engaged Credit Suisse to render an opinion to the Novartis Board with respect to the fairness to Novartis, from a financial point of view, of the Merger Consideration. Novartis selected Credit Suisse based on Credit Suisse's qualifications, experience and reputation, and its familiarity with Novartis and its business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pursuant to the engagement letter of Novartis with Credit Suisse, Novartis agreed to pay Credit Suisse a customary fee upon the delivery of its opinion. In addition, Novartis agreed to reimburse Credit Suisse on a monthly basis for its out-of-pocket expenses incurred in connection with the engagement, including the fees and expenses of its legal counsel. Novartis has agreed to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to Credit Suisse's engagement.

              Credit Suisse and its affiliates have in the past provided, and are currently providing, investment banking and other financial services to Alcon and its affiliates, including having provided or providing certain foreign exchange services and products to Alcon. Credit Suisse and its affiliates also have in the past provided and are currently providing and in the future may provide, investment banking and other financial services to Novartis and its affiliates, for which Credit Suisse and its affiliates have received, and would expect to receive, compensation, including: having acted as a lead underwriter in connection with public offerings of debt securities by Novartis; a lender in connection with the revolving credit facility of Novartis; and having provided or providing certain asset management, foreign exchange and trade finance services and products to Novartis. Credit Suisse and its affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to Alcon, Novartis and their respective affiliates, for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. In addition, in connection with the acquisition by Novartis of its 77% stake in Alcon, Credit Suisse acted as financial advisor to the seller in that transaction. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates' own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Alcon, Novartis and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

Position of Novartis Regarding Fairness of the Merger

              The rules of the SEC require Novartis to express its belief as to the fairness of the merger to the unaffiliated Alcon shareholders. Novartis believes that the merger is fair to the unaffiliated Alcon shareholders. Novartis bases this belief on the following factors, each of which, in its judgment, supports its view as to the fairness of the merger:

  •
  the Merger Consideration will have a value of $168 per Alcon share as determined in accordance with the provisions of the merger agreement, which Novartis believes represents fair value;

  •
  the aggregate value of the Merger Consideration of $168 per share, as described above, represents a premium of 3.4% over $162.43, the closing price of Alcon shares on December 14, 2010, the last trading day before the announcement of the merger agreement, and 6.3% over $158.02, the average of the volume-weighted average prices of Alcon shares for 2010 (through December 13, 2010).

  •
  Alcon shareholders will be able to participate and share in the future earnings or growth of Novartis and its subsidiaries (including synergies resulting from the merger) and benefit from increases, if any, in the value of Novartis and its subsidiaries following completion of the merger, which Novartis believes supports its view as to the fairness of the merger agreement and the merger;

  •
  the structure of the Merger Consideration eliminates the risk to Alcon shareholders of market fluctuation in the value of Novartis shares between the announcement of the merger agreement until the closing, because if 2.8 Novartis shares are valued at less than $168, Alcon shareholders will receive a contingent cash payment in the amount of the difference. Novartis believes that this level of protection, particularly in the current economic environment, supports its view as to the fairness of the merger; and

  •
  the merger is not subject to a financing condition or to antitrust or other regulatory approvals, which limits the execution risk attached to the completion of the merger, subject to satisfaction of the conditions to the completion of the merger as described in this prospectus, and thus makes it more likely that the merger will be consummated promptly if the shareholders of both Alcon and Novartis approve the merger, which Novartis believes supports its view as to the fairness of the merger.

              Novartis did not consider the per Alcon share price of $181 paid to Nestlé for all but 4,088,485 of the Second Stage Shares (which 4,088,485 shares were purchased for $143.18 per Alcon share) because of its view that an acquisition of a controlling majority position should be valued at a premium that would not be applicable to a merger transaction that does not similarly confer control. Novartis did not consider the premium paid for shares in prior squeeze-out transactions involving Novartis in considering the substantive fairness of the transaction to the unaffiliated Alcon shareholders because Novartis does not consider the merger to be a squeeze-out transaction, and as such those premia would not be relevant. Novartis did consider appropriately comparable premia typically applied to unaffected share prices for acquisitions of a minority stake, including certain transactions cited in the precedent premia paid analysis prepared by Credit Suisse.

              In reaching its conclusion as to fairness, Novartis expressly adopted the conclusions and analyses of Credit Suisse, as described in "—Opinion of Credit Suisse" beginning on page 51, in addition to the other factors described herein. Novartis considered the fact that certain of the valuation methodologies and metrics (including trading prices) considered by Credit Suisse included prices and per share equity reference ranges in excess of $168, while other analyses indicated values below $168.

              Novartis also believes that sufficient procedural safeguards were present to ensure the fairness of the transaction to the unaffiliated Alcon shareholders. Novartis reached this conclusion based on, among other things:

  •
  the fact that the Independent Director Committee unanimously recommended the merger agreement;

  •
  the fact that the Independent Director Committee consisted solely of independent directors;

  •
  the fact that the Alcon Board and the Independent Director Committee each retained their own legal and financial advisors, which contributed to the determination of Novartis as to fairness because it preserved the independence of the advice provided to the Alcon Board and the Independent Director Committee; and

  •
  the fact that the Alcon Board received the advice and assistance of Lazard, as its investment banker, and Cravath, Swaine & Moore LLP and Homburger AG, as its legal advisors, and requested and received from Lazard its oral opinion rendered to the Alcon Board, subsequently confirmed in writing, that, as of the date of such opinion, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the Merger Consideration (as defined in the merger agreement) to be paid to Alcon shareholders (other than Alcon, Novartis and their respective affiliates) in the merger was fair, from a financial point of view, to such Alcon shareholders, which opinion is attached as Annex C to this prospectus.

              Swiss law requires that the merger agreement be approved by 2/3 of the votes represented at the annual general meeting of Alcon shareholders. Swiss law does not provide for, and it is not a recognized practice under Swiss law to structure the transaction so that the merger would require, the approval of at least a majority of the unaffiliated Alcon shareholders.

              Novartis also considered the following factors, each of which it considered to be negative in its considerations concerning the fairness of the terms of the transaction:

  •
  as to the Merger Consideration, the interests of Novartis are adverse to the financial interests of Alcon shareholders unaffiliated with Novartis; and

  •
  as described under "Interests of Alcon's Directors and Executive Officers in the Merger" beginning on page 140, certain executive officers of Alcon may have actual or potential conflicts of interest in connection with the merger.

              Novartis did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to fairness.

              In reaching its conclusion as to fairness, Novartis did not consider the liquidation value of Alcon because it considers Alcon to be a viable going concern and has no plans to liquidate Alcon. The liquidation of Alcon was not considered to be a viable course of action based on the desire of Novartis for Alcon to continue to conduct its business following completion of the merger and remain an integral component of the overall strategy of Novartis. Therefore, Novartis believes that the liquidation value of Alcon is irrelevant to a determination as to whether the merger is fair to Alcon shareholders unaffiliated with Novartis, and no appraisal of liquidation value was sought for purposes of valuing the Alcon shares.

              Further, net book value, which is an accounting concept, was not considered as a factor because Novartis believes that net book value is not a material indicator of the value of Alcon as a going concern but rather is primarily indicative of historical costs.

              Novartis is not aware of any firm offers made by a third party to acquire Alcon during the past two years and in any event Novartis does not have any intention of selling or otherwise disposing of the

Alcon shares that are currently owned by it. Third-party offers were therefore not considered by Novartis in reaching its conclusion as to fairness.

              Novartis did not consider alternative means (other than the merger) to acquire shares held by the unaffiliated Alcon shareholders.

              The foregoing discussion of the information and factors considered and given weight by Novartis is not intended to be exhaustive, but includes the factors considered by Novartis that it believes to be material.

Alcon Reasons for the Merger; Recommendation of the Alcon Board as to Fairness of the Merger

              The Alcon Board, by the unanimous vote of those directors who voted (Dr. Vasella, who is the Chairman of the Novartis Board, and Mr. Buehler, who has received an employment offer to be Head of the Novartis eye care division after completion of the proposed merger, recused themselves and Dr. Joan W. Miller, who participated in the unanimous resolution of the Independent Director Committee to recommend to the Alcon Board that the Alcon Board approve the merger agreement, was not present), determined to approve the merger agreement and the merger. In reaching its decision to approve the merger agreement and the merger, the Alcon Board consulted with Alcon's management and legal and financial advisors regarding strategic, legal, operational and financial aspects of the transaction, and it considered a variety of factors in favor of the merger. Among other things, Alcon believes:

  •
  the merger agreement and the merger are fair and are advisable and in the best interests of the unaffiliated Alcon shareholders;

  •
  the merger will allow Alcon shareholders to participate in future synergies resulting from the merger while holding shares in a company that is not controlled by a single shareholder;

  •
  the merger will end the speculation caused by the existing ownership structure regarding Novartis acquiring the Minority Shares, which has been a distraction to the business and the employees of Alcon;

  •
  the merger will create a stronger eye care business with broader commercial reach and enhanced capabilities to develop more new and innovative eye care products that address unmet clinical needs in eye care;

  •
  the merger will yield a number of benefits to Alcon and its employees and customers, including:

  •
  increased commercial capability to accelerate sales growth and support for Alcon's customers;

  •
  expanded ability to develop innovative eye care products that reach the market faster;

  •
  greater patient and market access to advanced technologies;

  •
  enhanced product development and branding opportunities in contact lenses and solutions; and

  •
  cost efficiencies that can be reinvested in research and other growth opportunities;

  •
  the merger will allow Alcon to benefit from the global commercial capabilities of Novartis across multiple healthcare product categories. This includes reimbursement and market access capabilities that can be leveraged to accelerate Alcon's growth around the world, such as enhanced market access for advanced technology intraocular lenses in Europe. Alcon and Novartis together will also be better positioned to capture growth and market share in numerous geographic markets, especially in emerging markets where there is high growth potential;

  •
  the new eye care division that Novartis proposes to create following completion of the merger will combine Alcon's in-depth scientific knowledge of eye disease and clinical experience with the broad-based research capabilities and resources of Novartis. This will allow for an expanded commitment to research and development activities in eye care with the goal of increasing new product discovery and development productivity to generate differentiated products to sustain and accelerate growth. This is expected to translate into more new products for eye care professionals and their patients and increased opportunities for market penetration in key market segments; and

  •
  following completion of the merger, the combined company will be better positioned to capitalize on commercial opportunities to develop and brand contact lenses collaboratively with contact lens solutions with the goal of capturing new patients and increasing the number of patients that use contact lenses to correct their vision.

              In reaching its determination that the merger agreement and the merger are fair and are advisable and in the best interests of the unaffiliated Alcon shareholders, the Alcon Board determined that the analyses of the Independent Director Committee in considering whether to recommend the merger agreement to the Alcon Board were reasonable, and expressly adopted the conclusions and analyses of the Independent Director Committee. In determining the fairness of the transaction, the Alcon Board considered and relied upon:

  •
  the process of the Independent Director Committee in considering the merger, which contributed to the Alcon Board's determination as to fairness because it supported the Alcon Board's view that the terms of the transaction recommended by the Independent Director Committee were a result of a procedurally fair process and an active negotiation between the Independent Director Committee and Novartis;

  •
  the Alcon Board having received legal advice from Homburger AG and Cravath, Swaine & Moore LLP and financial advice from Lazard, and the Independent Director Committee having received legal advice from Pestalozzi and Sullivan & Cromwell and financial advice from Greenhill, which contributed to the Alcon Board's determination as to fairness because it supported the Alcon Board's view that the price offered by Novartis and the process followed in negotiating the merger agreement was fair to the unaffiliated Alcon shareholders;

  •
  the recommendation of the Independent Director Committee on December 14, 2010, expressly adopted by the Alcon Board, that the Alcon Board approve the merger agreement;

  •
  the fact that the Merger Consideration valued at $168 per share is at a 12.2% premium per Alcon share to $149.76, the last closing price for Alcon shares on December 1, 2009, the day prior to the commencement of public takeover speculation triggered by a UBS research analyst report, which contributed to the Alcon Board's determination as to fairness because it supported the Alcon Board's view that the unaffiliated Alcon shareholders would receive an appropriate premium for their Alcon shares in the transaction (as compared to Alcon's unaffected stock price);

  •
  the fact that the Merger Consideration valued at $168 per share would represent a premium over Alcon's unaffected stock price on December 1, 2009 that is within the range of premia paid in other comparable transactions;

  •
  the fact that the Merger Consideration valued at $168 per share represented an approximately 9.8% increase over the $153 per share value of the January 3 Proposal, which contributed to the Alcon Board's determination as to fairness because it supported the Alcon Board's view that the merger negotiations had resulted in increased value for the unaffiliated Alcon shareholders;

  •
  the fact that the Merger Consideration is approximately equal to the weighted average price per share of $168.16 paid by Novartis in acquiring the approximately 77% controlling stake in the Alcon shares it currently owns;

  •
  the Contingent Value Amount (or "put option") feature of the merger agreement, which contributed to the Alcon Board's determination as to fairness because it protected Alcon shareholders from the potential risks associated with the Novartis share price during the period between signing and the annual general meeting of Alcon shareholders;

  •
  the terms and conditions of the merger agreement, described under "The Merger Agreement and the Merger" beginning on page 106, which contains conditions to completion of the merger that the Alcon Board, after consulting with its legal counsel, considered to be reasonable, customary and reasonably likely to be satisfied in a timely manner, which the Alcon Board believed supported its determination;

  •
  the likelihood, considering the terms of the merger agreement and the financial and capital resources and incentives of Novartis to complete the merger, that the merger would be completed in a reasonably prompt time frame, which contributed to the Alcon Board's determination as to fairness because it supported the Alcon Board's view that it increased the certainty of value and time value of the consideration offered to unaffiliated Alcon shareholders;

  •
  the Alcon Board's understanding of, on the one hand, promising trends in the eye care industry, including aging demographics, increasing demand for and access to eye care in emerging markets, the existence of multiple unmet medical needs and rising patient expectations for product performance, and, on the other hand, certain challenges facing the industry, including rising research costs, increasing regulatory and reimbursement hurdles and the need for access to wide libraries of chemical and biological compounds for the development of new eye care products, contributed to the Alcon Board's determination as to fairness because it supported the Alcon Board's view that the value certainty of the transaction would be beneficial to unaffiliated Alcon shareholders at this time; and

  •
  the factors referred to above as having been taken into account by the Independent Director Committee, including the amount of the Merger Consideration in general and in comparison to the last unaffected stock price and the original price proposed by Novartis, the terms of the merger agreement and the receipt by the Alcon Board of the oral opinion of Lazard rendered to the Alcon Board, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the Merger Consideration (as defined in the merger agreement) to be paid to Alcon shareholders (other than Alcon, Novartis and their respective affiliates) in the merger was fair, from a financial point of view, to such Alcon shareholders, which opinion is attached as Annex C to this prospectus.

              The Alcon Board also believes that sufficient procedural safeguards were present to ensure the fairness of the transaction. The Alcon Board reached this conclusion based on, among other things:

  •
  the fact that Article V, Section 5 of the Alcon Organizational Regulations provides, among other things, that the Alcon Board may only resolve with respect to a merger with a majority shareholder of Alcon if a majority of the Independent Director Committee so recommends, and that the Independent Director Committee unanimously recommended the merger agreement;

  •
  the fact that the Independent Director Committee consisted solely of independent directors who are not affiliated with Novartis and its affiliates, which contributed to the Alcon Board's determination as to fairness because the Alcon Board believed these directors could objectively evaluate the proposal of Novartis and represent effectively the interests of the unaffiliated Alcon shareholders;

  •
  the fact that the Alcon Board and the Independent Director Committee each retained their own legal and financial advisors, which contributed to the Alcon Board's determination as to fairness because it preserved the independence of the advice provided to the Independent Director Committee;

  •
  the fact that the Alcon Board received the advice and assistance of Lazard, as its investment banker, and Homburger AG and Cravath, Swaine & Moore LLP, as its legal advisors, and requested and received from Lazard its oral opinion rendered to the Alcon Board, subsequently confirmed in writing, that, as of the date of such opinion, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the Merger Consideration (as defined in the merger agreement) to be paid to Alcon shareholders (other than Alcon, Novartis and their respective affiliates) in the merger was fair, from a financial point of view, to such Alcon shareholders, which opinion is attached as Annex C to this prospectus; and

  •
  the fact that the negotiations that had taken place between representatives of Novartis, on the one hand, and the Independent Director Committee and its representatives, on the other hand, were structured and conducted so as to preserve the independence of the Independent Director Committee, which contributed to the Alcon Board's determination as to fairness because it supported the Alcon Board's view that the transaction was procedurally fair to the unaffiliated Alcon shareholders.

              The Alcon Board also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated thereby, including the merger. These factors included:

  •
  the fact that the unaffiliated Alcon shareholders, following completion of the merger, will constitute a relatively small percentage of equity ownership of Novartis, which contributed to the Alcon Board's determination as to fairness to the extent that it relates to their participation in future synergies resulting from the merger;

  •
  the fact that, due to the ownership position of Novartis in Alcon and public statements by Novartis that it would not support an alternative transaction, the Alcon Board believed there was no reason to contact, and did not contact, third parties about a sale of Alcon, which contributed to the Alcon Board's determination as to fairness because it caused the Alcon Board to conclude that it was unlikely, although possible, that an alternative transaction would be proposed by a third party; and

  •
  the fact that the merger agreement does not include as a requirement that the merger be approved by a majority of the unaffiliated Alcon shareholders, which contributed to the Alcon Board's determination as to fairness because it increased the likelihood that the merger would be approved even if a significant number of the unaffiliated Alcon shareholders voted against it.

              In view of the wide variety of factors considered by the Alcon Board in evaluating the merger and the complexity of these matters, the directors did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors. To avoid any actual conflict of interest or the appearance of any conflict of interest, Dr. Vasella, who is the Chairman of the Novartis Board, and Mr. Buehler, who has received an employment offer to be Head of the Novartis eye care division after completion of the proposed merger, did not participate in any deliberations of the Alcon Board relating to the merger agreement and the merger and abstained from voting on the approval of the merger agreement.

              In reaching its determination and making its recommendation, the Alcon Board did not consider the liquidation value of Alcon to be a relevant valuation method because it considered Alcon to be a viable going concern. Furthermore, the Alcon Board did not consider net book value to be a useful indicator of Alcon's value because the Alcon Board believed that net book value is primarily indicative of historical costs but is not a material indicator of the value of Alcon as a going concern. The Merger Consideration is approximately 654% greater than Alcon's net book value per share of $22.27 on a shares outstanding basis as of September 30, 2010. In addition, the Alcon Board did not consider firm offers made by unaffiliated persons during the last two years (other than the transactions pursuant to the Purchase and Option Agreement described in "Special Factors—Background of the Merger" beginning on page 34), as no such offers were made during that time.

              In connection with the consummation of the merger, certain of Alcon's officers may receive benefits and compensation that may differ from the Merger Consideration you would receive. Please see "Interests of Alcon's Directors and Executive Officers in the Merger" beginning on page 140.

              Based in part on the recommendation of the Independent Director Committee, the Alcon Board, by the unanimous vote of the those directors voting (Dr. Vasella, who is Chairman of the Novartis Board, and Mr. Buehler, who has received an employment offer to be Head of the Novartis eye care division after completion of the proposed merger, recused themselves and Dr. Joan W. Miller, who participated in the unanimous resolution of the Independent Director Committee to recommend to the Alcon Board that the Alcon Board approve the merger agreement, was not present) recommends that Alcon shareholders vote to approve the merger agreement. This recommendation was made after consideration of all the material factors, both positive and negative, as described above.

Opinion of Lazard Frères & Co. LLC

              Alcon retained Lazard to act as its investment banker and to render an opinion to Alcon's board of directors as to the fairness, from a financial point of view, to holders of Alcon shares (other than Alcon, Novartis and their respective affiliates) of the Merger Consideration (as defined in the merger agreement) to be paid to such holders in the merger. On December 14, 2010, Lazard rendered its oral opinion to Alcon's board of directors, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the Merger Consideration to be paid to holders of Alcon shares (other than Alcon, Novartis and their respective affiliates) in the merger was fair, from a financial point of view, to such holders.

              The full text of Lazard's written opinion, dated December 14, 2010, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion is attached to this prospectus as Annex C and is incorporated into this prospectus by reference. The description of Lazard's opinion set forth in this prospectus is qualified in its entirety by reference to the full text of Lazard's written opinion attached as Annex C. We encourage you to read Lazard's opinion and this section carefully and in their entirety.

              Lazard's engagement and its opinion were for the benefit of Alcon's board of directors (in its capacity as such) and Lazard's opinion was rendered to Alcon's board of directors in connection with its evaluation of the merger and only addressed the fairness, from a financial point of view, to holders of Alcon shares (other than Alcon, Novartis and their respective affiliates) of the Merger Consideration to be paid to such holders in the merger as of the date of Lazard's opinion. Alcon did not request Lazard to consider, and Lazard's opinion did not address, the relative merits of the merger as compared to any other transaction or business strategy in which Alcon might engage or the merits of the underlying decision by Alcon to engage in the merger. Lazard's opinion was not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any matter relating thereto. Lazard's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of Lazard's opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard's opinion. Lazard did not express any opinion as to the prices at which the Alcon shares or the Novartis shares may trade at any time subsequent to the announcement of the merger. Lazard's opinion is delivered in accordance with, and on the express condition that it may only be interpreted in accordance with, custom and practice in the United States.

              The following is a summary of Lazard's opinion. We encourage you to read Lazard's written opinion carefully in its entirety.

              In connection with its opinion, Lazard:

  •
  reviewed the financial terms and conditions of the merger agreement;

  •
  reviewed certain publicly available historical business and financial information relating to Alcon and Novartis;

  •
  reviewed various financial forecasts and other data provided to Lazard, or approved for Lazard's use, by Alcon relating to the business of Alcon and publicly available estimates for Novartis relating to the business of Novartis;

  •
  held discussions with members of the senior managements of Alcon and Novartis with respect to the businesses and prospects of Alcon and Novartis, respectively;

  •
  reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Alcon and Novartis, respectively;

  •
  reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Alcon and Novartis, respectively;

  •
  reviewed historical stock prices and trading volumes of the Alcon shares and the Novartis shares; and

  •
  conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

              Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Alcon or Novartis or concerning the solvency or fair value of Alcon or Novartis, and Lazard was not furnished with such valuation or appraisal. With respect to the financial forecasts for Alcon utilized in Lazard's analyses and provided to Lazard by the management of Alcon, Lazard assumed, with the consent of Alcon, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Alcon. As Alcon was aware, the management of Alcon did not prepare forecasts beyond 2013; accordingly, the financial information used for purposes of Lazard's analyses for years 2014 through 2022 was extrapolated based on guidance from the management of Alcon and Lazard assumed, with the consent of Alcon, that such extrapolated financial information was a reasonable basis upon which to evaluate the future financial performance of Alcon, and was appropriate to use in Lazard's analyses. As Alcon was also aware, the management of Novartis did not make available its forecasts of the future financial performance of Novartis but directed Lazard to publicly available estimates for Novartis. Lazard assumed, with the consent of Alcon, that such publicly available estimates for Novartis were a reasonable basis upon which to evaluate the future financial performance of Novartis, and were appropriate for Lazard to utilize in its analyses. Lazard assumed no responsibility for and expressed no view as to any such forecasts, extrapolated financial information or publicly available estimates or the assumptions on which they were based. Lazard further assumed, with the consent of Alcon, that adjustments (if any) to the Merger Consideration pursuant to Section 2.1(c) of the merger agreement would not be material in any respect to Lazard's analyses or opinion.

              In connection with its engagement, Lazard was not authorized to, and Lazard did not, solicit indications of interest from third parties regarding a potential transaction with Alcon, nor was Lazard requested to consider, and Lazard's opinion does not address, the relative merits of the merger as compared to any other transaction or business strategy in which Alcon might engage. Lazard was not involved in the negotiation or execution of the merger, nor was Lazard requested to consider the merits of the process relating to the merger or whether a different process may have resulted in different or greater consideration to be paid to holder of Alcon shares or the merits of the underlying decision by Alcon to engage in the merger.

              In rendering its opinion, Lazard assumed, with the consent of Alcon, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions, and that the merger agreement and the transactions contemplated therein comply with Swiss law. Lazard also assumed, with the consent of Alcon, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger would not have an adverse effect on Alcon, Novartis or the merger. Lazard's opinion did not address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Alcon obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the Merger Consideration to the extent expressly specified in Lazard's opinion) of the merger, nor did Lazard express any view or opinion regarding the nature or components of the Merger Consideration. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the Merger Consideration or otherwise.

              The following is a brief summary of the material financial analyses and reviews that Lazard deemed appropriate in connection with rendering its opinion. The brief summary of Lazard's analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. Considering selected portions of the analyses and reviews in the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard's opinion.

              In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any factor, analysis or review considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

              For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Alcon and Novartis. No company, business or transaction used in Lazard's analyses and reviews as a comparison is identical to Alcon, Novartis or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard's analyses and reviews. The estimates contained in Lazard's analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard's analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard's analyses and reviews are inherently subject to substantial uncertainty.

              The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard's analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard's analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard's analyses and reviews.

              In Lazard's analyses and reviews set forth below, each implied price per share range was rounded to the nearest dollar. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 13, 2010 and is not necessarily indicative of current market conditions. For purposes of Lazard's opinion and analyses, Lazard assumed that the Merger Consideration would have a value of US$168.00.

Financial Analyses

Discounted Cash Flow Analysis

              Lazard performed a discounted cash flow analysis of Alcon based on financial forecasts for Alcon for years 2011 through 2013 prepared by the management of Alcon and financial information for Alcon for years 2014 through 2022 that was extrapolated based on guidance from, and with the consent of, the management of Alcon. Lazard calculated a present value of the forecasted unlevered free cash flows of Alcon for years 2011 through 2013. Lazard then determined a total terminal value for Alcon by calculating and adding together an interim terminal value for Alcon for years 2014 through 2022 based on the financial information referenced above and a perpetuity terminal value for Alcon post 2022 using perpetuity growth rates of 2.0% to 3.0%. Lazard discounted the unlevered free cash flows of Alcon for years 2011 through 2013 as well as the total terminal value for Alcon to December 31, 2010, in each case using discount rates ranging from 8.5% to 9.5%, which range was based on a weighted average cost of capital (WACC) analysis of the selected companies used in the comparable companies analysis described below. Based on the foregoing, Lazard calculated an implied price per share range for Alcon of US$150.00 to US$189.00.

Comparable Companies Analysis

              Lazard analyzed the market values and trading multiples of Alcon and generally comparable publicly traded healthcare companies. Using publicly available information and Institutional Brokers' Estimates System (IBES) mean estimates, Lazard analyzed the market values and trading multiples for the healthcare companies listed below:

              Healthcare Companies

  •
  Abbott Laboratories

  •
  Allergan, Inc.

  •
  Baxter International Inc.

  •
  Carl Zeiss Meditec AG

  •
  The Cooper Companies, Inc.

  •
  Essilor International SA

  •
  Hologic, Inc.

  •
  Hospira, Inc.

  •
  Johnson & Johnson

  •
  Medtronic, Inc.

  •
  St. Jude Medical, Inc.

  •
  Stryker Corporation

              Although none of the selected companies is directly comparable to Alcon, the companies selected are publicly traded companies with criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of analysis Lazard considered similar to Alcon.

              Lazard calculated the range of trading multiples for all of the companies listed above based on the closing stock prices of the selected companies on December 13, 2010. In particular, Lazard reviewed the enterprise value of the selected companies as a multiple of, among other things, estimated year 2010 and estimated year 2011 earnings before interest, taxes, depreciation and amortization, or EBITDA. Lazard calculated enterprise value as the market capitalization (or equity value), plus total debt and minority interests and preferred stock, less cash and cash equivalents. Lazard also reviewed price to earnings, or P/E, multiples, which is the per share equity value of the selected companies as a multiple of earnings per share, or EPS. Estimated financial data for Alcon was based on the financial forecasts provided to Lazard by Alcon's management.

              The following table presents the reference range of trading multiples for all companies selected by Lazard as well as the individual trading multiples for Allergan, which Lazard considered to be more comparable to Alcon relative to the other companies selected for the analysis due to its business profile:

	Healthcare Companies	Allergan
Enterprise Value / 2010E EBITDA	9.2x – 13.5x	13.4x
Enterprise Value / 2011E EBITDA	8.4x – 12.0x	11.9x
2010E P / E	16.1x – 22.5x	21.9x
2011E P / E	13.7x – 19.8x	19.1x

              Based upon the foregoing, Lazard applied the selected ranges to the relevant statistic for Alcon and calculated an implied range of Alcon share prices. The following table presents the results of such analysis:

Implied Price per Alcon share
Enterprise Value / EBITDA (all healthcare companies)	US$96.00 – US$137.00
Enterprise Value / EBITDA (Allergan)	US$134.00 – US$137.00
P / E (all healthcare companies)	US$116.00 – US$171.00
P / E (Allergan)	US$160.00 – US$166.00

Precedent Transactions Analysis

              Lazard reviewed and analyzed selected precedent merger and acquisition transactions involving companies in the healthcare industry. In performing these analyses, Lazard analyzed certain publicly available financial information and transaction multiples relating to companies in the selected transactions and compared such information to the corresponding financial information for Alcon. The financial information for Alcon was based on the financial forecasts provided to Lazard by Alcon's management.

              Specifically, Lazard reviewed ten merger and acquisition transactions since January 2006 involving healthcare companies with a transaction value greater than US$5 billion. Lazard also reviewed the two additional merger and acquisition transactions that had a transaction value less than US$5 billion, Abbott Laboratories' acquisition of Advanced Medical Optics, Inc. and Warburg Pincus's acquisition of Bausch & Lomb Incorporated, because they were the only sizeable ophthalmology transactions since January 2006.

              The precedent transactions reviewed were (listed by announcement date followed by the acquirer and target company):

Date Announced	Acquiror	Target
February 2010	Merck KGaA	Millipore Corp.
January 2009	Abbott Laboratories	Advanced Medical Optics, Inc.
June 2008	Invitrogen Corp.	Applied Biosystems Inc.
April 2008	Takeda Pharmaceutical Company Limited	Millennium Pharmaceuticals, Inc.
July 2007	Siemens AG	Dade Behring, Inc.
May 2007	Warburg Pincus	Bausch & Lomb Incorporated
April 2007	AstraZeneca PLC	MedImmune, Inc.
December 2006	Private Equity Consortium (The Blackstone Group L.P., Goldman Sachs & Co., Kohlberg Kravis Roberts & Co. L.P. and TPG Capital)	Biomet, Inc.
June 2006	Siemens AG	Bayer Diagnostics (a division of Bayer AG)
June 2006	Johnson & Johnson	Pfizer Consumer Healthcare (a division of Pfizer Inc.)
May 2006	Thermo Electron Corp.	Fisher Scientific International Inc.
March 2006	Bayer AG	Schering AG

              Using publicly available information and market data, Lazard calculated and analyzed the transaction value in each of the selected precedent transactions as a multiple of each target company's last twelve months (LTM) EBITDA and next twelve months (NTM) EBITDA, in each case with respect to the date of announcement of the transaction.

              Based upon its analysis, Lazard calculated a LTM enterprise value to EBITDA multiple reference range of 14.4x to 17.4x and applied such range to Alcon's estimated year 2010 EBITDA. Lazard then calculated an implied enterprise value reference range for Alcon, resulting in an implied price per share range for Alcon of US$146.00 to US$175.00.

              Lazard also calculated a NTM enterprise value to EBITDA multiple reference range of 11.7x to 16.0x and applied such range to Alcon's estimated year 2011 EBITDA. Lazard then calculated an implied enterprise value reference range for Alcon, resulting in an implied price per share range for Alcon of US$120.00 to US$161.00.

Other Analyses and Reviews

Minority Squeeze-Out Premiums Analysis

              Lazard performed a minority squeeze-out premiums analysis based publicly available information on premiums paid in the 17 public company transactions with a US or European target company announced since 2006 with a transaction value greater than US$1 billion in which the acquiror owned between 50% and 80% of the target company. The implied premiums in this analysis were calculated by comparing the per share transaction price to the closing price of the target company's stock one day prior to announcement of the transaction and to the target company's 1-month, 3-month and 6-month average closing price per share prior to announcement of the transaction. Based on the foregoing, Lazard applied the mean to median range of such implied premiums to Alcon's closing share price one-day prior to December 1, 2009 (the last unaffected trading day prior to the announcement of a proposed transaction between Alcon and Novartis), and to Alcon's 1-month, 3-month and 6-month average closing share price prior to December 1, 2009, which resulted in an implied price per share range for Alcon of US$152.00 to US$175.00.

52-Week High/Low

              Lazard reviewed share price data for Alcon for the 52-week period ended December 13, 2010, the last trading day prior to the announcement of the merger. Lazard observed that, during this period, the closing share price for Alcon ranged from US$135.00 per share to US$170.18 per share.

Miscellaneous

              In connection with Lazard's services as Alcon's investment banker, Alcon agreed to pay Lazard an aggregate fee of US$1.5 million, which was payable in full upon the earliest of (i) the date on which Lazard rendered its opinion, (ii) the date on which Lazard provided Alcon's board of directors, at its request, with a presentation in lieu of an opinion regarding Lazard's views concerning the fairness of the consideration proposed to be paid in the merger, and (iii) public announcement of the merger (subject to certain circumstances). Alcon also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard's engagement and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or relate to Lazard's engagement, including certain liabilities under US federal securities laws.

              Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard and its affiliates have in the past provided, currently are providing and in the future may provide certain investment banking services to Alcon, Novartis and certain of their respective affiliates, for which Lazard or its affiliates have received and may receive compensation, including, during the past two years, having performed certain financial advisory services for Novartis unrelated to the merger. In addition, in the ordinary course of their respective businesses, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) and their respective affiliates may actively trade securities of Alcon, Novartis and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Alcon, Novartis and certain of their respective affiliates. The issuance of Lazard's opinion was approved by an authorized committee of Lazard Frères & Co. LLC.

              Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to Alcon because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the business of Alcon.

              Alcon and Novartis determined the Merger Consideration to be paid to the holders of Alcon shares in the merger through arm's-length negotiations, and Alcon's board of directors approved the Merger Consideration. Lazard conducted the analyses and reviews summarized above for the purpose of providing an opinion to Alcon's board of directors as to the fairness, from a financial point of view, to the holders of Alcon shares (other than Alcon, Novartis and their respective affiliates) of the Merger Consideration to be paid to such holders in the merger. Lazard did not recommend any specific consideration to Alcon's board of directors or any other person or indicate that any given consideration constituted the only appropriate consideration for the merger.

              Lazard's opinion was one of many factors considered by Alcon's board of directors. Consequently, the summary of the analyses and reviews provided above should not be viewed as determinative of the opinion of Alcon's board of directors with respect to the Merger Consideration or of whether Alcon's board of directors would have been willing to recommend a different transaction or determine that a different Merger Consideration was fair. Additionally, Lazard's opinion is not intended to confer any rights or remedies upon any employee or creditor of Alcon.

Recommendation of the Independent Director Committee

              The Independent Director Committee, acting with the advice and assistance of independent legal and financial advisors, evaluated and negotiated the terms and conditions of the merger agreement with Novartis. The Independent Director Committee unanimously resolved to recommend to the Alcon Board that the Alcon Board approve the merger agreement.

              In the course of reaching its determination and making the recommendation described above, the Independent Director Committee considered a number of factors, including the following:

  •
  the understanding of the Independent Director Committee of Alcon and its business as well as its financial performance, results of operations and future prospects, which understanding contributed to the determination of the Independent Director Committee to recommend the merger agreement to the Alcon Board because it supported the view of the Independent Director Committee that the Merger Consideration reflected, among other things, an appropriate valuation of Alcon as a stand-alone business;

  •
  the opinion delivered orally (subsequently confirmed in writing) by Greenhill on December 14, 2010, to the effect that, as of that date and based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the Merger Consideration to be received by the Alcon shareholders (other than Novartis) pursuant to the merger agreement was fair, from a financial point of view, to such Alcon shareholders, which contributed to the determination of the Independent Director Committee to recommend the merger agreement to the Alcon Board because it supported the view of the

    Independent Director Committee that the price offered by Novartis was fair to the unaffiliated Alcon shareholders;

  •
  the long-term value of Alcon shares, which contributed to the determination of the Independent Director Committee to recommend the merger agreement to the Alcon Board because it supported the view of the Independent Director Committee that the price offered by Novartis was fair in light of, among other things, such long-term value;

  •
  the structure of the consideration payable under the merger agreement, which contributed to the determination of the Independent Director Committee to recommend the merger agreement to the Alcon Board because it results in Alcon shareholders receiving consideration valued at $168 per Alcon share (subject to changes in the market prices of Novartis shares and Novartis ADSs and the US dollar/Swiss franc exchange rate on and after the date of the annual general meeting of Alcon shareholders to which this prospectus relates, which may cause the value of the Merger Consideration to be higher or lower than $168 at the effective time of the merger);

  •
  the terms and conditions of the merger agreement, described under "The Merger Agreement and the Merger" beginning on page 106, which contains conditions to completion of the merger that the Independent Director Committee, after consulting with its legal counsel, considered to be reasonable, customary and reasonably likely to be satisfied in a timely manner, which the Independent Director Committee believed supported its determination to recommend the merger agreement to the Alcon Board;

  •
  the fact that the merger agreement contains a provision that requires a recommendation of the Independent Director Committee (not to be unreasonably withheld) before the Alcon Board and the Novartis Board can agree to an amendment to an essential term of the merger agreement, which contributed to the determination of the Independent Director Committee to recommend the merger agreement to the Alcon Board because it maintained the integrity of the recommendation described above;

  •
  the fact that the parties agreed in the merger agreement to interpret a "Material Change" (as defined in the merger agreement) as a change in the consolidated net assets of either party of more than 10% of the market value of all outstanding shares of such party, which contributed to the determination of the Independent Director Committee to recommend the merger agreement to the Alcon Board because it increased the certainty of completion of the merger;

  •
  the commitment of Novartis, subject to certain conditions, to vote or cause to be voted approximately 77% of the voting power of Alcon shares in favor of the merger, which contributed to the determination of the Independent Director Committee to recommend the merger agreement to the Alcon Board because it increased the certainty of completion of the merger;

  •
  the fact that there is no financing contingency to the merger, which contributed to the determination of the Independent Director Committee to recommend the merger agreement to the Alcon Board because it increased the certainty of the value offered to the unaffiliated Alcon shareholders; and

  •
  the likelihood, considering the terms of the merger agreement, the financial and capital resources of Novartis and the incentives of Novartis to complete the merger, that the merger would be completed, and completed in a reasonably prompt time frame, which contributed to the determination of the Independent Director Committee to recommend the merger agreement to the Alcon Board because it supported the view of the Independent Director

    Committee that it increased the certainty of value and time value of the consideration offered to the unaffiliated Alcon shareholders.

              The Independent Director Committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated thereby, including the merger. These factors included:

  •
  the fact that the unaffiliated Alcon shareholders, following completion of the merger, would hold a relatively small percentage of equity ownership of Novartis, which the Independent Director Committee considered to the extent that it relates to their participation in future synergies resulting from the merger;

  •
  the structure of the consideration payable under the merger agreement, which the Independent Director Committee considered because, while providing downside protection, it limits the ability of Alcon shareholders to receive a value greater than $168 per Alcon share;

  •
  the commitment of Novartis, subject to certain conditions, to vote or cause to be voted approximately 77% of the voting power of Alcon shares in favor of the merger, combined with the absence of a requirement that a majority of the unaffiliated Alcon shareholders approve the merger agreement, which the Independent Director Committee considered because it increased the likelihood that the merger would be approved even if a significant number of the unaffiliated Alcon shareholders voted against it; and

  •
  the limitations on Alcon's ability to obtain alternative offers from third parties to acquire Alcon as a result of Alcon's existing relationship with Novartis, including its ownership position in Alcon, which the Independent Director Committee considered because it caused the Independent Director Committee to conclude that it was unlikely that an alternative transaction would be proposed by a third party.

              This discussion of the information and factors considered by the Independent Director Committee in reaching recommendation includes all of the material factors considered by the Independent Director Committee, but is not intended to be exhaustive. In view of the wide variety of factors the Independent Director Committee considered in evaluating the merger agreement, and the complexity of these matters, the Independent Director Committee did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to the factors. In addition, different members of the Independent Director Committee may have given different weight to different factors.

              In reaching its determination to make its recommendation, the Independent Director Committee did not consider the liquidation value of Alcon to be a relevant valuation method because it considered Alcon to be a viable going concern. The Independent Director Committee did not consider net book value to be a useful indicator of Alcon's value because the Independent Director Committee believed that net book value is indicative of historical costs but is not a material indicator of the value of Alcon as a going concern. In addition, the Independent Director Committee did not consider firm offers made by unaffiliated persons during the last two years (other than the transactions pursuant to the Purchase and Option Agreement described in "Special Factors—Background of the Merger" beginning on page 34), as no such offers were made during that time.

              The Independent Director Committee believes that sufficient procedural safeguards were and are present to permit the Independent Director Committee to represent effectively the interests of the unaffiliated Alcon shareholders. These procedural safeguards include the following:

  •
  Article V, Section 5 of the Alcon Organizational Regulations, which provides, among other things, that the Alcon Board may only resolve with respect to a merger with a majority shareholder of Alcon if a majority of the Independent Director Committee so recommends;

  •
  the active negotiations of the Independent Director Committee, with the assistance of independent legal and financial advisors, with representatives of Novartis regarding the merger consideration and the other terms of the merger and the merger agreement, which contributed to the determination of the Independent Director Committee to recommend the merger agreement to the Alcon Board because the Independent Director Committee believed such active negotiations resulted in the transaction's terms being more beneficial to the unaffiliated Alcon shareholders than the January 3 Proposal and in the initial draft of the merger agreement delivered by Novartis on November 23, 2010;

  •
  the fact that the Independent Director Committee is composed of three independent directors who are not affiliated with Novartis and are not employees of Alcon or any of its subsidiaries, which contributed to the determination of the Independent Director Committee to recommend the merger agreement to the Alcon Board because it believed such individuals could objectively evaluate the proposed transaction;

  •
  the fact that the Independent Director Committee received the advice and assistance of Greenhill as financial advisor, and Pestalozzi and Sullivan & Cromwell, as legal advisors, and requested and received from Greenhill an opinion, delivered orally and confirmed in writing on December 14, 2010, with respect to, as of such date, the fairness, from a financial point of view, of the Merger Consideration to be received by Alcon shareholders (other than Novartis) pursuant to the merger agreement, which the Independent Director Committee believed supported its determination to recommend the merger agreement to the Alcon Board;

  •
  the fact that, other than receipt of board and committee fees (which are not contingent upon the consummation of the merger or the Independent Director Committee's recommendation of the merger agreement), their indemnification and liability insurance rights under the merger agreement and their entitlement under the merger agreement to receive merger consideration in respect of any Alcon shares and/or Alcon equity awards that they may hold, members of the Independent Director Committee do not have an interest in the merger different from that of the unaffiliated Alcon shareholders, which contributed to the Independent Director Committee's determination to recommend the merger agreement to the Alcon Board because it believed the compensation structure for the Independent Director Committee, as well as the absence of differing interests in the merger, did not interfere with the ability of the Independent Director Committee to objectively evaluate the transaction; and

  •
  the recognition by the Independent Director Committee that it had no obligation to recommend the approval of the merger agreement or any other transaction, which contributed to the determination of the Independent Director Committee to recommend the merger agreement to the Alcon Board because it believed that such recognition allowed the Independent Director Committee to objectively evaluate the transaction.

              In light of the procedural safeguards described above, the Independent Director Committee did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the unaffiliated Alcon shareholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger agreement and the merger.

Opinion of Greenhill

              The Independent Director Committee retained Greenhill to act as its financial advisor in connection with the Independent Director Committee's consideration of the proposed terms of the potential merger. On December 14, 2010, at a meeting of the Independent Director Committee, Greenhill rendered to the Independent Director Committee an oral opinion, which was confirmed by delivery of a written opinion, dated December 14, 2010, to the effect that, as of the date of the opinion, and based upon and subject to the limitations and assumptions set forth therein, the Merger Consideration to be received by the holders of the Alcon shares (other than Novartis) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

              The full text of Greenhill's written opinion dated December 14, 2010, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this prospectus and is incorporated herein by reference. The summary of Greenhill's opinion in this prospectus is qualified in its entirety by reference to the full text of the opinion.

              In arriving at its opinion, Greenhill, among other things:

  •
  reviewed the draft of the merger agreement presented to the Independent Director Committee at its meeting on December 14, 2010 and certain related documents;

  •
  reviewed certain publicly available financial statements of Alcon and Novartis;

  •
  reviewed certain other publicly available business and financial information relating to Alcon and Novartis that Greenhill deemed relevant;

  •
  reviewed certain information, including financial forecasts and other financial and operating data concerning Alcon, prepared by the management of Alcon;

  •
  reviewed certain publicly available financial forecasts relating to the business and financial prospects of Novartis prepared by certain research analysts (which are referred to in this prospectus as the Novartis street forecasts);

  •
  discussed the financial condition and prospects of Novartis with management of Novartis;

  •
  discussed the past and present operations and financial condition and the prospects of Alcon with senior executives of Alcon;

  •
  reviewed the historical market prices and trading activity for the Alcon shares and analyzed its implied valuation multiples;

  •
  compared the value of the Merger Consideration with that received in certain publicly available transactions that Greenhill deemed relevant, including certain squeeze-out transactions;

  •
  compared the value of the Merger Consideration with the trading valuations of certain publicly traded companies that Greenhill deemed relevant;

  •
  compared the value of the Merger Consideration to the valuation derived by discounting future cash flows and a terminal value of Alcon at discount rates Greenhill deemed appropriate;

  •
  compared the pro forma ownership of the shareholders of Alcon (other than Novartis) in Novartis to Alcon's contribution to certain operating metrics;

  •
  participated in discussions and negotiations among representatives of the Independent Director Committee, Alcon and Novartis and their respective legal and financial advisors; and

  •
  performed such other analyses and considered such other factors as Greenhill deemed appropriate.

              Greenhill's written opinion was addressed to the Independent Director Committee. It was not a recommendation to the Independent Director Committee as to whether it should approve the merger or the merger agreement, nor does it constitute a recommendation as to whether the shareholders of Alcon should approve or take any other action with respect to the merger at any meeting of the shareholders convened in connection with the merger. Greenhill was not requested to opine as to, and its opinion did not in any manner address, the underlying business decision of Alcon or the Independent Director Committee to proceed with or effect the merger, the requirements of the laws of Switzerland, or other legal matters. Greenhill did not express any opinion as to any aspect of the merger other than the fairness, from a financial point of view, of the Merger Consideration to the holders of Alcon shares (other than Novartis) and, in particular, Greenhill did not express an opinion as to the prices at which Novartis shares will trade at any future time. Greenhill did not express any opinion on the amount or nature of any compensation to any officers, directors or employees of Alcon, or any class of such persons, relative to the Merger Consideration to be received by the holders of the Alcon shares in the merger or with respect to the fairness of any such compensation.

              In conducting its review and analysis and rendering its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to it by representatives and management of Alcon and Novartis for the purposes of its opinion and further relied upon the assurances of the representatives and management of Alcon and Novartis that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and other data concerning Alcon that was furnished or otherwise provided to Greenhill, Greenhill assumed that such forecasts and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Alcon as to those matters, and Greenhill relied upon such financial forecasts and data in arriving at its opinion. Novartis did not provide Greenhill with internally prepared forecasts, analyses or estimates and did not endorse the Novartis street forecasts or any other publicly available forecasts relating to the business and financial prospects of Novartis. Novartis did, however, participate in a discussion with Greenhill regarding its future business and financial prospects in which Novartis' management responded to questions posed by Greenhill based on the Novartis street forecasts and commented on the future business and financial prospects of Novartis. On the basis of the foregoing and with the Independent Director Committee's consent, Greenhill assumed that the Novartis street forecasts were a reasonable basis upon which to evaluate the business and financial prospects of Novartis and used the Novartis street forecasts for the purposes of its opinion. Greenhill expressed no opinion with respect to the Novartis street forecasts and the financial forecasts and other data concerning Alcon that was furnished or otherwise provided to Greenhill or other data or the assumptions upon which they were based.

              Greenhill did not make any independent valuation or appraisal of the assets or liabilities of Alcon, nor was it furnished with any such appraisals. Greenhill assumed for purposes of its opinion that the merger will be consummated in accordance with the terms set forth in the final, executed merger agreement, without waiver of any material terms or conditions set forth in the merger agreement. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained without any effect on Alcon or the merger meaningful to its analysis.

              Greenhill's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of December 14, 2010. Subsequent developments may affect its opinion, and Greenhill does not have any obligation to update, revise, or reaffirm its opinion.

              Greenhill was not requested to and did not solicit any expressions of interests from any other parties with respect to the sale of Alcon, the sale of the Alcon shares held by Alcon shareholders (other than Novartis) or any other alternative transaction. Greenhill expressed no opinion as to whether any alternative transaction might produce consideration for the shareholders of Alcon (other than Novartis) in an amount in excess of that contemplated in the merger.

              The Independent Director Committee retained Greenhill based on its qualifications and expertise in providing financial advice and on its reputation as an internationally recognized investment banking firm. During the two years preceding the date of Greenhill's written opinion, Greenhill had not been engaged by, performed any services for or received any compensation from Alcon or any other parties to the merger (other than amounts that were paid to Greenhill under the letter agreement pursuant to which Greenhill was retained as a financial advisor to the Independent Director Committee in connection with the merger). Under the terms of Greenhill's engagement letter with the Independent Director Committee, Greenhill will receive a customary fee from the Independent Director Committee in connection with the merger, of which a portion has been paid, and of which a portion is contingent on the consummation of the merger. Alcon has also agreed to indemnify Greenhill for certain liabilities that may arise out of Greenhill's engagement. Greenhill's opinion was approved by its fairness committee.

              Greenhill's opinion was one of the many factors considered by the Independent Director Committee in evaluating the merger agreement and the merger and should not be viewed as determinative of the views of the Independent Director Committee with respect to the merger agreement or the merger.

Summary of Greenhill's Financial Analyses

              The following is a summary of the material financial analyses presented by Greenhill to the Independent Director Committee in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Greenhill, nor does the order of the analyses described represent the relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Greenhill, the tables must be read together with the full text of each summary and are not alone a complete description of Greenhill's financial analyses. Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Greenhill's financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 13, 2010, and is not necessarily indicative of current market conditions.

Selected Comparable Company Analysis

              Greenhill performed a selected comparable company analysis of Alcon, an analysis that is based on factors such as the then-current market values, capital structure and operating statistics of other publicly traded companies believed to be generally relevant, in order to derive trading multiples for these companies, which then could be applied to Alcon to derive an implied per share equity value range for Alcon.

              In this analysis, Greenhill reviewed, to the extent publicly available, selected financial and stock market data for the following publicly traded companies, which are collectively referred to below as the selected companies:

  •
  Abbott Laboratories

  •
  Allergan, Inc.

  •
  Baxter International, Inc.

  •
  Johnson & Johnson

  •
  Medtronic, Inc.

  •
  St. Jude Medical, Inc.

  •
  Stryker Corporation

  •
  Zimmer Holdings, Inc.

              Greenhill selected these companies because, among other reasons, they are publicly traded companies with operations or businesses that for purposes of analysis may be considered similar or reasonably comparable to those of Alcon. Greenhill believes that none of the selected companies is directly comparable to Alcon. Out of the selected companies, Greenhill considered Allergan to be more comparable than the others given Allergan's participation in the ophthalmic pharmaceutical industry. Financial data of the selected companies was based on publicly available data, including Capital IQ, Inc., FactSet Research Systems, Inc., the Institutional Brokers' Estimate System, public filings and other publicly available information as of December 13, 2010. Financial data of Alcon was based on the financial forecasts and other financial and operating data concerning Alcon prepared by or discussed with the management of Alcon, and which Alcon provided to Greenhill to utilize for purposes of its analyses.

              Selected Companies Analysis. For purposes of this analysis, Greenhill analyzed the following information for the selected companies, as well as for Alcon:

  •
  enterprise value, calculated as the sum of the fully diluted market value of the respective company's common stock, the book value of its outstanding debt, the book value of its preferred stock and the book value of any minority interest, minus total cash and cash equivalents, as a multiple of estimated earnings before interest, taxes, depreciation and amortization, referred to herein as EBITDA, for estimated calendar years 2010 and 2011; and

  •
  fully diluted equity value of its common stock as a multiple of estimated net income, for estimated calendar years 2010 and 2011.

              Based on these analyses and applying its professional judgment and experience, Greenhill selected a range of enterprise value multiples of estimated EBITDA between 8.0x and 9.0x for calendar year 2010 and between 7.5x and 8.5x for calendar year 2011 and selected a range of equity value multiples of estimated net income between 12.5x and 13.5x for calendar year 2010 and between 11.5x and 12.5x for calendar year 2011.

              Because Alcon's share price has historically traded at a premium compared to the selected companies, Greenhill, in order to derive an implied per share equity value range for Alcon, calculated Alcon's average historical EBITDA and EPS to the selected companies for the three years prior to April 4, 2008 (the date of Novartis' announcement of its intent to purchase the shares of Alcon that at the time were held by Nestlé) and Greenhill then applied the same multiple premia to the multiples of the selected companies derived by Greenhill as discussed above.

              For purposes of calculating Alcon's implied enterprise and per share equity value ranges for this analysis, Greenhill assumed a net cash position of $2,469 million and a fully diluted share count of Alcon. When applied to Alcon, the enterprise value multiples of estimated EBITDA and Alcon's historical multiple premium as described above yielded an implied per share equity value range of approximately $131 to $147 and the equity value multiples of estimated net income and Alcon's historical multiple premium as described above yielded an implied per share equity value range of approximately $140 to $151. Greenhill compared these ranges to the Merger Consideration to be received by holders of Alcon shares (other than Novartis) in the merger.

              Allergan Analysis. As Greenhill viewed Allergan as the most comparable of the selected companies to Alcon, Greenhill conducted an additional comparable company valuation analysis based on Allergan's enterprise value multiples of estimated EBITDA and equity value multiples of estimated net income in order to derive an implied per share equity value range for Alcon. Based on these analyses and applying its professional judgment and experience, Greenhill selected a range of enterprise value multiples of estimated EBITDA for Allergan between 12.0x and 14.0x for calendar year 2010 and between 10.5x and 12.5x for calendar year 2011 and equity value multiples of estimated net income between 21.5x and 23.5x for calendar year 2010 and between 18.5x and 20.5x for calendar year 2011. For purposes of calculating Alcon's implied enterprise and per share equity value ranges for this analysis, Greenhill assumed a net cash position of $2,469 million and a fully diluted share count of Alcon. When applied to Alcon, the enterprise value multiples of estimated EBITDA yielded an implied per share equity value range of approximately $120 to $140 and the equity value multiples of estimated net income yielded an implied per share equity value range of approximately $159 to $175. This resulted in an average implied per share equity value range of Alcon of approximately $140 to $157. Greenhill compared this range to the Merger Consideration to be received by holders of Alcon shares (other than Novartis) in the merger.

Discounted Cash Flow Analysis

              Greenhill performed a discounted cash flow analysis of Alcon on a standalone basis using financial forecasts and estimates prepared by Alcon's management, and provided to Greenhill, for fiscal years 2010 through 2013. Greenhill calculated a range of implied present values per Alcon share by discounting to present value as of September 30, 2010 (a) estimates of Alcon's unlevered free cash flow for the calendar years 2010 through 2013 calculated using the financial forecasts and estimates prepared by Alcon's management and provided to Greenhill and (b) terminal values for Alcon as of December 31, 2027 using an intermediate unlevered free cash flow growth rate range of 6.0% to 7.0% for fiscal years 2014 through 2022 (in order to reflect Alcon's intermediate term growth potential) and using a terminal perpetuity growth rate of 2.5% after the end of 2022. These unlevered free cash flows and terminal values were then discounted to calculate an indication of present values using the discount rates ranging from 8.75% to 9.25%, which range was selected using a weighted average cost of capital methodology. The analysis also assumed, among other factors, (a) at the instruction of Alcon management, an approximately 1.1% per annum increase in Alcon's effective tax rate from fiscal years 2014 through 2027 and thereafter a constant tax rate of 27% in perpetuity and (b) for purposes of calculating Alcon's implied enterprise and per share equity value ranges, a net cash position of $2,469 million as of September 30, 2010 and a fully diluted share count of Alcon as of November 30, 2010. This methodology resulted in an implied per share equity value range of Alcon of approximately $154 to $175. Greenhill compared this range to the Merger Consideration to be received by holders of Alcon shares (other than Novartis) in the merger.

Precedent Transaction Analysis

              Greenhill performed an analysis of selected recent change of control transactions (the "Precedent Transactions") involving companies engaged in the medical device industry (the "Precedent Medical Device Transactions") and specialty pharmaceuticals industry (the "Precedent Specialty Pharmaceutical Transactions") consisting of selected transactions announced since January 1, 2007 and valued at greater than $1 billion, based on publicly available information.

              Although Greenhill analyzed the valuation multiples implied by the Precedent Transactions and compared them to the transaction multiples implied by the merger, none of these transactions is identical to the acquisition of Alcon by Novartis pursuant to the merger agreement, especially since a change of control of Alcon will not occur in the merger. Accordingly, Greenhill's analysis of the Precedent Transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, the parties involved and terms of their transactions and other factors that would necessarily affect the implied value of Alcon versus the values of the companies in the selected transactions. In evaluating the precedent transactions, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of those companies to Alcon and judgments as to the relative comparability of the various valuation parameters with respect to the companies. Greenhill also noted that the multiples implied by the Merger Consideration to be paid pursuant to the merger agreement are attractive relative to those paid in change-of-control transactions.

              Using publicly available information for the Precedent Transactions, Greenhill reviewed the consideration paid in each of the Precedent Transactions and analyzed (a) the enterprise value implied by such consideration as a multiple of EBITDA and revenues and (b) such consideration as a multiple of net income, in each case for the twelve month period preceding the applicable transaction, such twelve month period referred to herein as LTM.

              The following table identifies the selected transactions considered in this analysis:

            Precedent Medical Device Transactions

Date Announced	Acquiror / Target
10/28/2010	Stryker Corp. / Boston Scientific (Neurovascular division)
10/15/2010	St. Jude Medical Inc. / AGA Medical Holdings, Inc.
6/6/2010	Grifols USA, LLC / Talecris Biotherapeutics Holdings Corp.
6/1/2010	Covidien Group S.a.r.l. / ev3 Inc.
2/28/2010	Merck KGaA / Millipore Corp.
1/11/2009	Abbott Laboratories / Advanced Medical Optics Inc.
12/1/2008	ETHICON, INC. / Mentor Corporation
7/23/2008	GE Healthcare Ltd. / Vital Signs, Inc.
6/11/2008	Life Technologies Corporation / Applied Biosystems, Inc.
5/2/2008	Nordic Capital; Avista Capital Holdings, L.P. / ConvaTec, Inc.
4/7/2008	Kinetic Concepts Inc. / LifeCell Corporation
12/20/2007	Koninklijke Philips Electronics NV / Respironics Inc.
7/25/2007	Siemens Medical Solutions Inc. / Dade Behring Holdings Inc.
6/7/2007	Investor Group / Biomet Inc.
5/16/2007	Warburg Pincus LLC / Bausch & Lomb Incorporated

            Precedent Specialty Pharmaceutical Transactions

Date Announced	Acquiror / Target
10/11/2010	Pfizer Inc. / King Pharmaceuticals Inc.
6/20/2010	Biovail Corporation / Valeant Pharmaceuticals International
5/21/2010	Abbott Laboratories / Piramal (Domestic Formulations Business)
12/20/2009	Sanofi Aventis / Chattem Inc.
9/26/2009	Abbott Laboratories / Solvay Pharmaceuticals S.A.
9/3/2009	Dainippon Sumitomo Pharma Co Ltd / Sepracor, Inc.
8/24/2009	Warner Chilcott plc / Procter & Gamble Pharmaceuticals, Inc.
4/20/2009	GlaxoSmithKline plc / Stiefel Laboratories, Inc.

              Greenhill derived from the Precedent Transactions a reference range of valuation multiples for such transactions. The median LTM enterprise value to EBITDA multiple for the Precedent Medical Device Transactions was 17.8x and the median enterprise value to LTM for the Precedent Specialty Pharmaceutical Transactions was 8.4x. Based on this analysis, Greenhill derived a LTM enterprise value to EBITDA multiple range of 13.0x to 15.0x for the Precedent Transactions. Greenhill then applied these multiples to Alcon in order to derive an implied per share equity value range for Alcon, which resulted in an implied per share equity value of approximately $129 to $147 for Alcon.

              The median LTM price to earnings ratio for the Precedent Medical Device Transactions was 33.2x and the median LTM price to earnings ratio for the Precedent Specialty Pharmaceutical Transactions was 12.6x. Based on this analysis, Greenhill derived a LTM price to earnings multiple range of 22.0x to 25.0x for the Precedent Transactions. Greenhill then applied these multiples to Alcon in order to derive an implied per share equity value range for Alcon, which resulted in an implied per share equity value of approximately $163 to $185 for Alcon.

              Greenhill then averaged the LTM enterprise value to EBITDA implied per share equity value range and the LTM price to earnings ratio equity value range as described above to derive an average implied per share equity value of approximately $146 to $166 for Alcon. Greenhill then compared this range to the Merger Consideration to be received by holders of Alcon shares (other than Novartis) in the merger.

Squeeze-Out Premiums Paid Analysis

              Using publicly available information, Greenhill analyzed the premiums offered in 88 selected public company minority shareholder squeeze-out transactions valued at greater than $1 billion and announced since January 1, 2000 in which 15% to 50% of the target company's shares were acquired in such transactions.

              For each of these transactions, Greenhill reviewed the premiums represented by the acquisition price per share in each such transaction as compared to the average closing price per share of the target company one day, one week and one month prior to the announcement of such transaction. This analysis indicated the following mean and median premiums for those time periods prior to announcement:

	One Day Prior to Announcement	One Week Prior to Announcement	One Month Prior to Announcement
Mean	15.2%	17.8%	19.8%
Median	12.5%	15.2%	16.9%

              Based on this analysis, Greenhill applied a summary range based on the median premia for the transactions described above to (a) the unaffected Alcon closing share price on December 1, 2009, one day prior to the UBS research report published on December 2, 2009 speculating about a potential purchase of the shares of Alcon held by minority shareholders and (b) research analysts' consensus on the fundamental value of Alcon's share price prior to Novartis' offer to acquire Alcon's remaining shares on January 4, 2010, in order to derive an implied per share value range for Alcon's shares.

              This methodology resulted in an implied per share value range of approximately $162 to $168 for Alcon. Greenhill compared this range to the Merger Consideration to be received by holders of Alcon shares (other than Novartis) in the merger.

              Greenhill noted that the reasons for, and circumstances surrounding, each of the transactions reviewed were diverse and that the premiums fluctuated based on such factors as perceived growth, synergies, strategic value and type of consideration utilized in such acquisition transactions. None of the target companies in the these transactions is identical to Alcon and, accordingly, Greenhill's analysis of these transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the comparison of the premium implied by the merger versus the premiums implied by these transactions.

Contribution Analysis of Alcon and Novartis

              Greenhill examined the implied contribution of each of Novartis and Alcon's Minority Shareholders to the combined company's estimated EBIT, net income and revenues for the years 2011, 2012 and 2013, in each case using projections derived from the Alcon management financial forecasts and from financial forecasts prepared by research analysts. As is customary in a contribution analysis with stock consideration, Greenhill did not take into account potential synergies in conducting contribution analyses, due to the difficulty of projecting the level and timing around recognition of such synergies. The following table sets forth the results of this analysis, which assumes a base of 2.8 Novartis shares for every Alcon share in the merger and does not include potential adjustments to be made in cash or Novartis shares pursuant to the merger agreement:

	Novartis	Alcon – Minority Shareholders
EBIT
2011	94.4%	5.6%
2012	94.2%	5.8%
2013	93.4%	6.6%
Net Income
2011	94.1%	5.9%
2012	93.9%	6.1%
2013	93.0%	7.0%
Revenue
2011	96.7%	3.3%
2012	96.5%	3.5%
2013	96.2%	3.8%

              Greenhill compared the percentages of the measures described above contributed by the Minority Shareholders' interest in Alcon to their estimated percentage ownership in the combined entity after giving effect to the merger.

Other Considerations

              In connection with its analyses, Greenhill also assumed that Novartis' publicly traded share price is an accurate reflection of its intrinsic value. Greenhill based such assumption upon certain factors, including:

  •
  market pricing should be an efficient reflection of supply and demand based on publicly available information given Novartis' size and trading liquidity.

  •
  Novartis trades in line with its peer group on a price/earnings basis.

  •
  Novartis is widely covered by the analyst community.

              Greenhill also analyzed Novartis' share price performance for the past two years and relative share price performance for the past five years and performed a selected comparable companies analysis. In addition, Greenhill conducted a due diligence meeting with Novartis management on December 7, 2010 to confirm that there was no material non-public information that would have a meaningful negative impact on the price of Novartis shares if disclosed.

              The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill, but simply describes, in summary form, the material analyses that Greenhill considered in connection with its opinion. The preparation of an opinion regarding fairness is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Greenhill to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Greenhill was carried out in order to provide a different perspective on the financial terms of the merger and add to the total mix of information available. Greenhill did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the Merger Consideration to be paid to the holders of Alcon shares (other than Novartis) pursuant to the merger agreement. Rather, in reaching its conclusion, Greenhill considered the results of the analyses in light of each other and without placing particular reliance or weight on any particular analysis, and concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Greenhill believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Greenhill are not necessarily indicative of future actual values or results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which Alcon shares or Novartis shares might actually be sold.

Effects of the Merger on Alcon

              As a result of the merger, Alcon will merge with and into Novartis. Novartis will be the surviving corporation in the merger. Following completion of the merger, the Articles of Incorporation of Novartis in effect as of completion of the merger will be the Articles of Incorporation of the surviving corporation, and the Organizational Regulations of Novartis in effect as of the completion of the merger will be the Organizational Regulations of the surviving corporation.

Public Shareholders

              Following completion and as a result of the merger, there will no longer be any publicly held Alcon shares. Alcon's public shareholders will only participate in the surviving corporation's future earnings and potential growth through their ownership of Novartis shares or Novartis ADSs.

Stock Exchange Delisting and Deregistration

              As promptly as practicable following completion of the merger, Novartis will cause Alcon shares to be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Registration under the Exchange Act may be terminated upon application to the SEC if the Alcon shares are neither listed on a national securities exchange nor held by 300 or more holders of record. As a result of such deregistration, Alcon will no longer be required to file reports with the SEC or otherwise be subject to the United States federal securities laws applicable to public companies.

Effect on the Interest of Novartis in the Net Book Value and Net Earnings of Alcon

              The table below sets forth the interest of Novartis in Alcon's net book value and net earnings before and after the merger, based on the historical net book value of Alcon as of, and the historical net earnings of Alcon for, the year ended December 31, 2010. As discussed in "—Position of Novartis Regarding Fairness of the Merger", Novartis does not believe that net book value is a material indicator of the value of Alcon as a going concern but rather is primarily indicative of historical costs.

Novartis Ownership Prior to the Merger				Novartis Ownership After the Merger
		Net Earnings		Net Book Value		Net Earnings
Net Book Value
		$(in millions)		$(in millions)		$(in millions)
$(in millions)%			%		%		%
$5,657	78%	$1,724	78%	$7,252	100%	$2,210	100%

Plans for Alcon

              Upon completion of the merger, Alcon will be merged with and into Novartis and Novartis will be the surviving corporation. Following such completion, Alcon will become the new eye care division of Novartis. The new eye care division will be the second largest division of Novartis and Mr. Kevin Buehler, current President and CEO of Alcon, will lead this new division.

              Novartis has reviewed and will continue to review various potential business strategies that it may consider in the event that the merger is completed. Novartis expects to continue to review Alcon's assets, corporate structure, capitalization, operations, properties, policies, management and personnel to consider and determine what other changes, if any, would be appropriate or desirable. Novartis expressly reserves the right to make any changes that it deems necessary, appropriate or convenient in light of its review or future developments. Subject the preceding sentences of this paragraph, Novartis has no current plans or proposals or negotiations that relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Alcon or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of Alcon or any of its subsidiaries; (iii) any material change in the indebtedness or capitalization of Alcon; (iv) any change in the present board of directors or management of Alcon, including, but not limited to, any plans or proposals to change the number or the term of directors and to fill any existing vacancies on the Alcon Board or to change any material term of the employment contract of any executive officer; or (v) any other material change in Alcon's corporate structure or business.

Accounting Treatment

              Novartis prepares its consolidated financial statements using IFRS, as issued by IASB. Novartis previously acquired approximately 77% of Alcon shares and therefore fully consolidates Alcon. In accordance with IFRS, the merger will be treated as a separate acquisition of the remaining non-controlling interests in Alcon that Novartis does not currently own and therefore will be accounted for as an equity transaction.

              As described in more detail under "The Merger Agreement and the Merger—Merger Consideration" beginning on page 106, Novartis will pay consideration valued at $168 per Alcon share for each Alcon share outstanding at the effective time of the merger (other than Alcon shares owned by Novartis). Based on an estimated maximum number of Alcon shares outstanding at the effective time of the merger (other than Alcon shares owned by Novartis), Novartis therefore expects to deliver total Merger Consideration valued at approximately $12.9 billion to the non-controlling minority Alcon shareholders in connection with the merger. In accordance with IFRS, Novartis has recorded the value of the outstanding non-controlling interests at December 31, 2010 at approximately $6.5 billion. Based on this value, Novartis will therefore record the resulting excess of the value of the Merger Consideration of approximately $6.4 billion over the value ascribed to the outstanding non-controlling interests as a corresponding reduction in the consolidated equity of Novartis. This reduction in consolidated equity will be offset by an increase in consolidated equity in an amount equal to the market value at the effective time of the merger of the Novartis shares or Novartis ADSs that Novartis will deliver as part of the Merger Consideration. To the extent Novartis will be required to also pay cash as part of the Merger Consideration (upon exercise of the put option), there will be no such offsetting increase in the consolidated equity of Novartis, which will be potentially reduced by an amount equal to such payments, if any.

              For more detail on the accounting treatment of the merger, please see "Unaudited IFRS Pro Forma Condensed Combined Income Statement—Notes to the Unaudited IFRS Pro Forma Condensed Combined Income Statement—4. Adjustments arising from the merger" on page 129.

Tax Considerations

Material Swiss Income Tax Consequences

              Generally, from a Swiss tax perspective, the merger has no direct tax consequences on the merging companies, a fact that was confirmed to Novartis in a tax ruling by the Swiss Federal Tax authorities.

              The merger will result in an increase in nominal value, corresponding to the excess of the aggregate nominal value of Novartis shares issued to Alcon shareholders over the aggregate nominal value of the Alcon shares tendered. The increase in nominal value per Alcon share is subject to 35% Swiss federal withholding tax. Novartis has agreed to pay and bear the withholding tax. Accordingly, the amount subject to withholding tax is grossed up and corresponds to approximately 153.8% of the increase in nominal value per Alcon share. Swiss resident shareholders are in principle entitled to a full refund or tax credit of the withholding tax against their income tax liability, if they duly report the taxable amount. Non-Swiss resident Alcon shareholders may be entitled to a partial refund of the withholding tax pursuant to the terms of any Swiss international double taxation treaty that may be applicable to them. In particular, US resident Alcon shareholders are in principle entitled to a refund of 20% of the taxable amount (or, in the case of qualified US pension funds as defined for the purposes of the Switzerland-US income tax treaty, to a full refund of the Swiss tax withheld in respect of their Alcon shares) if they meet all requirements that apply to them pursuant to the applicable tax treaty.

              Payments made under the put option, if any, are also subject to Swiss federal withholding tax at a rate of 35%; Alcon shareholders can, should such a payment be made, reclaim the full amount of the Swiss tax withheld if they are resident for tax purposes in Switzerland, or if they hold their Alcon shares through a fixed base or a permanent business establishment located in Switzerland, and if they duly report the respective payments subject to income tax. Alcon shareholders who are resident in the United States for tax purposes may generally reclaim a portion of the withholding tax representing 20% of the gross payment under the put option (subject to further conditions as stipulated in the US-Switzerland income tax treaty). Alcon shareholders who are qualified US pension funds (as defined for the purposes of the US-Switzerland income tax treaty) are eligible for a full refund of the Swiss withholding tax. Alcon shareholders who are resident for tax purposes in other jurisdictions may be eligible for a partial (or full) refund of the Swiss withholding tax pursuant to the terms of any Swiss international double taxation treaty that may be applicable to them.

              For Alcon shareholders who are Swiss resident individuals holding their Alcon shares as private property, the share component of the Merger Consideration will not be subject to any Swiss income tax, except for the amount of increase in nominal value per Alcon share, including the federal withholding tax thereon paid and borne by Novartis (as described above). Such amount will be subject to income taxes at federal and, in general, at cantonal and communal levels. For all other Swiss resident Alcon shareholders and Alcon shareholders who hold their Alcon shares through a fixed base or permanent establishment in Switzerland, the receipt of Novartis shares may be treated as an income tax neutral exchange if the aggregate book value of the Alcon shares used by the Alcon shareholder is maintained for income tax purposes. The refund claim for the withholding tax paid and borne by Novartis in respect of the increase in nominal value per Alcon share is reportable as taxable investment income.

              For any Alcon shareholders who are tax residents of jurisdictions other than Switzerland and the United States, the receipt of Novartis shares will not be subject to any Swiss taxes other than the federal withholding tax in respect of the increase in nominal value per Alcon share, which will be paid and borne by Novartis and may entitle such Alcon shareholder to a partial or full reclaim of such tax pursuant to an applicable tax treaty. The receipt, if any, of payments under the put option will be subject to 35% Swiss federal dividend withholding tax, which may be reclaimed in full or in part by such Alcon shareholders pursuant to the terms of any Swiss international double taxation treaty that may be applicable to them.

              Alcon shareholders other than Swiss residents may submit withholding tax reclaims through Globe Tax Services, Inc. ("GlobeTax"). Alcon shareholders who are US residents may file withholding tax reclaims via GlobeTax's global refunding procedure for a fee of $0.004 per Alcon share or via GlobeTax's long-form process for a fee of $0.005 per Alcon share. Alcon shareholders who are tax residents of a jurisdiction (other than Switzerland or the United States) with a Swiss international double taxation treaty may file reclaims via the long-form process for a fee of $0.005 per Alcon share. Fees will be deducted from the payment of the withholding tax refund. Non-Swiss resident shareholders may not be able to file claims for the reduction of withholding tax directly with the Swiss Federal Tax Administration.

              Alcon shareholders should consult with their tax advisors as to the tax consequences of the receipt of Novartis shares and/or cash and/or reclaims of Swiss withholding taxes pursuant to the tax laws of the jurisdictions in which they are resident for tax purposes. Alcon shareholders who hold their Alcon shares in "street name" through a broker or custodian should consult with their broker or custodian.

Material United States Federal Income Tax Consequences

              The following discussion is based on the advice of Allen & Overy LLP and contains a general discussion of the material US federal income tax consequences of the merger and the ownership and disposition of the Novartis shares and Novartis ADSs that may be relevant to you if you are a US Holder (as defined below). This summary is based on the Code, final, temporary and proposed US Treasury regulations, administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Because this discussion does not consider any specific circumstances of any particular holder of Alcon shares, Novartis shares or Novartis ADSs, persons who are subject to US taxation are strongly urged to consult their own tax advisors as to the overall US federal, state and local tax consequences, as well as to the overall Swiss and other foreign tax consequences, of the ownership and disposition of Alcon shares, Novartis shares or Novartis ADSs. In particular, additional or different rules may apply to US expatriates, banks and other financial institutions, regulated investment companies, real estate investment trusts, traders in securities who elect to apply a mark-to-market method of accounting, dealers in securities or currencies, tax-exempt entities, insurance companies, broker-dealers, investors liable for alternative minimum tax, investors that hold shares or ADSs as part of a straddle, hedging or conversion transaction, US Holders whose functional currency is not the US dollar, partnerships or other pass through entities, persons who acquired Alcon shares, Novartis shares or Novartis ADSs pursuant to the exercise of employee stock options or otherwise as compensation and persons who hold directly, indirectly or by attribution, 10% or more of the voting power of the outstanding Alcon shares or of the outstanding Novartis shares and Novartis ADSs. This discussion generally applies only to US Holders who hold the Alcon shares, Novartis shares or Novartis ADSs as a capital asset (generally, for investment purposes), and whose functional currency is the US dollar. Investors are urged to consult their own tax advisors concerning whether they are eligible for benefits under the income tax treaty between the United States and Switzerland as currently in force.

              For purposes of this discussion, a "US Holder" is a beneficial owner of Alcon shares, Novartis shares or Novartis ADSs who is:

  •
  an individual who is a citizen or resident of the United States for US federal income tax purposes;

  •
  a corporation (or other entity taxable as a corporation for US federal income tax purposes) created or organized in or under the laws of the United States or a state thereof or the District of Columbia;

  •
  an estate the income of which is subject to US federal income taxation regardless of its source; or

  •
  a trust (i) subject to the primary supervision of a US court and the control of one or more US persons or (ii) that has a valid election in place to be treated as a US person.

              If a partnership (or other entity treated as a partnership for US federal income tax purposes) holds shares or ADSs, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that holds shares or ADSs are urged to consult their own tax advisor regarding the specific tax consequences of the owning and disposing of such shares or ADSs by the partnership.

              For US federal income tax purposes, a US Holder of ADSs generally will be treated as the beneficial owner of the shares represented by the ADSs. However, please see the discussion under "—Dividends" beginning on page 91 regarding certain statements made by the US Treasury concerning depositary arrangements.

              This discussion assumes that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms.

Consequences of the Merger

    In General

              The characterization of the merger from a US federal income tax perspective is not clear. The question essentially turns on whether the acquisition by Novartis from Nestlé of its initial 25% non-controlling interest in Alcon in 2008 and the subsequent acquisition of a 52% controlling majority interest in Alcon on August 25, 2010 for cash should be integrated with the merger as part of a single plan. If the transactions were integrated then there would not be sufficient "continuity of interest", and the merger could not qualify as a tax-free reorganization under Section 368(a) of the Code. Novartis acquired both its initial 25% interest in Alcon and the 52% controlling interest pursuant to a Purchase and Option Agreement between Novartis and Nestlé. As described in more detail under "—Background of the Merger" beginning on page 34, Novartis acquired the 52% controlling interest in Alcon following exercise by Novartis, at the earliest possible date, of its call option under the Purchase and Option Agreement. The Purchase and Option Agreement also granted Nestlé an option to put its remaining 52% controlling interest in Alcon to Novartis, subject to the terms of the Purchase and Option Agreement. These facts, among other things, support integrating the acquisition transactions from a tax perspective. On the other hand, the acquisition by Novartis of the initial 25% interest in Alcon occurred in 2008, and there was no legal requirement that either Novartis or Nestlé exercise their respective options under the Purchase and Option Agreement. This could support an argument that the initial 25% interest of Novartis in Alcon should be treated as "old and cold". If it was so treated, that 25% interest, together with the Novartis shares to be delivered to the non-controlling minority Alcon shareholders in connection with the merger, should satisfy the "continuity of interest" requirement, and the merger should then qualify as a tax-free reorganization. While the matter is not free from doubt, Novartis intends to treat the merger as a taxable transaction. US Holders should consult their own tax advisors as to the proper characterization of the merger and consider the consequences of either treatment, each of which is described below.

              The discussion set forth below assumes that Alcon does not constitute, and has not in the past constituted, a passive foreign investment company ("PFIC") for US federal income tax purposes. If this assumption is incorrect, the US federal income tax consequences of the merger to a US Holder of Alcon shares will differ from those set forth above. While it is not expected that Alcon has constituted or does constitute a PFIC, no investigation or representation has been or is being made in that regard.

              A US Holder that subsequently converts Swiss francs received in connection with the merger into US dollars will generally recognize exchange gain or loss equal to the difference between the US Holder's basis in the Swiss francs (as described above) and the US dollars received in exchange therefor. Exchange gain or loss will generally be treated as US source ordinary income or loss.

    Taxable Merger

              If the merger is taxable under section 368(a) of the Code, a US Holder would generally recognize gain or loss upon the receipt of the Novartis shares or Novartis ADSs and cash, whether paid in Swiss francs or US dollars, in exchange for such US Holder's Alcon shares in connection with the merger in an amount equal to the difference between: (i) the sum of (x) the fair market value of the Novartis shares or Novartis ADSs received; (y) the amount of Swiss withholding tax paid by Novartis on behalf of the US Holder with respect to the gain in nominal value per Alcon share; and (z) the amount of US dollars, if any, received or, in the case of cash received in Swiss francs; the US dollar value of such Swiss francs determined based on the USD/CHF spot rate on the date payment is received (with respect to either cash in settlement of the Put Option or cash received in lieu of fractional shares), including any cash withheld to pay Swiss withholding tax; and (ii) the US Holder's adjusted tax basis in the Alcon shares exchanged in the merger.

              Gain or loss would generally be capital gain or loss, and any such gain or loss would generally be long-term capital gain or loss if the US Holder's holding period for such Alcon shares exceeds one year at the time of the exchange. Long-term capital gains of non-corporate US Holders are currently subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

              A US Holder's initial tax basis in the Novartis shares or Novartis ADSs would be the fair market value of such Novartis shares or Novartis ADSs on the date of receipt. The holding period for the Novartis shares or Novartis ADSs would begin on the day following the day the merger closes. A US Holder's tax basis in any Swiss francs received would equal the US dollar value of those Swiss francs using the same USD/CHF spot rate used to determine the amount of gain or loss recognized.

              In the case of a US Holder who holds Alcon shares with differing tax bases and/or holding periods, the preceding rules must be applied separately to each identifiable block of Alcon shares.

    Tax-Free Reorganization

              If the merger qualifies as a tax-free reorganization, a US Holder will not recognize any loss and will recognize gain equal to the lesser of: (i) the cash (other than cash attributable to fractional Novartis shares or Novartis ADSs) received and (ii) the gain realized by the US Holder in the merger (i.e., the amount the US Holder would have recognized in a taxable merger). For US Federal income tax purposes, cash includes (x) the amount of US dollars, if any, received, or, in the case of cash received in Swiss francs, the US dollar value of such Swiss francs determined based on the USD/CHF spot rate on the date payment is received, (y) the amount of Swiss withholding tax paid by Novartis on behalf of the US Holder with respect to the gain in nominal value per Alcon share and (z) any cash withheld to pay Swiss withholding tax.

              Any gain recognized by a US Holder with respect to Alcon shares as a consequence of participating in the merger will generally be capital gain and will generally be long-term capital gain if such Alcon shares have been held for more than one year on the closing date of the merger. It is possible, however, that a US Holder would instead be required to treat all or part of such gain as dividend income if the US Holder's percentage ownership in Novartis (including Novartis shares or Novartis ADSs that the US Holder is deemed to own under certain attribution rules) after the transaction is not meaningfully reduced from what the US Holder's percentage ownership would have been if the US Holder had received solely Novartis shares or Novartis ADSs rather than a combination of cash and Novartis shares or Novartis ADSs in the merger. If a US Holder who has a relatively minimal stock interest in Alcon and Novartis suffers a reduction in its proportionate interest in Novartis relative to what its proportionate interest in Novartis would have been had it received solely Novartis shares or Novartis ADSs in the merger, the US Holder should be regarded as having suffered a meaningful reduction in interest. A US Holder should consult its own tax advisor as to whether its receipt of cash in the merger will be treated as capital gain or dividend income under the Code.

              A US Holder who receives Novartis shares or Novartis ADSs will have an adjusted tax basis in the Novartis shares or Novartis ADSs received in the merger (including fractional Novartis shares or ADSs deemed received) equal to the adjusted tax basis of the Alcon shares surrendered, increased by the amount of gain, if any, recognized, including any portion of the gain that is treated as a dividend, and decreased by the amount, if any, of any cash received. The holding period for Novartis shares or Novartis ADSs received in exchange for Alcon shares in the merger will include the holding period for the Alcon shares surrendered in the merger.

              US Holders will recognize gain or loss on any cash received in lieu of fractional Novartis shares or ADSs equal to the difference between the amount of cash received in lieu of fractional Novartis shares or ADSs and the US Holder's tax basis in the fractional Novartis shares or ADSs. A US Holder's tax basis in a fractional share or ADS will be determined by allocating the US Holder's tax basis in the Novartis shares or ADSs between the Novartis shares or ADSs received and the fractional share or ADS, in accordance with their respective fair market values. Such gain or loss generally will be long-term capital gain or loss if the holding period in the Novartis shares or Novartis ADSs is more than one year as of the closing date of the merger.

              In the case of a US Holder who holds Alcon shares with differing tax bases and/or holding periods, the preceding rules must be applied separately to each identifiable block of Alcon shares.

              The preceding discussion under "Tax-Free Reorganization" assumes that at least 67 percent of the Merger Consideration will consist of Novartis shares or Novartis ADSs, which will depend upon the value of the Novartis stock price at the time of the merger.

    Creditability of Swiss Withholding Taxes

              Any gain recognized by a US Holder of Alcon shares attributable to payments under the Put Option or to Swiss withholding tax paid by Novartis with respect to gain in nominal value per Alcon share will be treated as US source income. Although the United States generally grants a foreign tax credit on income subject to both US and foreign tax, the tax credit is subject to limitation in the case of US taxpayers with insufficient foreign source income in the relevant category. Accordingly, a US Holder of Alcon shares may not be eligible to claim a full foreign tax credit for any Swiss withholding taxes on these payments. Although Section 865(h) of the Code provides an election to recharacterize gain from the sale of stock in a foreign corporation as foreign source income, it does not apply unless the relevant treaty overrides the applicable source rule under US law. Because the US-Switzerland income tax treaty does not include such a provision, Section 865(h) does not apply. Accordingly, absent "competent authority" relief under the US-Switzerland income tax treaty, certain US Holders may be subject to double taxation on these payments.

              The rules governing the various limitations on the US foreign tax credit are extremely complex. US Holders should consult their own tax advisors regarding the application of these limitations to their particular situation.

Ownership of the Novartis Shares and Novartis ADSs

              This discussion assumes that Novartis is not, and will not become, a PFIC, as described below.

    Dividends

              US Holders of Novartis shares or Novartis ADSs will be required to include in gross income, as an item of ordinary income, the full amount (including the amount of any withholding tax) of a dividend paid with respect to the Novartis shares or Novartis ADSs at the time that such dividend is received by the US Holder, in the case of Novartis shares, or by the depositary, in the case of Novartis ADSs. For this purpose, a "dividend" will include any distribution paid by Novartis with respect to the Novartis shares or Novartis ADSs (other than certain pro rata distributions of Novartis capital stock) paid out of the current or accumulated earnings and profits of Novartis, as determined under US federal income tax principles. To the extent the amount of a distribution by Novartis exceeds its current and accumulated earnings and profits, such excess will first be treated as a tax-free return of capital to the extent of a US Holder's tax basis in the Novartis shares or Novartis ADSs (with a corresponding reduction in such tax basis), and thereafter will be treated as capital gain, which will be long-term capital gain if the US Holder held the Novartis shares or Novartis ADSs for more than one year. Under the Code, dividend payments by Novartis on the Novartis shares or Novartis ADSs are not eligible for the dividends received deduction generally allowed to corporate shareholders.

              Dividend income in respect of the Novartis shares or Novartis ADSs will constitute income from sources outside the United States for US foreign tax credit purposes. Subject to the limitations and conditions provided in the Code, US Holders of Novartis shares or Novartis ADSs generally may claim as a credit against their US federal income tax liability, any withholding tax withheld from a dividend. The rules governing the foreign tax credit are complex. Each US Holder is urged to consult its own tax advisor concerning whether, and to what extent, a foreign tax credit will be available with respect to dividends received from Novartis. Alternatively, a US Holder may claim the withholding tax as a deduction for the taxable year within which the withholding tax is paid or accrued, provided a deduction is claimed for all of the foreign income taxes the US Holder pays or accrues in the particular year. A deduction does not reduce US tax on a dollar-for-dollar basis like a tax credit. The deduction, however, is not subject to the limitations applicable to foreign tax credits.

              The US Treasury has expressed concern that parties to whom ADSs are released may be taking actions inconsistent with the claiming of foreign tax credits for US Holders of ADSs. Accordingly, the summary above of the creditability of the withholding tax could be affected by future actions that may be taken by the US Treasury.

              In general, a US Holder will be required to determine the amount of any dividend paid in Swiss francs, including the amount of any withholding tax imposed thereon, by translating the Swiss francs into US dollars at the USD/CHF spot rate on the date the dividend is actually or constructively received by a US Holder, in the case of shares, or by the depositary, in the case of ADSs, regardless of whether the Swiss francs are in fact converted into US dollars. If a US Holder converts the Swiss francs so received into US dollars on the date of receipt, the US Holder generally should not recognize foreign currency gain or loss on such conversion. If a US Holder does not convert the Swiss francs so received into US dollars on the date of receipt, the US Holder will have a tax basis in the Swiss francs equal to the US dollar value on such date. Any foreign currency gain or loss that a US Holder recognizes on a subsequent conversion or other disposition of the Swiss francs generally will be treated as US source ordinary income or loss.

              For a non-corporate US Holder, the US dollar amount of any dividends paid to it prior to January 1, 2013 that constitute qualified dividend income generally will be taxable at a maximum rate of 15%, provided that the US Holder meets certain holding period and other requirements. Novartis currently believes that dividends paid with respect to the Novartis shares and Novartis ADSs will constitute qualified dividend income for US federal income tax purposes. However, the US Treasury and the US Internal Revenue Service ("IRS") have announced their intention to promulgate rules pursuant to which US Holders of shares and ADSs, among others, will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. US Holders of shares or ADSs are urged to consult their own tax advisors regarding the availability to them of the reduced dividend rate in light of their own particular situation and the computations of their foreign tax credit limitation with respect to any qualified dividends paid to them, as applicable.

    Sale or Other Taxable Disposition

              Upon a sale or other taxable disposition of Novartis shares or Novartis ADSs, US Holders generally will recognize capital gain or loss in an amount equal to the difference between the US dollar value of the amount realized on the disposition and the US Holder's tax basis (determined in US dollars) in the Novartis shares or Novartis ADSs. This capital gain or loss generally will be US source gain or loss and will be treated as long-term capital gain or loss if the holding period in the Novartis shares or Novartis ADSs exceeds one year. In the case of certain US Holders (including individuals), any long term capital gain generally will be subject to US federal income tax at preferential rates. The deductibility of capital losses is subject to significant limitations under the Code. Deposits or withdrawals of the Novartis shares by US Holders in exchange for Novartis ADSs will not result in the realization of gain or loss for US federal income tax purposes.

    Passive Foreign Investment Company Rules

              Novartis believes that Novartis was not a PFIC for US federal income tax purposes for its 2009 taxable year and does not expect to become one in the foreseeable future. If Novartis were a PFIC for any taxable year during which a US Holder held the Novartis shares or Novartis ADSs, gain recognized by the US Holder on a sale or other disposition (including certain pledges) of the Novartis shares or Novartis ADSs would be allocated ratably over the US Holder's holding period for the Novartis shares or Novartis ADSs. The amounts allocated to the taxable year of the sale or other disposition and to any year before Novartis became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for such taxable year, and an interest charge would be imposed on the amount allocated to such taxable year. Similar rules would apply to any distribution in respect of the Novartis shares or Novartis ADSs in excess of 125% of the average of the annual distributions on the Novartis shares or Novartis ADSs received during the preceding three years or the US Holder's holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as a mark-to-market treatment) of the Novartis shares or Novartis ADSs. US Holders should consult their tax advisors to determine whether any such elections are available and, if so, what the consequences of the alternative treatments would be in their particular circumstances.

              Pursuant to recently enacted legislation, US Holders that are PFIC shareholders may also be required to report additional information to the IRS regarding such shares, although any such reporting requirement will not be effective until the IRS issues further guidance thereunder.

    United States Information Reporting and Backup Withholding

              Dividend payments with respect to Novartis shares or Novartis ADSs and proceeds from the sale, exchange or other disposition of Novartis shares or Novartis ADSs received in the United States or through US-related financial intermediaries may be subject to information reporting to the IRS and possible US backup withholding at a current rate of 28%. Certain exempt recipients are not subject to these information reporting and backup withholding requirements. Backup withholding will not apply to a US Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. Any US Holders required to establish their exempt status generally must provide a properly-executed IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a US Holder's US federal income tax liability, and a US Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

              Beginning in 2011, recently enacted legislation may require individual US Holders to report to the IRS certain information with respect to their beneficial ownership of certain foreign financial assets, such as the Novartis shares or Novartis ADSs, if the aggregate value of such assets exceeds $50,000. US Holders who fail to report required information could be subject to substantial penalties.

Appraisal Rights

              The following description is a summary of the appraisal rights available to the shareholders of both Alcon and Novartis under Article 105 of the Swiss Merger Act and of certain other provisions of Swiss law. This summary does not purport to be a complete description of the relevant Swiss statutory provisions and it is qualified in its entirety by reference to the full text of the Swiss Merger Act and the Swiss Code of Obligations. Any Alcon shareholders who are considering bringing an appraisal suit under Article 105 of the Swiss Merger Act are strongly urged to read the Swiss Merger Act and the Swiss Code of Obligations and to consult their own Swiss legal advisors. In this summary, certain Swiss legal concepts are expressed in English and not in their original German, French or Italian terms. The concepts used in Swiss law may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

              Alcon or Novartis shareholders whose shares are registered in their names can exercise appraisal rights under Article 105 of the Swiss Merger Act by filing a suit against Novartis with a Swiss civil court either in the Swiss Canton of Zug (the place of incorporation of Alcon) or in the Swiss Canton of Basel-Stadt (the place of incorporation of Novartis). The suit must be filed within two months after the merger has been published in the Swiss Official Gazette of Commerce. An appraisal suit can be filed by shareholders who voted against the merger, who have abstained from voting, or who have not participated in the shareholders meeting approving the merger. A shareholder who has voted in favor of the approval of the merger agreement may not be able to file a suit. Alcon shareholders who filed an appraisal suit will receive the Merger Consideration for their Alcon shares at the same time as all other Alcon shareholders. If a claim by one or more shareholders of either company is successful, all of the shareholders of that company who held shares at the time of the completion of the merger would receive a payment.

              If an appraisal suit is filed, the court will determine the amount of compensation, if any. The Swiss Merger Act does not prescribe any specific valuation reference points that a court should use in making its determination, and to the knowledge of Novartis, there are no precedents yet of a successful appraisal claim. Article 105 of the Swiss Merger Act only states that a court shall award an "adequate compensation" (angemessene Ausgleichszahlung) and Article 7 of the Swiss Merger Act provides that the shareholders of both companies involved in a merger are entitled to a share in the surviving company that reflects the respective net assets (Vermögen) of the two merging companies, the apportionment of voting rights as well as other relevant factors. The court would therefore consider the respective net assets of Novartis and Alcon and the audit report, which will confirm that the merger consideration is justifiable (vertretbar) and adequate (angemessen) based on Article 15(4)(c) and (d) of the Swiss Merger Act. In addition, a court will also consider other relevant factors (such as the negotiation process and the fairness opinions).

              The procedural costs (but not necessarily all of the Alcon shareholder's own litigation costs) of the appraisal proceedings will be borne by the company surviving the merger (in this case, Novartis). Under special circumstances, the court may require the plaintiffs to bear these costs. The filing of an appraisal suit does not prevent completion of the merger.

              Beneficial owners whose Alcon shares are held in "street name" should consult with their broker or custodian.

Litigation

              Beginning on January 7, 2010, shareholder class action complaints relating to the January 3, 2010 proposal of Novartis to enter into a merger with Alcon were filed against Novartis and others, including in certain cases Alcon and certain members of the Alcon Board, by minority shareholders of Alcon. Nine actions were filed in the United States District Courts in New York and Texas, and four actions were filed in various Texas state courts. One of the federal actions was dismissed voluntarily, and the remaining eight actions were consolidated in the United States District Court for the Southern District of New York. On May 24, 2010, that court dismissed the consolidated action based on the doctrine of forum non conveniens. On July 14, 2010, plaintiffs appealed the dismissal to the United States Court of Appeals for the Second Circuit. On January 5, 2011, plaintiffs-appellants moved to dismiss the appeal on grounds of mootness. The Second Circuit granted that motion for voluntary dismissal on January 6, 2011. On April 15, 2010, the actions pending in Texas state courts were consolidated in the District Court of Dallas County for pre-trial proceedings by the Texas Multidistrict Litigation Panel. On November 17, 2010, the court dismissed the consolidated Texas state court actions based on forum non conveniens without prejudice to re-filing in Switzerland. On December 17, 2010, plaintiffs appealed the dismissal to the Texas Fifth District Court of Appeals.

Financing of the Merger

              The obligation of Novartis to complete the merger is not conditioned upon its ability to obtain financing for the merger. Novartis estimates that the total amount of funds necessary to fund the cash-settled put option component of the Merger Consideration will be approximately $1 billion, based on the market price of Novartis shares on the date of announcement of the merger. The actual amount of funds required (if any) will depend on the value of Novartis shares during the relevant measurement period as determined in accordance with the provisions of the merger agreement. Please see "The Merger Agreement and the Merger—Merger Consideration" beginning on page 106.

Fees and Expenses Relating to the Merger

              Fees and expenses incurred or expected to be incurred by Novartis and Alcon in connection with the merger are estimated as of the date of this prospectus to be as follows:

Type of Fee	Amount ($)
Filing Fees	$886,592.59
Financial advisors' fees and expenses	$50,047,000.00
Accounting fees and expenses	$1,370,000.00
Legal fees and expenses	$13,346,200.00
Printing fees and expenses	$699,000.00
Miscellaneous fees and expenses	$807,000.00
Total	$67,155,792.59

              Please see also "The Merger Agreement and the Merger—Fees and Expenses/Costs" on page 117.

RISK FACTORS

              Investing in Novartis shares or Novartis ADSs involves risks, some of which are related to the merger. In considering the proposed merger, you should carefully consider the following information about these risks, as well as the other information included in or incorporated by reference into this prospectus, including Novartis AG's Annual Report on Form 20–F for the year ended December 31, 2010 and the extensive risk factors relating to the businesses of Novartis described therein beginning on page 6 thereof. The business of Novartis as well as its financial condition or results of operations could be materially adversely affected by any of these risks, as well as other risks and uncertainties not currently known to Novartis or not currently deemed to be material.

              Novartis also encourages you to read and consider the risk factors specific to Alcon's businesses (that may also affect Novartis) described in Alcon, Inc.'s Annual Report on Form 20–F for the year ended December 31, 2009 beginning on page 9 thereof.

              Please see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on page 163 and 164, respectively, for information on where you can find the periodic reports and other documents Novartis and Alcon have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

Risks Related to the Merger

The market price of the Novartis shares and Novartis ADSs may decline following completion of the merger.

              The market prices of the Novartis shares and Novartis ADSs may decline following completion of the merger if, among other reasons, Novartis does not achieve the expected cost savings and other benefits to the merger with Alcon as rapidly or to the extent anticipated by it, financial analysts or investors or at all, Alcon shareholders sell a significant number of Novartis shares or Novartis ADSs after consummation of the merger or the effect of the merger with Alcon on the financial results of Novartis is not consistent with the expectations of financial analysts or investors.

The consideration received by Alcon shareholders may be less than $168 because the market value of the Novartis shares to be delivered in the merger could fluctuate between the date of the annual general meeting of Alcon shareholders and the completion date of the merger.

              There will be a time lapse between the date on which Alcon shareholders vote on the merger agreement at the annual general meeting of Alcon shareholders and the date on which Alcon shareholders entitled to receive Novartis shares or Novartis ADSs actually receive such Novartis shares or Novartis ADSs. The market value of Novartis shares and Novartis ADSs may fluctuate during this period. These fluctuations may be caused by changes in the businesses, operations, results and prospects of both Novartis and Alcon, market expectations of the likelihood that the merger will be completed and the timing of the completion, general market and economic conditions, such as the US dollar/Swiss franc exchange rate, or other factors. At the time Alcon shareholders cast their votes regarding approval of the merger agreement, Alcon shareholders will not know the actual market value of the Novartis shares or Novartis ADSs they will receive when the merger is finally completed. The actual market value of Novartis shares or Novartis ADSs, when received by Alcon shareholders, will depend on the market value of those Novartis shares or Novartis ADSs on that date. This market value may be less than the value used to determine the number of Novartis shares or Novartis ADSs to be received, as the determination will be made with respect to a period occurring prior to the consummation of the merger.

The consideration received by Alcon shareholders may be less than $168 because the market value of the Novartis shares to be delivered in the merger could be different from the value used to determine the allocation of the Merger Consideration in accordance with the procedures set forth in the merger agreement.

              As described in more detail under "The Merger Agreement and the Merger—Merger Consideration" the number of Novartis shares or Novartis ADSs to be issued as Merger Consideration in respect of each Alcon share is determined in accordance with certain definitions set forth in the merger agreement. In order to value Novartis shares for purposes of determining the Merger Consideration, the merger agreement requires that a volume-weighted average price for the Novartis shares be calculated over a ten trading day period prior to the annual general meeting of Alcon shareholders. If the market value of Novartis shares decreases over the measurement period, the average price used to determine the Merger Consideration could be more than the market value of Novartis shares on the last day of the measurement period or on the date of the annual general meeting of Alcon shareholders. If that occurs, the Merger Consideration could have a value that is less than $168.

The fairness opinions obtained by Novartis, Alcon and the Independent Director Committee will not reflect changes in circumstances between the dates of the respective opinions and the consummation of the merger.

              Alcon and the Independent Director Committee have received fairness opinions from their respective financial advisors. Credit Suisse rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated December 14, 2010, to the Novartis Board, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth in the written opinion, the Merger Consideration was fair to Novartis from a financial point of view. Changes in factors that are beyond the control of Alcon and Novartis, including changes in the business, operations or prospects of Novartis or Alcon, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors on which the opinions of Credit Suisse, Lazard and Greenhill are based, may alter the value of Novartis or Alcon, or the prices of the Novartis shares or Novartis ADSs and/or the value of the Alcon shares, by the time the merger is consummated. As a result of this, you should be aware that the fairness opinions of Credit Suisse, Lazard and Greenhill do not speak as of the effective time of the merger or as of any date other than the date of the relevant opinions. For a description of the opinion obtained by Novartis, Alcon and the Independent Director Committee, please see the relevant subheadings under "Special Factors" beginning on page 34.

Certain of Alcon's directors and executive officers have benefit arrangements that may result in their interests in the merger being different from those of Alcon shareholders.

              A number of Alcon's directors and executive officers who recommend that you vote in favor of the merger agreement have benefit arrangements that provide them with interests in the merger that may be different from yours. The receipt of compensation or other benefits in connection with the merger may influence these persons in making their recommendation that you vote in favor of approval of the merger agreement. Please see "Interests of Alcon's Directors and Executive Officers in the Merger" beginning on page 140.

Risks Related to an Investment in the Novartis Shares and the Novartis ADSs

The Novartis shares and the Novartis ADSs to be received by Alcon shareholders in connection with the merger will have different rights from the Alcon shares.

              At the effective time of the merger, each outstanding Alcon share will be converted into the right to receive, inter alia, Novartis shares or Novartis ADSs. As of such time, you will no longer be an Alcon shareholder, but will instead be a holder of Novartis shares or Novartis ADSs. While both

Novartis and Alcon are incorporated in Switzerland, there are certain differences between your current rights as an Alcon shareholder and the rights to which you will be entitled as a holder of Novartis shares or Novartis ADSs. For a detailed discussion of the differences between the current rights of Alcon shareholders and the rights you can expect as a holder of Novartis shares or Novartis ADSs, please see "Comparison of Rights of Novartis and Alcon Shareholders" beginning on page 162.

The market price of the Novartis shares and the Novartis ADSs may be affected by factors different from those affecting the price of your Alcon shares.

              If the merger is successfully completed, Alcon shareholders will become holders of Novartis shares or Novartis ADSs. The business of Novartis differs from that of Alcon, and its results of operations, as well as the price of Novartis shares and Novartis ADSs, may be affected by factors different from those affecting Alcon's results of operations and the price of the Alcon shares.

The price of the Novartis ADSs and the US dollar value of any dividends may be negatively affected by fluctuations in the US dollar/Swiss franc exchange rate.

              The Novartis ADSs trade on the NYSE in US dollars. Since the Novartis shares underlying the Novartis ADSs are listed in Switzerland on the SIX and trade in Swiss francs, the value of the Novartis ADSs may be affected by fluctuations in the US dollar/Swiss franc exchange rate. In addition, since any dividends that Novartis may declare will be denominated in Swiss francs, exchange rate fluctuations will affect the US dollar equivalent of dividends received by holders of the Novartis ADSs. If the value of the Swiss franc decreases against the US dollar, the price at which the Novartis ADSs trade may — and the value of the US dollar equivalent of any dividend will — decrease accordingly.

The rights of holders of Novartis ADSs are not the same as the rights of shareholders of Novartis.

              While a Novartis ADS is not a Novartis share and a holder of a Novartis ADS is not a holder of a Novartis share, the rights and terms of the Novartis ADSs are designed to replicate, to the extent reasonably practicable, the rights attendant to Novartis shares. However, because of certain aspects of Swiss law, the Articles of Incorporation of Novartis and the contractual terms of the deposit agreement under which the Novartis ADSs are issued, the rights afforded to the holders of Novartis ADSs are not identical to, and, in some respects, are less favorable than, the rights afforded to the shareholders of Novartis. For more information regarding the characteristics of, and differences between, Novartis shares and Novartis ADSs, please see "Description of the Novartis Shares" and "Description of the Novartis American Depositary Shares" beginning on page 148 and 152, respectively.

US holders of Novartis shares and Novartis ADSs may not be able to exercise preemptive rights.

              Under Swiss law, shareholders have preemptive rights to subscribe for cash for issuances of new shares on a pro rata basis. Shareholders may waive their preemptive rights in respect of any offering at a general meeting of shareholders of Novartis. Preemptive rights, if not previously waived, are transferable during the subscription period relating to a particular offering of shares and may be quoted on the SIX. US holders of Novartis shares or Novartis ADSs may not be able to exercise the preemptive rights attached to Novartis shares, including Novartis shares underlying Novartis ADSs, unless a registration statement under the Securities Act is effective with respect to such rights and the related Novartis shares, or an exemption from this registration requirement is available. In deciding whether to file such a registration statement, Novartis would evaluate the related costs and potential liabilities, as well as the benefits of enabling the exercise of the preemptive rights by US holders of Novartis shares and Novartis ADSs. Novartis cannot guarantee that a registration statement would be filed, or, if filed, that it would be declared effective. If preemptive rights could not be exercised by a US holder of Novartis shares or Novartis ADSs, such preemptive rights would, if possible, be sold on behalf of such holders and the net proceeds from such sale would be distributed to such holders. If the rights cannot be sold, such rights lapse. In either case, the interest of the affected holders of Novartis shares and Novartis ADSs would be diluted and, if the rights were to lapse, such holders would not realize any value from the granting of preemptive rights.

 FORWARD-LOOKING STATEMENTS

              This prospectus and the information incorporated by reference into this prospectus include certain forward-looking statements. In addition, in the future Novartis, Alcon, and others on their behalf, may make statements that constitute forward-looking statements. Such forward-looking statements can be identified by the use of forward-looking terminology such as "will," "believes," "intends," "plans," or "expects," or similar expressions, or by express or implied discussions regarding potential new products, potential new indications for existing products, or regarding potential future revenues from any such products, or potential future sales or earnings of Novartis, Alcon or any of their respective subsidiaries, divisions, business units or consolidated entities; or regarding potential growth opportunities from the merger; or by discussions of strategy, plans, expectations or intentions. You should not place undue reliance on these statements. Such forward-looking statements reflect the current views of Novartis and/or Alcon regarding future events, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. There can be no guarantee that any new products will be approved for sale in any market, or that any new indications will be approved for existing products in any market, or that such products will achieve any particular revenue levels. Nor can there be any guarantee that Novartis, Alcon or any of their respective subsidiaries, divisions or business units, will achieve any particular financial results. In particular, management's expectations could be affected by, among other things, unexpected clinical trial results, including additional analyses of existing clinical data or unexpected new clinical data; unexpected regulatory actions or delays or government regulation generally; supply and manufacturing disruptions; the occurrence of environmental liabilities arising from operations; changes in reimbursement procedures and/or amounts by third-party payors; the ability of Novartis and Alcon to obtain or maintain patent or other proprietary intellectual property protection; the proposed merger making it more difficult to maintain business and operational relationships, and relationships with key employees; uncertainties regarding actual or potential legal proceedings, including, among others, litigation seeking to prevent the full acquisition and merger from taking place, product liability litigation, litigation regarding sales and marketing practices, government investigations and intellectual property disputes; competition in general; government, industry, and general public pricing and other political pressures; uncertainties regarding the after-effects of the recent global financial and economic crisis; uncertainties regarding future global exchange rates; uncertainties regarding future demand for the products of Novartis or Alcon; uncertainties involved in the development of new pharmaceutical products; and the impact that the foregoing factors could have on the values attributed to the assets and liabilities of Novartis, Alcon and any of their respective subsidiaries as recorded on their consolidated balance sheets. Some of these factors are discussed in more detail under "Risk Factors" in this prospectus and in Novartis AG's Annual Report on Form 20–F for the year ended December 31, 2010, including under "Item 3.D. Risk Factors," "Item 4. Information on the Company," and "Item 5. Operating and Financial Review and Prospects" and in Alcon, Inc.'s Annual Report on Form 20–F for the year ended December 31, 2009, including under "Item 3.D. Risk Factors," "Item 4. Information on the Company," and "Item 5. Operating and Financial Review and Prospects". Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus or in the documents incorporated herein by reference as anticipated, believed, estimated or expected. The safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to any forward-looking statements in Novartis AG's Annual Report on Form 20—F for the year ended December 31, 2010 made in connection with or referring to the merger or the going-private transaction to be effected thereby. The information in this prospectus, any applicable prospectus supplement and any document incorporated herein by reference is current only as of the date of such, and Novartis and Alcon do not intend, and do not assume any obligation, to update any information or forward-looking statements included in any such documents as a result of new information, future events or otherwise.

THE ANNUAL GENERAL MEETING OF ALCON SHAREHOLDERS

Date, Time and Place

              The annual general meeting of Alcon shareholders will be held on April 7, 2011, beginning at 3:30 p.m. Central European Time, at Institut für Finanzdienstleistungen Zug, Grafenauweg 10, CH-6304 Zug, Switzerland.

Matters to be Considered at the Annual General Meeting of Alcon Shareholders

              The purposes of the annual general meeting of Alcon shareholders are:

    1.
    To approve the merger agreement, dated as of December 14, 2010, entered into by and between Alcon and Novartis.

    2.
    To approve the 2010 Business Report (Geschäftsbericht), including the operating review (Jahresbericht), the Swiss statutory financial statements of Alcon, Inc. (Jahresrechnung) and the consolidated financial statements of Alcon, Inc. and its subsidiaries (Konzernrechnung).

    3.
    To grant discharge to the current and former members of the Alcon Board for their term of office from January 1, 2010 up to April 1, 2011.

    4.
    To re-elect KPMG AG as Auditors for the period between the annual general meeting of Alcon shareholders and the completion of the merger of Alcon with and into Novartis.

    5.
    To re-elect Dr. Daniel Vasella, Mr. Cary R. Rayment, Mr. Thomas G. Plaskett, Dr. Enrico Vanni and Mr. Norman Walker as members of the Alcon Board for the period between the annual general meeting of Alcon shareholders and the completion of the merger of Alcon with and into Novartis.

Item 1

              Approval of the merger agreement, dated as of December 14, 2010, entered into by and between Alcon and Novartis.

    Proposal

              The Alcon Board, by actions taken without the participation of two directors who recused themselves (Mr. Kevin Buehler, who recused himself because he has received an employment offer to be Head of the Novartis eye care division after completion of the proposed merger and Dr. Daniel Vasella, who recused himself because of his status as Chairman of Novartis) and one director who had participated in the unanimous recommendation of the Independent Director Committee, has unanimously approved the merger and unanimously recommends that Alcon shareholders vote "FOR" approval of the merger agreement.

    Explanations

              For detailed information on the merger, please see "The Merger Agreement and the Merger" beginning on page 106.

Item 2

              Approval of the 2010 Business Report (Geschäftsbericht), including the operating review (Jahresbericht), the Swiss statutory financial statements of Alcon, Inc. (Jahresrechnung) and the consolidated financial statements of Alcon, Inc. and its subsidiaries (Konzernrechnung).

    Proposal

              The Alcon Board proposes that the 2010 Business Report (Geschäftsbericht), including the operating review (Jahresbericht), the Swiss statutory financial statements of Alcon, Inc. (Jahresrechnung) and the consolidated financial statements of Alcon, Inc. and its subsidiaries (Konzernrechnung), be approved.

    Explanations

              The Alcon 2010 Business Report (Geschäftsbericht), comprised of (i) the Alcon 2010 operating review (Jahresbericht), (ii) the Alcon 2010 audited Swiss statutory financial statements of Alcon, Inc. (Jahresrechnung) and (iii) the Alcon 2010 audited Swiss consolidated financial statements (Konzernrechnung), all prepared in accordance with Swiss law, is available in the Investors & Media section of Alcon's web site at www.alcon.com and is filed as an exhibit to the registration statement of which this prospectus forms a part. To find out where copies of this document can be obtained, please see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on page 163 and 164, respectively. Copies of this document may also be obtained without charge by contacting Alcon Investor Relations either by phone or in writing at the address indicated above. Copies of this document, including the auditors' reports, are also available for physical inspection at the Alcon registered office. Reference to Alcon's website at www.alcon.com is provided as a textual reference only and is not intended to incorporate information into this prospectus.

Item 3

              Discharge of the current and former members of the Alcon Board for their term of office from January 1, 2010 up to April 1, 2011 (the last date on which Alcon shareholders may give voting instructions for the annual general meeting of Alcon shareholders).

    Proposal

              The Alcon Board proposes that discharge be granted to the current and former members of the Alcon Board for their term of office from January 1, 2010 up to April 1, 2011 (the last date on which Alcon shareholders may give voting instructions for the annual general meeting of Alcon shareholders).

    Explanations

              Under Swiss statutory law, the Alcon Board may seek discharge from the Alcon shareholders. If discharge is granted, the corporation and those Alcon shareholders who have voted in favor of discharge cannot assert any claims based on Swiss corporation law for directors' liability with respect to matters then known to the Alcon shareholders. The right to assert liability claims still exists, however, with respect to matters not known to the Alcon shareholders on the date on which discharge was granted. In other words, all Alcon shareholders — whether or not they voted in favor of discharge — can still assert claims against former directors if additional facts come to light (as a result of subsequent audits or otherwise) after the granting of discharge. For the avoidance of doubt, discharge of the Alcon Board with regard to claims for directors' liability based on Swiss corporation law does not preclude Alcon shareholders from asserting claims against the directors and officers of Alcon under the US federal securities laws. For certain limitations on the enforcement of the US federal securities laws, please see "Limitations on Enforcement of US Laws" on page 166.

Item 4

              Re-election of KPMG AG as Auditors for the period between the annual general meeting of Alcon shareholders and the completion of the merger of Alcon with and into Novartis.

    Proposal

              The Alcon Board proposes that KPMG AG be re-elected as Auditors for the period between the annual general meeting of Alcon shareholders and the completion of the merger of Alcon with and into Novartis.

    Explanations

              KPMG AG has confirmed its willingness to be appointed as Auditors. To the extent necessary in connection with a review of the US GAAP financial statements of Alcon, KPMG AG will draw on the expertise and the resources of KPMG LLP, Fort Worth, Texas (USA). KPMG LLP will also be retained for the filings to be made by Alcon with the US regulatory authorities.

              KPMG AG has confirmed to the audit committee of the Alcon Board that it possesses the level of independence required by Swiss statutory law to take on this role, and KPMG LLP has further confirmed that it satisfies the requirements in terms of independence imposed by the SEC.

    Item 5

              Re-election of members of the Alcon Board for the period between the annual general meeting of Alcon shareholders and the completion of the merger of Alcon with and into Novartis.

    Proposal

              The Alcon Board proposes that each of Dr. Daniel Vasella, Mr. Cary R. Rayment, Mr. Thomas G. Plaskett, Dr. Enrico Vanni and Mr. Norman Walker be re-elected to the Alcon Board for the period between the annual general meeting of Alcon shareholders and the completion of the merger of Alcon with and into Novartis.

    Explanations

              The terms of office of Dr. Daniel Vasella, Mr. Cary R. Rayment, Mr. Thomas G. Plaskett, Dr. Enrico Vanni and Mr. Norman Walker will expire at the annual general meeting of Alcon shareholders. All five directors have confirmed their willingness to serve as members of the Alcon Board until the completion of the merger of Alcon with and into Novartis.

              Daniel Vasella, M.D.    Dr. Vasella is the chairman of the Alcon Board. He was appointed to this position on October 24, 2010. Dr. Vasella joined the Alcon Board in July 2008. He served 14 years as Chief Executive Officer and 11 years as Chairman and Chief Executive Officer of Novartis AG. In January 2010, the Novartis Board accepted Dr. Vasella's proposal to complete the Chief Executive Officer succession process by appointing Joseph Jimenez as Chief Executive Officer of Novartis effective February 1, 2010. Dr. Vasella continues in his role as Chairman of the Novartis Board, concentrating on strategic priorities. After holding a number of medical positions in Switzerland, he joined Sandoz Pharmaceuticals Corporation in the United States in 1988. From 1993 to 1995, Dr. Vasella advanced from Head of Corporate Marketing to Senior Vice President and Head of Worldwide Development to Chief Operating Officer of Sandoz Pharma Ltd. In 1995 and 1996, Dr. Vasella was a member of the Sandoz Group Executive Committee and Chief Executive Officer of Sandoz Pharma Ltd. Dr. Vasella is a member of the board of directors of PepsiCo, Inc., United States.

              Cary R. Rayment.    Mr. Rayment has been the vice chairman of the Alcon Board since October 24, 2010. Following his retirement as President and Chief Executive Officer as of April 1, 2009, he served in the role as non-executive chairman and director of Alcon until October 24, 2010. He also served as Chairman, President and Chief Executive Officer of Alcon Laboratories, Inc. from October 1, 2004 to March 31, 2009. Prior to these promotions, Mr. Rayment served as Senior Vice President, Alcon United States from 2001 to 2004 (adding responsibility for Alcon Japan in 2004); Vice President and General Manager, Surgical, and Area Vice President Japan in 2000; Vice President, International Marketing & Area Vice President Japan from 1997-1999; Vice President and General

Manager, Managed Care in 1996; Vice President and General Manager, U.S. Surgical Products from 1991-1995; and Vice President Marketing, Surgical Products from 1989-1990. Mr. Rayment joined Alcon in 1989, following the acquisition of CooperVision, Inc. where his position had been Vice President of Marketing.

              Thomas G. Plaskett.    Mr. Plaskett joined the Alcon Board in May 2003. He has been Chairman of the Independent Director Committee of Alcon since its establishment as a standing committee of the Alcon Board in December 2008. In September 2003, the Alcon Board affirmed Mr. Plaskett as the "audit committee financial expert". Since 1991, Mr. Plaskett has served as Chairman of Fox Run Capital Associates, a private consulting firm, focusing on financial advisory and consulting services for emerging companies. Previously, he was Chairman, President and Chief Executive Officer of Pan Am Corporation from 1988 to 1991, and President and Chief Executive Officer of Continental Airlines from 1986 to 1987. Also, during the period from 1974 to 1986, he held several senior management positions at American Airlines and AMR Corporation, including Senior Vice President of Marketing and Senior Vice President of Finance and Chief Financial Officer. He also was Vice-Chairman of Legend Airlines from 1996 to 2000. Mr. Plaskett is a director of RadioShack Corporation; director of Signet Jewelers, Ltd.; and a director of several privately held companies.

              Enrico Vanni, Ph.D.    Dr. Vanni joined the Alcon Board in August 2010. He is a chemical engineer graduated from the Federal Polytechnic School of Lausanne, Switzerland and holds a Ph.D. (Doctorate in Science) from the University of Lausanne. His background also includes an MBA from INSEAD in Fontainebleau, France. He started his career in 1977 with IBM in San Jose, California, and after his MBA in 1980, joined McKinsey & Company in Zurich, Switzerland. He managed the Geneva Office from 1988 to 2004. His consulting activities mostly covered companies in the pharmaceutical, consumer and finance sectors. He was head of the European pharmaceutical practice and served as member of the Partner review committee of the firm over many years. He retired as Director of McKinsey at the end of 2007. Since 2008, he is an independent consultant and a member of several company boards of directors such as Eclosion (private equity for biotechs), Denzler & Partners (management resources) and MBCP (private banking).

              Norman Walker.    Mr. Walker joined the Alcon Board in August 2010. He earned a degree in Business Studies at the University of Brighton, UK, in 1975 and attended the Harvard International Senior Management Program in 1994. He started his professional career with Ford Motor Co in London, UK, in 1975. Over a period of 9 years he held a number of positions in human resources management before he joined GrandMet in London, UK, in 1984 where he assumed human resources responsibilities in several of its business units. Mr. Walker subsequently joined Kraft Foods in 1991 and held a number of leading human resources positions in Germany, the United States and Switzerland. From 1998 to 2003, he served as the Head of Corporate Human Resources of the Novartis Group. Mr. Walker is a senior advisor to TPG Capital LLP, Chair of Vita Cayman, advisor to CMi and a visiting professor at Bocconi.

Vote Required; Voting Agreements; Novartis Ownership

              Vote Required.    Approval of the merger agreement requires 2/3 of the votes represented at the annual general meeting of Alcon shareholders. Approval of the Alcon 2010 Business Report, approval of the discharge, re-election of KPMG AG as Auditors and re-election of the members of the Alcon Board require a majority of the votes represented at the annual general meeting of Alcon shareholders.

              Voting Agreements; Novartis Majority Ownership.    NOVARTIS CURRENTLY OWNS APPROXIMATELY 78% OF THE OUTSTANDING ALCON SHARES AND HAS AGREED IN THE MERGER AGREEMENT, SUBJECT TO CERTAIN CONDITIONS, TO VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT AND THE GRANT OF DISCHARGE.

Alcon Shareholders Entitled to Vote; Admission Cards/Voting Material

              Alcon shareholders who are registered in the Alcon share register on March 1, 2011, will receive the proxy card and admission card directly from the Alcon share registrar. Beneficial owners of Alcon shares held by a broker or custodian will receive an instruction form from their broker or custodian with directions on how to instruct the broker or custodian to vote their Alcon shares. Beneficial owners who wish to attend the annual general meeting of Alcon shareholders in person are requested to obtain a proxy from their broker or other custodian that authorizes them to vote the Alcon shares held for them by the broker or custodian, and to request an admission card using the proxy.

              Beneficial owners of Alcon shares and Alcon shareholders registered in the Alcon share register as of March 1, 2011, are entitled to vote and may participate in the annual general meeting of Alcon shareholders unless they sell their Alcon shares before April 7, 2011. Each Alcon share carries one vote. As of February 23, 2011, there were 302,371,030 Alcon shares outstanding and entitled to be voted upon at the annual general meeting of Alcon shareholders. As of February 23, 2011, Novartis owned 236,687,279 Alcon shares, approximately 78% of the outstanding Alcon shares and approximately 78% of the voting power of the outstanding Alcon shares.

              Persons who have acquired Alcon shares after March 1, 2011, but on or before March 18, 2011, will receive the proxy card and admission card shortly before the annual general meeting of Alcon shareholders. Alcon shareholders who have acquired Alcon shares after March 18, 2011 may not attend the annual general meeting of Alcon shareholders. Alcon shareholders who have sold their Alcon shares before the annual general meeting of Alcon shareholders are not entitled to vote or participate in the annual general meeting of Alcon shareholders.

Shares Held by Alcon Directors and Executive Officers

              At the close of business on February 21, Alcon directors and executive officers beneficially owned 375,516 Alcon shares, or less than 1% of Alcon. Alcon directors and executive officers also beneficially own vested stock appreciation rights, which will be settled in Alcon shares, indeterminate in number until exercise of the rights. For more information, please see "Interests of Alcon's Directors and Executive Officers in the Merger—Treatment of Equity Awards" and "—Ownership of Alcon Shares by Alcon Directors and Executive Officers" below.

Appointment of Proxies

              Registered Alcon shareholders who are unable to participate in the annual general meeting of Alcon shareholders may appoint as a representative another Alcon shareholder, a third party, their bank or Alcon as proxy holder. Ms. Andrea Hodel, Attorney-At-Law, Zug, Switzerland is also available as an independent representative, with full rights of substitution, in the sense of article 689c of the Swiss Code of Obligations.

              Registered Alcon shareholders who wish to appoint a proxy must mark the appropriate box on the proxy card, sign the proxy card and return it to the address indicated below or to the independent representative arriving no later than April 1, 2011. Proxies are revocable, but Alcon will treat any proxy as being valid unless the revocation has been sent in writing to Alcon at the address referred to below.

    Alcon, Inc.
    c/o BNY Mellon Shareowner Services
    P.O. Box 3531
    S. Hackensack, NJ 07606-9231

              REGISTERED ALCON SHAREHOLDERS WHO HAVE APPOINTED ALCON OR THE INDEPENDENT REPRESENTATIVE AS A PROXY MAY NOT ATTEND THE ANNUAL GENERAL MEETING OF ALCON SHAREHOLDERS IN PERSON OR SEND A PROXY OF THEIR CHOICE TO THE ANNUAL GENERAL MEETING OF ALCON SHAREHOLDERS.

              With regard to the items listed on the agenda and without any explicit instructions to the contrary, Alcon as proxy holder and independent representative will vote in favor of the merger according to the recommendation of the Alcon Board. If new proposals (other than those on the agenda) are put forth before the annual general meeting of Alcon shareholders, Alcon as proxy holder will vote in accordance with the position of the Alcon Board and the independent representative will abstain from voting regarding new proposals. Alcon shareholders who sign and return their proxy without indicating a representative will be represented by the corporate proxy holder.

              BENEFICIAL OWNERS WHO HAVE NOT OBTAINED A PROXY FROM THEIR BROKER OR CUSTODIAN ARE NOT ENTITLED TO ATTEND OR PARTICIPATE IN THE ANNUAL GENERAL MEETING OF ALCON SHAREHOLDERS.

Proxy Holders of Deposited Alcon Shares

              Proxy holders of deposited Alcon shares in accordance with article 689d of the Swiss Code of Obligations are kindly asked to inform Alcon of the number of the Alcon shares they represent as soon as possible, but no later than 2:30 p.m. Central European Time on April 7, 2011, at the admission office.

Admission Office

              The admission office opens on the day of the annual general meeting of Alcon shareholders at 2:30 p.m. Central European Time on April 7. Alcon shareholders are kindly asked to present their admission cards at the entrance.

 THE MERGER AGREEMENT AND THE MERGER

              The following is a summary of the merger agreement and of certain other key aspects of the merger. This summary does not purport to be a complete description of the terms and conditions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this prospectus and incorporated herein by reference. Alcon shareholders are urged to read the merger agreement in its entirety. In the event of any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control.

Structure of the Merger

              In the merger agreement, Novartis and Alcon have agreed to merge pursuant to art. 3 para. 1 lit. a and art. 4 para. 1 lit. a of the Swiss Merger Act (merger by absorption between two companies limited by shares). Novartis will be the acquiring company and will continue to operate, while Alcon will be the transferring company and will be dissolved upon completion of the merger. By operation of law, Alcon's assets, liabilities and contracts will be transferred to Novartis in their entirety (Universalsukzession). After the merger is completed, the Alcon shares will be delisted from the NYSE and deregistered under the Exchange Act.

Merger Consideration

              In the merger, Alcon shareholders (with the exception of Novartis) will receive for each registered Alcon share, with a nominal value of CHF 0.20, issued and outstanding immediately prior to the completion of the merger, the merger consideration described below (the "Merger Consideration"). The Merger Consideration will have the value, determined in accordance with the definitions below, of $168 and will be composed of:

    (i)
    the right to receive from Novartis a number of Novartis shares, each with a nominal value of CHF 0.50 (the "Stock Consideration") equal to the Exchange Ratio (as defined below); and

    (ii)
    the right to receive from Novartis a cash-settled, non-transferable put option (the "Put Option") exercisable for an amount equal to the Contingent Value Amount (as defined below), without interest.

              The "Exchange Ratio" means the quotient, rounded to the nearest ten-thousandth (or if there is not a nearest ten thousandth, the higher ten thousandth), obtained by dividing $168 by the Novartis Share Value (as defined below); provided that the Exchange Ratio will not be greater than 2.8, and provided, further, that if the Novartis Share Value is less than $60, then the Exchange Ratio will be the sum of (i) 2.8 plus (ii) the Dividend Adjustment Factor (as defined below).

              The "Dividend Adjustment Factor" means the quotient of (i) the product of (x) the Dividend Value Adjustment (as defined below) multiplied by (y) 2.8 divided by (ii) the Novartis Share Value (as defined below).

              The "USD Dividend Value" means the amount of any Novartis cash dividend declared or paid after the date of the merger agreement (including the 2010 Novartis Annual Dividend (as defined below)) and on or prior to the date of completion of the merger per Novartis share in Swiss francs converted into US dollars on the basis of the USD/CHF spot rate prevailing at 4:30 pm (London time) on the last day of the Measurement Period (as defined in the definition of "Novartis Share Value") reported on the Bloomberg Professional Service under function "BFIX".

              The "Dividend Value Adjustment" means the lesser of (i) the USD Dividend Value and (ii) $60 minus the Novartis Share Value (defined below).

              The "2010 Novartis Annual Dividend" means the dividend with respect to Novartis Shares to be approved at the annual general meeting of shareholders of Novartis in 2011.

              The "Novartis Share Value" means the average of the Daily Novartis Share Values (as defined below) for each of the ten Trading Days ending on (and including) the Trading Day prior to the date of the annual general meeting of Alcon shareholders (such ten Trading Days, the "Measurement Period") weighted by the total volume of trading in Novartis shares as reported on the NOVN.VX VWAP page on the Bloomberg Professional Service each such Trading Day.

              The "Daily Novartis Share Value" means, for any Trading Day, the Daily Novartis VWAP (as defined below) for such Trading Day converted into US dollars on the basis of the USD/CHF London spot rate prevailing at 4:30 pm (London time) for such Trading Day reported on the Bloomberg Professional Service under function "BFIX" minus, for any Trading Day prior to the Ex-Dividend Date for any Novartis cash dividend declared or paid after the date of the merger agreement and on or prior to the date of completion of merger, the USD Dividend Value.

              The "Daily Novartis VWAP" means, for any Trading Day, the per share volume-weighted average price of Novartis shares as reported on the NOVN.VX VWAP page (which prices are displayed in Swiss Francs) on the Bloomberg Professional Service in respect of the period from the open of trading on the relevant Trading Day to the close of such Trading Day.

              The "Ex-Dividend Date" means the date on which Novartis shares first trade on the SIX without the right to the applicable dividend.

              The "Stock Consideration Value" means the product of (x) the Exchange Ratio and (y) the Novartis Share Value.

              The "Contingent Value Amount" means an amount in US dollars equal to $168 minus the Stock Consideration Value. If the Stock Consideration Value is equal to $168, the Contingent Value Amount will be zero.

              "Trading Day" means a date on which trading occurs on the SIX.

              The Merger Consideration will be adjusted to reflect the economic effect of any share split, share combination, subdivision, reclassification, stock dividend, exchange of shares or similar transaction with respect to Alcon shares or Novartis shares that (i) is approved after the date of the merger agreement but prior to completion of the merger and (ii) is entered into the commercial register, or has a record or effective date that occurs during such period.

              The following table illustrates the hypothetical Exchange Ratio, Dividend Adjustment Factor and Contingent Value Amount based on a range of hypothetical Novartis Share Values:

	Hypothetical Merger Consideration per Alcon share
Hypothetical Novartis Share Value	Exchange Ratio (excl. Dividend Adjustment Factor)(1)	Dividend Adjustment Factor(1)	Total Exchange Ratio(1)	Contingent Value Amount	Maximum Number of Novartis Shares to be Delivered (millions)(3)
$ 56.00	2.8000	0.1162 (2)	2.9162 (2)	$ 4.69 (2)	224
$ 58.00	2.8000	0.0966 (2)	2.8966 (2)	$ 0.00 (2)	222
$ 60.00	2.8000	0.0000	2.8000	$ 0.00	215
$ 62.00	2.7097	0.0000	2.7097	$ 0.00	208
(1)
Does not reflect payment of cash consideration in lieu of fractional Novartis shares or Novartis ADSs.

(2)
Assumes Novartis pays a dividend of $2.32 per Novartis share prior to completion of the merger, the US dollar value of the 2010 Novartis Annual Dividend of CHF 2.20 proposed by the Novartis Board and announced on January 27, 2011, converted into US dollars at a rate of CHF 1.00 = $1.0566, as quoted by Bloomberg on such date.

(3)
Reflects the total number of Novartis shares or Novartis ADSs to be delivered for each Alcon share listed under the column "Total Exchange Ratio" multiplied by the estimated 76.8 million Alcon shares outstanding immediately prior to completion of the merger, as described in "Notes to the unaudited IFRS pro forma Condensed Combined Income Statement—4. Adjustments arising from the merger—Impact related to consolidated equity" on page 129.

              The actual Novartis Share Value used to determine the Merger Consideration may be greater than or less than the values expressed in the table above. Please see also "Risk Factors—The consideration received by Alcon shareholders may be less than $168 because the market value of the Novartis shares to be delivered in the merger could fluctuate between the date of the annual general meeting of Alcon shareholders and the completion date of the merger" on page 96.

Exercise of the Put Option

              In the event that the Stock Consideration Value (as defined under "—Merger Consideration" above), i.e. the value of the Novartis shares you will receive for each Alcon share as determined in accordance with the merger agreement, is less than $168, the election and exchange agent will exercise all Put Options (as defined under "—Merger Consideration" above) included in the Merger Consideration and, if the Put Options are so exercised, the election and exchange agent will pay you an amount in cash payable in USD equal to the applicable Contingent Value Amount (as defined under "—Merger Consideration" above) for each of your Alcon shares (net of applicable Swiss withholding tax) as part of the Merger Consideration. Each outstanding Put Option will terminate and be of no further force and effect either following payment of the Merger Consideration or in the event the Stock Consideration Value is greater than or equal to $168.

Treatment of Certain Share Capital and Equity

              The Alcon shares that Novartis holds will not be exchanged in the merger, and such Alcon shares will be cancelled upon completion of the merger. The Alcon shares that Alcon or any of its subsidiaries hold will be exchanged in the merger and the Novartis shares so issued in connection with such exchange may be used by Novartis upon effectiveness of the merger in the exchange to the extent these Novartis shares are held by Alcon. Any Novartis shares that Alcon may hold at completion of the merger will be transferred to Novartis by operation of the merger.

              Following completion of the merger, all awards as defined in and outstanding under the Amended 2002 Alcon Incentive Plan will, upon exercise or vesting as applicable, be settled in the form of Novartis shares instead of Alcon shares and will be structured so that the beneficiaries will receive for each Alcon share otherwise issuable the Merger Consideration as determined in accordance with procedures set forth in the merger agreement whereby any cash component of the Merger Consideration (including cash payable upon exercise of the Put Option) will be substituted by a number of Novartis shares based on the Novartis Share Value (except that cash-settled stock appreciation rights will continue to be settled in cash). Performance-based restricted share units granted for the 2009-2011 performance cycle will first performance-vest at the 178.5% level before being converted into time-based Novartis restricted share units. The other terms and conditions of the awards (including the rights of employees upon termination of employment following change of control, time-based vesting conditions and payment schedules) will remain the same. Since the performance share units granted in 2008 for the 2008-2010 performance cycle have vested at the 118.4% level, they will be settled in the form of Alcon shares at that level, and the shares will be treated as other Alcon shares in the merger.

No Special Benefits to Directors and Members of Senior Management of Alcon

              In the merger agreement, Alcon represents that other than (i) in the ordinary course of business consistent with past practice, or (ii) as approved by the Alcon Board prior to the date of the merger agreement, neither any member of the Alcon Board nor any member of senior management of Alcon has been awarded any compensation or benefits since December 31, 2009.

              In the merger agreement, Alcon represents that no member of the Alcon Board, nor any member of senior management, has received any actual or contingent compensation or benefits, the vesting or payment of which is contingent upon the merger, or any severance payments in the event of a termination of employment at any time following completion of the merger, other than (i)(x) the vesting terms in the 2009 and 2010 award agreements under the Amended 2002 Alcon Incentive Plan and the 2011 award agreements under the Amended 2002 Alcon Incentive Plan to be entered into with respect to awards for the performance year 2010 and (y) the severance terms set out in individual employment agreements as set forth in a schedule delivered to Novartis on the date of the merger agreement and (ii) certain additional items set forth in an exhibit to the merger agreement.

              In the merger agreement, Alcon covenants that Alcon will not enter into any new compensation or benefit arrangement with any director or member of senior management from and after the date of the merger agreement without the prior written consent of Novartis, other than in the ordinary course of business consistent with past practice, including the issuance of awards for the performance year 2010, consistent with past practice, to be approved or ratified by the Alcon Board in February 2011.

              In the merger agreement, Alcon represents that, other than as set forth in the merger agreement, no compensation or benefits will become payable to any current or former director or employee of Alcon as a result of the completion of the merger, other than (i)(x) the vesting terms in the 2009 and 2010 award agreements under the Amended 2002 Alcon Incentive Plan and the 2011 award agreements under the Amended 2002 Alcon Incentive Plan to be entered into with respect to awards for the performance year 2010 and (y) the severance terms set out in individual employment agreements as set forth in a schedule delivered to Novartis on the date of the merger agreement and (ii) certain additional items set forth on an exhibit to the merger agreement.

Novartis Share Register

              Novartis will register in its share register any former Alcon shareholder who is duly registered with voting rights in the Alcon share register at the time of completion of the merger, subject to the Articles of Incorporation of Novartis. Application for registration of Alcon shareholders that are pending at the time of the completion of the merger will be treated in accordance with the Articles of Incorporation of Novartis. An Alcon shareholder who fails to declare its beneficial ownership to Novartis may avail itself of nominee registration in accordance with Article 5 of the Articles of Incorporation of Novartis.

              The Novartis shares issued in the merger to former Alcon shareholders will receive any future dividends paid by Novartis on the same basis as the Novartis shares currently outstanding (other than with respect to dividends with an ex-dividend date that is prior to the completion of the merger).

Listing of Novartis Shares and Novartis ADSs

              Novartis will use its reasonable best efforts to cause any Novartis shares to be issued in the merger (including Novartis shares underlying Novartis ADSs) to be listed on the SIX in order to make such Novartis shares tradable as of the first Trading Day following the approval by the Swiss Federal Commercial Registry Office (EHRA) of the entry in the journal (Tagesregistereintrag) of the merger.

              Novartis will use its reasonable best efforts to cause any newly issued Novartis ADSs to be issued in the merger to be approved for listing on the NYSE, as of the first date on which trading occurs on the NYSE following the approval by the Swiss Federal Commercial Registry Office (EHRA) of the entry in the journal (Tagesregistereintrag) of the merger, subject to the official notice of issuance.

Cessation of Trading in Shares of Alcon

              At the opening of the first Trading Day following the approval by the Swiss Federal Commercial Registry Office (EHRA) of the entry in the journal (Tagesregistereintrag) of the merger, trading in Alcon shares on the NYSE will be discontinued.

Meetings of Shareholders

              The merger cannot be completed before the merger agreement is approved by 2/3 of the votes represented at a general meeting of Alcon shareholders, as described in this prospectus, and approved by 2/3 of the votes represented at a general meeting of shareholders of Novartis. In the merger agreement, Novartis has agreed that the Novartis Board will submit the merger agreement and related resolutions to a general meeting of shareholders of Novartis on a date to be determined by Novartis in its sole discretion, but in any event at the latest on the date following the date the annual general meeting of Alcon shareholders to which this prospectus relates takes place. Novartis has further agreed that the Novartis Board will recommend that shareholders of Novartis approve all resolutions necessary in connection with the merger agreement. The extraordinary general meeting of shareholders of Novartis is expected to be held on April 8, 2011.

              Alcon has agreed that the Alcon Board will submit to a general meeting of Alcon shareholders (i) the merger agreement and related resolutions and (ii) a proposal to grant discharge to the current and former members of the Alcon Board. Novartis has agreed to vote or cause to be voted any Alcon shares beneficially owned by it or any of its subsidiaries (approximately 78% of all outstanding Alcon shares) in favor of the approval of such resolutions at the annual general meeting of Alcon shareholders; provided that the obligation to vote in favor of (i) the merger-related resolutions will not apply in the event that the Alcon Board recommends to the Alcon shareholders not to approve the merger or a Material Change (as defined under "—Subsequent Material Changes" below) has occurred irrespective of whether such a material change affects Novartis or Alcon and (ii) the discharge resolution is subject to no new material facts with respect thereto becoming known by the Alcon Board and the Novartis Board after the date of the merger agreement.

              In the merger agreement, Alcon has agreed to (i) send an invitation to the general meeting of Alcon shareholders as promptly as practicable, but in no event later than two days after the date on which the registration statement on Form F-4 containing this prospectus is declared effective or on such other date thereafter as may be agreed by Novartis and Alcon, (ii) convene the general meeting of Alcon shareholders on the date that is 20 business days (as such term is defined in the Exchange Act) following delivery of the invitation or on such other date as Novartis and Alcon may agree, and (iii) make the merger agreement and all other documents required by law available for inspection by its shareholders at least 30 days prior to the general meeting of Alcon shareholders.

Exchange of Alcon Shares and Option to Receive Novartis ADSs

Election and Exchange Agent

              Novartis has appointed Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services) as election and exchange agent to implement the exchange of Alcon shares for the Merger Consideration.

Timing of the Exchange

              As soon as reasonably practicable after the time of completion of the merger, but in no event more than five business days following completion of the merger, Novartis will send, or will cause the election and exchange agent to send, to each Alcon shareholder of record evidenced by physical certificates as of completion of the merger, whose Alcon shares were converted into the right to receive the Merger Consideration and who has not previously surrendered such certificates in connection with a valid election, a letter of transmittal (which will specify that the delivery will be effected, and risk of loss will pass, only upon proper delivery of the certificates representing Alcon shares (or effective affidavits of loss) to the election and exchange agent) in such form as Alcon and Novartis may reasonably agree, including instructions for use in effecting the surrender of Alcon share certificates (or effective affidavits of loss) to the election and exchange agent in exchange for the Merger Consideration.

              The right to receive the Merger Consideration will vest by operation of law in those Alcon shareholders of record who hold Alcon shares at the time of completion of the merger. Completion of the merger will occur on the date in which entries into the commercial register in respect to both Alcon and Novartis have been made.

              At or prior to the time of completion of the merger, Novartis will cause to be deposited cash with the election and exchange agent, in trust for the benefit of the Alcon shareholders, and Novartis will cause to be made available to the election and exchange agent Novartis shares and Novartis ADSs deliverable upon due surrender of the Alcon share certificates (or effective affidavits of loss) or to be distributed as soon as reasonably practicable after the time of completion of the merger for uncertificated Alcon shares pursuant to the provisions of the merger agreement.

              The election and exchange agent will, pursuant to irrevocable instructions consistent with the merger agreement, deliver the appropriate Merger Consideration out of the cash and Novartis shares or Novartis ADSs deposited with or made available to the election and exchange agent.

Option to Elect to Receive Novartis ADSs

              If your Alcon shares are held in registered form, you will receive in a separate mailing an election form, which you should read carefully. Alcon shareholders of record can, by sending a properly completed election form (together with any share certificates, if applicable) to the election and exchange agent not later than 4:00 p.m. Eastern Time on March 31, 2011, elect to receive either (i) Novartis shares (listed on the SIX) or an equivalent number of receipts representing Novartis ADSs (listed on the NYSE), each Novartis ADS representing one registered Novartis share. The number of Novartis ADSs to be received by any Alcon shareholder who does not receive Novartis shares will be equal to the number of Novartis shares otherwise issuable to such Alcon shareholder in accordance with the merger agreement.

              In case no valid election is made, Alcon shares with an associated registered address (which may be the address of a broker or custodian if the relevant Alcon shares are held through a brokerage or custodial account or a book-entry facility) in Switzerland will be converted into Novartis shares, provided that the relevant Alcon shareholder furnishes appropriate account details and transfer instructions to the election and exchange agent not later than 4:00 p.m. Eastern Time on March 31, 2011; Alcon shares with an associated registered address (which may be the address of a broker or custodian if the relevant Alcon shares are held through a brokerage or custodial account or a book-entry facility, such as DTC) outside of Switzerland or for which the election and exchange agent has not received appropriate account details or transfer instructions by 4:00 p.m. Eastern Time on March 31, 2011, will be converted into Novartis ADSs.

              If your Alcon shares are held in a brokerage or other custodial account or through a book-entry facility such as the DTC, you may not be able to make an election. In particular, you may automatically receive Novartis ADSs as part of your Merger Consideration if your Alcon shares are held through DTC. You will receive or should seek instructions from the institution holding your Alcon shares, advising you if you will be able to make an election and, if so, of the procedures for making your election and delivering your Alcon shares. Any instructions must be given to your broker or custodian sufficiently in advance of the election deadline for record holders in order to allow your broker or custodian sufficient time to cause the record holder of your Alcon shares to make an election as described above.

              For more information about how to make or withdraw an election, please see "Questions and Answers about the Merger" beginning on page 3.

Fractional Shares

              Each Alcon shareholder of record who, based on its shareholding at the time of completion of the merger and on the Merger Consideration, does not receive an integral number of Novartis shares or Novartis ADSs will receive rights corresponding to the resulting fraction. The election and exchange agent will receive all Novartis shares or Novartis ADSs not used for the share exchange in the merger because of the existence of such fraction rights and will sell such Novartis shares or Novartis ADSs on behalf of the holders of fraction rights (on the SIX or the NYSE, as applicable) and pass on the proceeds to such Alcon shareholders in cash. This sale will occur during a period of three Trading Days after completion of the merger, as determined by Novartis in a manner reasonably designed to achieve the highest possible sale price.

Procedures for Exchange of Alcon Shares

              Each Alcon shareholder, (i) to the extent such Alcon shareholder has not previously surrendered its share certificate(s) in connection with a valid election, upon surrender to the election and exchange agent of an Alcon share certificate (or effective affidavits of loss), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the election and exchange agent, or (ii) as soon as reasonably practicable after completion of the merger in the case of an uncertificated Alcon share or in the case an Alcon shareholder has previously surrendered its Alcon shares in connection with a valid election, in each case will be entitled to receive in exchange therefore the Merger Consideration. Following completion of the merger, the Merger Consideration will be delivered (i) as promptly as practicable to Alcon shareholders in book entry form or to those Alcon shareholders that have previously surrendered their certificates in connection with a valid election or (ii) to the extent such Alcon shareholder has not previously surrendered its share certificate(s) in connection with a valid election, after receipt by the election and exchange agent of the relevant Alcon share certificate and properly completed letter of transmittal, to Alcon shareholders in certificate form in accordance with the foregoing. No interest will be paid or accrued on any Merger Consideration.

              No dividends or other distributions with respect to Novartis shares or Novartis ADSs issued as Merger Consideration will be paid to the holder of any unsurrendered Alcon share certificates until such certificates are surrendered as provided in the merger agreement. Following such surrender, subject to the effect of escheat, tax or other applicable laws, there will be paid, without interest, to the record holder of the Novartis shares or Novartis ADSs, if any, issued in exchange therefor (i) as soon as reasonably practicable following such surrender, all dividends and other distributions payable in respect of any such Novartis shares or Novartis ADSs, as applicable, with a record date after the date of completion of the merger and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date or as soon as reasonably practicable thereafter, the dividends or other distributions payable with respect to such Novartis shares or Novartis ADSs with a record date after the date of completion of the merger but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Novartis shares or Novartis ADSs, all Novartis shares and Novartis ADSs to be issued pursuant to the merger will be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the date of completion of the merger. For the avoidance of doubt, nothing in the merger agreement gives the holder of any unsurrendered Alcon share certificates any right to receive any dividend or other distribution with respect to Novartis shares or Novartis ADSs that was included in the definition of "USD Dividend Value".

Lost, Stolen or Destroyed Alcon Share Certificates

              If any Alcon share certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Alcon share certificate to be lost, stolen or destroyed and, if required by Novartis, the posting by such person of a bond, in such reasonable amount as Novartis may direct, as indemnity against any claim that may be made against it with respect to such Alcon share certificate, the election and exchange agent will issue, in exchange for such lost, stolen or destroyed Alcon share certificate, the Merger Consideration properly payable under the merger agreement.

Conduct of Business Pending the Merger

              Under the merger agreement, Alcon is required to conduct its business in the ordinary course consistent with past practice until completion of the merger and to use its reasonable best efforts to (i) preserve intact its present business organization, (ii) keep available the services of its officers, employees and consultants and (iii) maintain relationships with its customers, suppliers and others having significant business relationships with it. Without limiting the foregoing, except as expressly contemplated by the merger agreement (or as set forth in an exhibit to the merger agreement), without the prior written consent of Novartis (which consent may not be unreasonably withheld), Alcon may not, nor may it permit any of its subsidiaries to do or permit to be done any of the following except for the implementation of the decisions taken or ratified by the Alcon Board prior to the date of the merger agreement and set forth in the merger agreement:

  •
  amend its Articles of Association (other than amendments of its Articles of Association reflecting the issuance of Alcon shares in 2010 under the Amended 2002 Alcon Incentive Plan), Organizational Regulations or any other organizational document (whether by merger, consolidation or otherwise);

  •
  (i) issue, sell or otherwise deliver, or authorize the issuance, sale or other delivery of, any Alcon securities or securities of any of its subsidiaries, other than (a) the issuance of Alcon shares pursuant to awards outstanding on the date of the merger agreement under the Amended 2002 Alcon Incentive Plan or (b) the issuance of awards for the performance year 2010, consistent with past practice, to be approved or ratified by the Alcon Board in February 2011, or (ii) amend any term of any Alcon security or securities of any of its subsidiaries (whether by merger, consolidation or otherwise);

  •
  (i) acquire any material assets or property, other than (a) in the ordinary course of business consistent with past practice or (b) as required by contracts or agreements in effect on the date of execution of the merger agreement; or (ii)(a) sell, lease, license, dispose of or otherwise transfer any material assets or property, other than in the ordinary course of business consistent with past practice or as required by existing contracts or agreements in effect on the date hereof or (b) sell, assign, license or otherwise transfer any material intellectual property owned by or licensed to Alcon except pursuant to contracts or agreements in effect on the date of execution of the merger agreement;

  •
  incur, guarantee or otherwise become liable for any indebtedness for borrowed money, other than in the ordinary course of business and in amounts and on terms consistent with past practice;

  •
  create or incur any lien on any material assets or property, other than in the ordinary course of business consistent with past practice;

  •
  enter into any agreement or arrangement that limits or otherwise restricts in any material respect Alcon or any of its subsidiaries (or that could, following completion of the merger, limit or otherwise restrict in any material respect Novartis, Alcon or any of their respective subsidiaries or any successor thereto) from engaging or competing in any line of business, in any location or with any person;

  •
  (i) settle, or propose to settle, any action, suit, investigation, proceeding or claim that is material to Alcon and its subsidiaries taken as a whole or that relates to the transactions contemplated by the merger agreement or (ii) intentionally waive, release or assign any material right or claim;

  •
  (i) institute any amendment or termination of any employee benefit plan, except as required by law, or adoption of any new employee benefit plan (it being understood that Alcon will be at liberty to convert the former Nestlé pension plans, as part of the separation from Nestlé and within the committed timelines previously agreed to or to be agreed to by Nestlé and Alcon, into either (a) a free-standing Alcon pension plan, or (b) if agreed with Novartis, a Novartis pension plan) or any material individual employment, severance, change in control or consulting agreement (other than in the ordinary course of business consistent with past practice); or (ii) enter into any new labor or collective bargaining agreement or terminate any such existing agreement, except as required by law or by the terms thereof; or

  •
  resolve, commit or agree to do any of the foregoing.

Employee Matters

              The employees of Novartis and Alcon will be informed and consulted by Novartis and Alcon, respectively, in accordance with the Swiss Merger Act.

              In the merger agreement, Alcon has agreed, except as expressly permitted by the merger agreement or as required by applicable law, not to (i) amend the Amended 2002 Alcon Incentive Plan or the terms of any awards outstanding under the Amended 2002 Alcon Incentive Plan, (ii) issue any new awards under the Amended 2002 Alcon Incentive Plan or under any other benefit plan or scheme (other than the awards for the performance year 2010, consistent with past practice, to be approved or ratified by the Alcon Board in February 2011) or (iii) otherwise exercise any permissible authority under Section 5.6 of the Amended 2002 Alcon Incentive Plan.

Directors' and Officers' Insurance

              In the merger agreement, Novartis has agreed that it will obtain or will cause Alcon to obtain prior to completion of the merger, effective as of completion of the merger, "tail" insurance policies with a claims period of six years following completion of the merger with at least the same coverage and amounts as the current policies of directors' and officers' liability insurance maintained by Alcon, in each case with respect to claims arising out of or relating to events that occurred before or at the time of completion of the merger (including in connection with the transactions contemplated by the merger agreement); provided that in no event will Novartis be required to expend or will Alcon expend an annual premium for such coverage in excess of 300% of the last annual premium paid by Alcon for such insurance for the covered persons prior to the date of the merger agreement.

Third Party Claims

              In the merger agreement, Novartis and Alcon have agreed that, if any person other than Novartis and Alcon (such persons including but not limited to shareholders of Novartis or Alcon) raises claims against either Novartis or Alcon, including but not limited to a member of the Novartis Board, the Alcon Board or the management of either Novartis or Alcon in connection with the merger, Novartis and Alcon will fully support and closely cooperate with each other in order to defend their position. Alcon has agreed that it will not settle any such claim without the consent of Novartis.

Alcon Dividend

              Until the date of completion of the merger, Alcon has agreed not to, nor to permit any of its subsidiaries to, split, combine or reclassify any Alcon shares or declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its share capital except for dividends or other distributions payable by any wholly owned subsidiary of Alcon, or to redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Alcon securities or securities of any of its subsidiaries. In the merger agreement, Alcon also represents and warrants that neither it nor any of its subsidiaries has taken any action or resolved to take any action since the date of Alcon's merger balance sheet attached to the merger agreement that would have violated such commitment if such action or resolution had been taken after the date of the merger agreement.

Alcon Litigation Trust

              In the merger agreement, Alcon represents and warrants that upon execution of the merger agreement the Alcon Litigation Trust (formed under the Alcon Litigation Trust Agreement dated as of July 7, 2010 by and between Alcon, as Grantor, and Messrs. Plaskett and de Vink and Dr. Miller, as Trustees) will have been terminated. In the merger agreement, Alcon further represents, warrants and undertakes that the Trust Property (as defined in the Alcon Litigation Trust Agreement) remaining at the termination of the Alcon Litigation Trust will be paid over to Alcon within five Trading Days following such termination and (i) that no amount of Trust Property will be withheld, (ii) except as set forth in the merger agreement, that no amount of Trust Property has been expended as of the date of the merger agreement and (iii) that the Trustees of the Alcon Litigation Trust have irrevocably waived any claim to any future reimbursement, disbursement or refund of any amounts from the Alcon Litigation Trust.

Swiss Withholding Tax

              In the merger agreement, Novartis agrees to use its best efforts to obtain within 30 days from the date of the merger agreement a tax ruling from the Swiss Federal Tax Administration confirming that the payment of the Contingent Value Amount (as defined under "—Merger Consideration" above) to the Alcon shareholders qualifies as a dividend for the purpose of the US-Switzerland income tax treaty. Novartis subsequently obtained informal confirmation of this fact from the Swiss Federal Tax Administration.

              To the extent that the merger will result in a gain in nominal value (such gain, i.e., the amount of the aggregate nominal value of the Stock Consideration less the nominal value of one Alcon share, the "Nominal Value Amount Increase"), the Swiss withholding tax due on the Nominal Value Amount Increase will be borne and paid by Novartis, and the amount subject to withholding tax will be grossed up accordingly (i.e., equal to approximately 153.8% of the Nominal Value Amount Increase).

Subsequent Material Changes

              If any "Material Change" (as defined under art. 17 of the Swiss Merger Act) occurs in the period between the execution of the merger agreement and the later to occur of the extraordinary general meeting of shareholders of Novartis or the annual general meeting of Alcon shareholders, Novartis and Alcon have agreed in the merger agreement that they will comply with the process set forth in art. 17 of the Swiss Merger Act (including apprising each other of any events that are reasonably likely to lead to a Material Change) and that any action taken in connection therewith can only be taken by the Novartis Board or the Alcon Board, as the case may be.

              Novartis and Alcon have agreed that they will interpret the term "Material Change" under art. 17 of the Swiss Merger Act as a change in the consolidated net assets of either Novartis or Alcon of more than 10% of the market value of all outstanding shares of such party, which market value shall be measured as of the date of execution of the merger agreement.

Further Assurances

              In the merger agreement, Novartis and Alcon have agreed that they will cooperate with each other and use (and will cause their respective subsidiaries to use) their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws to complete the transactions contemplated by the merger agreement, including the merger, as soon as practicable. Alcon has also agreed that it will grant access to Novartis, subject to certain confidentiality obligations in the merger agreement, to all information reasonably required by Novartis to prepare the integration of Alcon's business.

Conditions to the Completion of the Merger

              Novartis and Alcon are obligated to complete the merger only if the following conditions are satisfied:

  •
  approval of the merger agreement and all related resolutions at the shareholder meetings of Alcon and Novartis;

  •
  the registration statement on Form F-4 containing this prospectus has been declared effective under the Securities Act and the SEC has not taken any action to suspend effectiveness;

  •
  the SIX and the NYSE have approved the listing of any newly issued Novartis shares and Novartis ADSs, respectively, in connection with the merger; and

  •
  no order or injunction has been issued by any governmental authority or a competent court that (i) prohibits the consummation of the merger and (ii) is enforceable in Switzerland.

              Novartis and Alcon cannot assure you that all of the conditions to completing the merger will be satisfied or waived.

Termination of the Merger Agreement

              Either Novartis (by decision of the Novartis Board) or Alcon (by decision of the Alcon Board) may terminate the merger agreement if the conditions precedent to the merger have not been satisfied by October 1, 2011, other than as a result of the fault of the party seeking termination.

              The termination of the merger agreement will also terminate all rights and obligations arising out of the merger agreement, except as to certain limited provisions relating to payment of costs, applicable law and jurisdiction, termination of the merger agreement and claims for damages.

Effective Time of the Merger

              Subject to the conditions to completion of the merger described above (please see "—Conditions to the Completion of the Merger" above), completion of the merger will occur on the date in which entries into the Commercial Register with respect to both parties have been made. The applications for the entry in the Commercial Register of Zug, in the case of Alcon, and the Commercial Register of Basel-Stadt, in the case of Novartis, will be filed, respectively, on the later to occur of the date of the annual general meeting of Alcon shareholders or the date of the extraordinary general meeting of shareholders of Novartis, but in no event prior to the record date for payment of the 2010 Novartis Annual Dividend (or, if there is any other Novartis cash dividend declared or paid after the 2010 Novartis Annual Dividend that would be included in the definition of "USD Dividend Value" (as defined under "—Merger Consideration" above), in no event prior to the record date for payment for such dividend).

Fees and Expenses/Costs

              Novartis and Alcon will bear their own costs (such as attorneys' and bankers' fees). Costs that are jointly incurred (such as the fees of Ernst & Young, as the joint auditor in connection with the Audit Report required in connection with the merger) will be evenly divided.

Modification and Amendments, Right to Amend, Joint Negotiation

              Any modifications to, or waivers of any provisions of, the merger agreement must be made in writing and will be subject to approval by the Novartis Board and the Alcon Board, except that any amendment to an essential term of the merger agreement will be subject to approval by the Novartis Board and the Alcon Board (and, in the case of the Alcon Board, upon recommendation of the Independent Director Committee, which recommendation will not be unreasonably withheld).

Applicable Law and Jurisdiction

              The merger and the merger agreement (and any claims or disputes arising out of or related thereto or to the inducement of Novartis or Alcon to enter thereinto) are in all respects governed by, and construed in accordance with, the laws of Switzerland, including all matters of construction, validity and performance, in each case without reference to any conflict of laws rules that might lead to the application of the laws of any other jurisdiction. Any dispute between Novartis and Alcon will be resolved, at the exclusion of any other competent courts of law, by the courts of the City of Zurich, Switzerland, venue being Zurich 1, and if permitted under applicable rules of civil procedure will be submitted to the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich).

              Novartis and Alcon have further agreed that any claims of shareholders based on the Swiss Merger Act which arise out of or are made in connection with the merger or the merger agreement will exclusively be decided by the Swiss courts either at the seat of Novartis or at the seat of Alcon.

Regulatory Filings and Approvals Necessary to Complete the Merger

              No further regulatory filings or approvals will be required for the completion of the merger.

UNAUDITED IFRS PRO FORMA CONDENSED COMBINED INCOME STATEMENT

              Novartis has accounted for its acquisition of Alcon in stages in its historical consolidated financial statements as follows:

  •
  Novartis acquired a 25% non-controlling interest in Alcon from Nestlé on July 7, 2008. This interest was accounted for by the equity method until August 25, 2010.

  •
  On August 25, 2010, Novartis acquired an additional 52% interest from Nestlé and obtained majority ownership of Alcon. As a result, Alcon has been fully consolidated from August 25, 2010, and the initial 25% non-controlling interest was revalued to its estimated fair value as of August 25, 2010.

  •
  As of August 25, 2010, Novartis has performed a purchase price allocation, which is final except for any matters that may arise following 100% ownership. It resulted in a fair value of net identifiable assets acquired with the change of majority ownership in Alcon on August 25, 2010 of $27.1 billion.

  •
  As a result of Alcon being fully consolidated from August 25, 2010, its results since that date are reflected in the historical consolidated income statement of Novartis for the year ended December 31, 2010 and the consolidated balance sheet as of that date.

              The unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010 combines the respective audited historical consolidated income statements of Novartis and Alcon, giving effect to (i) the consolidation of Alcon as a result of Novartis acquiring majority ownership of Alcon on August 25, 2010 and (ii) the proposed acquisition of the remaining outstanding non-controlling interests Novartis does not currently own via the merger, as if each had occurred on January 1, 2010. The audited historical consolidated income statements have been adjusted in the unaudited IFRS pro forma condensed combined income statement to give effect to pro forma events that are (i) directly attributable to the acquisition of majority ownership of Alcon by Novartis or to the proposed merger, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results. Since the accounting for the merger would have had a limited impact on the Novartis audited historical consolidated balance sheet as of December 31, 2010, no pro forma consolidated balance sheet as of that date is presented; however, the impact of the merger on the consolidated equity of Novartis is explained under "4. Adjustments arising from the merger" on page 129. The unaudited IFRS pro forma condensed combined income statement should be read in conjunction with the accompanying notes to the unaudited IFRS pro forma condensed combined income statement. In addition, the unaudited IFRS pro forma condensed combined income statement was based on and should be read in conjunction with:

  •
  the separate audited historical consolidated financial statements of Novartis AG as of and for the year ended December 31, 2010 and the related notes included in Novartis AG's Annual Report on Form 20–F for the year ended December 31, 2010, which is incorporated by reference into this prospectus;

  •
  the separate audited historical consolidated financial statements of Alcon, Inc. as of and for the year ended December 31, 2010 and the related notes included in Alcon, Inc.'s Report on Form 6–K, furnished to the SEC on February 2, 2011, which is incorporated by reference into this prospectus; and

  •
  the description of relevant significant differences between US GAAP and IFRS in "Summary of Relevant Significant Differences between US GAAP and IFRS" beginning on page 133.

              The unaudited IFRS pro forma condensed combined income statement is presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company's results of operations actually would have been had the acquisition of majority ownership of Alcon and the acquisition of the outstanding non-controlling interests via the merger been completed as of January 1, 2010. In addition, the unaudited IFRS pro forma condensed combined income statement does not actually purport to project the future results of the combined company.

              The unaudited IFRS pro forma condensed combined income statement:

  •
  does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the integration of Alcon upon completion of the merger, the costs to integrate the operations of Novartis and Alcon or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements;

  •
  has not been adjusted to reflect the impacts of certain divestitures, which were required by antitrust regulators in various jurisdictions as a condition to obtaining the necessary clearances or approvals for the acquisition of majority ownership of Alcon by Novartis, as Novartis considers such divestitures to be insignificant to the combined company; and

  •
  has not been adjusted to reflect any matters not directly attributable to consolidating Alcon as a result of the acquisition of majority ownership of Alcon. No adjustment, therefore, has been made for actions that may be taken once the proposed merger has been consummated, such as any of the integration plans of Novartis related to Alcon.

              As indicated above, the unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010 reflects the acquisition of an additional 52% interest in Alcon by Novartis from Nestlé. In the unaudited IFRS pro forma condensed income statement the acquisition of majority ownership of Alcon by Novartis has been accounted for under the acquisition method as prescribed by IFRS 3 revised ("IFRS 3R") as if such acquisition had occurred on January 1, 2010. Novartis has been treated as the acquirer for these purposes. The acquisition accounting is dependent upon certain valuations and other studies and is final except for any matters that may arise following 100% ownership.

              As the proposed acquisition of the outstanding non-controlling interests via the merger would, if completed, be a separate transaction subsequent to the acquisition by Novartis of the majority ownership of Alcon, it would only increase the controlling ownership percentage of Novartis in Alcon. Therefore, the proposed merger has been accounted for in the unaudited IFRS pro forma condensed combined income statement as an equity transaction as prescribed by IAS 27 revised ("IAS 27R") as if the merger had occurred on January 1, 2010.

              All pro forma adjustments have been made solely for the purpose of providing an unaudited IFRS pro forma condensed combined income statement. Differences between these adjustments and the amounts that will actually be incurred upon consummation of the merger could result in differences that could have a material impact on the accompanying unaudited IFRS pro forma condensed combined income statement and the combined company's future results of operations.

UNAUDITED IFRS PRO FORMA CONDENSED COMBINED INCOME STATEMENT
(for the year ended December 31, 2010)

$ millions

	IFRS Novartis	Alcon income statement under IFRS as adopted by Novartis (note 2)	Purchase price allocation, combination and other pro forma adjustments (note 3)	IFRS Pro Forma Combined Income Statement prior to giving effect to the merger	Adjustments arising from the merger (note 4)	IFRS Pro Forma Combined Income Statement after giving effect to the merger
Net sales	50,624	7,172	(2,425)	55,371		55,371
Other Revenues	937	7	(7)	937		937
Cost of Goods Sold	(14,488)	(1,728)	(862)	(17,078)		(17,078)

Gross profit	37,073	5,451	(3,294)	39,230		39,230
Marketing & Sales	(13,316)	(1,670)	743	(14,243)		(14,243)
Research & Development	(9,070)	(732)	254	(9,548)		(9,548)
General & Administration	(2,481)	(396)		(2,877)		(2,877)
Other income	1,234			1,234		1,234
Other expense	(1,914)	(152)	281	(1,785)		(1,785)

Operating income	11,526	2,501	(2,016)	12,011		12,011
Income from associated companies	804		(433)	371		371
Financial income	64	60	(46)	78		78
Interest expense	(692)	(9)	(102)	(803)	(3)	(806)

Income before taxes	11,702	2,552	(2,597)	11,657	(3)	11,654
Taxes	(1,733)	(299)	171	(1,861)	1	(1,860)

Net income	9,969	2,253	(2,426)	9,796	(2)	9,794

Attributable to:
Shareholders of Novartis AG	9,794	2,253	(2,426)	9,621	93	9,714
Non-controlling interests	175			175	(95)	80
Number of shares for basic earnings per share (millions)	2,286	301	(301)	2,286	199	2,485
Basic earnings per share ($):	4.28	7.49		4.21		3.91
Number of shares for diluted earnings per share (millions)	2,301	304	(304)	2,301	215	2,516
Diluted earnings per share ($):	4.26	7.41		4.18		3.86

The accompanying notes form an integral part of the unaudited IFRS pro forma condensed combined income statement.

NOTES TO THE UNAUDITED IFRS PRO FORMA CONDENSED COMBINED INCOME STATEMENT

1.
Basis of Presentation

              The unaudited IFRS pro forma condensed combined income statement is based on the audited historical consolidated income statements of Novartis and Alcon. It should be read in conjunction with the audited consolidated financial statements of Novartis as at and for the year ended December 31, 2010 prepared in accordance with IFRS as issued by the IASB and the audited consolidated financial statements of Alcon as at and for the year ended December 31, 2010 prepared in accordance with US GAAP. The audited historical consolidated income statements have been adjusted in the unaudited IFRS pro forma condensed combined income statement to give effect to pro forma events that are (i) directly attributable to the acquisition of majority ownership of Alcon by Novartis or to the proposed merger, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results.

              For the purpose of the unaudited IFRS pro forma condensed combined income statement, Alcon's consolidated financial statements have been reviewed for any potential differences between US GAAP and IFRS and differences between the accounting policies of Alcon and Novartis.

              The unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010 has been prepared to reflect the acquisition of the 52% interest in Alcon acquired by Novartis from Nestlé on August 25, 2010, which led to Novartis obtaining majority ownership of Alcon. This acquisition of majority ownership of Alcon has been accounted for using the acquisition method (as prescribed by IFRS 3R) as if the acquisition had occurred on January 1, 2010. The acquisition method requires the recognition of all identifiable assets and liabilities at their fair values. Any excess of the purchase price over the net identifiable assets is recognized as goodwill. Any existing non-controlling interests may either be recognized at fair value or at their proportionate share of net assets. Novartis has chosen the latter option and has therefore valued the approximately 77% interest purchased from Nestlé at its proportionate share of the fair value of all net identifiable assets of Alcon at the acquisition date. Novartis has recognized goodwill in an amount equal to the difference between (i) the sum of the purchase price paid for the 52% interest in Alcon and the fair value of the initial 25% interest and (ii) 77% of the fair value of the net identifiable assets and liabilities of Alcon.

              The proposed acquisition of the remaining outstanding non-controlling interests in Alcon via the merger is a separate transaction from the earlier acquisition of majority ownership of Alcon by Novartis on August 25, 2010. Because it changes the Novartis ownership of Alcon but does not result in a change of control, Novartis will account for the merger as an equity transaction as required by IAS 27R. The assets and liabilities of Alcon will therefore not be revalued as of the date of the completion of the merger, goodwill will not arise and any excess of the consideration paid to acquire the outstanding non-controlling interests over the proportionate share in the net assets of Alcon of the outstanding non-controlling interests will be recognized against equity.

2.
Adjustments to Alcon's Consolidated Income Statement for US GAAP to IFRS and Accounting Policy Differences

              The unaudited IFRS pro forma condensed combined income statement has been prepared in a manner consistent with the accounting policies of Novartis. These accounting policies differ in a number of significant respects from those of Alcon. This note describes the adjustments made to reconcile Alcon's US GAAP financial information with IFRS as issued by the IASB and to align it with the accounting policies of Novartis.

              Novartis has identified the items summarized below as requiring an adjustment.

SUMMARY OF US GAAP TO IFRS AND ACCOUNTING POLICY ADJUSTMENTS
TO ALCON'S CONSOLIDATED INCOME STATEMENT
(for the year ended December 31, 2010)

$ millions

	Alcon US GAAP	US GAAP to IFRS adjustments (note 2.1)	Accounting policy adjustments (note 2.2)	Alcon consolidated income statement under IFRS as adopted by Novartis
Net sales	7,179		(7)	7,172
Other Revenues			7	7
Cost of Goods Sold	(1,675)	3	(56)	(1,728)

Gross profit	5,504	3	(56)	5,451
Marketing & Sales	(2,070)	4	396	(1,670)
Research & Development	(747)	19	(4)	(732)
General & Administration			(396)	(396)
Other expense	(152)			(152)
Amortization of intangible assets	(60)		60

Operating income	2,475	26		2,501
Financial income	29		31	60
Interest expense	(9)			(9)
Loss from foreign currency, net	(3)		3
Other, net	35		(35)

Income before taxes	2,527	26	(1)	2,552
Taxes	(317)	18		(299)

Net income	2,210	44	(1)	2,253

Attributable to:
Shareholders of Alcon, Inc.	2,210	44	(1)	2,253
Number of shares for basic earnings per share	301	301	301	301
(millions)
Basic earnings per share ($):	7.34	0.15	0.00	7.49
Number of shares for diluted earnings per share	304	304	304	304
(millions)
Diluted earnings per share ($):	7.27	0.14	0.00	7.41
2.1
Alcon US GAAP to IFRS adjustments

a)
Employee benefits

Under US GAAP, and under IFRS according to the alternative chosen by Novartis in applying IFRS, actuarial gains and losses are recognized in comprehensive income. Under US GAAP, actuarial gains and losses outside a corridor of 10% of the greater of the projected benefit obligation and the value of plan assets are recycled to the income statement over the average remaining service period of active employees. IFRS does not require a subsequent recognition of any actuarial gains or losses in the income statement. Other minor differences arise from the differences relating to the timing of recognition of social charges on long-term incentive plans and the unvested service costs of post-employment benefit plans.

The corresponding reduction in expense made in the unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010 totaled $10 million and is reflected in the lines "Cost of Goods Sold", "Marketing & Sales" and "Research & Development".

b)
Research & Development

Payments made to third parties outside a business combination to acquire additional intellectual property are expensed under US GAAP, but are capitalized under IFRS.

The corresponding reduction in expense made in the unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010 amounted to $16 million, and is reflected in "Research & Development".

(c)
Taxes

Under US GAAP, profits from an intercompany sale for which the related goods have not been sold to third parties are eliminated and will be recognized only upon the ultimate third party sale, as is any related income tax due by the selling company. Under IFRS, as under US GAAP, profits arising from an intercompany sale for which the related goods have not been sold to third parties are eliminated and will be recognized only upon the ultimate third party sale; however, the tax on the profit that is eliminated is based on the tax rate applicable in the jurisdiction of the buying company and not, as is the case under US GAAP, on the tax rate applicable in the jurisdiction of the supplying company.

The method used for the measurement of deferred tax assets for share-based compensation awards under US GAAP also differs from the method used under IFRS. Under US GAAP, the deferred tax asset is measured based on the recorded compensation expense, and it therefore does not fluctuate with the company's share price. The difference between the deferred tax asset and the actual tax deduction realized is recognized at the exercise date of an award. Under IFRS, the deferred tax asset is measured based on an estimate of the future tax deduction, which depends on the company's share price at the end of the relevant reporting period.

The corresponding reduction in tax expense made in the unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010 amounted to $18 million and is reflected in the line "Taxes".

2.2
Alcon accounting policy adjustments

a)
Alternative accounting treatment of certain financial assets

Alcon classifies certain financial assets as trading securities. These would have been classified as available-for-sale securities under Novartis accounting policies. The classification of financial assets as trading securities under US GAAP causes the recognition of any unrealized gains on such securities in the consolidated income statement. If these securities were classified as available-for-sale securities in accordance with the Novartis accounting policies, unrealized gains would not have been recognized in the consolidated income statement, but rather in the separate statement of consolidated comprehensive income.

The corresponding adjustment made in the unaudited IFRS pro forma condensed combined income statement for this item for the year ended December 31, 2010 amounted to $(1) million and affects the line "Financial income".

b)
Reclassifications

Reclassifications have been made in the unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010 for the following items:

Alcon has included in the line "Net sales" the revenues from a co-promotion agreement with Novartis. To conform to the Novartis presentation of such revenues, $7 million has been reclassified to the line "Other Revenues" for the purpose of the unaudited IFRS pro forma condensed combined income statement.

Alcon presents general and administration expenses together with marketing and sales expenses in its consolidated income statement, while Novartis separates the two items in its consolidated income statement. Therefore, $396 million in general and administration expenses included by Alcon in the line "Marketing & Sales" have been reclassified to the line "General & Administration" for the purpose of the unaudited IFRS pro forma condensed combined income statement.

Alcon presents the amortization of intangible assets in a separate line in its income statement, while Novartis charges the amortization to the line "Cost of Goods Sold" or, if it relates to certain technology or scientific infrastructure, to the line "Research & Development". For the purpose of the unaudited IFRS pro forma condensed combined income statement the amortization of Alcon has been reclassified in accordance with Novartis accounting policies by recording expenses of $(56) million in the line "Cost of Goods Sold" and $(4) million in the line "Research & Development".

"Interest income" presented by Alcon in a separate line is included in the line "Financial income" for Novartis reporting purposes. Furthermore, Alcon presents foreign exchange gains and losses in the line "Gain (loss) from foreign currency, net" and investment income as "Other, net", whereas Novartis presents such amounts in the line "Financial income". For the purpose of the unaudited IFRS pro forma condensed combined income statement, $29 million in interest income, $(3) million of loss from foreign currency and $35 million of investment income have been included in the line "Financial income".

3.
IFRS pro forma adjustments

              Adjustments were made in the unaudited IFRS pro forma condensed combined income statement to reflect the acquisition by Novartis of the 52% interest in Alcon from Nestlé on August 25, 2010, which led to Novartis obtaining majority ownership of Alcon. This acquisition of majority ownership has been accounted for using the acquisition method (as prescribed by IFRS 3R) as if the acquisition had occurred on January 1, 2010. These adjustments and those related to the elimination of certain non-recurring items and the estimated additional financing costs that would have been incurred had the acquisition of the 52% interest in Alcon already occurred as of January 1, 2010 are shown in the following table.

SUMMARY OF ELIMINATION OF DOUBLE COUNTING OF ALCON FROM AUGUST 25 TO DECEMBER 31, 2010; ELIMINATION AS AN ASSOCIATED COMPANY; IMPACT OF COMBINATION; PURCHASE PRICE ALLOCATION AND OTHER PRO FORMA ADJUSTMENTS
(for the year ended December 31, 2010)

$ millions
	Elimination of double counting of Alcon from Aug. 25 to Dec 31 (note 3.1)	Elimination of accounting for Alcon as an associated company (note 3.2)	Impact of combination (note 3.3)	Purchase price accounting adjustments (note 3.4)	Elimination of non-recurring items (note 3.5)	Financing costs for the additional 52% interest in Alcon (note 3.6)	Total
Net sales	(2,425)						(2,425)
Other Revenues	(4)		(3)				(7)
Cost of Goods Sold	616			(1,478)			(862)

Gross profit	(1,813)		(3)	(1,478)			(3,294)
Marketing & Sales	740		3				743
Research & Development	254						254
Other expense	30				251		281

Operating income	(789)			(1,478)	251		(2,016)
Income from associated companies		(433)					(433)
Financial income/(expense)	(11)					(35)	(46)
Interest expense	2					(104)	(102)

Income before taxes	(798)	(433)		(1,478)	251	(139)	(2,597)
Taxes	82			84	(36)	41	171

Net income	(716)	(433)		(1,394)	215	(98)	(2,426)

3.1
Elimination of the Alcon results from August 25, 2010 to December 31, 2010

    The Novartis consolidated income statement for the year ended December 31, 2010 includes the Alcon results since the change of majority ownership on August 25, 2010. To avoid double counting these results in the unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010, the Alcon results for the period from August 25, 2010 to December 31, 2010 have been eliminated.

3.2
Elimination of accounting for Alcon as an associated company

a)           Elimination of the Alcon results from January 1, 2010 to August 25, 2010

    The initial 25% interest of Novartis in Alcon, acquired in 2008, was accounted for as an investment in an associated company using the equity method of accounting until the change of majority ownership occurred on August 25, 2010. Since Alcon is already fully consolidated in the unaudited IFRS pro forma condensed combined income statement as from January 1, 2010, the impact of accounting for Alcon as an associated company has been eliminated from the Novartis historical consolidated income statement for the year ended December 31, 2010, amounting to an adjustment to income of $98 million.

b)           Elimination of revaluation gain on initial 25% interest

    For business combinations achieved in stages, IFRS requires that any previously held interest of an acquirer in an acquiree is adjusted to its fair value through the income statement as of the acquisition date. The agreement that Novartis entered into with Nestlé in 2008 specified an average price of up to $168 per share for all of the Alcon shares held by Nestlé (comprising approximately 77% at the time of the Purchase and Option Agreement), including $143 per share for the initial 25% interest acquired by Novartis in 2008, and a maximum of $181 per share for the remaining 52%, including a premium for the change of majority ownership.

    Novartis has re-assessed the fair value of the initial 25% non-controlling interest in Alcon it acquired from Nestlé in 2008. Novartis determined a fair value of approximately $38.7 billion for the total interest in Alcon currently owned by Novartis based on a price of $168 per Alcon share, which is the per share value of the Merger Consideration and also the approximate average price per share paid by Novartis for the total interest acquired from Nestlé. Novartis assessed the fair value attributable to the initial 25% non-controlling interest as of August 25, 2010 (the date of the acquisition of the 52% majority ownership interest in Alcon) by deducting from the fair value of approximately $38.7 billion for its total interest in Alcon acquired from Nestlé the amount paid for the 52% majority ownership interest of $28.3 billion (which included a premium for gaining majority ownership). This results in a fair value for the initial 25% non-controlling interest in Alcon of approximately $10.4 billion. As this fair value of the initial non-controlling interest exceeds the recorded book value of the initial non-controlling interest of approximately $10.0 billion, Novartis recorded a revaluation gain of $378 million.

    This gain has been reduced by $43 million of accumulated losses recorded in the comprehensive income of Novartis since the July 2008 acquisition date of the initial 25% non-controlling interest. These accumulated losses were recorded under the equity accounting method, which requires these accumulated losses to be recycled into the income statement at the time of acquiring majority ownership. The net amount of $335 million is a non-recurring item, and therefore it has not been included in the unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010.

    The combined impact of a) and b) above is an adjustment of $433 million, including any related tax impact.

3.3         Elimination of transactions between Alcon and Novartis

    Alcon records in the line "Other Revenues" the income from a co-promotion agreement with Novartis. Novartis records the corresponding expenses in the line "Marketing & Sales". The $3 million in income attributable to the period from January 1, 2010 to August 25, 2010 was eliminated in the unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010.

3.4
Purchase price accounting adjustments

              IFRS 3R requires that all of an acquiree's net identifiable assets are revalued to their estimated fair value at the time majority ownership over the acquiree is obtained. Novartis obtained majority ownership of Alcon on August 25, 2010 as a result of acquiring an additional 52% interest in the company from Nestlé.

              The purchase price allocation is final, except for any matters that may arise following 100% ownership. It resulted in a fair value of net identifiable assets acquired with the change of majority ownership in Alcon on August 25, 2010 of $27.1 billion. Alcon recorded net identifiable assets on an IFRS basis of $5.9 billion. The identified fair value increases arise on account of (i) intangible assets of

$24.5 billion; (ii) inventory of $467 million; and (iii) property, plant and equipment of $140 million. At the same time, liabilities increased on account of (i) additional deferred taxes of $3.8 billion and (ii) post-employment benefit liabilities of $129 million.

              The following is an explanation of the significant fair value adjustments:

a)           Fair value adjustment relating to inventory

    The fair value of inventory is considered to be approximated by its net realizable value, i.e., its estimated net selling price less estimated direct marketing and sales costs and a reasonable profit on these activities. Based on this method, the fair value of Alcon's inventory exceeds its carrying amount by $467 million. The estimated revaluation of inventory is charged to the line "Cost of Goods Sold" over its average anticipated usage period of four months. However, the related charge has not been included in the unaudited IFRS pro forma condensed combined income statement as it is considered to be non-recurring. The relevant amount recorded in the Novartis consolidated income statement for the year ended December 31, 2010 of $467 million has therefore been eliminated in the unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010.

b)           Fair value adjustment relating to intangible assets

    The fair value of identified intangible assets is determined using either the excess earnings approach or the relief from royalty approach, which are both variations of an income approach. The excess earnings approach is based on indirect cash flows, which are determined based on forecasted earnings of the intangible assets after deducting an allowance for the returns for assets contributing to the cash flow generation of the intangible asset to be valued. Currently marketed products, the marketing know-how and some "Research & Development" projects were valued using this approach. Under the relief from royalty approach, the fair value of an intangible asset is determined based on the present value of royalties a company avoids because it owns a specific intangible asset. Alcon's surgical equipment business technology platforms were valued using this approach. The forecasted excess earnings and royalties avoided reflect asset specific risks and uncertainties. For the purpose of the purchase price allocation reflected in the unaudited IFRS pro forma condensed combined income statement, Novartis has based its forecast of the excess earnings and royalties avoided on information provided by Alcon and its own industry expertise (such as historical product revenues), Alcon's cost structure and other relevant assumptions. All forecasts have been made from the perspective of a market participant assuming their highest and best use. The discount rates chosen are commensurate with the general risk and uncertainties inherent in intangible assets. Asset specific risks are reflected in the forecasted net cash flows. Based on this final valuation of intangible assets, an additional amortization expense, calculated on a straight-line basis over the useful lives of the respective assets, has been recorded in the unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010, amounting to $1,926 million. This additional amortization expense has been included in the line "Cost of Goods Sold". Useful lives for various identified intangible assets (which include currently marketed products, technology platforms and marketing know-how) range from five to 25 years. The Alcon brand name is estimated to have an indefinite life, and as a result will not be amortized. The value attributed to the Alcon brand name, together with values attributable to "Research & Development" projects, which are also not amortized, will be subject to annual impairment test reviews.

c)           Fair value adjustment relating to property, plant and equipment

    The fair value of property, plant and equipment is significantly influenced by its specific nature, age, condition, and location. The fair value as at August 25, 2010 results in a fair value adjustment of $140 million to the book value recorded by Alcon as at August 25, 2010.

    Depreciation related to the revaluation of property, plant and equipment has been recorded in the unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010, amounting to $19 million, and has been included in the line "Cost of Goods Sold".

              As a result of the adjustments described in a) – c) above, a total adjustment has been recorded in the line "Cost of Goods Sold" in the unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010, amounting to $1,478 million, with a related tax charge reduction of $84 million.

d)           Deferred tax on fair value adjustments

    A net deferred tax liability of $3.8 billion has been recorded on the fair value adjustments explained above. The tax rate used to calculate these deferred taxes is based on a weighted average of the tax rate applicable in the jurisdictions in which Novartis expects most of the intangible assets and inventories to reside and where the property, plant and equipment is situated. The deferred tax liability will be released in line with the amortization of the intangible assets, use of the inventory and depreciation of the property, plant and equipment, as applicable. As the impact of the deferred tax on the amortization of the intangible assets and depreciation of the property, plant and equipment is considered to be recurring, it has been reflected in the unaudited IFRS pro forma condensed combined income statement, whereas the impact related to revaluation of inventory is considered to be non-recurring and has therefore not been reflected in the unaudited IFRS pro forma condensed combined income statement.

    The deferred tax credit recorded in the unaudited IFRS pro forma condensed combined income statement for the above-mentioned item for the year ended December 31, 2010 amounted to $84 million, recorded in the line "Taxes".

e)           Fair value of outstanding non-controlling interests and resulting goodwill

    Novartis has chosen to record the outstanding non-controlling interests in Alcon at their proportionate share of net identifiable assets as at the change of majority ownership date of August 25, 2010. Consequently the value attributable to the outstanding non-controlling interests in Alcon at that date is approximately 23% of the $27.1 billion in net identifiable assets of Alcon as of August 25, 2010, or $6.3 billion.

    Goodwill is calculated as the difference between (i) the sum of the fair value of the initial 25% interest in Alcon that Novartis acquired in 2008 and the purchase price paid for the 52% interest in Alcon that Novartis acquired on August 25, 2010 and (ii) 77% of the fair value of Alcon's net identifiable assets recognized at the acquisition date. Upon the change of majority ownership in Alcon on August 25, 2010, Novartis had a total investment for the 77% majority interest of $38.7 billion (fair value of the initial 25% interest of $10.4 billion and a purchase price of $28.3 billion for the additional 52% interest). Subtracting from this amount the approximately 77% share of the net identifiable assets of Alcon at the change of majority ownership date, totaling $20.8 billion, results in residual goodwill of $17.9 billion. Goodwill is not amortized but is subject to an annual impairment review, and it is not expected to be tax deductible.

    As a result of the accounting policy adopted by Novartis under IFRS 3R, no goodwill has been included in the amount attributed to the outstanding non-controlling interests Novartis would acquire in the proposed merger.

3.5
Elimination of non-recurring items

              As indicated under "1. Basis of Presentation" above, the unaudited IFRS pro forma condensed combined income statement has been adjusted only to give effect to pro forma events that are expected to have a continuing impact on the combined results. Non-recurring items have therefore been excluded. Novartis has incurred non-recurring costs of $99 million, primarily related to transaction and other costs as a result of acquiring the additional 52% interest in Alcon. Furthermore, Alcon has also incurred non-recurring costs of $152 million as a result of the change in its majority ownership, primarily related to the acceleration of benefits under post-employment benefit and share-based compensation plans. These non-recurring costs have been excluded from the unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010.

              These non-recurring items amounted to a total of $251 million and related tax of $(36) million have been eliminated from the unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010.

3.6
Financing costs for the additional 52% interest in Alcon

              For purposes of the unaudited IFRS pro forma condensed combined income statement, the 52% interest in Alcon that Novartis acquired on August 25, 2010 from Nestlé is assumed to have been acquired with effect from January 1, 2010. If the acquisition of the 52% stake had in fact occurred on January 1, 2010, Novartis would have incurred $104 million of additional financing costs, which have been recorded in the unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010 under "Interest expense". The additional financing costs are based on the assumption that the $28.3 billion paid for the 52% stake acquired from Nestlé on August 25, 2010 would have been financed using available Novartis funds of $17.0 billion and additional short-term borrowings of $11.3 billion with an interest rate of 1.4% during the period up to the actual acquisition of the 52% interest in Alcon on August 25, 2010.

              At the same time, "Financial income" would have been lower during the period from January 1, 2010 to August 25, 2010 had the $17.0 billion of available Novartis funds used for acquiring the approximately 52% interest in Alcon with effect from August 25, 2010 actually have been utilized as of January 1, 2010. Based on the average return of 0.31% that Novartis achieved on these funds during the period up to the actual acquisition of the 52% interest in Alcon on August 25, 2010, "Financial income" in the unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010 has been reduced by $35 million.

              See "4.3 Financing Costs" below for information on how changes to the assumptions underlying the pro forma financing costs would impact the unaudited IFRS pro forma condensed combined income statement.

4.
Adjustments arising from the merger

4.1
Impact related to consolidated equity

              As described in more detail under "The Merger Agreement and the Merger—Merger Consideration" on page 106, in accordance with the provisions of the merger agreement, each Alcon share will be converted into the right to receive merger consideration valued at $168, including up to 2.8 Novartis shares. While a lower number of Novartis shares per Alcon share may be delivered in connection with the merger if the Novartis share value (calculated as described in the above-referenced section) is higher than $60, for purposes of the unaudited IFRS pro forma condensed combined income statement, Novartis assumes that it will deliver Novartis shares at an exchange ratio of 2.8 Novartis shares per Alcon share.

              At the assumed exchange ratio of 2.8 Novartis shares per Alcon share, Novartis would deliver an aggregate of approximately 215 million Novartis shares to Alcon shareholders (other than Novartis) in connection with the merger. This is based on an assumption that there will be up to 76.8 million outstanding Alcon shares (other than Alcon shares owned by Novartis) at the effective time of the merger. Of these 76.8 million Alcon shares, approximately 71.0 million are currently outstanding, while it is currently assumed that an additional 5.8 million Alcon shares will be issued prior to the completion of the merger pursuant to outstanding Alcon share-based awards.

              As described in the table below, at the assumed exchange ratio, the 71.0 million Alcon shares to be exchanged represent an additional 199 million Novartis shares. The pro forma basic earnings per share calculation has been made based on this additional amount. The additional 5.8 million Alcon shares assumed to be issued prior to the completion of the merger represent a further additional 16 million Novartis shares. The pro forma diluted earnings per share calculation has been made on the resulting total of 215 million Novartis shares.

Number of Alcon shares outstanding for the non-controlling interests (millions)	71.0
Estimate of Alcon shares that may be delivered prior to merger pursuant to share-based awards (millions)	5.8

Estimate of maximum number of Alcon shares outstanding immediately prior to completion of the merger (other than Alcon shares owned by Novartis) (millions)	76.8

Consideration per share ($)	168
Total consideration ($ billion)	12.9

              As described in the table above, in connection with the merger Novartis expects to deliver total consideration valued at approximately $12.9 billion to the non-controlling minority Alcon shareholders.

              The following table illustrates the impact of the merger on the portion of the Novartis Group's consolidated equity attributable to shareholders of Novartis, assuming the delivery of 215 million Novartis shares, with an illustrative Novartis per share value of $60 (with the merger consideration consisting exclusively of Novartis shares) and an illustrative Novartis per share value of $56, which was the approximate closing price of the Novartis shares on the SIX on the date of announcement of the execution of the merger agreement, converted into US dollars at the spot USD/CHF exchange rate on such date (with the merger consideration consisting of Novartis shares plus a contingent value amount payable in cash of $900 million):

	Novartis share price is the equivalent of $60	Novartis share price is the equivalent of $56
	$ billions	$ billions
Components of consideration:
Value of Novartis shares delivered	12.9	12.0
Contingent value amount to be settled in cash		0.9

Total Consideration for acquiring the outstanding non-controlling interests via the merger	12.9	12.9
Elimination of non-controlling interests	(6.5)	(6.5)

Reduction to equity on acquisition of non-controlling interests	(6.4)	(6.4)
Value attributable to issuance of Novartis shares	12.9	12.0

Net increase in equity attributable to shareholders of Novartis	6.5	5.6

PRO FORMA CONSOLIDATED STATEMENT OF EQUITY
(as at December 31, 2010)

$ billions
	Novartis share price is the equivalent of $60			Novartis share price is the equivalent of $56
	Historical consolidated equity	Adjustments arising from the merger	Pro forma consolidated equity	Historical consolidated equity	Adjustments arising from the merger	Pro forma consolidated equity
Issued share capital and reserves attributable to shareholders of Novartis	63.2	6.5	69.7	63.2	5.6	68.8
Non-controlling interests	6.6	(6.5)	0.1	6.6	(6.5)	0.1

Total equity	69.8		69.8	69.8	(0.9)	68.9

              As illustrated by the table above, an increase or decrease in the US dollar value of Novartis shares may increase or decrease, respectively, the equity attributable to shareholders of Novartis.

              Interest at 0.3% per annum on the assumed borrowings to settle in cash the contingent value amount of $900 million recorded in the unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010 amounted to $3 million and related tax of $(1) million.

              Upon completion of the merger, the excess of the estimated aggregate merger consideration of $12.9 billion over the proportionate share of Alcon's net assets attributable to the non-controlling interests ($6.5 billion at December 31, 2010) will be deducted from the Novartis Group's consolidated equity. As a result, Novartis currently expects to record a reduction in the Novartis Group's consolidated equity upon completion of the merger of approximately $6.4 billion. Costs directly related to the merger (currently anticipated to be $80 million) will also be deducted from the Novartis Group's consolidated equity.

              As a result of the acquisition of all of the outstanding non-controlling interests in Alcon, the amount of the net income attributable to the shareholders of Novartis increases in the unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010 by $95 million. After additionally taking into account the $2 million net impact of the financing of the merger, the amount attributable to the shareholders of Novartis increases by a net $93 million for the year ended December 31, 2010. Net income attributable to non-controlling shareholders correspondingly declines by $95 million.

4.2
Transaction Costs

              Transaction costs directly relating to the merger are anticipated to be $80 million and will be recorded in equity as required by IAS 27R. The transaction and other costs related to the acquisition of the majority ownership of Alcon on August 25, 2010 of $251 million have been eliminated from the unaudited IFRS pro forma condensed consolidated income statement for the year ended December 31, 2010 under 3.5 above, as they are non-recurring.

4.3
Financing Costs

              A 0.125% change in the cost of financing would change the amount recorded in the unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010 by $10 million.

              A 0.125% change in the return on the assets used for the financing of the additional 52% interest in Alcon with effect from January 1, 2010 would change the amount recorded in the unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010 by $14 million.

              As a result, the net impact of a 0.125% increase/decrease in the financing assumption and decrease/increase in the return on the assets assumption used for the financing of the additional 52% interest in Alcon with effect from January 1, 2010 would change the amount recorded in the unaudited IFRS pro forma condensed combined income statement for the year ended December 31, 2010 by $24 million.

4.4
Earnings per share

              Pro forma earnings per common share for the year ended December 31, 2010 have been calculated based on the pro forma weighted average number of Novartis shares outstanding for the year ended December 31, 2010, which has been calculated as if the acquisition of the 52% interest in Alcon resulting in the change of majority ownership and the proposed merger had occurred on January 1, 2010 and as a result were effective for the periods presented.

              The following table sets forth the computation of basic and diluted earnings per share for the year ended December 31, 2010:

	Year Ended December 31, 2010
IFRS	Novartis historical	Pro forma combined
	(in $ millions, except per share data)
Net income attributable to shareholders of Novartis	9,794	9,714

Weighted average shares for basic earnings per share	2,286	2,485
Plus incremental shares from assumed conversions of share options and long-term incentive plan shares	15	31

Weighted average shares for diluted earnings per share	2,301	2,516

Basic earnings per share attributable to shareholders of Novartis	4.28	3.91
Diluted earnings per share attributable to shareholders of Novartis	4.26	3.86

SUMMARY OF RELEVANT SIGNIFICANT DIFFERENCES
BETWEEN US GAAP AND IFRS

              The historical financial information of Alcon included in this prospectus has been prepared and presented in accordance with US GAAP. The historical financial information of Novartis and the pro forma financial information included in this prospectus has been prepared and presented in accordance with IFRS. Certain differences exist between US GAAP and IFRS, which might be material to the financial information included in this prospectus.

              The principal relevant differences between US GAAP and IFRS that Novartis believes are relevant in the preparation of Alcon's financial statements in accordance with IFRS and in the preparation of the pro forma financial information included in this prospectus are described below. The following summary does not include all differences that exist between US GAAP and IFRS and is not intended to provide a comprehensive listing of all such differences specifically related to Novartis, Alcon or the industry in which Novartis and Alcon operate.

              The differences described below reflect only those differences in accounting policies in force at the time of the preparation of the historical financial information of Alcon. There has been no attempt to identify future differences between US GAAP and IFRS as the result of prescribed changes in accounting standards, transactions or events that may occur in the future. The organizations that promulgate US GAAP and IFRS have significant projects ongoing that could have a significant impact on future comparisons such as this one between US GAAP and IFRS. Future developments or changes in either US GAAP or IFRS may give rise to additional differences between US GAAP and IFRS that could have a significant impact on Novartis or the combined company.

Taxes

              Under US GAAP, profits from intercompany sales, for which the related goods have not been sold to third party customers, are eliminated and will be recognized only upon the ultimate third party sale as is any related income tax due by the selling company. Under IFRS, profits arising from an intercompany sale, for which the related goods have not been sold to third parties, are eliminated and will be recognized only upon the ultimate third party sale as under US GAAP. However, the deferred tax on the profit that is eliminated is based on the tax rate applicable in the jurisdiction of the buying company, and not that of the supplying company, as is the case under US GAAP.

              The measurement of deferred tax assets for share-based compensation awards differs under US GAAP and IFRS. Under US GAAP the deferred tax asset is measured based on the recorded compensation expense and therefore does not fluctuate with the company's share price. The difference between the deferred tax asset and the actual tax deduction realized is recognized at the exercise date. Under IFRS, deferred tax is based on an estimate of the future tax deduction, which depends on the company's share price at the end of the reporting period. Furthermore, tax benefits from equity awards in excess of the tax effects of the compensation expense are recognized in equity under both US GAAP and IFRS. However, under US GAAP, unlike under IFRS, any shortfalls can be offset against any excess amount booked into equity.

              Under US GAAP the classification as current or non-current follows the classification of the underlying asset, whereas under IFRS deferred tax assets and liabilities are always classified as non-current on the balance sheet.

Post-Employment Benefits

              Under US GAAP and under the IFRS accounting alternative Novartis has adopted for its IFRS consolidated financial statements, actuarial gains and losses are recognized in comprehensive income. Under US GAAP actuarial gains and losses outside a corridor of 10% of the greater of the projected benefit obligation or the value of plan assets are recycled to the income statement over the average remaining service period of active employees. IFRS does not require a subsequent recognition in the income statement.

              Under US GAAP prior service costs are initially recognized in comprehensive income and are recycled to the income statement over the remaining years of service (active employees) or the life expectancy (inactive employees). Under IFRS prior service costs not yet vested are recognized in the income statement on a straight line basis over the vesting period.

Accounting for Non-Controlling Interests

              Under US GAAP any remaining non-controlling interest in a company that is being acquired (in this case, Alcon) must be measured at its fair value. Under IFRS any remaining non-controlling interest in a company that is being acquired can be measured either at its fair value or at the non-controlling interests' proportionate share of the net identifiable assets of the company that is being acquired. Novartis has chosen the latter IFRS accounting alternative. For more detail about the proposed accounting treatment of the merger and the effect on the consolidated financial statements of Novartis, please see "Unaudited IFRS Pro Forma Condensed Combined Income Statement—Notes to the Unaudited IFRS Pro Forma Condensed Combined Income Statement—3. IFRS pro forma adjustments" beginning on page 124.

 DIRECTORS AND EXECUTIVE OFFICERS OF ALCON

Directors and Executive Officers of Alcon

              Biographical information concerning members of the Alcon Board and Alcon's executive officers is set forth below, and other information with respect to certain of such persons is included in Alcon, Inc.'s Annual Report on Form 20–F for the year ended December 31, 2009. Please see "Where You Can Find More Information" on page 163.

              None of Novartis or Alcon nor, to their knowledge, the persons listed below have been (i) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

              Below is information with respect to Alcon's current directors and executive officers as of February 23, 2011. Unless otherwise indicated, the business address of all of Alcon's directors is c/o Alcon, Inc., Bösch 69, P.O. Box 62, 6331, Hünenberg, Switzerland. Unless otherwise indicated, the business address of all of these executive officers is c/o Alcon Laboratories, Inc., 6201 South Freeway, Fort Worth, Texas 76134-2099.

Name	Country of Citizenship	Title
Daniel Vasella, M.D.	Switzerland	Chairman and Director
Cary R. Rayment	USA	Vice Chairman and Director
Kevin J. Buehler	USA	President, Chief Executive Officer and Director
Urs Bärlocher, Ph.D.	Switzerland	Director
Paul Choffat, Ph.D.	Switzerland	Director
Lodewijk J.R. de Vink	USA	Director
Joan W. Miller, M.D.	USA	Director
Thomas G. Plaskett	USA	Director
Jacques Seydoux, M.D.	Switzerland	Director
Enrico Vanni, Ph.D.	Switzerland	Director
Norman Walker	UK	Director
Robert Karsunky	Germany	Senior Vice President, Finance, Chief Financial Officer and Corporate Strategy Officer
William K. Barton	USA	Senior Vice President, International Markets of Alcon Laboratories, Inc.
Sabri Markabi, M.D.	France	Senior Vice President, Research & Development and Chief Medical Officer of Alcon Laboratories, Inc.
Merrick McCracken	Canada	Senior Vice President, Human Resources of Alcon Laboratories, Inc.
Edward D. McGough	USA	Senior Vice President, Global Manufacturing and Technical Operations of Alcon Laboratories, Inc.
Elaine E. Whitbeck	USA	General Counsel and Corporate Secretary

Biographical Information Regarding Directors and Executive Officers of Alcon

              Daniel Vasella, M.D. Dr. Vasella is the chairman of the Alcon Board. He was appointed to this position on October 24, 2010. Dr. Vasella joined the Alcon Board in July 2008. He served 14 years as Chief Executive Officer and 11 years as Chairman and Chief Executive Officer of Novartis AG. In January 2010, the Novartis Board accepted Dr. Vasella's proposal to complete the Chief Executive Officer succession process by appointing Joseph Jimenez as Chief Executive Officer of Novartis effective February 1, 2010. Dr. Vasella continues in his role as Chairman of the Novartis Board, concentrating on strategic priorities. After holding a number of medical positions in Switzerland, he joined Sandoz Pharmaceuticals Corporation in the United States in 1988. From 1993 to 1995, Dr. Vasella advanced from Head of Corporate Marketing to Senior Vice President and Head of Worldwide Development to Chief Operating Officer of Sandoz Pharma Ltd. In 1995 and 1996, Dr. Vasella was a member of the Sandoz Group Executive Committee and Chief Executive Officer of Sandoz Pharma Ltd. Dr. Vasella is a member of the board of directors of PepsiCo, Inc., United States.

              Cary R. Rayment. Mr. Rayment has been the vice chairman of the Alcon Board since October 24, 2010. Following his retirement as President and Chief Executive Officer as of April 1, 2009, he served in the role as non-executive chairman and director of Alcon until October 24, 2010. He also served as Chairman, President and Chief Executive Officer of Alcon Laboratories, Inc. from October 1, 2004 to March 31, 2009. Prior to these promotions, Mr. Rayment served as Senior Vice President, Alcon United States from 2001 to 2004 (adding responsibility for Alcon Japan in 2004); Vice President and General Manager, Surgical, and Area Vice President Japan in 2000; Vice President, International Marketing & Area Vice President Japan from 1997-1999; Vice President and General Manager, Managed Care in 1996; Vice President and General Manager, U.S. Surgical Products from 1991-1995; and Vice President Marketing, Surgical Products from 1989-1990. Mr. Rayment joined Alcon in 1989, following the acquisition of CooperVision, Inc. where his position had been Vice President of Marketing.

              Kevin J. Buehler. Mr. Buehler was appointed President and Chief Executive Officer of Alcon effective April 1, 2009 and elected as a member of the Alcon Board on May 5, 2009. He served as Senior Vice President, Global Markets and Chief Marketing Officer of Alcon Laboratories, Inc. from January 1, 2007 to March 31, 2009. He served as Senior Vice President, Alcon United States and Chief Marketing Officer from February 2006 through December 2006. From 2004 to 2006, he was Senior Vice President, Alcon United States. From 2002 to 2004, Mr. Buehler was International Area Vice President with responsibility for Alcon's operations in Latin America, Canada, Australia and the Far East. In 1999, he led the U.S. Consumer Products Division as Vice President and General Manager and in 1998 was promoted to a Vice President position. In 1996, after holding a series of sales management positions with increasing responsibility in the U.S. Consumer Products Division, Mr. Buehler expanded his experience into the pharmaceutical and surgical business areas, leading Alcon's U.S. Managed Care and Falcon Generic Pharmaceutical groups. Mr. Buehler joined Alcon in 1984.

              Urs Bärlocher, Ph.D. Dr. Bärlocher joined the Alcon Board in August 2010. He earned his J.D. from the University of Basel and was admitted to the bar in 1970. After working as a tax lawyer, he joined Sandoz Ltd., Basel, Switzerland, in 1973. After the formation of Novartis, Basel, Switzerland, in 1996, he was appointed Head of Legal, Tax and Insurance. From 1999 until 2005, he served as General Counsel and Head of General Affairs and thereafter, until his retirement in summer 2007, he served as Head of Legal and Tax Affairs of the Novartis Group. He is currently a member of the board of directors of Habasit AG, Habasit Holding AG and Victoria-Jungfrau Collection AG, as well as vice president of the Windler Foundation.

              Paul Choffat, Ph.D. Dr. Choffat joined the Alcon Board in August 2010. He holds a J.D. from the University of Lausanne, Switzerland, and an M.B.A. from the International Institute for Management Development (IMD) in Lausanne, Switzerland. He started his professional career with

Nestlé in Zurich, Switzerland, and London, UK. From 1981 to 1985, he was project manager at McKinsey & Company in Zurich. He held a number of senior positions at Landis & Gyr in Zug, Switzerland, before he moved to Von Roll in Gerlafingen as CEO. He joined Sandoz Ltd., Basel, Switzerland, in 1995. During the merger which created Novartis, he headed the Integration Office. In 1996, he returned to line management as CEO of Fotolabo SA, Montpreveyres-sur-Lausanne, Switzerland, where he remained for three years before becoming an entrepreneur and private investor in 1999. From 2002 to April 2007, Dr. Choffat served as Head of Novartis Consumer Health. He is currently a member of the board of directors of HSBC Private Bank (Suisse) SA and de Rham SA.

              Lodewijk J.R. de Vink. Mr. de Vink joined the Alcon Board in March 2002. Mr. de Vink has served as Founding Partner of Blackstone Health Care Partners since April 2003. Prior to that, he was Chairman, International Health Care Partners from November 2002 to 2003, and Chairman, Global Health Care Partners, Credit Suisse First Boston, from November 2000 to September 2002. Mr. de Vink was formerly Chairman, President and CEO of Warner-Lambert Company. He joined Warner-Lambert as President of International Operations in 1988, was elected President in 1991, and then Chairman and CEO in May 1999. Before Warner-Lambert, Mr. de Vink spent twenty years at Schering-Plough where he held many international assignments, leaving there as President of Schering International. Mr. de Vink is a member of the board of directors of Roche Holding AG and Flamel Technologies S.A. Mr. de Vink is also a member of the European Advisory Council, Rothschild & Cie, as well as a member of Sotheby's International Advisory Board.

              Joan W. Miller, M.D. Dr. Miller joined the Alcon Board in May 2009. Dr. Miller is Chief and Chair of Ophthalmology and Henry Willard Williams Professor of Ophthalmology at the Massachusetts Eye and Ear Infirmary, Massachusetts General Hospital and Harvard Medical School. Dr. Miller's research interests are focused on ocular neovascularization, particularly as it relates to macular degeneration and diabetic retinopathy, including the role of growth factors, the development of antiangiogenic therapy, and photodynamic therapy. Dr. Miller has received numerous awards, including the Rosenthal Award, Don Gass Medal and the Henkind Lecture of the Macula Society, the Retina Research Award from the Club Jules Gonin, the Founders Award of the ASRS (American Society of Retina Specialists) the Alcon Research Institute Award and the Suzanne Veronneau-Troutman Award. Dr. Miller's professional affiliations include American Academy of Ophthalmology, Association for Research in Vision and Ophthalmology, Inc. (ARVO), and the New England Ophthalmological Society (NEOS).

              Thomas G. Plaskett. Mr. Plaskett joined the Alcon Board in May 2003. He has been Chairman of the Independent Director Committee since its establishment as a standing committee of the Alcon Board in December 2008. In September 2003, the Alcon Board affirmed Mr. Plaskett as the "audit committee financial expert". Since 1991, Mr. Plaskett has served as Chairman of Fox Run Capital Associates, a private consulting firm, focusing on financial advisory and consulting services for emerging companies. Previously, he was Chairman, President and Chief Executive Officer of Pan Am Corporation from 1988 to 1991, and President and Chief Executive Officer of Continental Airlines from 1986 to 1987. Also, during the period from 1974 to 1986, he held several senior management positions at American Airlines and AMR Corporation, including Senior Vice President of Marketing and Senior Vice President of Finance and Chief Financial Officer. He also was Vice-Chairman of Legend Airlines from 1996 to 2000. Mr. Plaskett is a director of RadioShack Corporation; director of Signet Jewelers, Ltd.; and a director of several privately held companies.

              Jacques Seydoux, M.D. Dr. Seydoux joined the Alcon Board in August 2010. He graduated with an M.D. from the University of Berne, Switzerland, in 1979. After holding a number of medical positions, he was appointed medical director and chair of the department of Obstetrics and Gynecology of the Regional Hospital of Delémont, Switzerland, in 1998. After the merger of the regional hospitals of Delémont and Porrentruy that created the State Hospital of Jura in 2004, he was named medical director and chair of the department of Obstetrics and Gynecology Service. He is a member of numerous professional associations such as vice president of the Swiss National Obstetrics and Gynecology Society, president of the Groupement Romand de la Société Suisse Gyn/Ob, and member of the European Society for Gyn Endoscopy, the American Gynecological and Obstetrical Society, the Society of Obstetrics and Gynecology of Canada as well as of the North American Menopause Society.

              Enrico Vanni, Ph.D. Dr. Vanni joined the Alcon Board in August 2010. He is a chemical engineer graduated from the Federal Polytechnic School of Lausanne, Switzerland and holds a Ph.D. (Doctorate in Science) from the University of Lausanne. His background also includes an MBA from INSEAD in Fontainebleau, France. He started his career in 1977 with IBM in San Jose, California, and after his MBA in 1980, joined McKinsey & Company in Zurich, Switzerland. He managed the Geneva Office from 1988 to 2004. His consulting activities mostly covered companies in the pharmaceutical, consumer and finance sectors. He was head of the European pharmaceutical practice and served as member of the Partner review committee of the firm over many years. He retired as Director of McKinsey at the end of 2007. Since 2008, he is an independent consultant and a member of several company boards of directors such as Eclosion (private equity for biotechs), Denzler & Partners (management resources) and MBCP (private banking).

              Norman Walker. Mr. Walker joined the Alcon Board in August 2010. He earned a degree in Business Studies at the University of Brighton, UK, in 1975 and attended the Harvard International Senior Management Program in 1994. He started his professional career with Ford Motor Co in London, UK, in 1975. Over a period of 9 years he held a number of positions in human resources management before he joined GrandMet in London, UK, in 1984 where he assumed human resources responsibilities in several of its business units. Mr. Walker subsequently joined Kraft Foods in 1991 and held a number of leading human resources positions in Germany, the United States and Switzerland. From 1998 to 2003, he served as the Head of Corporate Human Resources of the Novartis Group. Mr. Walker is a senior advisor to TPG Capital LLP, Chair of Vita Cayman, advisor to CMi and a visiting professor at Bocconi.

              Robert Karsunky. Mr. Karsunky was named Senior Vice President, Finance, Chief Financial Officer and Corporate Strategy Officer of Alcon effective November 1, 2010. His global responsibilities include management of all financial functions for Alcon as well as Information Technology, Investor Relations, Business Development and coordination of the development and execution of corporate strategy. Mr. Karsunky joined Novartis in 2006 as chief financial officer in the Consumer Health Division of Novartis. In this role, he was responsible for the division's finance, information technologies, procurement and merger and acquisition activities. Prior to joining Novartis, he served for four years as the vice president of finance for the international division of Medtronic, Inc. He began his career with Eli Lilly in 1991, where he held a variety of increasingly responsible financial positions to become the executive director of finance for Intercontinental and Japan from 2000 to 2002.

              William K. Barton. Mr. Barton was named Senior Vice President, International Markets of Alcon Laboratories, Inc., effective April 1, 2009. In this role, Mr. Barton is responsible for the management of International Markets and the Global Marketing Committee. Mr. Barton joined Alcon in 1989 (following the acquisition of CooperVision) as Group Product Director, Marketing, Surgical Products. Since that time, he has held positions of increasing responsibility in all divisions including Vice President of Marketing for Surgical from 1991 to 1995, Vice President of Marketing in Pharmaceutical from 1996 to 1998, and Vice President of Sales for Primary Care from 1999 to 2000. In 2001, he returned to the Surgical Division as Vice President and General Manager. He gained international experience from 2004 to 2007 as Vice President/Area President of Canada, Australia and Far East. Most recently he served as Vice President/Area President of U.S. and Global Marketing, a position he has held since 2007. Mr. Barton began his career in ophthalmology in 1978 and worked for Allergan Pharmaceuticals, Syntex Ophthalmics and CooperVision, which was later acquired by Alcon.

              Sabri Markabi, M.D. Dr. Markabi joined Alcon Laboratories, Inc. as Senior Vice President of Research and Development on March 27, 2008 and was further appointed Chief Medical Officer of Alcon Laboratories, Inc. on July 1, 2008. He served as a staff neurologist on the faculty of the University Hospital in Tours, France. In 1991, he joined CIBA-GEIGY and assumed positions of increasing responsibilities in France, Switzerland, and most recently, New Jersey. In 2004 he was appointed Vice President, Global Head of Development for the Ophthalmic Business Unit of Novartis AG, where he oversaw the Development organization including research and development strategy, experimental medicine, clinical development and regulatory affairs.

              Merrick McCracken. Mr. McCracken joined Alcon Laboratories, Inc. as Senior Vice President, Human Resources on January 18, 2010. Mr. McCracken leads Alcon's global Human Resources organization and is responsible for the development and implementation of human resources ("HR") strategies, processes and solutions in support of the Alcon business. He plays a central role in advancing efforts and initiatives in alignment with Alcon's Global Strategic Priorities, with particular emphasis on Organizational Effectiveness and Development. Mr. McCracken joined Alcon from Wyeth, where he held several senior-level HR leadership roles, most recently serving as VP HR, Global Manufacturing, overseeing HR for 18,000 employees across 30 sites in 16 countries. Other roles while with Wyeth include VP, Corporate HR, Talent Management & Leadership Development, VP HR North America, VP HR, Europe/Middle East/Africa and VP HR Intercontinental Region. Prior to Wyeth, he was with Bristol-Myers Squibb for 11 years, during which time he held various senior HR leadership roles in Research & Development and International Commercial Operations. He began his career in 1987 in the airline industry in Canada.

              Edward D. McGough. Mr. McGough was appointed Senior Vice President, Global Manufacturing and Technical Operations of Alcon Laboratories, Inc. in January 2008. In this position, Mr. McGough has responsibility for global manufacturing operations, global quality assurance and compliance, various supply chain functions including U.S. Customer Service and Distribution, Corporate Engineering, Safety and Environmental Affairs, the Operational Excellence group and Global Purchasing. He joined Alcon in 1991 as Manager, Quality Assurance and Regulatory Affairs at Alcon's precision device facility in Sinking Spring, Pennsylvania. Since that time, Mr. McGough has gained leadership experience through positions of increasing responsibility across manufacturing, including senior managerial roles at our Puerto Rico, Houston and Fort Worth facilities. Additionally, Mr. McGough has had global responsibility for Alcon's pharmaceutical manufacturing operations.

              Elaine E. Whitbeck. Ms. Whitbeck has served as Corporate Secretary and General Counsel of Alcon, Inc. since February 18, 2003. Ms. Whitbeck is Senior Vice President, Chief Legal Officer/General Counsel and Corporate Secretary for Alcon Laboratories, Inc. and its affiliates. Ms. Whitbeck has been with Alcon for over 24 years. Ms. Whitbeck is responsible for all of Alcon's legal matters. Prior to joining Alcon, Ms. Whitbeck was the Director of Legal Operations and Shareholder Services for Mary Kay Cosmetics, Inc. Prior to joining Mary Kay Cosmetics, Inc., Ms. Whitbeck was a trial attorney with the Dallas law firm of Vial, Hamilton, Koch & Knox. Ms. Whitbeck was a board member of WaveLight AG, Prevent Blindness America-Texas Chapter and the Lena Pope Home (child protection and adoption) and currently serves on the board of ORBIS INTERNATIONAL (the "Flying Eye Hospital").

INTERESTS OF ALCON'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

              In considering the recommendation of the Alcon Board that you vote for the approval of the merger agreement, you should be aware that members of the Alcon Board and Alcon's executive officers have agreements and arrangements that provide them with interests in the merger that may differ from, or be in addition to, the interests of other Alcon shareholders. The Alcon Board was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend that you vote to approve the merger agreement.

Treatment of Equity Awards

              The Second Stage Acquisition constituted a "change of control" under the Amended 2002 Alcon Incentive Plan. Consequently, pursuant to the award agreements under the Amended 2002 Alcon Incentive Plan, any stock options, stock appreciation rights, restricted shares and restricted share units that were granted prior to January 1, 2009, and were held at the time of consummation of the Second Stage Acquisition vested at such time. The award agreements under the Amended 2002 Alcon Incentive Plan provide that, upon a change of control, all performance share unit awards would continue to vest under their original terms, unless achievement of performance goals can no longer be measured, in which case 100% of each award would vest subject to completion of individual service requirements. Since achievement of performance goals was able to be measured following the Second Stage Acquisition, the performance share unit awards remained outstanding following consummation of such acquisition.

              The following table shows the number of each type of equity award held by each of Alcon's directors and executive officers that vested upon consummation of the Second Stage Acquisition, and the dollar values of such equity awards (for options and stock appreciation rights, the spread values) based on the $160.37 closing price of Alcon shares on the NYSE on August 25, 2010, the date of consummation of the Second Stage Acquisition:

Director/Executive Officer	Options (#)	Options ($)	Restricted Shares (#)	Restricted Shares ($)	Restricted Share Unit Awards (#)	Restricted Share Unit Awards ($)	Stock Appreciation Rights (#)	Stock Appreciation Rights ($)
Daniel L. Vasella, M.D.	–	–	–	–	375	$60,139	1,350	–
Cary R. Rayment	–	–	–	–	–	–	100,621	$1,290,967
Kevin J. Buehler	–	–	–	–	3,028	$485,600	22,191	$284,711
Lodewijk J.R. de Vink	–	–	–	–	425	$68,157	1,500	$8,580
Thomas G. Plaskett	–	–	–	–	425	$68,157	1,500	$8,580
William K. Barton	–	–	–	–	1,428	$229,008	10,462	$134,227
Sabri Markabi, M.D.	–	–	–	–	1,570	$251,781	5,751	$89,141
Edward D. McGough	–	–	–	–	1,384	$221,952	10,145	$130,160
Elaine E. Whitbeck	–	–	–	–	2,423	$388,577	17,753	$227,771
Richard J. Croarkin	–	–	1,265	$202,868	2,596	$416,321	28,993	$477,783

              Mr. McCracken, along with approximately 200 other Alcon employees (none of whom were executive officers), received a special retention grant of restricted share units in connection with the Second Stage Acquisition. Mr. McCracken received 3,729 restricted share units in such grant.

              Pursuant to the award agreements under the Amended 2002 Alcon Incentive Plan, any equity awards that were granted on or after January 1, 2009 and any performance share units, in each case that were held at the time of consummation of the Second Stage Acquisition (other than the special retention grants), will vest on an accelerated basis (at the 100% level, with respect to performance share units) upon termination of the participant's employment by Alcon, other than for "cause" (as defined in the Amended 2002 Alcon Incentive Plan), or resignation by the participant for "good reason", in each case within the two years following the Second Stage Acquisition ("double-trigger"

vesting). The award agreements for options, stock appreciation rights and restricted share units define "good reason" as (i) a material diminution in the participant's base compensation, (ii) a material diminution in the participant's authority, duties or responsibilities or (iii) a material change in the geographic location at which the participant must perform services. The "good reason" definition in the award agreements for performance share units contains the same three prongs, but the award agreement for the performance share units granted in 2008 also includes (iv) a material diminution in the authority, duties or responsibilities of the supervisor to whom the participant is required to report and (v) a material diminution in the budget over which the participant retains authority. Since the service of the non-executive directors will terminate upon the dissolution of the Alcon Board that will occur in connection with the merger, their awards will vest at such time.

              Mr. McCracken's retention grant of restricted share units will vest on a prorated basis upon a termination of his employment by Alcon in connection with his position being eliminated or a resignation by Mr. McCracken for "good reason", defined in the same manner as in the other award agreements (other than the performance share unit agreements).

              Upon consummation of the merger, the Alcon equity awards will be converted into awards with respect to Novartis shares, as described under "The Merger Agreement and the Merger—Treatment of Certain Share Capital and Equity" on page 108. As described in such section, the equity awards will otherwise remain subject to their existing terms, including any "double-trigger" acceleration of vesting provisions described above, except that performance-based restricted share units granted in 2009 for the 2009-2011 performance cycle will first performance-vest at the 178.5% level before being converted into time-based Novartis restricted share units. The other terms and conditions of the awards (including the rights of employees upon termination of employment following change of control, time-based vesting conditions and payment schedules) will remain the same. Since the performance share units granted in 2008 for the 2008-2010 award cycle have vested at the 118.4% level, they will be settled in the form of Alcon shares at that level, and the shares will be treated as other Alcon shares in the merger.

              The table on the following page shows the number of each type of equity award held by each of Alcon's directors and executive officers as of February 7, 2011, which will be converted into Novartis equity awards or shares. For stock appreciation rights, we have indicated (i) the number of each such award that are vested and (ii) the number that are unvested and are subject to the "double-trigger" acceleration of vesting described above. All the options are vested. For these purposes, the numbers of performance share units are shown at the 118.4% level and the 178.5% level for the 2008 and 2009 performance cycles, respectively. As described above, the performance share units for the 2008-2010 cycle will be settled in the form of Alcon shares and treated as other Alcon shares in the merger, and the performance share units for the 2009-2011 cycle will convert into Novartis time-based restricted share units. The dollar values of such awards (for options and stock appreciation rights, the spread values) are also provided, based on the $168 value of the Merger Consideration.

Director/Executive Officer	Vested Options (#)	Vested Options ($)
Cary R. Rayment	199,400	$18,061,560
Kevin J. Buehler	57,477	$5,285,613
Lodewijk J.R. de Vink	17,500	$1,959,435

Director/Executive Officer	Vested Stock Appreciation Rights (#)	Vested Stock Appreciation Rights ($)	Unvested Stock Appreciation Rights (#)	Unvested Stock Appreciation Rights ($)
Daniel L. Vasella, M.D.	1,350	$68	3,150	$226,737
Cary R. Rayment	321,484	$11,060,511	3,150	$226,737
Kevin J. Buehler	65,324	$2,182,165	131,857	$10,668,550
Lodewijk J.R. de Vink	5,700	$239,805	3,150	$226,737
Joan W. Miller, M.D.	–	–	3,150	$226,737
Thomas G. Plaskett	–	–	3,150	$226,737
William K. Barton	–	–	36,920	$2,987,197
Sabri Markabi, M.D.	16,916	$391,267	52,743	$4,267,436
Edward D. McGough	18,883	$560,026	26,371	$2,133,678
Elaine E. Whitbeck	58,769	$2,032,080	37,975	$3,072,557

Director/Executive Officer	Unvested Restricted Share Units (#)	Unvested Restricted Share Units ($)
Daniel L. Vasella, M.D.	1,550	$260,400
Cary R. Rayment	1,550	$260,400
Kevin J. Buehler	83,985	$14,109,480
Urs Bärlocher, Ph.D.	775	$130,200
Paul J. Choffat, Ph.D.	775	$130,200
Lodewijk J.R. de Vink	1,550	$260,400
Joan W. Miller, M.D.	1,550	$260,400
Thomas G. Plaskett	1,550	$260,400
Jacques Seydoux, M.D.	775	$130,200
Enrico Vanni, Ph.D.	775	$130,200
Norman C. Walker	775	$130,200
Robert Karsunky	33,640	$5,651,520
William K. Barton	23,765	$3,992,520
Sabri Markabi, M.D.	32,098	$5,392,464
Merrick R. McCracken	13,076	$2,196,768
Edward D. McGough	15,424	$2,591,232
Elaine E. Whitbeck	25,403	$4,267,704

Director/Executive Officer (1)	2008 Performance Share Units (#)	2008 Performance Share Units ($)	2009 Performance Share Units (#)	2009 Performance Share Units ($)
Cary R. Rayment	16,257	$2,731,176	–	–
Kevin J. Buehler	3,585	$602,280	26,014	$4,370,352
William K. Barton	1,690	$283,920	7,284	$1,223,712
Sabri Markabi, M.D.	–	–	10,406	$1,748,208
Edward D. McGough	1,638	$275,184	5,203	$874,104
Elaine E. Whitbeck	2,868	$481,824	7,491	$1,258,488

(1)
Note that this table does not include cash that will be paid in lieu of fractional shares.

Severance Benefits

              Alcon has entered into employment contracts, offer letters and other agreements with certain executive officers that provide for certain severance benefits upon certain terminations of employment. Other executive officers are covered by Alcon's US broad-based severance policy.

              Alcon has entered into an employment contract with Kevin J. Buehler, the Chief Executive Officer and President, that provides for a lump sum payment of 12 months salary, as well as a prorated annual bonus (determined assuming fully satisfactory performance was achieved), if Alcon terminates the contract without "cause" (as defined in the contract) or declines to renew the contract. Under the contract, Mr. Buehler will be subject to non-competition and non-solicitation covenants for 12 months following the termination of his employment.

              Pursuant to an offer letter with Dr. Sabri Markabi, Senior Vice President, Research and Development and Chief Medical Officer, if, within one year following the change of control that occurred in connection with the Second Stage Acquisition, Alcon terminates Dr. Markabi's employment without "cause" (which is not defined in the offer letter) or Dr. Markabi terminates employment because of a material reduction in his responsibilities or a material change in geographic location at which he must perform services, Alcon will pay Dr. Markabi two times his annual base salary as in effect at the time of termination and two times his target annual incentive bonus amount.

              Pursuant to an offer letter with Merrick McCracken, Senior Vice President, Global Human Resources, if, within one year following the change of control that occurred in connection with the Second Stage Acquisition, Mr. McCracken's employment is terminated by Alcon without "cause" (as defined in the letter) or he terminates employment for good reason (which consists of a material diminution in his base compensation, a material diminution in his authority, duties or responsibilities or a material change in the geographic location at which he must perform services), Alcon will pay Mr. McCracken one times the sum of his annual base salary and his target annual bonus in effect at the time of his termination, as well as a prorated bonus for the then-current performance year. In addition, while Mr. McCracken would have to repay a prorated portion of his $50,000 sign-on bonus in the event he voluntarily terminates his employment in the first 24 months of his employment, he would not have to do so if such termination was for reasons related to the change of control.

              For the executive officers of Alcon who do not have severance terms in their individual employment agreements, Alcon's US broad-based severance policy provides for up to six months of severance benefits (based on service) upon a termination of employment by Alcon without "cause", as defined in the policy, and upon certain voluntary resignations with appropriate approval from Alcon. Similarly, executive officers who are not entitled to receive prorated bonus payments for the year of termination pursuant to their individual agreements are entitled to receive prorated target bonuses upon elimination of their position or certain approved voluntary resignations.

              The following table shows the estimated value of the severance benefits payable to each executive (other than Richard J. Croarkin, whose employment as Senior Vice President, Finance, has already terminated and whose benefits are described below), assuming a qualifying termination on December 31, 2010 for illustration purposes.

Executive Officer	Salary-based Severance Payment	Bonus-based Severance Payment
Kevin J. Buehler	$1,050,000	$1,312,500
Robert Karsunky	$44,231	$431,250
William K. Barton	$270,000	$378,000
Sabri Markabi, M.D.	$1,200,000	$900,000
Merrick McCracken	$400,000	$280,000
Edward D. McGough	$207,500	$290,500
Elaine E. Whitbeck	$272,500	$381,500

            Supplemental Defined Contribution Plans

              Upon the change of control that occurred in connection with the consummation of the Second Stage Acquisition, the executives became 100% vested (to the extent not already vested) in all of their benefits under the Alcon Excess 401(k) Plan, which will become payable upon their termination of employment. The following table shows the amount of each participating executive's total benefits in such plan as of December 31, 2010, as well as the amount of his or her benefits that vested upon the change of control.

Executive Officer	Total Benefits	Benefits that Vested upon Second Stage Acquisition
Kevin J. Buehler	$860,084	–
Robert Karsunky	–	–
William K. Barton	$436,541	–
Sabri Markabi, M.D.	$236,170	$117,037
Merrick McCracken	$16,601	–
Edward D. McGough	$267,365	–
Elaine E. Whitbeck	$514,653	–

Supplemental Defined Benefit Plans

              The consummation of the Second Stage Acquisition caused the change of ownership provisions in the Executive Salary Continuation Plan (the "ESCP") to apply. All plan participants were deemed 100% vested in their plan benefits, early retirement reductions were waived and payouts began in the second month following the month of consummation of the Second Stage Acquisition (subject to any required delay under Section 409A of the Internal Revenue Code). Benefit payments under the ESCP were calculated pursuant to plan provisions by averaging base salary at the time of the Second Stage Acquisition, base salary at December 31, 2009, and base salary at December 31, 2008.

              Upon the consummation of the Second Stage Acquisition, benefits in the Alcon Supplemental Executive Retirement Plan (the "ASERP") became 100% vested (to the extent not already vested) and early retirement reductions were waived for benefits accrued as of August 25, 2010. (Future accruals will be subject to the early retirement reductions.) The ASERP benefit payments will be payable on the later of the first day of the second month after the participant turns age 50 and the first day of the second month after the termination of the participant's employment.

              The following table shows the participating executives' aggregate accrued benefits in the ESCP and ASERP as of December 31, 2010, as well as the benefits that vested in connection with the Second Stage Acquisition.

Executive Officer	Plan	Total Benefits	Benefits that Vested upon Second Stage Acquisition
Kevin J. Buehler	ESCP / ASERP	$10,704,796	$3,369,816
William K. Barton	ESCP / ASERP	$5,324,815	$771,037
Sabri Markabi, M.D.	ASERP	$493,139	$249,375
Edward D. McGough	ESCP / ASERP	$3,960,401	$1,709,340
Elaine E. Whitbeck	ESCP / ASERP	$6,127,540	$1,342,624

              Alcon maintains a "rabbi trust" to hold and invest amounts for the payment of benefits to participants under the ESCP and the ASERP. The assets of the trust are restricted to the payment of ESCP and ASERP benefits except under certain conditions, such as Alcon's insolvency. The Alcon Executive Retirement Plans Grantor Trust Agreement required Alcon to fund the actuarially determined present value of the aggregate accrued pension benefits of all participants in the ESCP and ASERP upon a change of control of Alcon. Alcon contributed $152 million to the trust during the third quarter of 2010 to satisfy this requirement in connection with the consummation of the Second Stage Acquisition.

Excise Taxes

              At its September 2010 meeting, the Alcon Board approved Alcon's payment of excise taxes resulting from Section 280G of the Internal Revenue Code for each executive officer subject to such taxes in connection with the change of control that occurred upon the consummation of the Second Stage Acquisition. The following table shows the total excise tax payment payable to each of the executives in connection with the severance benefits and plan benefits described above.

Executive Officer	Excise Tax (without Termination)	Excise Tax (if Terminated with Severance)
Kevin J. Buehler	–	$1,954,614
Sabri Markabi, M.D.	–	$916,657
Edward D. McGough	–	$551,317
Richard J. Croarkin	–	$744,935

Terminated Executive

              The employment of Mr. Croarkin was terminated on November 30, 2010. Pursuant to a memo provided to Mr. Croarkin in connection with his termination, Mr. Croarkin received a severance payment equal to 26 weeks of his base salary (approximately $310,000), a 2010 bonus payout of $520,800 (based on actual performance), as well as a payment for excise taxes imposed in connection with Section 280G of the Internal Revenue Code, as described above (with the excise taxes totaling $744,935). Mr. Croarkin was also entitled to receive an additional year of benefit accrual (with an early retirement reduction percentage applied) under the ASERP (described above). His annual total ASERP benefits are $110,695, which he will receive beginning in June 2011, subject to his compliance with certain non-competition and non-solicitation provisions. He is also entitled to receive a lump-sum payment of his benefits under the Alcon Excess 401(k) Plan. Alcon also offered to reimburse him for up to $300,000 in relocation expenses, and to provide financial planning and tax preparation services and an executive physical.

Directors' and Officers' Insurance

              In the merger agreement, Novartis has agreed that it will obtain or will cause Alcon to obtain prior to completion of the merger, effective as of completion of the merger, "tail" insurance policies with a claims period of six years following completion of the merger with at least the same coverage and amounts as the current policies of directors' and officers' liability insurance maintained by Alcon, in each case with respect to claims arising out of or relating to events that occurred before or at the time of completion of the merger (including in connection with the transactions contemplated by the merger agreement); provided that in no event will Novartis be required to expend or will Alcon expend an annual premium for such coverage in excess of 300% of the last annual premium paid by Alcon for such insurance for the covered persons prior to the date of the merger agreement.

Ownership of Alcon Shares by Alcon Directors and Executive Officers

              The following table shows, as of February 21, 2011, the Alcon shares beneficially owned by each director and each executive officer. As of February 21, 2011, all of the directors and executive officers listed below had direct or beneficial ownership of less than 1% of the outstanding Alcon shares. The listed directors and executive officers have informed Alcon that they currently intend to vote all of their Alcon shares "FOR" the proposal to approve the merger agreement.

              In addition, see above disclosure of outstanding vested stock appreciation rights, which will be settled in Alcon shares. Upon the exercise of one vested stock appreciation right, the participant is entitled to receive Alcon shares equal in value to the excess, if any, of the fair market value of one Alcon share on the day the vested stock appreciation right is exercised over the grant price.

Name	Vested Options	Performance Share Units	Beneficially Owned Shares	TOTAL
Daniel L. Vasella, M.D.	—	—	375	375
Cary R. Rayment	199,400	16,257	52,989	268,646
Kevin J. Buehler	57,477	3,585	8,753	69,815
Urs Bärlocher, Ph.D.	—	—	25	25
Paul J. Choffat, Ph.D	—	—	10	10
Lodewijk J.R. de Vink	17,500	—	5,000	22,500
Joan W. Miller, M.D.	—	—	—	—
Thomas G. Plaskett	—	—	2,485	2,485
Jacques Seydoux, M.D.	—	—	10	10
Enrico Vanni, Ph.D.	—	—	1	1
Norman C. Walker	—	—	100	100
Robert Karsunky	—	—	—	—
William K. Barton	—	1,690	—	1,690
Sabri Markabi, M.D.	—	—	3,375	3,375
Merrick R. McCracken	—	—	—	—
Edward D. McGough	—	1,638	1,978	3,616
Elaine E. Whitbeck	—	2,868	—	2,868

RELATED PARTY TRANSACTIONS

Co-Marketing Agreement for Japan between Novartis Pharma AG and Alcon Pharmaceuticals Ltd.

              On January 9, 2009, Alcon Pharmaceuticals Ltd. entered into an agreement with Novartis Pharma AG (an affiliate of Novartis) providing for the co-promotion under their license of the Lucentis® product in Japan. This agreement has a three-year term ending on December 31, 2011. During the years ended December 31, 2010 and 2009, Alcon recognized co-promotion fees from this agreement which were more than sufficient to recover Alcon's costs under the agreement.

Past Transactions among Directors

              On December 30, 2009, Dr. Vasella, Chairman of Novartis and a director of Alcon, agreed to buy a property from Mr. de Vink, a member of the Independent Director Committee of Alcon, for $3.15 million. The purchase was completed in January 2010. Except as set forth in the preceding sentence or as otherwise set forth elsewhere in this prospectus, during the two years before the date of this prospectus, there have been no transactions, to the knowledge of Novartis or Alcon, between any executive officer or director of Novartis, on the one hand, and any executive officer, director or affiliate of Alcon that is a natural person, on the other hand, in which the aggregate value of the transaction or series of similar transactions with that person exceeds $60,000.

 DESCRIPTION OF THE NOVARTIS SHARES

              As of the date of this prospectus, the share capital of Novartis is CHF 1,318,811,500, fully paid-in and divided into 2,637,623,000 registered shares, each with a nominal value of CHF 0.50. As of the date of this prospectus, Novartis has neither authorized nor conditional capital. Novartis intends to ask its shareholders to authorize an increase of its share capital by up to 108 million shares to be delivered as part of the Merger Consideration. There are no preferential voting shares; all shares have equal voting rights. No participation certificates, non-voting equity securities (Genussscheine) or profit-sharing certificates have been issued. Novartis shares are listed and traded on the SIX (Valor No. 001200526, ISIN CH0012005267, symbol: NOVN) as well as on the NYSE in the form of American Depositary Receipts ("ADRs") representing Novartis ADSs (Valor No. 567514, ISIN US66987V1098, symbol: NVS). For a detailed description of the Novartis ADSs, please see "Description of the Novartis American Depositary Shares" beginning on page 152.

              Set forth below is a history of the share capital of Novartis and a summary of the material terms of the Novartis shares as specified in the Articles of Incorporation of Novartis and the Swiss Code of Obligations (Obligationenrecht) relating to Novartis shares. This description is not complete and is qualified in its entirety by reference to Swiss law, including the Swiss Code of Obligations, and to the Articles of Incorporation of Novartis. The Articles of Incorporation of Novartis were included as Exhibit 3.1 of the Novartis AG's registration statement on Form F-4 (Registration No. 333-171381), of which this prospectus is a part. The Articles of Incorporation of Novartis are hereby incorporated by reference into this section, and the descriptions in this section are qualified in their entirety by reference to the full text of the Articles of Incorporation of Novartis. To find out where copies of these documents can be obtained, please see "Where You Can Find More Information" on page 163.

History of the Share Capital of Novartis

Share Repurchase Programs

              Novartis began repurchasing its shares in 1999. Since then, five share repurchase programs have been completed, with the repurchase of Novartis shares valued at CHF 19 billion in total. Novartis shares repurchased under the first program were not cancelled. However, Novartis shares repurchased under the other four programs were cancelled. At the annual general meeting of shareholders of Novartis in February 2008, the shareholders of Novartis authorized the Novartis Board to launch a sixth program to repurchase Novartis shares up to a maximum amount of CHF 10 billion via a second trading line on the SIX. In 2008, a total of six million Novartis shares were repurchased at an average price of CHF 49.42 per share and cancelled. The share repurchase program has been suspended in favor of debt repayment since April 2008. As announced on December 15, 2010, Novartis intends to buy back Novartis shares under the existing authorization of the sixth share repurchase program to reduce shareholder dilution in connection with the merger.

Changes in Share Capital of Novartis

              Novartis has not increased its share capital during the last three years.

              As part of various share repurchase programs, Novartis has reduced its share capital during the last three years as follows:

	Number of shares
Year of reduction	As of January 1	Shares cancelled	As of December 31	Amount of capital reduced in CHF
2008	2,728,971,000	85,348,000	2,643,623,000	42,674,000
2009	2,643,623,000	6,000,000	2,637,623,000	3,000,000
2010	2,637,623,000	0	2,637,623,000	0

Convertible or Exchangeable Securities

              Novartis has not issued convertible or exchangeable bonds, warrants, options or other securities granting rights to Novartis shares, other than securities granted to associates as a component of compensation.

Prior Public Offerings

              Neither Novartis nor Alcon has, during the past three years, made an underwritten public offering of common stock for cash or an offering exempt from United States registration under Regulation A in respect of common stock.

Rights of Holders of Novartis Shares

Right to Vote ("One Share, one Vote")

              Each Novartis share registered with the right to vote entitles the holder to one vote at a general meeting of shareholders of Novartis.

Resolutions and Elections at the General Meeting

              A general meeting of shareholders of Novartis passes resolutions and elections with the "absolute majority" of the votes represented at the meeting. As a result, abstentions have the effect of votes against the resolution. Shareholder resolutions requiring a vote by such "absolute majority" include:

  •
  amendments to the Articles of Incorporation of Novartis;

  •
  elections of directors and statutory auditors;

  •
  approval of the annual report and the annual accounts;

  •
  setting the annual dividend;

  •
  decisions to discharge directors and management from liability for matters disclosed to the general meeting of shareholders of Novartis; and

  •
  the ordering of an independent investigation into specific matters proposed to the general meeting of shareholders of Novartis.

              However, under the Articles of Incorporation of Novartis, the approval of a "supermajority" of at least 2/3 of the votes represented at the general meeting of shareholders of Novartis is required for:

  •
  an alteration of the corporate purpose of Novartis;

  •
  the creation of shares with increased voting powers;

  •
  an implementation of restrictions on the transfer of registered shares and the removal of such restrictions;

  •
  an authorized or conditional increase of the share capital;

  •
  an increase of the share capital by conversion of equity, by contribution in kind, or for the purpose of an acquisition of property or the grant of special rights;

  •
  a restriction or an elimination of shareholders' preemptive rights;

  •
  a change of the domicile of Novartis; or

  •
  the dissolution of Novartis.

Voting by Proxy

              At general meetings of shareholders of Novartis, shareholders can be represented by proxy. However, a proxy must either be the shareholder's legal representative, another shareholder with the right to vote, a proxy appointed by Novartis, an independent representative nominated by Novartis, or a depositary. Votes are taken either by a show of hands or by electronic voting, unless the general meeting of shareholders of Novartis resolves to have a ballot or where a ballot is ordered by the chairman of the meeting.

Reserves and Dividends

              The Swiss Code of Obligations requires that at least 5% of the annual profits be retained as general reserves, so long as these reserves amount to less than 20% of the registered share capital. The Code of Obligations and the Articles of Incorporation of Novartis permit Novartis to accrue additional reserves.

              Under the Swiss Code of Obligations, Novartis may only pay dividends out of the balance sheet profit or out of reserves created for this purpose. In either event, under the Swiss Code of Obligations, while the Novartis Board may propose that a dividend be paid, Novartis may only pay dividends upon approval by a general meeting of shareholders. The auditors of Novartis must confirm that the dividend proposal of the Novartis Board conforms to the Swiss Code of Obligations and the Articles of Incorporation of Novartis. The Novartis Board intends to propose a dividend once each year. For more information, please see "Item 3. Key Information—3.A. Selected Financial Data—Cash Dividends per Share" of Novartis AG's Annual Report on Form 20–F for the year ended December 31, 2010.

              Dividends are usually due and payable shortly after the shareholders have passed a resolution approving the payment. Dividends which have not been claimed within five years after the due date revert to Novartis, and are allocated to its general reserves. For information about deduction of the withholding tax from dividend payments, please see "Item 10. Additional Information—10.E Taxation" of Novartis AG's Annual Report on Form 20–F for the year ended December 31, 2010.

Other Shareholder Rights

              Shareholders of Novartis representing at least 10% of the share capital of Novartis may request that an extraordinary general meeting of shareholders of Novartis be convened. Shareholders of Novartis representing Novartis shares with an aggregate nominal value of at least CHF 1 million may request that an item be included in the agenda of a general meeting of shareholders of Novartis. Such requests must be made in writing at least 45 days before the date of the general meeting of shareholders of Novartis, specify the item to be included in the agenda and contain the proposal on which the shareholder of Novartis requests a vote.

Shareholder Registration

              No restrictions apply on the transferability of Novartis shares or Novartis ADSs. However, only shareholders of Novartis registered in the Novartis share register or the Novartis ADS register kept by JP Morgan Chase Bank may exercise their voting rights. In order to be registered, a shareholder of Novartis must declare that he or she acquired the Novartis shares or Novartis ADSs in his or her own name and for his or her own account. The Articles of Incorporation of Novartis provide that the Novartis Board may register nominees with the right to vote. For restrictions on registration of nominees, please see below.

              The Articles of Incorporation of Novartis provide that no shareholder shall be registered with the right to vote for more than 2% of the registered share capital of Novartis (held in the form of

Novartis shares, Novartis ADSs or a combination of both). The Novartis Board may, upon request, grant an exemption from this restriction. In 2010, no exemptions were requested.

              Given that shareholder representation at general meetings of shareholders has traditionally been low in Switzerland, Novartis considers the restriction on registration necessary to prevent a minority shareholder from dominating a general meeting of shareholders of Novartis.

              The Articles of Incorporation of Novartis provide that no nominee shall be registered with the right to vote for more than 0.5% of the registered share capital of Novartis (held in the form of Novartis shares, Novartis ADSs or a combination of both). The Novartis Board may, upon request, grant an exemption from this restriction if the nominee discloses the names, addresses and the number of Novartis shares of the persons for whose account it holds 0.5% or more of the registered share capital of Novartis.

              The same shareholder registration restrictions apply to holders of Novartis ADSs as to the holders of Novartis shares.

              The restrictions on registration contained in the Articles of Incorporation of Novartis may only be removed by a resolution of the general meeting of shareholders of Novartis, with approval of at least 2/3 of the votes represented at the meeting.

              Shareholders of Novartis, Novartis ADS holders or nominees that are linked to each other or act in concert to circumvent the restrictions on registration are treated as one person or nominee for purposes of the restrictions on registration.

No Restrictions on Trading

              The registration of shareholders in the Novartis share register or the Novartis ADS register kept by JP Morgan Chase Bank does not affect the tradability of Novartis shares or Novartis ADSs. No restrictions are imposed by Novartis or JP Morgan Chase Bank on the trading of registered Novartis shares or registered Novartis ADSs. Registered shareholders of Novartis and registered holders of Novartis ADSs may, therefore, purchase or sell their Novartis shares or Novartis ADSs at any time, including prior to a general meeting of shareholders of Novartis regardless of the record date. The record date serves only to determine the right to vote at a general meeting of shareholders of Novartis.

Change of Control Provision

              The Swiss Stock Exchange Act provides that anyone who, directly, indirectly or acting in concert with third parties, acquires equity securities exceeding 33 1/3% of the voting rights of a company—whether or not such rights are exercisable—is required to make an offer to acquire all listed equity securities of that company. A company may raise this threshold to 49% of the voting rights ("opting up") or may, under certain circumstances, waive the threshold ("opting out"). Novartis has not adopted any such measures.

              There are no change-of-control clauses benefiting directors of Novartis.

Election and Term of Office of the Directors

              All Novartis directors are elected individually. Novartis directors are elected to terms of office of three years or less by shareholders at general meetings of shareholders of Novartis. The terms of office among directors are to be coordinated so that approximately 1/3 of all directors are subject each year to re-election or election. Under Swiss law, a general meeting of shareholders of Novartis is entitled to remove any director at any time, regardless of his or her remaining term of office.

DESCRIPTION OF THE NOVARTIS AMERICAN DEPOSITARY SHARES

              JPMorgan Chase Bank, N.A. (fka Morgan Guaranty Trust Company of New York), as depositary under the Amended and Restated Deposit Agreement, dated as of May 11, 2000, among Novartis, JPMorgan Chase Bank, N.A., as depositary, and all holders from time to time of ADRs issued thereunder evidencing Novartis ADSs, as amended (the "Deposit Agreement"), will issue the Novartis ADSs that will be delivered in connection with the merger. Each Novartis ADS will represent one Novartis share, which Novartis will deposit with UBS AG as custodian, as agent of the depositary. For a description of the Novartis shares, including certain provisions that apply to Novartis ADSs, please see "Description of the Novartis Shares" beginning on page 148. Each Novartis ADS will also represent any securities, cash or other property deposited with the depositary, but which the depositary has not distributed directly to you. Unless specifically requested by you, all Novartis ADSs will be issued on the books of the depositary in book-entry form and periodic statements will be mailed to you that reflect your ownership interest in such Novartis ADSs. In this description, references to ADRs includes ADRs the ownership of which will be evidenced by periodic statements you will receive.

              Because the depositary or its nominee will actually be the registered owner of the registered Novartis shares underlying the Novartis ADSs, you must rely on it to exercise the rights of a shareholder on your behalf, including the attendance of general meetings of shareholders of Novartis. If you become an owner of Novartis ADSs, you will become a party to the Deposit Agreement and therefore will be bound by its terms and by the terms of the Novartis ADSs and the ADRs. The Deposit Agreement and the form of ADR specify the rights of Novartis, your rights and obligations as owner of Novartis ADSs and the rights and obligations of the depositary. The Deposit Agreement, the Novartis ADSs and the ADRs are governed by New York law. As an owner of a Novartis ADS, you appoint the depositary as your attorney-in-fact, with full power to delegate, to act on your behalf and to take any and all actions contemplated in the Deposit Agreement, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement.

              The following is a summary of the material terms of the Deposit Agreement and the rights pertaining to the Novartis ADSs. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire Deposit Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the form of ADR that contains the terms of the Novartis ADSs. In addition, this summary should be read together with, and is qualified by, the description of Novartis shares under "Description of the Novartis Shares" beginning on page 148. To find out where copies of these documents can be obtained, please see the sections of this prospectus entitled "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on page 163 and 164, respectively. The depositary's office is located at 4 New York Plaza, New York, NY 10004.

Holding the Novartis ADSs

              You may hold the Novartis ADSs either directly or indirectly through your broker or another financial institution. If you hold the Novartis ADSs directly, by having a Novartis ADS registered in your name on the books of the depositary, you are an "ADR holder." This description assumes you hold your Novartis ADSs directly. If you hold the Novartis ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Deposit, Withdrawal and Cancellation

              The depositary will issue Novartis ADSs if you or your broker deposits Novartis shares or evidence of rights to receive Novartis shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the Novartis ADSs to be issued under this prospectus, Novartis will arrange for the deposit of the underlying Novartis shares with the depositary.

              The custodian may require that all Novartis shares deposited in the future with the custodian be accompanied by certain delivery documentation, including instruments showing that such Novartis shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

              The custodian will hold all deposited Novartis shares (including those being deposited by or on the behalf of Novartis in connection with the offering to which this prospectus relates) for the account of the depositary. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited Novartis shares. The deposited Novartis shares and any such additional items are referred to as "deposited securities."

              Upon each deposit of Novartis shares, receipt of related delivery documentation (if required) and compliance with the other provisions of the Deposit Agreement, including the payment of the fees and charges of the depositary and of any taxes or other fees or charges owing, the depositary will issue ADRs evidencing the number of Novartis ADSs to which such person is entitled, in the name or upon the order of such person entitled thereto. Unless specifically requested to the contrary by the ADR holder, all of the ADRs issued will be part of the depositary's direct registration system, pursuant to which the ownership of such Novartis ADSs will be recorded, and a registered holder will receive periodic statements from the depositary which will show the number of Novartis ADSs registered in such ADR holder's name. An ADR holder can request that the Novartis ADSs not be held through the depositary's direct registration system and that a certificated ADR be issued. At the request, risk and expense of the person depositing Novartis shares, the depositary may accept deposits for forwarding to the custodian and may deliver ADRs at a place other than its office.

              When you turn in your Novartis ADSs at the depositary's office, or when you provide proper instructions and documentation in the case of direct registration Novartis ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying Novartis shares at the office of the custodian or, at the request, risk and expense of the ADR holder, at such other place as may be requested by the ADR holder.

              Notwithstanding any other provision of the Deposit Agreement to the contrary, the depositary may only restrict the withdrawal of deposited securities in connection with:

  •
  temporary delays caused by closing the transfer books of Novartis or those of the depositary or the deposit of Novartis shares in connection with voting at a general meeting of shareholders of Novartis, or the payment of dividends;

  •
  the payment of fees, taxes and similar charges; or

  •
  compliance with any US or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

Record Dates

              Subject to the provisions of the Deposit Agreement, the depositary may, after consultation with Novartis, if practical, fix record dates for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

  •
  to receive any distribution on or in respect of deposited securities;

  •
  to give instructions for the exercise of voting rights at a meeting of Novartis shareholders; or

  •
  to receive any notice or to act in respect of other matters.

Share Dividends and Other Distributions

              Novartis may make various types of distributions with respect to Novartis shares. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Novartis shares or other deposited securities, after converting any cash received into US dollars and, in all cases, making any necessary deductions provided for in the Deposit Agreement. You will receive these distributions in proportion to the number of deposited securities that your Novartis ADSs represent. You must hold the Novartis ADSs on the record date established by the depositary in order to be eligible for dividends and other distributions. In general, the depositary will attempt to set a record date for the Novartis ADSs that is the same record date used by Novartis for dividends and other distributions on the Novartis shares. It is possible that the record date Novartis uses for dividends and other distributions on the Novartis shares and the record date used by the depositary may not be the same.

              Except as stated below, to the extent the depositary is legally permitted, it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

  •
  Cash. The depositary will distribute any US dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered holders, and (iii) deduction of the depositary's expenses in (w) converting any foreign currency to US dollars to the extent that it determines that such conversion may be made on a reasonable basis, (x) transferring foreign currency or US dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (y) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (z) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

  •
  Novartis shares. In the case of a distribution in Novartis shares, the depositary will issue additional ADRs to evidence the number of Novartis ADSs representing such Novartis shares. Only whole Novartis ADSs will be issued. Any Novartis shares that would result in fractional Novartis ADSs will be sold, and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

  •
  Rights to receive additional Novartis shares. In the case of a distribution of rights to subscribe for additional Novartis shares or other rights, if Novartis provides satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights. However, if Novartis does not furnish such evidence, the depositary may (i) sell such rights if practicable and distribute the net proceeds in the same way it distributes cash or (ii) if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing. Novartis has no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

  •
  Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

              If the depositary determines that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may, after consultation with Novartis if practicable, choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive such foreign currency, securities or property), or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the Novartis ADSs will also represent the retained items.

              Any US dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability for interest thereon and dealt with by the depositary in accordance with its then current practices.

              The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

              There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Voting Rights

              Subject to the provisions of the Deposit Agreement, each Novartis ADS entitles the ADR holder to one vote at a general meeting of shareholders of Novartis. As soon as practicable after the depositary receives notice of any meeting or solicitation of consents or proxies of holders of Novartis shares or other deposited securities, the depositary will mail to registered ADR holders materials describing the matters to be voted on and explaining how you may instruct the depositary to exercise the voting rights, if any, pertaining to the Novartis shares or other deposited securities underlying the Novartis ADSs as you direct, including instructions to give a discretionary proxy to a person designated by Novartis. You must hold the Novartis ADSs on the date established by the depositary in order to be eligible to give instructions for the exercise of voting rights at a meeting of Novartis shareholders. It is possible, however, that the record date Novartis uses for the exercise of voting rights on the Novartis shares and the record date used by the depositary may not be the same. Historically, the depositary has to set record dates for the Novartis ADSs that were thirty days prior to the relevant general meeting of shareholders of Novartis, whereas the record dates used by Novartis for the exercise of voting rights on the Novartis shares were approximately five days prior to the relevant meetings.

              For your instructions to be valid, the depositary must receive them in writing on or before a date specified by the depositary for that purpose. Upon receipt of valid instructions from an ADR holder, the depositary will try, as far as practical and subject to applicable law and the provisions of the Articles of Incorporation of Novartis and the deposited securities, to vote or cause to be voted the Novartis shares or other deposited securities in accordance with such instructions.

              The depositary will not itself exercise any voting discretion in respect of any deposited securities. To the extent such instructions are not so received by the depositary from any ADR holder, the depositary will deem such ADR holder to have so instructed the depositary to give a discretionary proxy to an independent proxy designated by Novartis, and the depositary will try, as far as practical and permitted under the provisions of the deposited securities, to give a discretionary proxy to an independent proxy designated by Novartis to vote the Novartis shares or other deposited securities as to which such instructions are so given, unless Novartis informs the depositary that Novartis does not wish such proxy given with respect to such matter.

              The Articles of Incorporation of Novartis provide that no shareholder shall be registered with the right to vote for more than 2% of the registered share capital of Novartis (whether held in the form of Novartis shares, Novartis ADSs or a combination of both). Novartis has agreed to exempt the depositary and the custodian and their respective nominees, if any (but no individual ADR holder), from this limitation in respect of deposited securities held in connection with the Novartis ADR program, up to a limit of 20% of the registered share capital of Novartis. The depositary will inform Novartis if the depositary reaches 19.5% of the share capital of Novartis, at which time Novartis will review and may increase the 20% limitation. In the event this 20% limitation is not increased, Novartis may refuse to recognize the voting rights of any ADR holder regardless of the ADR holder's individual percentage share ownership or whether the ADR holder has complied with any disclosure obligations in connection with the Novartis ADSs. This limitation will not apply to any rights other than voting (and the rights connected therewith), such as rights relating to dividends or transfer.

              The Articles of Incorporation of Novartis provide that no nominee will be registered with the right to vote for more than 0.5% of the registered share capital of Novartis (held in the form of Novartis shares, Novartis ADSs or a combination of both). The Novartis Board may, upon request, grant an exemption from this restriction if the nominee discloses the names, addresses and the number of Novartis shares of the persons for whose account it holds 0.5% or more of the registered share capital of Novartis.

              ADR holders or nominees that are linked to each other or act in concert to circumvent the restrictions on registration are treated as one person or nominee for purposes of the above restrictions.

              In addition, Novartis has the right not to recognize votes of deposited securities or other Novartis shares held by any ADR holder or other person holding an interest in an ADR who has not complied with disclosure obligations in connection with the Novartis ADSs.

              Novartis reserves the right to instruct ADR holders to deliver their ADRs for cancellation and withdrawal of the deposited securities so as to permit Novartis to re-register such withdrawn deposited securities as Novartis shares without voting rights. Novartis may also refuse to allow such holder to redeposit such Novartis shares into the ADR facility.

Reports and Other Communications

              The depositary will make available for inspection by ADR holders any written communications from Novartis that are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. If so requested by Novartis, the depositary will mail to ADR holders copies of such communications or, at its option, English translations or summaries thereof.

Fees and Expenses

              According to the Deposit Agreement, ADR holders may have to pay to the depositary, either directly or indirectly, fees or charges up to the amounts set forth below:

Category	Depositary actions	Associated Fee
Depositing or substituting underlying shares	Acceptance of Novartis shares surrendered, and issuance of Novartis ADSs in exchange, including surrenders and issuances in respect of:	$5.00 for each 100 Novartis ADSs (or portion thereof) evidenced by the new ADRs delivered
• Share distributions • Stock split • Rights • Merger • Exchange of shares or any other transaction or event or other distribution affecting the ADSs or the deposited shares
Withdrawing underlying shares	Acceptance of Novartis ADSs surrendered for withdrawal of deposited shares	$5.00 for each 100 Novartis ADSs (or portion thereof) evidenced by the Novartis ADSs surrendered
Selling or exercising rights	Distribution or sale of Novartis shares, the fee being in an amount equal to the fee for the execution and delivery of Novartis ADSs which would have been charged as a result of the deposit of such Novartis shares	$5.00 for each 100 Novartis ADSs (or portion thereof)
Transferring, splitting or grouping receipts	Transfers, combining or grouping of depositary receipts	$2.50 per Novartis ADS

Category	Depositary actions	Associated Fee
Expenses of the depositary	Expenses incurred on behalf of holders in connection with:

•       compliance with foreign exchange control regulations or any law or regulation relating to foreign investment

•       the depositary's or its custodian's compliance with applicable law, rule or regulation

•       stock transfer or other taxes and other governmental charges

•       cable, telex and facsimile transmission and delivery

•       expenses of the depositary in connection with the conversion of foreign currency into US dollars (which are paid out of such foreign currency)

•       any other charge payable by any of the depositary or its agents

Expenses payable at the sole discretion of the depositary by billing ADR holders or by deducting charges from one or more cash dividends or other cash distributions
Advance tax relief	Tax relief / reclamation process for qualified ADR holders	A depositary service charge of $0.0035 per Novartis ADS

              The fees described above may be amended from time to time. Novartis will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between Novartis and the depositary.

              The depositary has agreed to reimburse Novartis $3.5 million per year for expenses directly related to the Novartis ADR Program which were incurred during the year, including related legal fees, expenses related to investor relations in the US, US investor presentations, ADS-related financial advertising and public relations, fees and expenses of the depositary as administrator of the ADS Direct Plan, reasonable accountants' fees in relation to Novartis AG's Annual Report on Form 20–F, maintenance and broker reimbursement expenses. Because the expenses of Novartis related to these categories exceed $3.5 million, the $3.5 million cannot be deemed to have reimbursed Novartis for any particular expense. The depositary has further agreed to waive an annual maintenance fee of $50,000 associated with the administration of the Novartis ADR Program, and not to seek reimbursement of up to $50,000 of out-of-pocket expenses incurred annually in providing such administrative services. In addition, the depositary has agreed to reimburse Novartis for its annual NYSE listing fees incurred during the initial term of its agreement with the depositary.

              The depositary collects its fees for issuance and cancellation of Novartis ADSs directly from ADR holders depositing Novartis shares or surrendering Novartis ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to ADR holders by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees and expenses owing by such holder for those services or otherwise are paid.

Payment of Taxes

              ADR holders must pay any tax or other governmental charge payable by or on behalf of the custodian or the depositary with respect to the Novartis ADSs, any deposited securities underlying the Novartis ADSs or any distribution thereon. If an ADR holder owes any such tax or other governmental charge, the depositary may refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or (subject to the limitations described above in "—Deposit, Withdrawal and Cancellation") withdrawal of deposited securities. The depositary may also deduct the amount thereof from any cash distributions, or sell deposited securities and deduct the amount thereof from the net proceeds of such sale. The ADR holder will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of Novartis shares to reflect the sale and pay to the ADR holder any proceeds, or send to the ADR holder any property remaining after it has paid the taxes. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

Reclassifications, Recapitalizations and Mergers

              If Novartis takes certain actions that affect the deposited securities, including (i) any change in par value, split up, consolidation, cancellation or other reclassification of deposited securities, (ii) any distribution on the Novartis shares that is not distributed to the ADR holders or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of the assets of Novartis, then the cash, securities or other property received by the depositary will become deposited securities, and the depositary may choose to:

  •
  amend the form of ADR;

  •
  distribute additional or amended ADRs;

  •
  sell any securities or property received and distribute the proceeds as cash; or

  •
  treat the cash, securities or other property it receives as part of the deposited securities, and each Novartis ADS will automatically represent a pro rata interest in such property.

Amendment and Termination

              Novartis may agree with the depositary to amend the Deposit Agreement and the Novartis ADSs without the consent of any ADR holder for any reason. ADR holders will be given notice at least 30 days before any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which prejudices any substantial existing right of ADR holders. If an ADR holder continues to hold Novartis ADSs after being so notified of these changes, that ADR holder is deemed to agree to that amendment and be bound by the ADRs and the Deposit Agreement as amended. An amendment can become effective before notice is given if necessary to ensure compliance with a new law, rule or regulation.

              The depositary may, and will at the written direction of Novartis, terminate the Deposit Agreement and the ADRs issued pursuant thereto, provided that the depositary mail notice of such termination at least 30 days prior to the date fixed for termination. After termination, the depositary's only responsibilities will be to deliver deposited securities to ADR holders who surrender their ADRs and to hold or sell distributions received on deposited securities. Six months after the termination date, the depositary will sell the remaining deposited securities and will hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sales, the depositary will have no obligations except to account for the proceeds and other cash.

Limitations on Obligations and Liability to ADR Holders

Limits on the obligations of Novartis and the obligations of the depositary; limits on liability to ADR holders and holders of Novartis ADSs

              The Deposit Agreement expressly limits the obligations and liability of the depositary, Novartis and their respective agents. Neither Novartis nor the depositary nor any such agent will be liable if any of them:

  •
  is prevented, forbidden or delayed by present or future law or circumstances beyond their control from performing their obligations under the Deposit Agreement;

  •
  exercises or fails to exercise discretion under the Deposit Agreement or the Novartis ADSs issued pursuant thereto;

  •
  performs its obligations without gross negligence or bad faith;

  •
  takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered ADR holder, or any other person believed by it to be competent to give such advice or information; or

  •
  relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

              Neither the depositary nor Novartis, nor any of their respective agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. The depositary and its agents will not be responsible for failing to carry out instructions to vote any of the deposited securities, for the manner in which the deposited securities are voted or for the effect of the vote. Novartis has agreed to indemnify the depositary and its agents under certain circumstances and the depositary and its agents have agreed to indemnify Novartis under certain circumstances.

              The depositary and its agents may own and deal in deposited securities and in ADRs.

Requirements for Depositary Actions

              Prior to the issue, registration, registration of transfer, split-up, combination or cancellation of any ADRs, the delivery of any distribution in respect thereof or (subject to the limitations described above in "—Deposit, Withdrawal and Cancellation") the withdrawal of any deposited securities, the depositary and its custodian may require:

  •
  payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the Deposit Agreement;

  •
  the production of proof satisfactory to the depositary and/or its custodian of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing shares and terms of the Deposit Agreement and the ADRs, as it may deem necessary or proper; and

  •
  compliance with such regulations as the depositary may establish consistent with the Deposit Agreement.

              The issuance of ADRs, the acceptance of deposits of Novartis shares, the registration, registration of transfer, split-up or combination of ADRs or (subject to the limitations described above in "—Deposit, Withdrawal and Cancellation") the withdrawal of shares may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary and Novartis.

Disclosure of Interest in Novartis ADSs

              By holding ADRs, ADR holders agree to comply with all provisions governing any deposited securities that may require disclosure of or impose limits on beneficial or other ownership of deposited securities (including those limits described in "—Voting Rights" above), other shares and other securities or may provide for blocking transfer, voting or other rights and to cooperate with the depositary in the depositary's compliance with any Novartis instruction in respect thereof. The depositary will use reasonable efforts to comply with such Novartis instructions.

Books of Depositary

              The depositary or its agent will maintain at a designated transfer office in New York, New York, a register for the registration, registration of transfer, combination and split-up of ADRs, which will include the depositary's direct registration system. ADR holders may inspect such records at the transfer office at all reasonable times for the purpose of communicating with other holders in the interest of the business of Novartis or a matter relating to the Deposit Agreement. The register may be closed from time to time when deemed expedient by the depositary or when requested by Novartis. The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of Novartis ADSs

              The depositary may issue Novartis ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the Novartis ADS. The depositary may pre-release Novartis ADSs only if:

  •
  the pre-released Novartis ADSs are fully collateralized (marked to market daily); and

  •
  each recipient of pre released Novartis ADSs agrees in writing that he or she:

  •
  owns the underlying shares,

  •
  assigns all rights in such shares to the depositary,

  •
  holds such shares for the account of the depositary, and

  •
  will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

              In general, the number of pre-released Novartis ADSs may not evidence more than 20% of all Novartis ADSs outstanding at any given time (excluding those evidenced by pre-release Novartis ADSs). However, the depositary may, with the prior consent of Novartis, change such limit. The depositary may retain for its own account any earnings on collateral for pre-release Novartis ADSs and its charges for issuance thereof.

 COMPARISON OF RIGHTS OF NOVARTIS AND ALCON SHAREHOLDERS

              The rights of Alcon shareholders are currently governed by Swiss law and the Articles of Association of Alcon. The rights of shareholders of Novartis are currently governed by Swiss law and the Articles of Incorporation of Novartis. Upon completion of the merger, the rights of Alcon shareholders who become shareholders of Novartis in the merger will be governed by Swiss law and the Articles of Incorporation of Novartis. While both Novartis and Alcon are companies organized under the laws of Switzerland, and accordingly, the shareholder rights of both companies are governed by Swiss law, there are certain differences between the rights of Alcon shareholders and the rights of shareholders of Novartis or Novartis ADSs, due to differences between the Articles of Association and Articles of Incorporation of Alcon and Novartis, respectively. The following discussion explains the material differences between the current rights of Alcon shareholders and the rights they will have as shareholders of Novartis if they receive Novartis shares in the merger. The following comparison of shareholders' rights is necessarily a summary and is not intended to identify immaterial differences that may exist. This summary is qualified in its entirety by reference to Swiss law, the Articles of Association of Alcon and the Articles of Incorporation of Novartis.

Shareholder Registration

              Acquirors of Alcon shares are recorded upon request in the Alcon share register as shareholders with voting rights. The Alcon Board may record nominees who hold shares in their own name, but for account of third parties, as shareholders of record in the Alcon share register.

              Acquirors of Novartis shares are recorded upon request in the Novartis share register as shareholders with voting rights. The Novartis Board may register nominees with the right to vote in the Novartis share register to the extent of up to 0.5% of the registered share capital of Novartis as set forth in the commercial register. Novartis shares held by a nominee that exceed this limit may be registered in the Novartis share register if the nominee discloses the names, addresses and the number of Novartis shares of the persons for whose account it holds 0.5% or more of the registered share capital of Novartis as set forth in the commercial register. For purposes of the preceding sentence, nominees are persons who do not explicitly declare in the request for registration to hold the Novartis shares for their own account and with whom the Novartis Board has entered into a corresponding agreement. No person or entity (including persons or entities who hold some or all of their Novartis shares through nominees) will be registered with the right to vote for more than 2% of the registered share capital of Novartis as set forth in the commercial register. The restriction in the foregoing sentence is subject in particular cases to exemptions allowed by the Novartis Board and Article 685d of the Swiss Code of Obligations. Corporate bodies and partnerships or other groups of persons or joint owners who are interrelated to one another through capital ownership, voting rights, uniform management or otherwise linked as well as individuals or corporate bodies and partnerships who act in concert to circumvent the regulations concerning the limitation of participation or the nominees (especially as syndicates), shall be treated as one single person for the provisions of this paragraph.

Proxy Voting

              An Alcon shareholder registered in the Alcon share register may be represented at general meetings of Alcon shareholders by a proxy who needs not to be an Alcon shareholder.

              A shareholder of Novartis may only be represented at general meetings of shareholders of Novartis by his legal representative, another shareholder of Novartis with the right to vote, the corporate proxy, the independent proxy or by a depositary.

Powers of the General Meetings

              The general meeting of Alcon shareholders may appoint a special auditing firm entrusted with the examinations required under applicable law in connection with capital increases. The general meeting of shareholders of Novartis has no equivalent appointment power.

              The general meeting of shareholders of Novartis holds a consultative vote on the compensation system of Novartis. The vote takes place before every significant change to the compensation system, but at least every third annual general meeting of shareholders of Novartis. The general meeting of Alcon shareholders has no equivalent consultative vote.

              The foregoing is not an exhaustive list of the powers of the respective general meetings of the Novartis and Alcon shareholders.

ABOUT THIS PROSPECTUS

              No person has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this prospectus, and, if given or made, such information must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any circumstances in which such offer or solicitation is unlawful. Neither the mailing of this prospectus nor the issuance by Novartis of Novartis shares or Novartis ADSs in connection with the merger shall, under any circumstances, create any implication that there has been no change in the affairs of Novartis or Alcon since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date.

              References in this prospectus to "Alcon" refer to Alcon, Inc., a company organized under the laws of Switzerland, and, unless the context otherwise requires, to its affiliates. References in this prospectus to "Novartis" refer to Novartis AG, a company organized under the laws of Switzerland, and, unless the context otherwise requires, to its affiliates (other than Alcon).

              References in this prospectus to "US dollars," "$" or "USD" are to the lawful currency of the United States of America, and references to "CHF" or "Swiss francs" are to the lawful currency of Switzerland; references to the "United States" or to "US" are to the United States of America.

              Information contained in this prospectus regarding Novartis has been provided by Novartis and information contained in this prospectus regarding Alcon has been provided by Alcon.

              The distribution or possession of the prospectus in or from certain jurisdictions may be restricted by law. You should inform yourself about and observe any such restrictions, and neither Novartis nor Alcon accepts any liability in relation to any such restrictions.

WHERE YOU CAN FIND MORE INFORMATION

              Each of Novartis and Alcon file annual reports with and furnish other reports and information to the SEC. You may read and copy any document Novartis or Alcon files with or furnishes to the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain documents Novartis and Alcon file with or furnish to the SEC on the SEC website at www.sec.gov. The address of the SEC's website is provided solely for the information of prospective investors and is not intended to be an active link. Please visit this website or call the SEC at 1-800-732-0330 for further information about its public reference room. Reports and other information concerning the business of Novartis and Alcon may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

              Novartis has filed a registration statement on Form F–4, including the exhibits and annexes thereto, with the SEC under the Securities Act, to register the Novartis shares that Alcon shareholders will receive in connection with the merger. This prospectus is a part of that registration statement and is a prospectus of Novartis as well as an invitation to the annual general meeting of Alcon shareholders. Novartis may also file amendments to the registration statement. This prospectus does not contain all of the information set forth in the registration statement, and some parts have been omitted in accordance with the rules and regulations of the SEC.

              JPMorgan Chase Bank N.A., as the depositary, has filed a separate registration statement on Form F–6 (Registration No. 333-162725) with the SEC for the registration of the Novartis ADSs that Alcon shareholders will receive in connection with the merger.

              You should read the two registration statements on Form F-4 and Form F-6 and the exhibits and schedules filed with those registration statements as they contain important information about Novartis and Alcon and the Novartis shares and Novartis ADSs.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

              The SEC allows Novartis to "incorporate by reference" certain information filed with or furnished to the SEC, which means that Novartis can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. With respect to this prospectus but not with respect to any corresponding Schedule 13E–3, information that Novartis or Alcon later file with or furnish to the SEC and that is incorporated by reference will automatically update and supersede information in this prospectus and information previously incorporated by reference into this prospectus.

              Each document incorporated by reference into this prospectus is current only as of the date of such document, and the incorporation by reference of such document is not intended to create any implication that there has been no change in the affairs or Novartis or Alcon since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in another document that is incorporated by reference into this prospectus at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

              This prospectus incorporates by reference the documents listed below, which Novartis and Alcon have previously filed with or furnished to the SEC. These documents contain important information about Novartis and Alcon and their financial condition, business and results.

              Novartis Filings (SEC file number 001-15024):

  •
  Novartis AG's Annual Report on Form 20–F for the year ended December 31, 2010;

  •
  Novartis AG's Report on Form 6–K furnished to the SEC on February 22, 2011 (Results of 2011 Annual General Meeting); and

  •
  The descriptions of the Novartis shares and Novartis ADSs contained in Novartis AG's Annual Report on Form 20–F for the year ended December 31, 2010.

              Alcon Filings (SEC file number 001-31269):

  •
  Alcon, Inc.'s Annual Report on Form 20–F for the year ended December 31, 2009;

  •
  Alcon, Inc.'s Report on Form 6–K furnished to the SEC on April 27, 2010 (Q1 2010 Financial Report);

  •
  Alcon, Inc.'s Report on Form 6–K furnished to the SEC on April 27, 2010 (Q1 2010 Earnings Release);

  •
  Alcon, Inc.'s Report on Form 6–K furnished to the SEC on May 27, 2010 (Results of Shareholder Votes at 2010 Annual General Meeting);

  •
  Alcon, Inc.'s Report on Form 6–K furnished to the SEC on July 8, 2010 (Creation and Funding of Litigation Trust);

  •
  Alcon, Inc.'s Report on Form 6–K furnished to the SEC on July 9, 2010 (Acquisition of LenSx, Inc.);

  •
  Alcon, Inc.'s Report on Form 6–K furnished to the SEC on July 27, 2010 (Q2 2010 Financial Report);

  •
  Alcon, Inc.'s Report on Form 6–K furnished to the SEC on July 27, 2010 (Q2 2010 Earnings Release);

  •
  Alcon, Inc.'s Report on Form 6–K furnished to the SEC on August 17, 2010 (Results of Shareholder Votes at Extraordinary General Meeting);

  •
  Alcon, Inc.'s Report on Form 6–K furnished to the SEC on August 26, 2010 (Acquisition by Novartis);

  •
  Alcon, Inc.'s Report on Form 6–K furnished to the SEC on October 12, 2010 (Amendment to Organizational Regulations);

  •
  Alcon, Inc.'s Report on Form 6–K furnished to the SEC on October 21, 2010 (Q3 2010 Earnings Release);

  •
  Alcon, Inc.'s Report on Form 6–K furnished to the SEC on October 29, 2010 (Q3 2010 Financial Report);

  •
  Alcon, Inc.'s Report on Form 6–K furnished to the SEC on December 15, 2010 (Novartis Merger Announcement);

  •
  Alcon, Inc.'s Report on Form 6–K furnished to the SEC on January 27, 2011 (Q4 2010 Earnings Release);

  •
  Alcon, Inc.'s Report on Form 6–K furnished to the SEC on February 2, 2011 (Audited Consolidated Financial Statements for the year ended December 31, 2010);

  •
  Alcon, Inc.'s Report on Form 6–K furnished to the SEC on February 10, 2011 (Amendment to Articles of Association);

  •
  Alcon, Inc.'s Report on Form 6–K furnished to the SEC on February 15, 2011 (2010 Business Report); and

  •
  The description of the Alcon shares contained in Alcon, Inc.'s registration statement on Form 8-A dated March 14, 2002.

              With respect to this prospectus, but not with respect to any corresponding Schedule 13E–3, Novartis also incorporates by reference the following documents that Novartis or Alcon may file with or furnish to the SEC from the date of this prospectus until the date of the annual general meeting of Alcon shareholders:

  •
  Reports filed under Section 13(a), 13(c) or 15(d) of the US Securities Exchange Act of 1934, as amended; and

  •
  Reports filed or furnished on Form 6–K by Novartis or Alcon that indicate that they are incorporated by reference into this prospectus.

              You may obtain copies of these documents in the manner described above under "Where You Can Find More Information". You may also request copies of these documents (excluding exhibits) at no cost by contacting Novartis or Alcon, as applicable, as follows:

For Novartis Filings:

Novartis International AG Investor Relations P.O. Box CH - 4002 Basel Switzerland Tel: +41 61 324 79 44 Fax: +41 61 324 84 44 E-mail: investor.relations@novartis.com	Novartis Corporation Investor Relations One South Ridgedale Avenue East Hanover, NJ 07936 USA Tel: +1 212 307 1122 Fax: +1 212 830 2405 E-mail: investor.relations@novartis.com

For Alcon Filings:

Alcon Laboratories, Inc. Investor Relations 6201 South Freeway, MCT7-5 Fort Worth, Texas, 76134-2099 USA Tel: +1 800 400 8599 E-mail: investor.relations@alconlabs.com

LIMITATIONS ON ENFORCEMENT OF US LAWS

              Because Novartis and Alcon are Swiss companies headquartered in Switzerland, many of their directors and executive officers (as well as certain directors, managers and executive officers of the finance subsidiaries), and certain experts named in this prospectus, reside outside the United States. As a result, it may be difficult for you to serve legal process on Novartis, Alcon or the directors and executive officers of Novartis and Alcon (as well as certain directors, managers and executive officers of certain finance subsidiaries) or have any of them appear in a US court. In addition, US investors may find it difficult in a lawsuit based on the civil liability provisions of the US federal securities laws to enforce in US courts or outside the US judgments obtained against those persons in US courts, to enforce in US courts judgments obtained against those persons in courts in jurisdictions outside the US, or to enforce against those persons in Switzerland, whether in original actions or in actions for the enforcement of judgments of US courts, civil liabilities based solely upon the US federal securities laws.

LEGAL MATTERS

              The validity of the Novartis shares offered by this prospectus will be passed upon for Novartis by Bär & Karrer AG. Novartis has been advised as to certain matters of US law by Allen & Overy LLP.

EXPERTS

              The consolidated financial statements of Novartis and management's assessment of the effectiveness of internal control over financial reporting (which is included in management's report on internal control over financial reporting) incorporated in this prospectus by reference to Novartis AG's

Annual Report on Form 20–F for the year ended December 31, 2010 have been so incorporated in reliance upon the report of PricewaterhouseCoopers AG, Switzerland, an independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

              The consolidated financial statements of Alcon, Inc. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference into this prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference into this prospectus, and upon the authority of said firm as experts in accounting and auditing.

Annex A: Merger Agreement

Merger Agreement
Of	December 14, 2010
Between

Novartis AG

Company Number CH-270.3.002.061-2

Lichtstrasse 35
CH-4056 Basel
Switzerland

a company limited by shares (Aktiengesellschaft) pursuant to art. 620 ff. CO having its seat in Basel (hereinafter "Novartis")
And

Alcon, Inc.

Company Number CH-170.3.017.372-9

Bösch 69
CH-6331 Hünenberg
Switzerland

a company limited by shares (Aktiengesellschaft) pursuant to art. 620 ff. CO having its seat in Hünenberg (hereinafter "Alcon")

(each a "Party" and together the "Parties")

1	Merger		A-1
	1.1	Agreement to Merge	A-1
	1.2	Merger Report and Merger Balance Sheet	A-1
2	Exchange of Alcon Shares for Merger Consideration		A-2
	2.1	Merger Consideration	A-2
	2.2	Implementation of the Exchange	A-3
	2.3	Treatment of Certain Share Capital and Equity	A-4
	2.4	Share Register	A-5
	2.5	Cessation of Trading in Shares of Alcon	A-6
3	Listing and Registration of Novartis Shares and Novartis ADSs		A-6
	3.1	Listing of Novartis Shares	A-6
	3.2	Listing of Novartis ADSs	A-6
	3.3	Registration of Novartis Shares	A-6
4	Shareholders' Meetings		A-6
	4.1	Shareholders' Meeting of Novartis	A-6
	4.2	Shareholders' Meeting of Alcon	A-7
5	Interim Covenants		A-7
	5.1	Merger Audit	A-7
	5.2	Listing	A-7
	5.3	Conduct of Business	A-7
	5.4	Announcements	A-8
	5.5	Consultation of Employees	A-9
	5.6	Third Party Claims in Connection with the Merger	A-9
	5.7	Amendments to Alcon Incentive Plans	A-9
	5.8	Alcon Dividend	A-9
	5.9	Alcon Litigation Trust	A-9
	5.10	Directors' and Officers' Insurance	A-10
	5.11	Further Assurances	A-10
	5.12	Swiss Withholding Tax	A-10
6	Validity and Completion		A-10
	6.1	Effectiveness of the Merger Agreement	A-10
	6.2	Subsequent Material Changes	A-10
	6.3	Conditions Precedent to the Merger	A-11
	6.4	Applications to the Commercial Register	A-11

	6.5	Completion	A-11
	6.6	Termination of the Merger Agreement	A-11
7	Miscellaneous		A-12
	7.1	Confidentiality	A-12
	7.2	Notices	A-12
	7.3	Costs	A-12
	7.4	Modifications and Amendments, Right to Amend, Joint Negotiation	A-12
	7.5	Severability	A-13
	7.6	Non-Assignment	A-13
	7.7	Applicable Law and Jurisdiction	A-13
	7.8	Jurisdiction on Shareholders' Claims	A-13

Exhibits

Exhibit 1.2(b)(i)	Merger balance sheet of Novartis AG as of 30 September 2010
Exhibit 1.2(b)(ii)	Merger balance sheet of Alcon, Inc. as of 30 September 2010
Exhibit 2.2(a)	Settlement Procedures
Exhibit 2.3(d)	Equity Awards granted under the Alcon Incentive Plan

  WHEREAS, Novartis proposed that Alcon merge into Novartis;

  WHEREAS the Parties then negotiated the terms of this merger agreement (the "Merger Agreement");

  WHEREAS, the Independent Director Committee of the Alcon Board has recommended that the Alcon Board approve the Merger Agreement; and

  WHEREAS the boards of directors of both Parties have approved the execution of this Merger Agreement on the date hereof.

  NOW, THEREFORE, the Parties agree to enter into this Merger Agreement:

   1   Merger

1.1
Agreement to Merge

  The Parties hereby agree that Novartis and Alcon shall merge pursuant to art. 3 para. 1 lit. a and art. 4 para. 1 lit. a of the Swiss Federal Act on Mergers, Demergers, Conversion and Transfer of Assets and Liabilities (the "Merger Act") (merger by absorption between two companies limited by shares) and in accordance with this Merger Agreement (hereinafter the "Merger"). Novartis shall be the acquiring company which shall continue to operate, and Alcon shall be the transferring company which shall be dissolved upon Completion (as defined below). By operation of law, Alcon's assets, liabilities and contracts shall be transferred to Novartis in their entirety (Universalsukzession).

1.2
Merger Report and Merger Balance Sheet

a)
Merger Report

  The Novartis board of directors (the full board of directors of Novartis being referred to herein as the "Novartis Board") and the Alcon board of directors (the full board of directors of Alcon being referred to herein as the "Alcon Board") shall approve a joint merger report as set forth in art. 14 Merger Act (the "Merger Report") as soon as practicable but no later than on 19 January 2011.

b)
Merger Balance Sheet

  The Merger shall be implemented on the basis of the non-consolidated, non-audited interim balance sheets (Zwischenabschlüsse), prepared under Swiss statutory accounting principles as of 30 September 2010 of Novartis and of Alcon, respectively (attached hereto as Exhibit 1.2(b)(i) and Exhibit 1.2(b)(ii), respectively, each a "Merger Balance Sheet"). Each Merger Balance Sheet shall be superseded for purposes of this Merger Agreement by an audited balance sheet of Novartis or of Alcon, as the case may be, dated 31 December 2010 when such audited balance sheet becomes available, whereupon such audited balance sheet shall become the applicable Merger Balance Sheet.

  The Merger Consideration (as defined in section 2.1(a) (Stock Consideration and Put Option)) is not based on the Merger Balance Sheets but based on the factors enumerated in section 2.1(d) (Basis for Determining Merger Consideration). In the event that Completion (as described in section 6.5 (Completion)) occurs more than six months after the closing date of the Merger Balance Sheets, the Merger Balance Sheets shall be replaced by updated balance sheets (the "Updated Merger Balance Sheets") in accordance with art. 11 Merger Act.

c)
Effective Date Agreed between the Parties

  Upon the completion and effectiveness of the Merger ("Completion") and for the purpose of the non-consolidated financial statements of Novartis, the assets and liabilities of Alcon shall be booked in the Novartis non-consolidated balance sheet pursuant to Alcon's Merger Balance Sheet or Alcon's Updated Merger Balance Sheet, as the case may be, with retroactive effect as from and including January 1, 2011, or the relevant later date as agreed by the Parties hereto, and all acts and operations of Alcon as from such date shall be deemed to be conducted for Novartis' account and shall be recorded in the non-consolidated financial statements of Novartis.

   2   Exchange of Alcon Shares for Merger Consideration

2.1
Merger Consideration

a)
Stock Consideration and Put Option

  In the Merger, the shareholders of Alcon (with the exception of Novartis) shall receive for each registered Alcon Share with a nominal value of CHF 0.20 (each, an "Alcon Share") issued and outstanding immediately prior to Completion the merger consideration described below (the "Merger Consideration"). The Merger Consideration shall have a value, determined in accordance with the definitions below, of USD 168 and shall be composed of:

  (i) the right to receive from Novartis a number of Novartis Shares (the "Stock Consideration") equal to the Exchange Ratio (as defined below); and

  (ii) the right to receive from Novartis a cash-settled, non-transferable put option (the "Put Option") exercisable for an amount equal to the Contingent Value Amount (as defined in section 2.1(b) (Determination of the Merger Consideration)), without interest.

  The Parties have concluded, after seeking financial and legal advice, that the parameters of art. 7 para. 2 Merger Act are met with respect to the Merger Consideration.

b)
Determination of the Merger Consideration

  The exchange ratio shall be the quotient, rounded to the nearest ten thousandth, or if there shall not be a nearest ten thousandth, the higher ten thousandth, obtained by dividing USD 168 by the Novartis Share Value (the "Exchange Ratio"); provided that the Exchange Ratio shall not be greater than 2.8; provided, further, that if the Novartis Share Value is less than USD 60, then the Exchange Ratio shall be the sum of (x) 2.8 plus (y) the Dividend Adjustment Factor.

  The "Dividend Adjustment Factor" shall mean the quotient of (x) the product of (i) the Dividend Value Adjustment multiplied by (ii) 2.8 divided by (y) the Novartis Share Value.

  The "USD Dividend Value" shall mean the amount of any Novartis cash dividend declared or paid after the date of this Merger Agreement (including the 2010 Novartis Annual Dividend) and on or prior to the Completion Date (as defined in section 6.5 (Completion)) per Novartis Share in Swiss Francs converted into US dollars on the basis of the USD/CHF spot rate prevailing at 4:30 pm (London time) on the last day of the Measurement Period (as defined in the definition of "Novartis Share Value") reported on the Bloomberg Professional Service under function "BFIX."

  The "Dividend Value Adjustment" shall mean the lesser of (i) the USD Dividend Value and (ii) USD 60 minus the Novartis Share Value.

  The "2010 Novartis Annual Dividend" means the dividend with respect to Novartis Shares to be approved at the Novartis annual general meeting in 2011.

  The "Novartis Share Value" means the average of the Daily Novartis Share Values for each of the ten (10) Trading Days ending on (and including) the Trading Day prior to the date of the Alcon Shareholders' Meeting (such ten (10) Trading Days, the "Measurement Period") weighted by the total volume of trading in Novartis Shares as reported on the NOVN.VX VWAP page on the Bloomberg Professional Service each such Trading Day.

  The "Daily Novartis Share Value" means, for any Trading Day, the Daily Novartis VWAP for such Trading Day converted into US dollars on the basis of the USD/CHF London spot rate prevailing at 4:30 pm (London time) for such Trading Day reported on the Bloomberg Professional Service under function "BFIX" minus, for any Trading Day prior to the Ex-Dividend Date for any Novartis cash dividend declared or paid after the date of this Merger Agreement and on or prior to the Completion Date, the USD Dividend Value.

  The "Daily Novartis VWAP" means, for any Trading Day, the per share volume-weighted average price of Novartis Shares as reported on the NOVN.VX VWAP page (which prices are displayed in Swiss Francs) on the Bloomberg Professional Service in respect of the period from the open of trading on the relevant Trading Day to the close of such Trading Day.

  The "Ex-Dividend Date" means the date on which Novartis Shares first trade on the SIX Swiss Exchange without the right to the applicable dividend.

  The "Stock Consideration Value" means the product of (x) the Exchange Ratio and (y) the Novartis Share Value.

  The "Contingent Value Amount" means an amount in US dollars equal to USD 168 minus the Stock Consideration Value. If the Stock Consideration Value is equal to or above USD 168, the Contingent Value Amount shall be zero.

  "Trading Day" means a date on which trading occurs on the SIX Swiss Exchange.

  "Novartis Shares" mean ordinary shares of Novartis with a nominal value of CHF 0.50 each.

c)
Adjustment of Merger Consideration

  The Merger Consideration shall be adjusted to reflect the economic effect of any share split, share combination, subdivision, reclassification, stock dividend, exchange of shares or similar transaction with respect to Alcon Shares or Novartis Shares that (i) is approved after the date hereof but prior to Completion and (ii) is entered into the commercial register, or has a record or effective date that occurs during such period.

d)
Basis for Determining Merger Consideration

  The Merger Consideration was agreed by the Parties after negotiations based on a variety of different factors including market capitalization and fundamental values of both companies and the proposed terms of the Merger Agreement including the structure of the merger consideration. Prior to the execution of this Merger Agreement, the Alcon Board and the Novartis Board received and considered fairness opinions with respect to the Merger Consideration.

2.2
Implementation of the Exchange

a)
Appointment and Duties of Exchange Agent

  Novartis shall appoint an Exchange Agent (the "Exchange Agent") to implement the exchange of Alcon Shares for Merger Consideration in accordance with the terms set out in the agreement between Novartis and the Exchange Agent and this Merger Agreement, including Exhibit 2.2(a). Novartis will, to this effect, use reasonable best efforts to ensure that the Merger Consideration is credited to the Exchange Agent as promptly as practicable following Completion.

  Alcon shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified in this Merger Agreement and as specified in any agreement with the Exchange Agent.

b)
Entitlement of Alcon Shareholders and Settlement

  The right to receive the Merger Consideration shall vest by operation of law in those record holders of Alcon Shares (each, an "Alcon Shareholder" and collectively, the "Alcon Shareholders") who hold Alcon Shares at Completion.

  Alcon Shareholders can, by returning a properly completed form of election ("Form of Election") to the Exchange Agent not later than five (5) Trading Days prior to the Alcon Shareholders' Meeting, elect to receive either Novartis Shares (listed on the SIX Swiss Exchange) or an equivalent number of receipts representing Novartis American Depository Shares (listed on the New York Stock Exchange), each Novartis American Depository Share representing one registered Novartis Share (hereinafter each a "Novartis ADS"). The number of Novartis ADSs to be received by any Alcon Shareholder who does not receive Novartis Shares is therefore equal to the number of Novartis Shares otherwise issuable to such Alcon Shareholder in accordance with Section 2.1.

  In case no Form of Election is received, Alcon Shareholders with a registered address in Switzerland shall receive the Stock Consideration in the form of Novartis Shares; Alcon Shareholders with a registered address outside of Switzerland shall receive the Stock Consideration after Completion in the form of Novartis ADSs.

c)
Settlement of Fractions

  Each shareholder of record of Alcon (but not, for the avoidance of doubt, any beneficial owner of Alcon Shares) who, based on its shareholding at Completion and on the Merger Consideration, does not receive an integral number of Novartis Shares or Novartis ADSs shall receive rights corresponding to the resulting fraction (each a "Fraction Right"). The Exchange Agent shall (i) receive all Novartis Shares or Novartis ADSs not used for the share exchange in the Merger because of the existence of Fraction Rights and (ii) sell such shares or ADSs on behalf of the holders of Fraction Rights (on the SIX Swiss Exchange or the New York Stock Exchange, as applicable) and pass on the proceeds to such shareholders of record of Alcon in cash. This sale shall occur during a period of three Trading Days after Completion, as determined by Novartis in a manner reasonably designed to achieve the highest possible sale price.

d)
Exercise of Put Option

  In the event that the Stock Consideration Value is less than USD 168, the Exchange Agent shall exercise all Put Options included in the Merger Consideration pursuant to section 2.1(a)(ii) (Stock Consideration and Put Option), and (if the Put Options are so exercised) the Exchange Agent shall in accordance with section 2.2(a) (Appointment and Duties of Exchange Agent) pay an amount in cash payable in USD equal to the applicable Contingent Value Amount per Alcon Share (net of applicable Swiss withholding tax) as part of the Merger Consideration in satisfaction of section 2.1(a)(ii) (Stock Consideration and Put Option). Each outstanding Put Option shall terminate and be of no further force and effect (i) following the payment of the Merger Consideration or (ii) in the event the Stock Consideration Value is greater than or equal to USD 168.

2.3
Treatment of Certain Share Capital and Equity

a)
Alcon Shares Held by Novartis

  The Alcon Shares that Novartis holds shall not be exchanged in the Merger, and such Alcon Shares shall be cancelled upon Completion.

b)
Alcon Shares Held by Alcon

  The Alcon Shares that Alcon or any of its subsidiaries hold shall be exchanged in the Merger and the Novartis Shares so issued in connection therewith may be used by Novartis upon effectiveness of the Merger in the exchange as described in section 2.2 (Implementation of the Exchange) to the extent these Novartis Shares are held by Alcon.

c)
Novartis Shares Held by Alcon

  Any Novartis Shares that Alcon or any of its subsidiaries may hold at Completion shall be transferred to Novartis by operation of the Merger.

d)
Equity Awards Granted under Alcon Incentive Plan

  After Completion, all Awards (the "Awards") as defined in and outstanding under the Amended 2002 Alcon Incentive Plan (the "Incentive Plan") shall be (upon exercise or vesting as applicable) settled in the form of Novartis Shares instead of Alcon Shares and shall be structured so that the beneficiaries shall receive for each Alcon Share otherwise issuable the Merger Consideration as determined in accordance with the procedures set forth in Exhibit 2.3(d) whereby any cash component of the Merger Consideration (including cash payable upon exercise of the Put Option) shall be substituted by a number of Novartis Shares based on the Novartis Share Value, pursuant to Exhibit 2.3(d). The Alcon Board shall make all necessary adjustments to the Awards to accomplish the foregoing.

e)
No Special Benefits to Directors and Members of Senior Management

  Save as otherwise provided herein, Alcon represents that other than (i) in the ordinary course of business consistent with past practice, or (ii) as approved by the Alcon Board prior to the date hereof, neither any member of the Alcon Board nor any member of senior management of Alcon has been awarded any compensation or benefits since December 31, 2009.

  Alcon represents that no member of the Alcon Board, nor any member of senior management, has received any actual or contingent compensation or benefits, the vesting or payment of which is contingent upon the Merger, or any severance payments in the event of a termination of employment at any time following Completion other than the vesting terms in the 2009 and 2010 Award agreements under the Incentive Plan and the 2011 Award agreements under the Incentive Plan to be entered into with respect to Awards for the performance year 2010 and the severance terms set out in individual employment agreements as set forth in a schedule delivered to Novartis on the date hereof.

  Alcon covenants that Alcon shall not enter into any new compensation or benefit arrangement with any director or member of senior management from and after the date hereof without the prior written consent of Novartis, other than in the ordinary course of business consistent with past practice, including the issuance of Awards for the performance year 2010, consistent with past practice, to be approved or ratified by the Alcon Board in February, 2011.

  Alcon represents that, other than as set forth in section 2.3(d) (Equity Awards Granted under Alcon Incentive Plan), no compensation or benefits shall become payable to any current or former director or employee of Alcon as a result of Completion other than the vesting terms in the 2009 and 2010 Award agreements under the Incentive Plan and the 2011 Award agreements under the Incentive Plan to be entered into with respect to Awards for the performance year 2010 and the severance terms set out in individual employment agreements as set forth in a schedule delivered to Novartis on the date hereof.

2.4   Share Register

  Novartis shall register in its share register any Alcon Shareholder who is duly registered with voting rights in the Alcon share register at Completion, subject to the Articles of Incorporation of Novartis.

  Applications for registration of Alcon Shareholders that are pending at Completion shall be treated in accordance with the Articles of Incorporation of Novartis.

  An Alcon Shareholder who fails to declare its beneficial ownership to Novartis may avail itself of nominee registration in accordance with art. 5 of the Articles of Incorporation of Novartis.

  The Novartis Shares issued to Alcon Shareholders in the Merger shall receive any future dividends paid by Novartis on the same basis as the Novartis Shares currently outstanding (other than with respect to dividends with an Ex-Dividend Date that is prior to Completion).

2.5   Cessation of Trading in Shares of Alcon

  At the opening of the first Trading Day following the approval by the Swiss Federal Commercial Registry Office (EHRA) of the entry in the journal (Tagesregistereintrag) of the Merger, trading in the shares of Alcon on the New York Stock Exchange shall be discontinued.

  3    Listing and Registration of Novartis Shares and Novartis ADSs

3.1   Listing of Novartis Shares

  Novartis shall use its reasonable best efforts to cause any Novartis Shares to be issued in the Merger (including Novartis Shares underlying Novartis ADSs) to be listed on the SIX Swiss Exchange in order to make such shares tradable as of the first Trading Day following the approval by the Swiss Federal Commercial Registry Office (EHRA) of the entry in the journal (Tagesregistereintrag) of the Merger.

3.2   Listing of Novartis ADSs

  Novartis shall use its reasonable best efforts to cause any newly issued Novartis ADSs to be issued in the Merger to be approved for listing on the New York Stock Exchange (the "NYSE"), as of the first date on which trading occurs on the NYSE following the approval by the Swiss Federal Commercial Registry Office (EHRA) of the entry in the journal (Tagesregistereintrag) of the Merger, subject to official notice of issuance.

3.3   Registration of Novartis Shares

  As soon as practicable following the date of this Merger Agreement, Novartis shall prepare and file with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form F-4 (the "Form F-4") with respect to the Novartis Shares to be issued in the Merger. Novartis shall use its reasonable best efforts as promptly as practicable to respond to any comments made by the SEC with respect to the Form F-4 and to have the Form F-4 declared effective under the Securities Act of 1933, as amended, as promptly as practicable after filing with the SEC. Novartis shall also take any action as it deems necessary (other than qualifying to do business in any jurisdiction in which it is not now so qualified) under any applicable foreign or state securities or "Blue Sky" laws and the rules and regulations thereunder in connection with the registration of the Novartis Shares. Alcon shall furnish as promptly as practicable such information concerning Alcon reasonably requested in connection with such actions or in connection with any other filing required under applicable law.

  If, prior to the Completion Date, any event occurs with respect to Alcon or its subsidiaries, or any change occurs with respect to other information supplied by Alcon to Novartis for inclusion in the Form F-4, that is required to be described in an amendment of, or a supplement to, the Form F-4, Alcon shall promptly notify Novartis of such event, and Alcon and Novartis shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form F-4.

  Novartis shall notify Alcon promptly of the receipt of any comments from the SEC or its staff, and of any request by the SEC or its staff for amendments or supplements to the Form F-4, to the extent such comments or requests address information pertaining to or provided by Alcon, including the proxy information of Alcon, and shall cooperate with Alcon to address any such comments or requests.

  4    Shareholders' Meetings

4.1   Shareholders' Meeting of Novartis

  The Novartis Board shall submit this Merger Agreement and related resolutions to a shareholders' meeting of Novartis on a date to be determined by Novartis in its sole discretion but in any event at the latest on the date following the date the Alcon Shareholders' Meeting (as defined in section 4.2) takes place. The Novartis Board shall recommend that Novartis shareholders approve all resolutions necessary in connection with this Merger Agreement.

4.2   Shareholders' Meeting of Alcon

  The Alcon Board shall submit (i) this Merger Agreement and related resolutions and (ii) a proposal to grant discharge to the current and former members of the Alcon Board for the financial year 2010 to a shareholders' meeting of Alcon on a date in accordance with the subsequent paragraph (the "Alcon Shareholders' Meeting"). Novartis shall vote or cause to be voted any Alcon Shares beneficially owned by it or any of its subsidiaries in favor of the approval of such resolutions at the Alcon Shareholders' Meeting; provided that the obligation to vote in favor of (i) the Merger-related resolutions shall not apply in the event that the Alcon Board recommends to the Alcon Shareholders not to approve the Merger or a Material Change (as defined in section 6.2. (Subsequent Material Changes)) has occurred irrespective of whether such a Material Change affects Novartis or Alcon and (ii) the discharge resolution is subject to no new material facts with respect thereto becoming known by the Alcon Board and the Novartis Board after the date hereof.

  Alcon shall (a) send an invitation to the Alcon Shareholders' Meeting as promptly as practicable but in no event later than two (2) days after the date on which the Form F-4 is declared effective or on such other date thereafter as may be agreed by the Parties, (b) convene the Alcon Shareholders' Meeting on the date that is twenty (20) Business Days (as such term is defined in the U.S. Securities Exchange Act of 1934, as amended) following delivery of the invitation or on such other date as the Parties may agree; (c) make this Merger Agreement, the Merger Report and all other documents required by law available for inspection by its shareholders at least thirty (30) days prior to the Alcon Shareholders' Meeting and (d) shall take all actions to ensure that (a), (b) and (c) of this paragraph will be performed in accordance with the terms herein, including but not limited to, reserving a venue for the Alcon Shareholders' Meeting.

  5    Interim Covenants

5.1   Merger Audit

  The Novartis Board and Alcon Board shall jointly appoint Ernst & Young as their joint auditor to conduct the audit of the Merger, as set forth in art. 15 Merger Act.

5.2   Listing

  In connection with section 3 (Listing and Registration of Novartis Shares and Novartis ADSs) herein, Alcon shall furnish any information and support requested by Novartis with respect to any listings of Novartis Shares on the SIX Swiss Exchange and Novartis ADSs on the NYSE and any filings with and clearance by the SEC.

5.3   Conduct of Business

  From the date hereof until the Completion Date (as defined in section 6.5 (Completion)), Alcon shall conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (x) preserve intact its present business organization, (y) keep available the services of its officers, employees and consultants and (z) maintain relationships with its customers, suppliers and others having significant business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Merger Agreement, without the prior written consent of Novartis (which consent shall not be unreasonably withheld), Alcon shall not, nor shall it permit any of its subsidiaries to do or permit to be done any of the following, save for the implementation of decisions taken or ratified by the Alcon Board prior to the date of this Agreement that are set forth on Exhibit 5.3 hereto:

  a)
  amend its Articles of Association (other than amendments of its Articles of Association reflecting the issuance of Alcon Shares in 2010 under the Incentive Plan), Organizational Regulations or any other organizational document (whether by merger, consolidation or otherwise);

  b)
  (i) issue, sell or otherwise deliver, or authorize the issuance, sale or other delivery of, any Alcon securities or securities of any of its subsidiaries, other than (aa) the issuance of Alcon Shares pursuant to Awards outstanding on the date hereof under the Incentive Plan, or (bb) the issuance of Awards for the performance year 2010, consistent with past practice, to be approved or ratified by the Alcon Board in February, 2011, or (ii) amend any term of any Alcon security or securities of any of its subsidiaries (whether by merger, consolidation or otherwise);

  c)
  (i) acquire any material assets or property other than (aa) in the ordinary course of business consistent with past practice or (bb) as required by contracts or agreements in effect on the date hereof; or (ii)(aa) sell, lease, license, dispose of or otherwise transfer any material assets or property, other than in the ordinary course of business consistent with past practice or as required by existing contracts or agreements in effect on the date hereof or (bb) sell, assign, license or otherwise transfer any material intellectual property owned by or licensed to Alcon except pursuant to contracts or agreements in effect on the date hereof;

  d)
  incur, guarantee or otherwise become liable for any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practice;

  e)
  create or incur any lien on any material assets or property other than in the ordinary course of business consistent with past practice;

  f)
  enter into any agreement or arrangement that limits or otherwise restricts in any material respect Alcon or any of its subsidiaries (or that could, after Completion, limit or otherwise restrict in any material respect Novartis, Alcon or any of their respective subsidiaries or any successor thereto) from engaging or competing in any line of business, in any location or with any person;

  g)
  (i) settle, or propose to settle, any action, suit, investigation, proceeding or claim that is material to Alcon and its subsidiaries taken as a whole or that relates to the transactions contemplated hereby or (ii) intentionally waive, release or assign any material right or claim;

  h)
  institute (i) any amendment or termination of any employee benefit plan, except as required by law, or adoption of any new employee benefit plan (it being understood that Alcon shall be at liberty to convert the former Nestlé pension plans, as part of the separation from Nestlé and within the committed timelines previously agreed to or to be agreed to by Nestlé and Alcon, into either (a) a free-standing Alcon pension plan, or (b) if agreed with Novartis, a Novartis pension plan) or any material individual employment, severance, change in control or consulting agreement (other than in the ordinary course of business consistent with past practice); or (ii) enter into any new labor or collective bargaining agreement or terminate any such existing agreement, except as required by law or by the terms thereof; or

  i)
  resolve, commit or agree to do any of the foregoing.

5.4   Announcements

  Except as required by applicable legal requirements or by the requirements of any stock exchange on which the securities of a Party hereto are listed, each Party shall provide reasonable prior notice to the other Party of any press release or public announcement in respect of this Merger Agreement or the transactions contemplated hereby or any other communication with the news media, and the Parties shall to the extent reasonably practicable consult with each other in good faith in order to reach agreement as to the form, timing and contents of any such press release, public announcement or disclosure.

5.5   Consultation of Employees

  The employees of Novartis and Alcon shall be informed and consulted by Novartis and Alcon, respectively, in accordance with art. 28 Merger Act.

5.6   Third Party Claims in Connection with the Merger

  If any person other than the Parties (such persons including but not limited to shareholders of a Party) raises claims against a Party, including but not limited to a member of the board of directors or the management of a Party in connection with the Merger, the Parties undertake to fully support and closely co-operate with each other in order to defend their position. Alcon shall not settle any such claim without the consent of Novartis.

5.7   Amendments to Alcon Incentive Plans

  Except as expressly permitted by this Merger Agreement or as required by applicable law, Alcon will not after the date of execution of this Merger Agreement (i) amend the Incentive Plan or the terms of any Awards outstanding under the Incentive Plan, (ii) issue any new Awards under the Incentive Plan or under any other benefit plan or scheme (other than the Awards for the performance year 2010, consistent with past practice, to be approved or ratified by the Alcon Board in February 2011) or (iii) otherwise exercise any permissible authority under section 5.6 of the Incentive Plan.

5.8   Alcon Dividend

  From the date hereof until the Completion Date, Alcon shall not, nor shall Alcon permit any of its subsidiaries to, split, combine or reclassify any Alcon Shares or declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its share capital except for dividends or other distributions payable by any wholly owned subsidiary of Alcon, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Alcon securities or securities of any of its subsidiaries. Alcon represents and warrants that neither Alcon nor any of its subsidiaries has taken any action or resolved to take any action since the date of Alcon's Merger Balance Sheet that would have violated this section 5.8 (Alcon Dividend) if such action or resolution had been taken after the date hereof.

5.9   Alcon Litigation Trust

  Alcon represents and warrants that upon execution of this Merger Agreement the trust (the "Alcon Litigation Trust") formed under the Alcon Litigation Trust Agreement dated as of July 7, 2010 by and between Alcon, as Grantor and Thomas G. Plaskett, Joan W. Miller and Lodewijk J. R. De Vink, as Trustees (the "Alcon Litigation Trust Agreement") shall have been terminated. Alcon further represents, warrants and undertakes that the Trust Property (as defined in the Alcon Litigation Trust Agreement) remaining at the termination of the Alcon Litigation Trust shall be paid over to Alcon within five (5) Trading Days following such termination and (i) that no amount of Trust Property shall be withheld, (ii) except as set forth on Exhibit 5.9, that no amount of Trust Property has been expended to date and (iii) that the Trustees of the Alcon Litigation Trust have irrevocably waived any claim to any future reimbursement, disbursement or refund of any amounts from the Alcon Litigation Trust.

5.10 Directors' and Officers' Insurance

  Novartis shall obtain or shall cause Alcon to obtain prior to Completion, effective as of Completion, "tail" insurance policies with a claims period of six years following Completion with at least the same coverage and amounts as the current policies of directors' and officers' liability insurance maintained by Alcon, in each case with respect to claims arising out of or relating to events that occurred before or at the Completion (including in connection with the transactions contemplated by this Merger Agreement); provided that in no event shall Novartis be required to expend or shall Alcon expend an annual premium for such coverage in excess of 300% of the last annual premium paid by Alcon for such insurance for the covered persons prior to the date hereof (which amount is set forth in a letter delivered to Novartis on the date hereof).

5.11 Further Assurances

  Subject to, and without limiting the generality of, each other term and condition set forth in this Merger Agreement, Novartis and Alcon shall cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Merger Agreement and applicable laws to cause Completion, and completion of the other transactions contemplated by this Merger Agreement, to occur as soon as practicable, including executing and delivering all such other agreements, certificates, instruments and documents as any Party reasonably may request in order to carry out the intent and accomplish the purposes of this Merger Agreement. Alcon shall further grant access to Novartis, subject to the requirements of Section 7.1 in case of a transfer of non-public information, to all information reasonably required by Novartis to prepare the integration of Alcon's business.

5.12 Swiss Withholding Tax

  Novartis shall use its best efforts to obtain within 30 days from the date hereof a tax ruling from the Swiss Federal Tax Administration confirming that the payment of the Contingent Value Amount to the Alcon Shareholders qualifies as a dividend for the purpose of the Swiss-American Double Taxation Treaty.

  To the extent that the Merger will result in a gain in nominal value (such gain, i.e. the amount of the aggregate nominal value of the Stock Consideration less the nominal value of one Alcon Share, the "Nominal Value Amount Increase"), the Swiss withholding tax due on the Nominal Value Amount Increase shall be borne and paid by Novartis, and the amount subject to withholding tax shall be grossed up accordingly (i.e. equal to approximately 153.8% of the Nominal Value Amount Increase).

   6   Validity and Completion

6.1   Effectiveness of the Merger Agreement

  This Merger Agreement shall be effective upon its execution.

6.2   Subsequent Material Changes

  If any material change (as defined under art. 17 Merger Act, "Material Change") occurs in the period between the execution of this Merger Agreement and the later to occur of the Novartis shareholders' meeting or the Alcon Shareholders' Meeting referred to in section 4 (Shareholders' Meetings), the Parties agree that they shall comply with the process set forth in art. 17 Merger Act (including apprising each other of any events that are reasonably likely to lead to a Material Change), and that (without prejudice to section 7.4 (Modifications and Amendments, Right to Amend, Joint

  Negotiation)) any action taken in connection therewith can only be taken by the Novartis Board or the Alcon Board, as the case may be.

  The Parties agree that they shall interpret any Material Change under art. 17 Merger Act as a change in the consolidated net assets of either Party of more than 10% of the market value of all outstanding shares of such Party, which market value shall be measured as of the date of execution of this Merger Agreement.

6.3   Conditions Precedent to the Merger

  Completion shall be subject to the following conditions precedent:

  a)
  Approval of this Merger Agreement and all related resolutions at the shareholders meetings of Alcon and Novartis;

  b)
  The SEC has declared the Form F-4 effective, and the SEC has not taken any action to suspend effectiveness;

  c)
  Approval of the SIX Exchange and the NYSE of the listing of any newly issued Novartis Shares and Novartis ADSs, respectively, in each case in accordance with section 3 (Listing and Registration of Novartis Shares and Novartis ADSs) above; and

  d)
  No order or injunction have been issued by any governmental authority or a competent court that (i) prohibits the completion of the Merger and (ii) is enforceable in Switzerland.

6.4   Applications to the Commercial Register

  The applications for the entry in the Commercial Register of Zug, in the case of Alcon, and the Commercial Register of Basel, in the case of Novartis, shall be filed by the respective Party on the later to occur date of the Alcon Shareholders' Meeting or the date of the Novartis shareholder meeting referred to in section 4.1 but in no event prior to the record date for payment of the 2010 Novartis Annual Dividend (or, if there is any other Novartis cash dividend declared or paid after the 2010 Novartis Annual Dividend that would be included in the definition of "USD Dividend Value", in no event prior to the record date for payment for such dividend).

6.5   Completion

  Subject to section 6.3 (Conditions Precedent to the Merger), Completion shall occur on the date (the "Completion Date") in which entries into the Commercial Register in respect to both Parties have been made.

6.6   Termination of the Merger Agreement

  Either Novartis (by decision of the Novartis Board) or Alcon (by decision of the Alcon Board) may terminate this Merger Agreement if the conditions precedent to the Merger specified in section 6.3 (Conditions Precedent to the Merger) above have not been satisfied by October 1, 2011 (the "Long Stop Date") other than as a result of the fault of the Party seeking termination.

  The termination of this Merger Agreement shall also terminate all rights and obligations arising out of this Merger Agreement, with the exception of (i) those under sections 7.3 (Costs), 7.7 (Applicable Law and Jurisdiction) and this section 6.6 (Termination of the Merger Agreement), which shall continue to be in full force and effect, as well as (ii) any claims for damages if a Party has caused the termination of this Merger Agreement by a breach of this Merger Agreement or applicable law.

   7   Miscellaneous

7.1   Confidentiality

  The content of the negotiations of the Merger Agreement and matters related thereto, including any documents and information exchanged in this regard shall be treated as confidential by the Parties, subject to any legal or regulatory obligations to provide information to governmental authorities (including courts, securities regulators and stock exchanges).

7.2   Notices

  Any notice, request, or other communication under this Merger Agreement shall be deemed validly given upon receipt by the Party to whom it is addressed, provided, however, that it has been given in writing and sent by registered mail or by facsimile transmission to the following address:

If to Alcon:
Alcon, Inc. 6201 South Freeway Ft. Worth, TX 76134-2099 United States of America Facsimile no. +1 817 568 7579 Attn: General Counsel
If to Novartis:
Novartis AG Lichtstrasse 35 4056 Basel Switzerland Facsimile no. +41 61 324 7826 Attn: Group General Counsel

  or to such other address which a Party may have communicated to the other Party in accordance with this section 7.2 (Notices).

7.3   Costs

  Each Party shall bear its own costs (such as attorneys' and bankers' fees). Costs that are jointly incurred (such as the fees of the joint auditor) shall be evenly divided.

7.4   Modifications and Amendments, Right to Amend, Joint Negotiation

  Except as set forth in the paragraph immediately below, any modifications to, or waivers of any provisions of, this Merger Agreement must be made in writing and shall be subject to approval by the Novartis Board and the Alcon Board.

  The Novartis and Alcon Boards acknowledge and agree that any amendment to an essential term of this Merger Agreement shall be subject to approval by the Novartis Board and the Alcon Board (and, in the case of the Alcon Board, upon recommendation of the Independent Director Committee, which recommendation shall not be unreasonably withheld).

  The Parties agree that they jointly negotiated and prepared this Merger Agreement and that this Merger Agreement shall not be construed against any Party on the grounds that such Party prepared or drafted the same.

7.5   Severability

  Each provision of this Merger Agreement shall be interpreted in such manner that it is effective and valid under applicable law. If any provision of this Merger Agreement shall be unenforceable or invalid even though, such provision shall be ineffective only to the extent of such unenforceability or invalidity and be replaced by such valid and enforceable provision which a reasonable party acting in good faith would consider to match as closely as possible the invalid or unenforceable provision and to attain the same or a similar economic effect. The remaining provisions of this Merger Agreement shall continue to be binding and in full force and effect.

7.6   Non-Assignment

  Neither Party may assign any of its rights under this Merger Agreement without the prior written consent of the other Party.

7.7   Applicable Law and Jurisdiction

  The Merger and this Merger Agreement (and any claims or disputes arising out of or related thereto or hereto or to the inducement of any Party to enter therein or herein) shall in all respects be governed by, and construed in accordance with, the laws of Switzerland, including all matters of construction, validity and performance, in each case without reference to any conflict of laws rules that might lead to the application of the laws of any other jurisdiction. Any dispute between the Parties shall be resolved, at the exclusion of any other competent courts of law, by the courts of the City of Zurich, Switzerland, venue being Zurich 1, and if permitted under applicable rules of civil procedure shall be submitted to the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich).

7.8   Jurisdiction on Shareholders' Claims

  Any shareholders' claims based on the Merger Act which arise out of or are made in connection with the Merger or this Merger Agreement shall exclusively be decided by the Swiss courts either at the seat of Novartis or at the seat of Alcon.

[Signatures on next page]

Basel, December 14, 2010

Novartis AG

/s/ DR. DANIEL VASELLA Dr. Daniel Vasella	/s/ HANS-JÖRG RUDLOFF Hans-Jörg Rudloff

Basel, December 14, 2010

Alcon, Inc.

/s/ CARY RAYMENT Cary Rayment	/s/ THOMAS G. PLASKETT Thomas G. Plaskett

Exhibit 1.2(b)(i): Merger Balance Sheet of Novartis AG as of 30 September 2010

CHF millions
Assets
Non-current assets
Intangible assets	180
Financial assets	50,840
Total non-current assets	51,020
Current assets
Receivables
—subsidiaries	2,606
—others	55
Marketable securities	57
Total current assets	2,718
Total assets	53,738
Equity and liabilities
Equity
Total share capital	1,319
Reserves
Legal reserves
—General reserve	320
—Reserve for treasury shares	3,405
Free reserves	40,034
Total reserves	43,759
Unappropriated earnings
Net income for the nine months to September 30, 2010	7,141
Total unappropriated earnings	7,141
Total equity	52,219
Liabilities
Bonds	791
Provisions	527
Accounts payable and accrued liabilities
—subsidiaries	23
—others	178
Total liabilities	1,519
Total equity and liabilities	53,738

Exhibit 1.2(b)(ii): Merger Balance Sheet of Alcon, Inc. as of 30 September 2010

CHF Thousands
Assets
Current assets
Cash and banks	159,196
Accounts receivable
—due from affiliated companies	619
Treasury shares	4,724
Prepayments and other current assets	49,068
Total current assets	213,607
Non-current assets
Loans due from affiliated companies	504,057
Investments in subsidiaries	2,520,269
Total non-current assets	3,024,326
Total assets	3,237,933
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable
—due to third parties	91
—due to affiliated companies	12,614
—due to shareholders	—
Accrued income taxes	146,092
Other accrued liabilities	3,502
Provision for unrealized exch. Gain	65,223
Total current liabilities	227,522
Non-current liabilities
Other long-term liabilities	7,700
Total non-current liabilities	7,700
Shareholders' Equity
Share capital	60,961
Legal reserve	652,314
Reserve for own shares	505,942
Retained earnings	1,783,494
Total shareholders' equity	3,002,711
Total liabilities and shareholders' equity	3,237,933

Exhibit 2.2(a): Settlement Procedures

(i)    Exchange Agent.  As soon as reasonably practicable after Completion, but in no event more than five (5) business days following Completion, Novartis will send, or will cause the Exchange Agent to send, to each holder of record of Alcon Shares evidenced by physical certificates as of Completion (and, to the extent commercially practicable, to make available for collection by hand if so elected by such holder of record), whose Alcon Shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Alcon Shares ("Certificates") (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such form as Alcon and Novartis may reasonably agree, including instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration.

(ii)    Deposit.  At or prior to Completion, Novartis shall (1) cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Alcon Shares, cash (2) cause to be made available to the Exchange Agent, through JPMorgan Chase Bank, N.A., as depositary for the Novartis ADSs, Novartis ADSs and (3) cause to be made available to the Exchange Agent Novartis Shares, in each case sufficient to be issued and paid pursuant to Section 2.1 and Section 2.2, payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or distributed as soon as reasonable practicable after Completion for uncertificated Alcon Shares (without any action by the holders of such uncertificated shares) pursuant to the provisions hereof. Following the Completion Date, Novartis agrees to make available to the Exchange Agent, when and as needed, cash sufficient to pay any dividends and other distributions pursuant to paragraph (vi) below. All cash and shares deposited with the Exchange Agent or made available to the Exchange Agent are referred to as the "Exchange Fund." The Exchange Agent shall, pursuant to irrevocable instructions consistent with this Merger Agreement, deliver the appropriate Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Novartis; provided that no such investment or losses thereon shall affect the Merger Consideration payable to holders of Alcon Shares entitled to receive such consideration and Novartis shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of Alcon Shares entitled to receive such consideration in the amount of any such losses. Any interest and other income resulting from such investments shall be the property of, and paid to, Novartis.

(iii)    Exchange.  Each holder of Alcon Shares, (1) upon surrender to the Exchange Agent of a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, or (2) as soon as reasonably practicable after Completion in the case of an uncertificated Alcon Share, in each case will be entitled to receive in exchange therefor the Merger Consideration. Following Completion, the Merger Consideration shall be paid as promptly as practicable (by mail or, to the extent commercially practicable, made available for collection by hand if so elected by the surrendering certificate holder) to holders of Alcon Shares in book entry form or, after receipt by the Exchange Agent of the Certificate and properly completed letter of transmittal, to holders of Alcon Shares in certificate form in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration.

(iv)    Other Payees.  If any cash payment is to be made to a person other than the person in whose name the applicable surrendered Certificate or uncertificated Alcon Share is registered, it shall be a condition of such payment that the person requesting such payment shall pay any transfer or other similar taxes required by reason of the making of such cash payment to a person other than the registered holder of the surrendered Certificate or uncertificated Alcon Share or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any portion of the

Merger Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Certificate or uncertificated Alcon Share is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer or such uncertificated Alcon Shares shall be properly transferred and that the person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar taxes required as a result of such registration in the name of a person other than the registered holder of such Certificate or uncertificated Alcon Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(v)    No Further Transfers.  After Completion, there shall be no further registration of transfers of Alcon Shares. From and after Completion, the holders of Certificates or uncertificated Alcon Shares shall cease to have any rights with respect to such Alcon Shares except as otherwise provided in this Agreement or by applicable laws. If, after Completion, Certificates or uncertificated Alcon Shares are presented to the Exchange Agent or Novartis, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, herein.

(vi)    Dividends and Distributions.  No dividends or other distributions with respect to Novartis Shares or Novartis ADSs issued as Merger Consideration shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Exhibit 2.2(a). Following such surrender, subject to the effect of escheat, tax or other applicable laws, there shall be paid, without interest, to the record holder of the Novartis Shares or Novartis ADSs, if any, issued in exchange therefor (i) as soon as reasonably practicable following such surrender, all dividends and other distributions payable in respect of any such Novartis Shares or Novartis ADSs, as applicable, with a record date after the Completion Date and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date or as soon as reasonably practicable thereafter, the dividends or other distributions payable with respect to such Novartis Shares or Novartis ADSs with a record date after the Completion Date but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Novartis Shares or Novartis ADSs, all Novartis Shares and Novartis ADSs to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Completion Date. For the avoidance of doubt, nothing in this paragraph (vi) shall give the holder of any unsurrendered Certificates any right to receive any dividend or other distribution with respect to Novartis Shares or Novartis ADSs that was included in the definition of "USD Dividend Value."

(vii)    Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Novartis, the posting by such person of a bond, in such reasonable amount as Novartis may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration.

Exhibit 2.3(d): Equity Awards Granted under Alcon Incentive Plan

(i)
Alcon Stock Options and Stock Appreciation Rights

At Completion, each outstanding option to purchase Alcon Shares (each, an "Alcon Option") and each outstanding stock appreciation right covering or with respect to which the amount payable is measured by reference to Alcon Shares (each, an "Alcon SAR"), in each case issued under the Incentive Plan, whether vested or unvested, shall be converted into, as the case may be, an option to acquire or stock appreciation right covering, a number of Novartis Shares equal to the product (rounded down to the nearest whole number) of (x) the number of Alcon Shares subject to the Alcon Option or Alcon SAR immediately prior to Completion, multiplied by (y) the Award Conversion Ratio (as defined below), at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Alcon Option or Alcon SAR immediately prior to Completion, divided by (B) the Award Conversion Ratio; provided that the exercise price and the number of Novartis Shares purchasable or with respect to which the amount payable is measured pursuant to the Alcon Options and Alcon SARs shall be determined in a manner intended to be consistent to the extent reasonably practicable with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). Except as specifically provided in this paragraph (i), following Completion, each Alcon Option and Alcon SAR shall continue to be governed by the same terms and conditions as were applicable under the Incentive Plan and applicable Alcon Option Award agreement or Alcon SAR Award agreement, as the case may be, immediately prior to Completion (including the rights of employees upon change of control and/or upon termination of employment following a change of control, vesting conditions and payment schedules for such Alcon Options or Alcon SARs). For purposes of this Exhibit 2.3(d), the "Award Conversion Ratio" shall be the quotient, rounded down to the nearest ten thousandth, of (x) USD 168, divided by (y) the Novartis Share Value; provided that the Award Conversion Ratio shall be subject to adjustment pursuant to section 2.1(c) (Adjustment of Merger Consideration). An example of the conversion pursuant to this Exhibit 2.3(d)(i) is set forth on the attached Schedule A.

(ii)
Alcon Restricted Stock Units

At Completion, all Alcon Restricted Stock Units granted under the Incentive Plan ("Alcon RSUs") shall, automatically and without any required action on the part of the holder thereof, be deemed to be converted into the right to receive the number of Novartis Shares equal to the product (rounded down to the nearest whole number) of (x) the number of Alcon Shares underlying such Alcon RSUs immediately prior to Completion, multiplied by (y) the Award Conversion Ratio. Except as specifically provided in this paragraph (ii), following Completion, each Alcon RSU shall continue to be governed by the same terms and conditions as were applicable under the Incentive Plan and applicable Alcon RSU agreement immediately prior to Completion (including the rights of employees upon change of control and/or upon termination of employment following a change of control, vesting conditions and payment schedules for such Alcon RSUs).

(iii)
Alcon Performance Units

At Completion, all Alcon Performance Units granted under the Incentive Plan ("Alcon PSUs") shall, automatically and without any required action on the part of the holder thereof, be deemed to be converted into the right to receive the number of Novartis Shares equal to the product (rounded down to the nearest whole number) of (x) the number of Alcon Shares underlying such Alcon PSUs immediately prior to Completion, multiplied by (y) the Award Conversion Ratio, with the number of Alcon Shares in paragraph (iii)(x) above determined for performance cycles that, at Completion, (1) have been completed, based on actual performance and (2) are in process, as if the target level of performance had been achieved. Except as specifically provided in this paragraph (iii), following Completion, each Alcon PSU shall continue to be governed by the same terms and conditions as were applicable under the Incentive Plan and applicable Alcon PSU agreement immediately prior to

Completion (including the rights of employees upon change of control and/or upon termination of employment following a change of control, vesting conditions and payment schedules for such Alcon PSUs).

(iv)
Settlement

Notwithstanding the foregoing, holders of converted Awards other than Awards that are required to be settled in cash pursuant to their terms shall receive either Novartis Shares or Novartis ADSs upon exercise or vesting of their Awards, as provided in Section 2.2(b), mutatis mutandis.

Schedule A: Illustration of Option Conversion

1. Key Assumptions

Novartis Share Value: $54.50

Merger Consideration Value: $168

Employee has options to purchase 100 shares of Alcon stock at a per share exercise price of $90

2. Calculation of the Award Conversion Ratio

Award Conversion Ratio = $168/$54.50 = 3.08256881

Award Conversion Ratio rounded down to nearest ten thousandth = 3.0825

3. Rollover Mechanics

Number of Novartis options following rollover = current number of Alcon options × Award Conversion Ratio (rounded down to the nearest whole number)

= 100 × 3.0825

= 308.25

Rounded down to the nearest whole number = 308

Exercise price of options following rollover = current exercise price/Award Conversion Ratio (rounded up to the nearest whole cent)

= $90/3.0825 = $29.19708

Rounded up to the nearest whole cent = $29.20

4.  Comparison of "Spread Value" Pre- and Post- Rollover

Spread value of Alcon options immediately prior to rollover = Number of options × (Merger Consideration Value – exercise price)

= 100 × ($168 – $90)

= 100 × ($78)

= $7,800

Spread Value of Novartis options following rollover = Number of options × (Novartis Share Value – exercise price)

= 308 × ($54.50 – $29.20)

= 308 × ($25.30) = $7,792.40

Difference due to rounding = $7.60

Annex B: Opinion of Credit Suisse

Board of Directors Novartis AG CH-4002 Basel Switzerland	Investment Banking Switzerland Marco Illy MDR +41 44 333 61 18 marco.m.illy@credit-suisse.com

December 14, 2010

Project Equinox

Members of the Board:

You have asked us to advise you with respect to the fairness to Novartis AG ("Novartis") from a financial point of view of the Merger Consideration (as defined below) set forth in Merger Agreement, dated as of December 14, 2010 (the "Merger Agreement"), between Alcon, Inc. ("Alcon") and Novartis. The Merger Agreement provides for, among other things, the merger (by absorption between two companies limited by shares) of Novartis and Alcon (the "Merger") pursuant to which Novartis will be the acquiring company which will continue to operate, and Alcon will be the transferring company which will be dissolved upon completion of the Merger. In the Merger, the shareholders of Alcon (other than Novartis) will receive, for each registered share of Alcon with a nominal value of CHF 0.20 issued and outstanding immediately prior to the Merger (the "Alcon Shares"), the following consideration, with a value of USD 168 per Alcon Share (the "Merger Consideration"): (i) that number of ordinary shares of Novartis with a nominal value of CHF 0.50 each ("Novartis Shares") equal to the Exchange Ratio (as defined below) (the "Stock Consideration") and (ii) a cash-settled, non-transferable put option (the "Put Option") exercisable for an amount (the "Contingent Value Amount"), without interest, equal to the difference of (x) USD 168 minus (y) the value of the Stock Consideration (the "Stock Consideration Value"), calculated as the product of (A) the Exchange Ratio and (B) the average of the daily per-share volume weighted average prices of the Novartis Shares as reported on the NOVN.VX VWAP page on the Bloomberg Professional Service, converted into US dollars, for each of the ten trading days ending on and including the trading day prior to the shareholders' meeting of Alcon to vote on the Merger (as defined in and determined in accordance with the Merger Agreement, the "Novartis Share Value"); provided that if the Stock Consideration Value is equal to USD 168, the Contingent Value Amount will be zero. The "Exchange Ratio" will be calculated in accordance with the terms of the Merger Agreement as the quotient (rounded to the nearest ten thousandth, or if there is not a nearest ten thousandth, the higher ten thousandth) obtained by dividing USD 168 by the Novartis Share Value; provided that the Exchange Ratio will not be greater than 2.8; and provided, further, that if the Novartis Share Value is less than USD 60, then the Exchange Ratio will be the sum of (1) 2.8 plus (2) an amount (the "Dividend Adjustment Factor") calculated in accordance with the Merger Agreement as the quotient of (I) the product of (A) the lesser of (i) the amount of any Novartis cash dividend declared or paid after the date of the Merger Agreement and prior to the closing of the Merger (including the dividend with respect to the Novartis Shares to be approved at the Novartis annual general meeting in 2011) per Novartis Share (in Swiss Francs converted into US dollars in accordance with the Merger Agreement) and (ii) USD 60 minus the Novartis Share Value, multiplied by (B) 2.8, divided by (II) the Novartis Share Value.

December 14, 2010 Page 2/3

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to Alcon and Novartis. We have also reviewed certain other information relating to Alcon, including financial forecasts relating to Alcon, provided to and discussed with us by Alcon and Novartis, and have met with the managements of Alcon and Novartis to discuss the business and prospects of Alcon. We have also reviewed certain other information relating to Novartis, including financial forecasts relating to Novartis, provided to and discussed with us by Novartis, and have met with the management of Novartis to discuss the business and prospects of Novartis. We have also considered certain financial and stock market data of Alcon and Novartis, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of Alcon and Novartis and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Alcon provided to us by Alcon and Novartis, the managements of Alcon and Novartis have advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Alcon and Novartis, as the case may be, as to the future financial performance of Alcon. With respect to the financial forecasts for Novartis provided to us by Novartis, the management of Novartis has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Novartis as to the future financial performance of Novartis. With respect to the estimates provided to us by the management of Novartis with respect to the cost savings and synergies anticipated to result from the Merger, we have been advised by the management of Novartis, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Novartis as to such cost savings and synergies and will be realized in the amounts and the times indicated thereby. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Alcon, Novartis or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Alcon, nor have we been furnished with any such evaluations or appraisals.

Our opinion addresses only the fairness, from a financial point of view, to Novartis of the Merger Consideration and does not address any other aspect or implication of the Merger, including, without limitation, the structure or implementation of the Merger or the structure of the Merger Consideration, or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.

December 14, 2010 Page 3/3

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of Novartis Shares actually will be when issued to the holders of Alcon Shares pursuant to the Merger or the prices at which the Novartis Shares will trade at any time. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to Novartis, nor does it address the underlying business decision of Novartis to proceed with the Merger.

We have been engaged by the Board of Directors of Novartis to render an opinion with respect to the Merger Consideration and became entitled to receive a fee upon the rendering of this opinion. In addition, Novartis has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided and are currently providing investment banking and other financial services to Alcon and its affiliates, including having provided or providing certain foreign exchange services and products to Alcon. We and our affiliates also have in the past provided and are currently providing and in the future we may provide, investment banking and other financial services to Novartis and its affiliates for which we and our affiliates have received, and would expect to receive, compensation , including having acted as a lead underwriter in connection with public offerings of debt securities by Novartis; a lender in connection with Novartis's revolving credit facility; and having provided or providing certain asset management, foreign exchange and trade finance services and products to Novartis. We and our affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to Alcon, Novartis and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation. In addition, in connection with Novartis' acquisition of its 77% stake in Alcon, we acted as financial advisor to the seller in that transaction. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Alcon, Novartis and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of Board of Directors of Novartis in connection with its consideration of the Merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to Novartis from a financial point of view.

Sincerely,

CREDIT SUISSE AG

/s/ MARCO ILLY Marco Illy Managing Director	/s/ MARCO SUPERINA Marco Superina Managing Director

Annex C: Opinion of Lazard

December 14, 2010

The Board of Directors
Alcon, Inc.
Bösch 69
CH-6331 Hünenberg
Switzerland

Dear Members of the Board:

              We understand that Alcon, Inc., a Swiss company limited by shares (Aktiengesellschaft) pursuant to art. 620 ff. CO having its seat in Hünenberg ("Alcon"), and Novartis AG, a Swiss company limited by shares (Aktiengesellschaft) pursuant to art. 620 ff. CO having its seat in Basel ("Novartis"), propose to enter into a Merger Agreement, dated as of December 14, 2010 (the "Agreement"), pursuant to which Novartis will acquire the remaining interest in Alcon not already owned by Novartis (the "Transaction"). Pursuant to the Agreement, Alcon will be merged with and into Novartis and each registered share, nominal value CHF 0.20 each, of Alcon ("Alcon Shares"), other than any Alcon Shares held by Novartis, will be converted into the right to receive the Merger Consideration (as defined in the Agreement), subject to certain adjustments as more fully described in the Agreement. We have assumed with your consent that the Merger Consideration in respect of each Alcon Share will have a value of US$168 as of the closing and shall be composed, as further described in the Agreement, of: (i) a specified number of ordinary shares, nominal value CHF 0.50 each, of Novartis (the "Novartis Shares") equal to the Exchange Ratio (as defined in the Agreement) and (ii) a cash-settled, non-transferable put option exercisable for an amount equal to the Contingent Value Amount (as defined in the Agreement), without interest. The terms and conditions of the Transaction are more fully set forth in the Agreement.

              You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Alcon Shares, other than Alcon, Novartis and their respective affiliates (collectively, the "Excluded Holders"), of the Merger Consideration to be paid to such holders in the Transaction.

              In connection with this opinion, we have:

    (i)
    Reviewed the financial terms and conditions of the Agreement;

    (ii)
    Reviewed certain publicly available historical business and financial information relating to Alcon and Novartis;

    (iii)
    Reviewed various financial forecasts and other data provided to us, or approved for our use, by Alcon relating to the business of Alcon and publicly available estimates for Novartis relating to the business of Novartis;

    (iv)
    Held discussions with members of the senior managements of Alcon and Novartis with respect to the businesses and prospects of Alcon and Novartis, respectively;

    (v)
    Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of Alcon and Novartis, respectively;

    (vi)
    Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the businesses of Alcon and Novartis, respectively;

    (vii)
    Reviewed historical stock prices and trading volumes of the Alcon Shares and the Novartis Shares; and

    (viii)
    Conducted such other financial studies, analyses and investigations as we deemed appropriate.

              We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Alcon or Novartis or concerning the solvency or fair value of Alcon or Novartis, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts for Alcon utilized in our analyses and provided to us by the management of Alcon, we have assumed, with the consent of Alcon, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Alcon. As you are aware, the management of Alcon did not prepare forecasts beyond 2013; accordingly, the financial information used for purposes of our analyses for years 2014 through 2022 was extrapolated based on guidance from the management of Alcon and we have assumed, with the consent of Alcon, that such extrapolated financial information is a reasonable basis upon which to evaluate the future financial performance of Alcon, and is appropriate for us to utilize in our analyses. As you are also aware, the management of Novartis did not make available its forecasts of the future financial performance of Novartis but directed us to publicly available estimates for Novartis. We have assumed, with the consent of Alcon, that such publicly available estimates for Novartis are a reasonable basis upon which to evaluate the future financial performance of Novartis, and are appropriate for us to utilize in our analyses. We assume no responsibility for and express no view as to any such forecasts, extrapolated financial information or publicly available estimates or the assumptions on which they are based. We further have assumed, with the consent of Alcon, that adjustments (if any) to the Merger Consideration pursuant to Section 2.1(c) of the Agreement will not be material in any respect to our analyses or opinion.

              Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which the Alcon Shares or the Novartis Shares may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with Alcon, nor were we requested to consider, and our opinion does not address, the relative merits of the Transaction as compared to any other transaction or business strategy in which Alcon might engage. We were not involved in the negotiation or execution of the Transaction, nor were we requested to consider the merits of the process relating to the Transaction or whether a different process may have resulted in different or greater consideration to be paid to holders of Alcon Shares, or the merits of the underlying decision by Alcon to engage in the Transaction.

              In rendering our opinion, we have assumed, with the consent of Alcon, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions, and that the Agreement and the Transaction contemplated therein comply with Swiss law. We also have assumed, with the consent of Alcon, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Alcon, Novartis or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Alcon obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Merger Consideration to the extent expressly specified herein) of the Transaction, nor do we express any view or opinion regarding the nature or components of the Merger Consideration. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Merger Consideration or otherwise.

              Lazard Frères & Co. LLC ("Lazard") is acting as investment banker to Alcon in connection with the Transaction and will receive a fee for such services, which is payable in full upon the earliest of (i) the date on which Lazard renders this opinion, (ii) the date on which Lazard provides the Board of Directors, at its request, with a presentation in lieu of an opinion regarding Lazard's views concerning the fairness of the consideration proposed to be paid in the Transaction and (iii) public announcement of the Transaction (subject to certain circumstances). We and our affiliates in the past have provided, currently are providing and in the future may provide certain investment banking services to Alcon, Novartis and certain of their respective affiliates, for which we or our affiliates have received and may receive compensation, including, during the past two years, having performed certain financial advisory services for Novartis unrelated to the Transaction. In addition, in the ordinary course of their respective businesses, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) and their respective affiliates may actively trade securities of Alcon, Novartis and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Alcon, Novartis and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

              Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Alcon (in its capacity as such) and our opinion is rendered to the Board of Directors of Alcon in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto. Our opinion is delivered in accordance with, and on the express condition that it may only be interpreted in accordance with, custom and practice in the United States.

              Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to holders of Alcon Shares (other than the Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours, LAZARD FRERES & CO. LLC
By	/s/ STEPHEN H. SANDS Stephen H. Sands Managing Director

Annex D: Opinion of Greenhill

Greenhill & Co., LLC
300 Park Avenue
New York, NY 10022
(212) 389-1500
(212) 389-1700 Fax

CONFIDENTIAL

December 14, 2010
Independent Director Committee of the Board of Directors
Alcon, Inc.
Bösch 69
CH-6331 Hünenberg
Switzerland

Members of the Independent Director Committee of the Board of Directors:

We understand that Alcon, Inc. (the "Company") and Novartis AG ("Novartis") propose to enter into a Merger Agreement (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of the Company with and into Novartis, as a result of which the Company shall be dissolved upon completion of the Merger and, by operation of law, the Company's assets, liabilities and contracts shall be transferred to Novartis in their entirety. In the Merger, Company shareholders (other than Novartis) shall receive for each registered Company share, with a nominal value of CHF 0.20 (the "Common Shares"), issued and outstanding immediately prior to the Merger, consideration composed of: (i) a number of Novartis shares with a nominal value of CHF 0.50 each equal to the Exchange Ratio (as such term is defined in the Merger Agreement) or an equivalent number of receipts representing Novartis ADSs (as such term is defined in the Merger Agreement) (the "Stock Consideration") and (ii) a Put Option (as such term is defined in the Merger Agreement) exercisable for an amount in cash equal to the Contingent Value Amount (as such term is defined in the Merger Agreement), without interest (the "Contingent Consideration" and together with the Stock Consideration, as adjusted pursuant to the terms of the Merger Agreement, the "Consideration"). We also understand that the Merger Agreement provides for the payment of cash in lieu of any fractional Novartis shares to be issued to holders of Common Shares. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Consideration to be received by the holders of Common Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders other than Novartis (the "Minority Holders"). We have not been requested to opine as to, and our opinion does not in any manner address, the requirements of the laws of Switzerland or other legal matters. We also have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Merger.

For purposes of the opinion set forth herein, we have:

  1.
  reviewed the draft of the Merger Agreement presented to the Independent Director Committee of the Board of Directors of the Company (the "IDC") at its meeting on December 14, 2010 and certain related documents;

  2.
  reviewed certain publicly available financial statements of the Company and Novartis;

  3.
  reviewed certain other publicly available business and financial information relating to the Company and Novartis that we deemed relevant;

  4.
  reviewed certain information, including financial forecasts and other financial and operating data concerning the Company, prepared by the management of the Company (the "Company Forecasts");

  5.
  reviewed certain publicly available financial forecasts relating to the business and financial prospects of Novartis prepared by certain research analysts (the "Novartis Street Forecasts");

  6.
  discussed the financial condition and prospects of Novartis with management of Novartis;

  7.
  discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

  8.
  reviewed the historical market prices and trading activity for the Common Shares and analyzed its implied valuation multiples;

  9.
  compared the value of the Consideration with that received in certain publicly available transactions that we deemed relevant, including certain squeeze-out transactions;

  10.
  compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

  11.
  compared the value of the Consideration to the valuation derived by discounting future cash flows and a terminal value of the Company at discount rates we deemed appropriate;

  12.
  compared the pro forma ownership of the Minority Holders in Novartis to the Company's contribution to certain operating metrics;

  13.
  participated in discussions and negotiations among representatives of the IDC, the Company and Novartis and their respective legal and financial advisors; and

  14.
  performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company and Novartis for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company and Novartis that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Forecasts and other data with respect to the Company that have been furnished or otherwise provided to us, we have assumed that such Company Forecasts and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and we have relied upon such forecasts and data in arriving at our opinion. Novartis has not provided us with internally prepared forecasts, analyses or estimates and has not endorsed the Novartis Street Forecasts or any other publicly available forecasts relating to the business and financial prospects of Novartis. Novartis did, however, participate in a discussion with us regarding its future business and financial prospects in which Novartis' management responded to questions we posed based on the Novartis Street Forecasts and commented on the future business and financial prospects of Novartis. On the basis of the foregoing and with the consent of the IDC, we have assumed that the Novartis Street Forecasts are a reasonable basis upon which to evaluate the business and financial prospects of Novartis and have used the Novartis Street Forecasts for the purposes of our opinion. We express no opinion with respect to the Company Forecasts or the Novartis Street Forecasts or other data or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we have further assumed will be identical in all material respects to the latest draft thereof we have reviewed, and without waiver of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger have been or will be obtained without any effect on the Company or the Merger meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We were not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of the Company, the sale of the Common Shares held by the Minority Holders or any other alternative transaction. No opinion is expressed as to whether any alternative transaction might produce consideration for the Minority Holders in an amount in excess of that contemplated in the Merger.

We have acted as financial advisor to the IDC in connection with the Merger and will receive a fee for rendering this opinion and for other services rendered in connection with the Merger, a portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this opinion we have not been engaged by, performed any services for or received any compensation from the Company or any other parties to the Merger (other than any amounts that were paid to us under the letter agreement pursuant to which we were retained as a financial advisor to the IDC in connection with the Merger).

It is understood that this letter is for the information of the IDC and is rendered to the IDC in connection with their consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement or registration statement to be mailed to the shareholders of the Company in connection with the Merger. We are not expressing an opinion as to any aspect of the Merger, other than the fairness to the Minority Holders of the Consideration to be received by them from a financial point of view. In particular, we express no opinion as to the prices at which shares of Novartis will trade at any future time. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the Consideration to be received by the holders of the Common Shares of the Company in the Merger or with respect to the fairness of any such compensation. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the IDC as to whether they should approve the Merger or the Merger Agreement, nor does it constitute a recommendation as to whether the shareholders of the Company should approve or take any other action in respect of the Merger at any meeting of the shareholders convened in connection with the Merger.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Consideration to be received by the Minority Holders pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,
GREENHILL & CO., LLC
By:	/s/ Robert F. Greenhill Robert F. Greenhill Chairman